 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-267895
Town and Country Financial Corporation
November 8, 2022
Dear Stockholders of Town and Country Financial Corporation:
On August 23, 2022, Town and Country Financial Corporation (“Town and Country”), HBT Financial, Inc. (“HBT”), and HB-TC Merger, Inc., a wholly-owned subsidiary of HBT (“MergerCo”), entered into an Agreement and Plan of Merger (the “merger agreement”) that provides for the merger of Town and Country with HBT. Town and Country will hold a special meeting of its stockholders at which the holders of Town and Country common stock will be asked to vote to adopt the merger agreement and approve the transactions contemplated thereby, as described in the accompanying proxy statement/prospectus.
Under the merger agreement, MergerCo, a newly organized company which is wholly-owned by HBT, will merge with and into Town and Country, with Town and Country as the surviving entity, and as a result, Town and Country will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, Town and Country will merge with and into HBT, thereby ending the separate corporate existence of Town and Country (the “intermediate merger”). Immediately following the intermediate merger, Town and Country Bank, an Illinois state-chartered bank and a wholly-owned subsidiary of Town and Country (“Town and Country Bank”), will merge with and into Heartland Bank and Trust Company, an Illinois state-chartered bank and a wholly-owned subsidiary of HBT (“Heartland Bank”), with Heartland Bank continuing as the surviving bank (the “bank merger”).
Upon completion of the merger, each share of Town and Country common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the option of the Town and Country stockholder, one of the following (“merger consideration”): (i) 1.9010 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $35.66 (“cash consideration”), or (iii) a combination of the cash consideration and the stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of fractional shares of HBT common stock, holders of Town and Country common stock will receive cash. The stockholder election will be subject to a proration mechanism based on the elections of other Town and Country stockholders, such that the aggregate cash to be received by Town and Country stockholders will equal as closely as possible $38,000,000 (the “aggregate cash consideration”) and the aggregate number of shares of HBT common stock to be received by Town and Country stockholders will equal as closely as possible 3,378,655 shares of HBT common stock (the “aggregate stock consideration”). Holders of Town and Country common stock that do not make a valid election will be treated as having elected to receive the cash consideration or the stock consideration in accordance with the proration methodology described in the merger agreement. All Town and Country restricted stock that is unvested and outstanding will, immediately prior to the merger, automatically vest as of such time, and the holders thereof will be entitled to receive the same merger consideration for the shares of Town and Country common stock that were received under the restricted stock awards as all other holders of Town and Country common stock, although such merger consideration may be subject to withholding taxes.
If the parties reasonably determine that an event or events have occurred between the date of the merger agreement and the receipt of all requisite regulatory approvals that have materially adversely affected the value of the contemplated transactions to HBT, the aggregate cash consideration is subject to a downward adjustment, which adjustment shall be no greater than $3,500,000. The aggregate cash consideration is also subject to downward adjustment if the anticipated costs to remediate any environmental conditions with respect to Town and Country’s real property are expected to exceed $200,000 (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs). Based on the information available as of the date of the accompanying proxy statement/prospectus, the parties do not anticipate any such adjustments to the aggregate cash consideration will be made.
Holders of Town and Country common stock should note that the value of the HBT common stock to be received by holders of Town and Country common stock in the merger will fluctuate based on the trading price of HBT common stock. HBT common stock trades on the Nasdaq Global Select Market under the symbol “HBT.” Town and Country common stock is quoted on the OTC Pink Market under the symbol “TWCF.”
Based on the closing price of HBT common stock as reported on the Nasdaq Global Select Market of $18.76 as of August 22, 2022, the trading day immediately preceding the public announcement of the merger, the implied value of the stock consideration was $35.66, with an implied aggregate transaction value of approximately $101.4 million. Based on the closing price of HBT common stock as reported on the Nasdaq Global Select Market of $20.85 as of November 2, 2022, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the stock consideration is $39.64, with an implied aggregate transaction value of approximately $108.4 million.
Based on the number of shares of HBT common stock to be issued in connection with the merger, holders of shares of Town and Country common stock as of immediately prior to the closing of the merger are expected to hold, in the aggregate, approximately 11% of the issued and outstanding shares of HBT common stock immediately following the effectiveness of the merger.
Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Town and Country common stock. All of the directors and certain significant stockholders of Town and Country, collectively holding as of the record date for the special meeting an aggregate 1,906,342 shares of Town and Country common stock, representing approximately 67.1% of the outstanding Town and Country common stock as of such date, have signed voting and support agreements with HBT agreeing to vote in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby.
The special meeting of holders of Town and Country common stock will be held on December 20, 2022, at 9:00 a.m. Central Time at Town and Country Bank, located at 3601 Wabash Avenue, Springfield, Illinois 62711.
Town and Country’s board of directors (the “Town and Country Board”) unanimously recommends that holders of Town and Country common stock vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, and “FOR” one or more adjournments of the special meeting, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposals.
We cannot complete the merger without the adoption of the merger agreement by holders of Town and Country common stock. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting of Town and Country stockholders, we urge you to submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card.
The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the merger, and certain related transactions and agreements. We encourage you to read the entire accompanying proxy statement/prospectus carefully (including the documents incorporated therein by reference). Please pay particular attention to the section entitled “Risk Factors” on page 23 in the accompanying proxy statement/prospectus for a discussion of the risks relating to the proposed merger and HBT.
We hope to see you at the special meeting and look forward to the successful completion of the merger.
Sincerely,
David E. Kirschner
Executive Chairman
Town and Country Financial Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of the accompanying proxy statement/prospectus is November 8, 2022, and it is first being mailed or otherwise delivered to Town and Country stockholders on or about November 10, 2022.

TOWN AND COUNTRY FINANCIAL CORPORATION
3601 Wabash Avenue
Springfield, Illinois 62711
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 2022
To the Stockholders of Town and Country Financial Corporation:
NOTICE IS HEREBY GIVEN that a special meeting of the holders of common stock, no par value per share (“Town and Country common stock”), of Town and Country Financial Corporation, a Delaware corporation (“Town and Country”), will be held at Town and Country Bank, located at 3601 Wabash Avenue, Springfield, Illinois 62711 on December 20, 2022, at 9:00 a.m. Central Time (the “special meeting”), for the purpose of considering and voting upon the following matters:
1.
Merger Proposal. Adoption of the Agreement and Plan of Merger, dated as of August 23, 2022 (the “merger agreement”), by and among HBT Financial, Inc. (“HBT”), HB-TC Merger, Inc. (“MergerCo”) and Town and Country, and the approval of the transactions contemplated thereby (the “merger proposal”);

2.
Adjournment Proposal. Approval by the holders of Town and Country common stock of one or more adjournments of the special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”); and

3.
Such other business as may properly come before the special meeting and any adjournments or postponements thereof.

We have fixed the close of business on November 2, 2022, as the record date for determining those stockholders entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. Only holders of record of Town and Country common stock at the close of business on the record date are entitled to notice of and to vote on the proposals at the special meeting and any adjournments of the special meeting.
Under Delaware law, Town and Country stockholders who do not vote in favor of the merger proposal will have the right, under certain circumstances, to seek appraisal of the “fair value” of their shares of Town and Country common stock as determined by a Delaware court if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement/prospectus. Town and Country stockholders who do not vote in favor of the merger proposal and who submit a written demand for such an appraisal prior to the vote on the adoption of the merger proposal and comply with the other Delaware law procedures will not receive the consideration set forth in the agreement, but instead will receive the “fair value” for their shares as determined by a Delaware court.
Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card.
The Town and Country Board has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Town and Country and its stockholders and has unanimously recommended that holders of Town and Country common stock vote “FOR” the merger proposal and vote “FOR” the adjournment proposal.

We encourage you to read the entire accompanying proxy statement/prospectus carefully (including any documents incorporated therein by reference). Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus for a discussion of the risks relating to the proposed merger.
By order of the Board of Directors,
David E. Kirschner
Executive Chairman
Springfield, Illinois
November 8, 2022

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following discussion is intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. See “Where You Can Find More Information.”
Q:
What is the proposed transaction?

A:
You are being asked to vote on the adoption of a merger agreement that provides for the merger of HB-TC Merger, Inc. (“MergerCo”), a wholly-owned subsidiary of HBT Financial, Inc. (“HBT”), with and into Town and Country Financial Corporation (“Town and Country”), with Town and Country as the surviving entity, whereby Town and Country will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, Town and Country will then merge with and into HBT with HBT as the surviving entity and thereby ending the separate corporate existence of Town and Country (the “intermediate merger”). Immediately following the intermediate merger, Town and Country Bank, an Illinois state-chartered bank and a wholly-owned subsidiary of Town and Country (“Town and Country Bank”), will merge with and into Heartland Bank and Trust Company, an Illinois state-chartered bank and a wholly-owned subsidiary of HBT (“Heartland Bank”), with Heartland Bank continuing as the surviving bank (the “bank merger”). At such time, Town and Country Bank’s banking offices will become banking offices of Heartland Bank.

Q:   What will Town and Country stockholders be entitled to receive in the merger?
A:
If the merger is completed, each share of Town and Country common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the option of each Town and Country stockholder, one of the following (“merger consideration”): (i) 1.9010 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $35.66 (“cash consideration”), or (iii) a combination of the cash consideration and the stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of fractional shares of HBT common stock, holders of Town and Country common stock will receive cash. The stockholder election will be subject to a proration mechanism based on the elections of other Town and Country stockholders, such that the aggregate cash to be received by Town and Country stockholders will equal as closely as possible $38,000,000 (the “aggregate cash consideration”) and the aggregate number of shares of HBT common stock to be received by Town and Country stockholders will equal as closely as possible 3,378,655 shares of HBT common stock (the “aggregate stock consideration”). Shares of Town and Country common stock held by Town and Country stockholders who validly exercise their dissenters’ rights (“dissenting shares”) will not be converted into merger consideration.

Q:
Is the merger consideration subject to adjustment?

A:
If the parties reasonably determine that an event or events have occurred between the date of the merger agreement and the receipt of all requisite regulatory approvals that have materially adversely affected the value of the contemplated transactions to HBT, the aggregate cash consideration is subject to a downward adjustment, which adjustment shall be no greater than $3,500,000. The aggregate cash consideration is also subject to downward adjustment if the anticipated costs to remediate any environmental conditions with respect to Town and Country’s real property are expected to exceed $200,000 (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs). Neither the stock consideration nor the aggregate stock consideration is subject to adjustment under the merger agreement as a result of any changes in the trading price of HBT common stock prior to the closing of the merger. See “The Merger Agreement — Merger Consideration.”

Q:
What is the value of the stock consideration?

A:
Based on the closing stock price of HBT common stock on the Nasdaq Global Select Market on August 22, 2022, the trading day immediately prior to the public announcement of the merger, of $18.76, the implied value of the stock consideration was $35.66, with an implied aggregate transaction value of approximately $101.4 million. Based on the closing price of HBT common stock as reported on the Nasdaq Global Select Market of $20.85 as of November 2, 2022, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the stock consideration is $39.64, with an implied aggregate transaction value of approximately $108.4 million. After the merger is completed, we expect that current HBT stockholders will own approximately 89.5% of the outstanding shares of common stock of the combined company, and current Town and Country stockholders will own approximately 10.5% of the outstanding shares of common stock of the combined company. We urge you to obtain current market quotations for shares of HBT common stock.

Q:
How and when do I make any merger consideration election?

A:
Subject to proration procedures described below, Town and Country common stockholders will be offered the opportunity to elect to receive their merger consideration in the form of (i) the cash consideration, (ii) the stock consideration or (iii) mixed consideration, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of fractional shares of HBT common stock, holders of Town and Country common stock will receive cash. Town and Country stockholders who wish to make an election must complete the form of election and letter of transmittal (which we refer to as an “election form”) that will be mailed at least twenty (20) business days prior to the anticipated election deadline, which is expected to be at least two (2) business days prior to the closing date of the merger. Town and Country stockholders will be notified of the expected closing date or such date will be announced publicly no less than five (5) business days prior to the expected closing date. For an election to be valid, a properly executed election form must be received by the exchange agent for the merger, Computershare Trust Company, N.A. (which we refer to as the “exchange agent”) before the election deadline in accordance with the instructions set forth on the election form.

If you do not send in the properly completed election form with such stock certificates, if applicable, by the election deadline, you will be treated as though you had not made an election. Carefully review and follow the instructions accompanying the election form. If you own Town and Country common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election. Participants in the Town and Country Financial Corporation Employee Stock Ownership Plan (the “Town and Country ESOP”) will receive a voting instruction form from Professional Fiduciary Services, LLC, as special trustee and indepdendent fiduciary of the Town and Country ESOP (the “Trustee”) for making an election with respect to shares allocated to their accounts under the Town and Country ESOP.
Q:
Will Town and Country stockholders receive the form of merger consideration they elect?

A:
The form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the Town and Country stockholder elections will be subject to the elections of other Town and Country stockholders and a proration mechanism, such that the total cash consideration to be received by Town and Country stockholders will equal as closely as possible the aggregate cash consideration, as may be adjusted, and the total stock consideration to be received by Town and Country stockholders will equal as closely as possible the aggregate stock consideration. Holders of Town and Country common stock that do not make an election will be treated as having elected to receive the cash consideration or the stock consideration in accordance with the proration methodology in the merger agreement.

Q:
What do I do if I want to revoke my election?

A:
At any time prior to the election deadline, a stockholder may change his or her election by written notice received by the exchange agent accompanied by a properly completed and signed revised election form.

Q:
What happens if I do not make a valid election?

A:
If you do not return a properly completed election form and all required documents by the election deadline, your shares of Town and Country common stock will be considered “non-election shares” and will be converted into the right to receive the cash consideration or the stock consideration according to the proration methodology specified in the merger agreement.

Q:
Why do Town and Country and HBT want to engage in the merger?

A:
Town and Country believes that the merger will provide Town and Country stockholders with substantial benefits, and HBT believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger — Town and Country’s Reasons for the Merger and Recommendation of the Board of Directors” and “The Merger — HBT’s Reasons for the Merger.”

Q:
Are Town and Country stockholders being asked to vote on any matters other than the merger proposal?

A:
In addition to the merger proposal, Town and Country is soliciting proxies from holders of its common stock with respect to a proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (the “adjournment proposal”). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What does the Town and Country Board recommend?

A:
The Town and Country Board has determined that the merger agreement and the transactions contemplated therein are in the best interests of Town and Country and its stockholders. The Town and Country Board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. To review the reasons for the merger in more detail, see “The Merger — Town and Country’s Reasons for the Merger and Recommendation of the Town and Country Board.”

Q:
What vote is required to approve each proposal at the special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Town and Country common stock. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the merger proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Town and Country common stock present in person or represented by proxy at the special meeting. Abstentions, shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent Town and Country from obtaining a quorum and require Town and Country to adjourn the special meeting to solicit additional proxies.

Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is adopted by Town and Country stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote against the adoption of the merger agreement. The Town and Country Board unanimously recommends that Town and Country’s stockholders vote “FOR” the merger proposal. Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What do I need to do now? How do I vote?

A:
You may vote at the special meeting if you own shares of Town and Country common stock as of the close of business on the record date for the special meeting. After you have carefully read and considered the information contained in this proxy statement/prospectus, please submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.
Q:
If my shares of common stock are held in “street name” by my bank, broker or other fiduciary, will my bank, broker or other fiduciary automatically vote my shares for me?

A:
No. Your bank, broker or other fiduciary cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to Town and Country, or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary. Further, banks, brokers or other fiduciaries that hold shares of Town and Country common stock on behalf of their customers may not give a proxy to Town and Country to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other fiduciary how to vote will have the same effect as a vote against adoption of the merger agreement.

Q:
How do I vote if I own shares through the Town and Country Financial Corporation Employee Stock Ownership Plan?

A:
If you participate in the Town and Country ESOP, and Town and Country common stock has been allocated to your Town and Country ESOP account, pursuant to the terms of the Town and Country ESOP, applicable law, and the Trustee’s voting instructions, you are entitled to instruct the Trustee, confidentially, as to how to vote such allocated shares. You will receive your Town and Country ESOP account voting instruction form in a mailing separate from this proxy statement/prospectus. After all timely completed voting instruction forms are delivered to the Trustee, the Trustee will tabulate the results. Once the Trustee has tallied the votes, it will, pursuant to the terms of the Town and Country ESOP and applicable law, then use the voting instructions to vote the shares of Town and Country common stock held by the Town and Country ESOP.

Your shares will be voted in accordance with the terms of the Town and Country ESOP, applicable law, and your duly executed voting instruction form, provided that the Trustee receives your voting instruction form by the time and date specified therein, which may be earlier than the date of the special meeting. If your voting instruction form is not timely received, your voting instruction form is not properly completed, or you vote to “ABSTAIN” from voting, the shares allocated to your account in the Town and Country ESOP will be voted by the Trustee, subject to their fiduciary duties, in the same proportion that they vote shares in the Town and Country ESOP for which the Trustee did receive timely instructions voting “FOR” or “AGAINST.” The Trustee, subject to the terms of the Town and Country ESOP and its fiduciary duties under applicable law, will also vote any unallocated shares in the Town and Country ESOP. You may also revoke previously given voting instructions pursuant to the instructions set forth in the voting instruction form.
Q:
How will my shares be voted?

A:
If you submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card, your shares will be voted in accordance with your instructions. If you submit a proxy but you do not indicate how you want to vote, your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of Town and Country, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:
Are there risks I should consider in deciding to vote on the merger proposal?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 23.

Q:
What if I oppose the merger? Do I have dissenters’ rights?

A:
Town and Country stockholders who do not vote in favor of the merger proposal and otherwise comply with all of the procedures of Section 262 of the Delaware General Corporation Law (the “DGCL”), will be entitled to receive payment in cash of the fair value of their shares of Town and Country common stock as ultimately determined under the statutory process. A copy of the applicable section of the DGCL is attached as Appendix C to this document. This “fair value” could be the same as or more than the merger consideration but could also be less.

Q:
What are the material U.S. federal income tax consequences of the merger to me?

A:
The merger and the intermediate merger (together, the “integrated merger”) are intended to constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to HBT’s and Town and Country’s obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither Town and Country nor HBT will request or receive a ruling from the Internal Revenue Service that the integrated merger will qualify as a reorganization.

Provided the integrated merger qualifies as a reorganization for U.S. federal income tax purposes, the U.S. federal income tax consequences to U.S. holders (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger”) of Town and Country common stock generally will be as follows:
•
if a U.S. holder of Town and Country common stock receives solely shares of HBT common stock in exchange for such holder’s shares of Town and Country common stock, such holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of HBT common stock;

•
if a U.S. holder of Town and Country common stock receives solely cash in exchange for such holder’s shares of Town and Country common stock, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted basis in its shares of Town and Country common stock; and

•
if a U.S. holder of Town and Country common stock receives a combination of HBT common stock and cash (other than cash received in lieu of a fractional share of HBT common stock on which such U.S. holder will generally recognize gain or loss) in exchange for such holder’s shares of Town and Country common stock, such holder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the cash and the fair market value of the HBT common stock received exceeds the holder’s adjusted basis in its shares of Town and Country common stock surrendered, and (2) the amount of cash received (in each case excluding any cash received in lieu of a fractional share of HBT common stock).

The U.S. federal income tax consequences of the integrated merger to each Town and Country stockholder will depend on such Town and Country stockholder’s own situation and many variables not within our control. You should consult with your tax advisor for the specific tax consequences of the integrated merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger.”

Q:
When and where is the special meeting?

A:
The special meeting will take place on December 20, 2022, at 9:00 a.m. local time, at Town and Country Bank, located at 3601 Wabash Avenue, Springfield, Illinois 62711.

Q:
Who may attend the special meeting?

A:
Only Town and Country stockholders as of the record date may attend the special meeting. If you are a stockholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting. If you held shares of Town and Country common stock in “street name” as of the record date, you may attend the special meeting only if you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary.

Q:
Should I send in my Town and Country stock certificates with my proxy card

A:
No, you should not send your stock certificates with your proxy card. You will be required to send in your stock certificates when you complete the election form that will be mailed prior to the estimated closing date of the merger. After you receive the election form, you should complete the election form (which also will serve as a letter of transmittal) and, if you hold Town and Country stock certificates, return them with your completed form to the exchange agent in the envelope provided with the election form.

Q:
Whom may I contact if I cannot locate my Town and Country stock certificate(s)?

A:
If you are unable to locate your original Town and Country stock certificate(s), you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you following the closing of the merger. If you would like to obtain a replacement certificate prior to the closing of the merger, please contact: Town and Country Financial Corporation, Denise Skiles, Executive Vice President and Chief Financial Officer of Town and Country Financial Corporation, 3601 Wabash Avenue, Springfield, Illinois 62711, at (866) 770-3100 or dskiles@townandcountry.com.

Q:
What should I do if I hold my shares of Town and Country common stock in book-entry form?

A:
If you hold shares of Town and Country common stock in book-entry form, you should follow the instructions set forth in the letter of transmittal with respect to those shares.

Q:
What should I do if I receive more than one set of voting materials?

A:
Town and Country stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Town and Country common stock in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Town and Country common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please submit a proxy with your voting instructions for each proxy card and voting instruction card that you receive, or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Town and Country common stock that you own.

Q:
When is the merger expected to be completed?

A:
The merger agreement must be adopted by stockholders of Town and Country, and we must obtain the necessary regulatory approvals, before we can complete the merger. Assuming Town and Country stockholders vote to adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the first quarter of 2023. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
Is completion of the merger subject to any conditions besides stockholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied or waived. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
What happens if the merger is not completed?

A:
HBT and Town and Country expect to complete the merger in the first quarter of 2023. However, neither HBT nor Town and Country can assure you of when or if the merger will be completed. Town and Country must first obtain the approval of Town and Country stockholders for the merger, and the parties must obtain necessary regulatory approvals and satisfy certain other customary closing conditions. If the merger is not completed, Town and Country stockholders will not receive any consideration for their shares and will continue to be Town and Country stockholders, and each of HBT and Town and Country will remain independent companies. Under certain circumstances, Town and Country may be required to pay HBT a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement.”

Q:
Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact: Town and Country Financial Corporation, Micah R. Bartlett, President and Chief Executive Officer of Town and Country Financial Corporation, 3601 Wabash Avenue, Springfield, Illinois 62711, at (866) 770-3100 or mbartlett@townandcountry.com.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about HBT Financial, Inc. (“HBT”) from documents filed with the Securities and Exchange Commission (“SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by HBT at no cost from the SEC’s website maintained at http:// www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting HBT in writing at the address or by telephone as specified below:
HBT Financial, Inc.
Attention: Corporate Secretary
401 North Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
You will not be charged for any of the documents that you request. In order for you to receive timely delivery of the documents before the Town and Country Financial Corporation (“Town and Country”) special meeting, you must request them no later than December 13, 2022, five (5) business days prior to the date of the special meeting.
See the section entitled “Where You Can Find More Information.”
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4, filed with the SEC, constitutes a prospectus of HBT under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of HBT common stock to be issued to stockholders of Town and Country as consideration in the merger of Town and Country with HBT, as more fully described herein. In addition, it constitutes a proxy statement with respect to the special meeting of Town and Country stockholders.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. You should assume that the information in this proxy statement/ prospectus is accurate only as of its date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Town and Country stockholders nor the issuance by HBT of shares of HBT common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to carefully read this entire document and the documents referenced herein for a more complete understanding of the merger between HBT and Town and Country. In addition, we incorporate by reference into this document important business and financial information about HBT. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.
Unless the context otherwise requires, references in this proxy statement/prospectus to “HBT” refer to HBT Financial, Inc., a Delaware corporation; references to “Heartland Bank” refer to Heartland Bank and Trust Company, an Illinois state-chartered bank and a wholly-owned subsidiary of HBT; references to “MergerCo” refer to HB-TC Merger, Inc., a wholly-owned subsidiary of HBT; references to “Town and Country” refer to Town and Country Financial Corporation, a Delaware corporation; references to “Town and Country Bank” refer to Town and Country Bank, an Illinois state-chartered bank and a wholly-owned subsidiary of Town and Country; and references to “we,” “our” or “us” refer to HBT and Town and Country.
Proposed merger of HBT and Town and Country (Page 32)
Pursuant to and subject to the conditions set forth in the merger agreement entered into among Town and Country, HBT and MergerCo, MergerCo will merge with and into Town and Country, with Town and Country as the surviving entity, and as a result, Town and Country will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, Town and Country will then merge with and into HBT, as a result of which the separate existence of Town and Country will terminate (the “intermediate merger”). Immediately following the intermediate merger, Town and Country Bank will merge with and into HBT’s wholly owned subsidiary, Heartland Bank, with Heartland Bank continuing as the surviving bank (the “bank merger”). Following the bank merger, Heartland Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois.
Subject to the satisfaction of the conditions precedent to the merger, we expect to complete the merger and the bank merger in the first quarter of 2023, although delays may occur.
Special meeting of Town and Country stockholders (Page 28)
Town and Country plans to hold its special meeting of stockholders on December 20, 2022, at 9:00 a.m. Central Time (the “special meeting”). At the special meeting, holders of common stock, no par value per share, of Town and Country (“Town and Country common stock”) will be asked to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”).
You can vote at the special meeting to approve the merger proposal if you owned Town and Country common stock at the close of business on November 2, 2022 (the “record date”). As of that date, there were 2,842,789 shares of Town and Country common stock outstanding and entitled to vote, including 15,000 shares of unvested restricted stock granted by Town and Country pursuant to a stock bonus plan (the “Town and Country Stock Plan”). A holder of Town and Country common stock can cast one vote for each share of Town and Country common stock owned on the record date.
The Town and Country Board of directors unanimously recommends that holders of Town and Country common stock vote “FOR” the merger proposal (Page 37)
Town and Country’s Board (i) has unanimously determined that the Agreement and Plan of Merger, dated as of August 23, 2022 (the “merger agreement”), among Town and Country, HBT and MergerCo, and the transactions contemplated thereby are advisable, fair to and in the best interests of Town and Country and its stockholders, (ii) has unanimously approved the merger agreement and the transactions contemplated thereby, and (iii) unanimously recommends that holders of Town and Country common stock vote “FOR” the merger proposal.

All of the directors of Town and Country and certain significant stockholders, collectively holding as of the record date an aggregate of 1,906,342 shares of Town and Country common stock, representing approximately 67.1% of the outstanding Town and Country common stock as of such date, have signed voting and support agreements with HBT agreeing to vote in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby.
Town and Country stockholders will receive, at their election, either cash, shares of HBT common stock, or both in the merger (Page 60)
Upon completion of the merger, each share of Town and Country common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the option of the Town and Country stockholder, one of the following (“merger consideration”): (i) 1.9010 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $35.66 (“cash consideration”), or (iii) a combination of cash and HBT common stock (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of fractional shares of HBT common stock, holders of Town and Country common stock will receive cash. The stockholder election will be subject to a proration mechanism based on the elections of other Town and Country stockholders, such that the aggregate cash to be received by Town and Country stockholders will equal as closely as possible $38,000,000 (the “aggregate cash consideration”) and the aggregate number of shares of HBT common stock to be received by Town and Country stockholders will equal as closely as possible 3,378,655 shares of HBT common stock (the “aggregate stock consideration”).
If the parties reasonably determine that an event or events have occurred between the date of the merger agreement and the receipt of all requisite regulatory approvals that have materially adversely affected the value of the contemplated transactions to HBT, the aggregate cash consideration is subject to a downward adjustment, which adjustment shall be no greater than $3,500,000. The aggregate cash consideration is also subject to downward adjustment if the anticipated costs to remediate any environmental conditions with respect to Town and Country’s real property are expected to exceed $200,000 (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs), as more fully described in “The Merger Agreement — Merger Consideration.”
In lieu of any fractional shares of HBT common stock that would otherwise be issued as part of the stock consideration, Town and Country stockholders will receive cash for any such fractional shares based on the per share volume weighted average price of the daily closing sales prices of a share of HBT common stock as reported on the Nasdaq Global Select Market for the ten (10) consecutive trading days immediately preceding the closing date of the merger.
Based on the closing price of HBT common stock as reported on the Nasdaq Global Select Market of $18.76 as of August 22, 2022, the trading day immediately preceding the public announcement of the merger, the implied value of the stock consideration was $35.66, with an aggregate implied transaction value of approximately $101.4 million. Based on the closing price of HBT common stock as reported on the Nasdaq Global Select Market of $20.85 as of November 2, 2022, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the stock consideration is $39.64, with an implied aggregate transaction value of approximately $108.4 million.
All Town and Country restricted stock awards that are unvested and outstanding will, immediately prior to the merger, automatically vest as of such time, and the holders thereof will be entitled to receive the same merger consideration for the shares of Town and Country common stock subject to such awards as all other holders of Town and Country common stock, although such merger consideration may be subject to withholding taxes.
Election and proration procedures for Town and Country stockholders (Page 61)
An election form will be mailed to Town and Country stockholders at least twenty (20) business days prior to the anticipated election deadline, which will be at least two (2) business days prior to the closing date of the merger. Each election form will permit the holder of record of Town and Country common stock to elect to receive for each share of Town and Country stock: (i) the stock consideration, (ii) the cash consideration or (iii) mixed consideration, in each case subject to adjustment and to the election and proration procedures as described in the merger agreement. In lieu of fractional shares of HBT common stock, holders of Town and Country common stock will receive cash.
You will make your election by properly completing, signing and returning the election form (which will also serve as a letter of transmittal) by the election deadline. In addition, if you hold stock certificates representing Town and Country common stock, you must return your stock certificates (or guaranty of delivery of such certificates) to the exchange agent with your election form. Carefully review and follow the instructions that will accompany the election form. If you own Town and Country common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election. For an election to be valid, a properly executed election form must be received by the exchange agent for the merger before the election deadline, which will be at least two (2) business days prior to the closing date of the merger. Town and Country stockholders will be notified of the expected closing date or such date will be announced publicly no less than five (5) business days prior to the expected closing date. If you do not send in the properly completed election form with your stock certificates, if applicable, by the election deadline, you will be treated as though you had not made an election.
The form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the Town and Country stockholder elections will be subject to a proration mechanism based on the elections of other Town and Country stockholders, such that the total cash consideration to be received by Town and Country stockholders will equal as closely as possible the aggregate cash consideration and the total stock consideration to be received by Town and Country stockholders will equal as closely as possible the aggregate stock consideration. Holders of Town and Country common stock that do not make an election will be treated as having elected to receive the cash consideration or the stock consideration in accordance with the proration methodology described in the merger agreement.
Material U.S. federal income tax consequences of the integrated merger (Page 53)
The merger and the intermediate merger (together, the “integrated merger”) are intended to constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to HBT’s and Town and Country’s obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither Town and Country nor HBT will request or receive a ruling from the Internal Revenue Service that the integrated merger will qualify as a reorganization.
Provided the integrated merger qualifies as a reorganization for U.S. federal income tax purposes, the U.S. federal income tax consequences to U.S. holders (as defined under “The Merger  —  Material U.S. Federal Income Tax Consequences of the Integrated Merger”) of Town and Country common stock generally will be as follows:
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if a U.S. holder of Town and Country common stock receives solely shares of HBT common stock in exchange for such holder’s shares of Town and Country common stock, such holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of HBT common stock;

•
if a U.S. holder of Town and Country common stock receives solely cash in exchange for such holder’s shares of Town and Country common stock, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted basis in its shares of Town and Country common stock; and

•
if a U.S. holder of Town and Country common stock receives a combination of HBT common stock and cash (other than cash received in lieu of a fractional share of HBT common stock on which such U.S. holder will generally recognize gain or loss) in exchange for such holder’s shares of Town and Country common stock, such holder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the cash and the fair market value of the HBT common stock received exceeds the holder’s adjusted basis in its shares of Town and Country common stock surrendered, and (2) the amount of cash received (in each case excluding any cash received in lieu of a fractional share of HBT common stock).

For a complete description of the material U.S. federal income tax consequences of the transaction, see “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger.” You should consult your own tax advisor for a full understanding of the tax consequences to you of the integrated merger.
Limitation on Town and Country dividends; HBT’s dividend policy (Page 72)
Pursuant to the terms of the merger agreement, Town and Country is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger, other than quarterly dividends not exceeding $0.14 per share made in the ordinary course of business. On June 15, 2022, Town and Country paid a dividend to stockholders of $0.14 per share. On September 15, 2022, Town and Country paid a dividend to stockholders of $0.14 per share.
HBT expects to continue its policy of paying quarterly cash dividends, although all future dividends are subject to the discretion of HBT’s board. During the first three (3) quarters of 2022, HBT paid quarterly cash dividends to stockholders of $0.16 per share. During each quarter of 2021, HBT paid quarterly cash dividends to stockholders of $0.15 per share.
The merger will be accounted for as a business combination (Page 57)
The merger will be treated as a business combination under generally accepted accounting principles (“GAAP”).
HBT’s reasons for the merger (Page 35)
For a discussion of the factors considered by HBT’s board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — HBT’s Reasons for the Merger.”
Town and Country’s reasons for the merger (Page 37)
For a discussion of the factors considered by Town and Country’s Board in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — Town and Country’s Reasons for the Merger and Recommendation of the Town and Country Board.”
Opinion of Town and Country’s financial advisor (Page 39)
In connection with the merger, Town and Country’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated August 22, 2022, to the Town and Country Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Town and Country common stock of the merger consideration in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Town and Country Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Town and Country to engage in the merger or enter into the merger agreement or constitute a recommendation to the Town and Country Board in connection with the merger, and it does not constitute a recommendation to any holder of Town and Country common stock or any stockholder of any other entity as to how to vote or act in connection with the merger or any other matter (including what election any holder of Town and Country common stock should make with respect to stock consideration, cash consideration or mixed consideration).
Certain directors and executive officers may have interests in the merger that differ from your interests (Pages 57 to 59)
Certain directors and executive officers of Town and Country may have interests in the merger other than their interests as stockholders, including:

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All Town and Country restricted stock awards that remain unvested and outstanding will become fully earned and vested immediately prior to the consummation of the merger and will be converted to the merger consideration as discussed in the below section titled “The Merger Agreement — Merger Consideration,” subject to any required withholding tax. As of the date of the merger agreement, 15,000 shares of unvested restricted stock award were outstanding, all of which were held by David Kirschner (Town and Country’s Executive Chairman), Micah Bartlett (Town and Country’s President and Chief Executive Officer), Shelly Dowell (Town and Country’s Chief Marketing and Culture Officer), and Wendy Kernan (Town and Country’s Chief Technology and Operations Officer).

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Town and Country is party to an employment agreement with Mr. Kirschner pursuant to which Mr. Kirschner is entitled to receive a payment in the event that he voluntarily terminates his employment with Town and Country due to “constructive discharge” or is terminated by Town and Country for reasons other than “cause” within one (1) year following a “change of control” (as each term is defined in Mr. Kirschner’s employment agreement) in an amount equal to three (3) times the sum of his current base salary, bonuses paid to him in the most recently completed fiscal year and all contributions made or credited to Mr. Kirschner by Town and Country under its deferred compensation and employment retirement plans. Mr. Kirschner will also be entitled to payments of medical insurance premiums for up to thirty-six (36) months. Upon consummation of the merger, Mr. Kirschner’s employment is expected to be terminated and, in accordance with the terms of Mr. Kirschner’s employment agreement, the consummation of the merger with HBT will constitute a change of control.

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Town and Country is party to a change of control agreement with Mr. Bartlett pursuant to which Mr. Bartlett is entitled to receive a payment in the event that he voluntarily terminates his employment with Town and Country or his employment is terminated by Town and Country within one (1) year following a “change of control” (as defined in such change of control agreement) in an amount equal to three (3) times his annual compensation, subject to certain limitations. Mr. Bartlett will also be entitled to payments of medical insurance premiums for up to thirty-six (36) months. Upon consummation of the merger, Mr. Bartlett’s employment is expected to be terminated and, in accordance with the terms of Mr. Bartlett’s change in control agreement, the consummation of the merger will constitute a change of control.

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Pursuant to the terms of the merger agreement, the current directors and officers of Town and Country will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger.

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In connection with the merger agreement, the directors of Town and Country and certain of Town and Country’s executive officers entered into voting and support agreements with HBT, which, among other things, limit their ability to transfer shares of HBT common stock that they receive in connection with the merger.

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In connection with the merger agreement, certain of the directors and executive officers of Town and Country entered into restrictive covenant agreements with HBT, which, among other things, contain certain non-competition and non-solicitation obligations of such directors and executive officers.

Town and Country’s Board was aware of these additional interests and considered them when they adopted the merger agreement and approved the merger. These additional interests of directors and officers are discussed further below in “The Merger — Interests of Certain Persons in the Merger.”
Holders of Town and Country common stock have dissenters’ rights of appraisal (Page 73)
If you are a holder of Town and Country common stock, you may elect to dissent from the merger and exercise appraisal rights by following the procedures set forth in Section 262 of the Delaware General Corporation Law (the “DGCL”). For more information regarding your right to dissent from the merger and exercise appraisal rights, please see “The Merger Agreement — Dissenters’ Rights of Appraisal of Holders of Town and Country Common Stock” on page 73. We have also attached a copy of the relevant provisions of Section 262 of the DGCL as Appendix C to this proxy statement/prospectus.

We have agreed when and how Town and Country can consider third-party acquisition proposals (Page 65)
We have agreed that Town and Country will not, and will cause its subsidiaries and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or encourage proposals from other parties regarding acquiring Town and Country. In addition, we have agreed that Town and Country will not engage in negotiations with or provide confidential information to a third party regarding acquiring Town and Country. However, if Town and Country receives an unsolicited acquisition proposal from a third party, Town and Country can participate in negotiations with and provide confidential information to the third party if, among other steps, Town and Country’s Board concludes in good faith that the proposal is superior to HBT’s merger proposal.
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Town and Country common stock, and certain Town and Country stockholders holding approximately 67.1% of the outstanding Town and Country common stock have agreed to vote their shares “FOR” the merger proposal (Page 29 and Exhibit A-2 to Appendix A)
In order to adopt the merger agreement, the holders of a majority of the outstanding shares of Town and Country common stock as of the record date must vote in favor of that matter.
As an inducement to and condition of HBT’s willingness to enter into the merger agreement, all of the directors and certain significant stockholders of Town and Country, collectively holding an aggregate 1,906,342 shares of Town and Country common stock representing approximately 67.1% of the outstanding Town and Country common stock, in each case as of the record date, entered into voting and support agreements, pursuant to which, among other things, they agreed to vote all of their shares of Town and Country common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby and the other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. Accordingly, we expect that at least 67.1% of the outstanding shares of Town and Country common stock as of the record date will be voted in favor of the merger proposal.
Under the terms of the Town and Country stock plan and award agreements thereunder, recipients of restricted stock awards are entitled to vote on behalf of the underlying shares of Town and Country common stock, even while subject to vesting requirements.
For a list of the number of shares of Town and Country common stock held by (i) each director and executive officer of Town and Country, (ii) all directors and executive officers of Town and Country as a group, and (iii) significant stockholders of Town and Country, see “Security Ownership of Certain Town and Country Beneficial Owners and Management.”
We must meet the conditions set forth in the merger agreement in order to complete the merger (Page 69)
Our obligations to complete the merger depend on a number of conditions being met. These include:
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the continued accuracy of various representations and warranties and the performance or compliance in all material respects of various covenants and obligations made by each party in the merger agreement;

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the adoption of the merger agreement by holders of a majority of the outstanding shares of Town and Country common stock;

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the receipt of required approvals of federal regulatory authorities;

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the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, for the registration of the shares of HBT common stock to be issued in the merger, and the absence of any stop orders with respect to such registration statement;

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the absence of any government action or other legal restraint or prohibition that would delay, prevent or prohibit the merger, the bank merger or any transaction contemplated by the merger agreement or make it illegal;

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no action, suit, claim or proceeding will be pending against or affecting Town and Country or HBT that is seeking to prohibit or make illegal the consummation of the merger;

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there shall have been no change in the financial condition, assets or business of the other party or any of its subsidiaries that has had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement) on such other party or any of its subsidiaries;

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with respect to HBT’s obligation to complete the merger (but not Town and Country’s), the continued effectiveness of the voting and support agreements;

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with respect to HBT’s obligation to complete the merger (but not Town and Country’s), Town and Country must have taken all actions necessary to wind-up and dissolve certain of Town and Country’s subsidiaries other than Town and Country Bank;

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with respect to HBT’s obligation to complete the merger (but not Town and Country’s), the number of dissenting shares of Town and Country common stock must not exceed five percent (5%) of the outstanding shares of Town and Country common stock;

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with respect to HBT’s obligation to complete the merger, HBT shall have received a written opinion of Vedder Price P.C., tax counsel to HBT, substantially to the effect that: (a) the integrated merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) Town and Country and HBT will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by holders of Town and Country common stock upon the receipt of shares of HBT common stock in exchange for their shares of Town and Country common stock, except (i) gain (but not loss) will be recognized with respect to the cash portion of the per share merger consideration received by a holder of Town and Country common stock who receives both HBT common stock and cash in exchange for its shares of Town and Country common stock, and (ii) gain or loss will be recognized with respect to any cash received in lieu of fractional shares of HBT common stock, and (d) gain or loss will be recognized by holders of Town and Country common stock who receive solely cash in exchange for their shares of Town and Country common stock;

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with respect to Town and Country’s obligation to complete the merger (but not HBT’s), the filing with the Nasdaq Global Select Market of a notification form for the listing of HBT shares to be issued in the merger and the absence of any objection by Nasdaq to the listing of such shares;

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with respect to Town and Country’s obligation to complete the merger, Town and Country shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), tax counsel to Town and Country, substantially to the effect that: (a) the integrated merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) Town and Country and HBT will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by holders of Town and Country common stock upon the receipt of shares of HBT common stock in exchange for their shares of Town and Country common stock, except (i) gain (but not loss) will be recognized with respect to the cash portion of the per share merger consideration received by a holder of Town and Country common stock who receives both HBT common stock and cash in exchange for its shares of Town and Country common stock, and (ii) gain or loss will be recognized with respect to any cash received in lieu of fractional shares of HBT common stock, and (d) gain or loss will be recognized by holders of Town and Country common stock who receive solely cash in exchange for their shares of Town and Country common stock; and

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with regard to Town and Country’s obligation to complete the merger, Town and Country shall have delivered to HBT a properly executed statement from Town and Country that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1).

Where the law permits, either of HBT or Town and Country could choose to waive a condition to its obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory approvals must be obtained in order to complete the merger (Page 71)
The merger and the related transactions require approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). HBT submitted a request on October 3, 2022 with the Federal Reserve to obtain a waiver from the prior approval requirements of the Federal Reserve.
The bank merger must also be approved by the Illinois Department of Financial and Professional Regulation (the “IDFPR”) and the Federal Deposit Insurance Corporation (the “FDIC”). On October 3, 2022, Heartland Bank filed with the IDFPR and FDIC the required regulatory applications requesting approval to consummate the bank merger.
The merger agreement may be terminated by either party under certain circumstances (Page 70)
We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Town and Country stockholders have voted to approve the merger agreement and the merger.
In addition, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:
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if there is a breach of or failure to perform under the merger agreement by a party that, individually or together with other breaches or failures to perform by such party, if occurring and continuing on the date on which the closing of the merger would otherwise occur, would result in the failure of any of the conditions precedent to the transactions contemplated by the merger agreement and the breaching party has not cured or cannot cure the breach or failure to perform on or before two (2) business days prior to the merger agreement termination date and thirty (30) days (or in the case of certain of Town and Country’s obligations five (5) days) after delivery of written notice to such breaching party;

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if there is a final and non-appealable denial of a required regulatory approval, or an application for a required regulatory approval has been permanently withdrawn upon the request or recommendation of the applicable governmental authority;

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if holders of a majority of the outstanding shares of Town and Country common stock fail to approve the merger proposal at the special meeting;

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if a court or regulatory authority has issued a final, non-appealable judgement, injunction or other action enjoining or prohibiting the merger, the bank merger or any other transaction contemplated by the merger agreement; or

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if the merger is not completed on or before March 31, 2023 or, in the event all necessary regulatory approvals have not been obtained by January 31, 2023, if the merger is not completed on or before June 30, 2023.

In addition, HBT may terminate the merger agreement:
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if Town and Country or the Town and Country Board withholds, withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withhold, withdraw, qualify or adversely modify) the recommendation of Town and Country’s Board that Town and Country’s stockholders vote in favor of the adoption and approval of the merger agreement and the merger (a “Town and Country Adverse Recommendation”); or

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if the environmental remediation costs exceed or are reasonably expected to exceed $1,000,000 (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs).

In addition, Town and Country may terminate the merger agreement:
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if Town and Country receives an unsolicited proposal to acquire Town and Country that the Town and Country Board concludes constitutes or would reasonably be likely to result in a Superior Proposal (as defined in the merger agreement), subject to applicable notice and negotiation periods with HBT;

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if the environmental remediation costs exceed or are reasonably expected to exceed $1,000,000 (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs)

and HBT elects, pursuant to the merger agreement, to reduce the aggregate per share merger consideration by an amount equal to or greater than $2,500,000.
With respect to certain events and circumstances above, the right to terminate the merger agreement will not be available to a party whose failure to fulfill its obligations under the merger agreement caused or resulted in the occurrence of the event or circumstance giving rise to such party’s termination right.
Whether or not the merger is completed, we will each pay our own fees and expenses, except that HBT will pay the costs and expenses incurred in connection with filing, printing and distributing this proxy statement/prospectus and all filing and other fees payable to the Securities and Exchange Commission (“SEC”), including fees paid for filing the registration statement of which this proxy statement/prospectus forms a part, except for fees paid to counsel and accountants.
If the merger agreement is terminated by HBT due to a Town and Country Adverse Recommendation or the Town and Country’s Board’s acceptance of a Superior Proposal (as defined in the merger agreement), then Town and Country will be obligated under the merger agreement to pay HBT a termination fee of $3.8 million within two (2) business days after such termination.
If an acquisition proposal with respect to Town and Country that seeks to acquire more than fifty percent (50%) of the voting power, business or assets of Town and Country becomes known to senior management of Town and Country or has been made directly to Town and Country stockholders, or any such acquisition proposal has been publicly announced (and not withdrawn), and (i) thereafter the merger agreement is terminated by HBT due to Town and Country’s material breach of the merger agreement and (ii) within twelve (12) months after such termination Town and Country enters into a definitive written agreement with any person other than HBT with respect to such acquisition proposal, then Town and Country will be obligated to pay to HBT, within ten (10) business days after the execution of such definitive agreement, a termination fee of $3.8 million (less the amount of funds, if any, previously paid by Town and Country to HBT under the termination provisions of the merger agreement).
We may amend or waive merger agreement provisions (Page 71)
At any time before completion of the merger, the parties may amend the merger agreement; however, once holders of Town and Country common stock have approved the merger proposal, no amendment may be made that would require further approval by Town and Country stockholders unless that approval is obtained.
At any time before completion of the merger, either HBT or Town and Country may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement or extend the time for performance of any obligation of the other party.
The parties also may change the structure of the merger or the method of effecting the merger before the effective time of the merger so long as any change does not: (a) affect the U.S. federal income tax consequences of the merger to holders of Town and Country common stock; and (b) no such change will (i) reduce the amount, or change the kind, of the consideration to be issued to Town and Country stockholders as consideration in the merger, (ii) materially impede or delay consummation of the merger or (iii) require submission to or approval of the Town and Country stockholders after the merger has been approved by Town and Country stockholders provided, however, in the event the merger fails to qualify for federal tax-free reorganization treatment then HBT may, in its sole discretion, increase the amount of Stock Consideration and make a corresponding decrease to the Cash Consideration by the minimum amount necessary to enable the merger to otherwise qualify for federal tax-free reorganization treatment.
The rights of Town and Country stockholders following the merger will be different (Page 95)
The rights of HBT stockholders are governed by Delaware law and by HBT’s restated certificate of incorporation and its amended and restated bylaws. The rights of Town and Country stockholders are governed by Delaware law and by Town and Country’s certificate of incorporation, as amended, and bylaws. Upon completion of the merger, the rights of both stockholder groups will be governed by Delaware law and HBT’s restated certificate of incorporation and amended and restated bylaws.

Information about the companies (Page 103)
HBT Financial, Inc.
401 N. Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company. Heartland Bank provides a comprehensive suite of business, commercial, wealth management, and retail banking products and services to individuals, businesses, and municipal entities throughout Central and Northeastern Illinois and Eastern Iowa through 63 locations. As of June 30, 2022, HBT had total assets of $4.2 billion, total loans of $2.4 billion, and total deposits of $3.7 billion. HBT is a longstanding Central Illinois company, with banking roots that can be traced back to 1920. HBT common stock is traded on the Nasdaq Stock Market under the symbol “HBT.”
Town and Country Financial Corporation
3601 Wabash Avenue
Springfield, Illinois 62711
(866) 770-3100
Town and Country is a financial services and registered bank holding company headquartered in Springfield, Illinois. Town and Country’s primary business is operating its wholly-owned subsidiary, Town and Country Bank, an Illinois state-chartered bank. Town and Country Bank provides a full range of commercial and retail banking products and services in the Central Illinois and St. Louis Metro East markets. Town and Country Bank operates through 10 branch locations in Springfield, Decatur, Lincoln, Quincy, Jacksonville, Bloomington, Edwardsville and Fairview Heights, Illinois. Town and Country common stock is quoted on the OTC Pink Market under the symbol “TWCF.”
On June 30, 2022, Town and Country had approximately $876 million in total assets, $738 million in deposits and $625 million in total loans held for investment.
See “Information About the Companies” on page 80 of this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA OF HBT
The following table summarizes selected historical consolidated financial data of HBT as of and for the periods indicated. HBT’s historical results may not be indicative of HBT’s future performance. In addition, results for the six (6) months ended June 30, 2022 and 2021 may not be indicative of the results that may be expected for the full fiscal year or future periods.
This information has been derived from HBT’s consolidated financial statements filed with the SEC. You should read this information in conjunction with HBT’s consolidated financial statements and related notes thereto included in HBT’s Annual Report on Form 10-K as of and for the year ended December 31, 2021, and HBT’s Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2022, each of which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”
	(Unaudited) As of or for the six months ended June 30,		As of or for the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	(dollars in thousands, except per share information)
Operating Results
Net income	$27,689	$28,962	$56,271	$36,845	$66,865	$63,799	$56,103
Corp equivalent net income(1)	N/A	N/A	N/A	N/A	53,372	48,297	37,294
Share and Per Share Data
Earnings per share – Diluted	$0.95	$1.05	$2.02	$1.34	$3.33	$3.54	$3.10
Corp equivalent earnings per share – Diluted(1)	N/A	N/A	N/A	N/A	2.66	2.68	2.06
Book value per share at period end	12.97	13.64	14.21	13.25	12.12	18.88	17.92
Closing stock price at period end	17.87	17.41	18.73	15.15	18.99	N/A	N/A
Ending number shares of common stock outstanding	28,831,197	27,355,053	28,986,061	27,457,306	27,457,306	18,027,512	18,070,692
Weighted average shares of common stock outstanding	28,938,634	27,396,557	27,795,806	27,457,306	20,090,270	18,047,332	18,070,692
Performance Ratios
Net interest margin(2)	3.21%	3.19%	3.18%	3.54%	4.31%	4.16%	3.83%
Efficiency ratio	55.96%	56.31%	56.46%	59.66%	53.80%	55.24%	59.77%
Return on average assets(2)	1.29%	1.52%	1.41%	1.07%	2.07%	1.96%	1.69%
Return on average stockholders’ equity(2)	14.23%	16.03%	14.81%	10.51%	19.58%	19.32%	16.58%
C Corp equivalent return on average assets(1)(2)	N/A	N/A	N/A	N/A	1.65%	1.49%	1.12%
C Corp equivalent return on average stockholders’ equity(1)(2)	N/A	N/A	N/A	N/A	15.63%	14.63%	11.02%
Balance Sheet Highlights
Total assets	$4,223,978	$3,953,677	$4,314,254	$3,666,567	$3,245,103	$3,249,569	$3,312,875
Total loans, before allowance for loan losses	2,451,826	2,152,119	2,499,689	2,247,006	2,163,826	2,144,257	2,115,946
Total deposits	3,701,986	3,424,634	3,738,185	3,130,354	2,776,855	2,795,970	2,855,685
Subordinated notes	39,356	39,277	39,316	39,238	—	—	—
Junior subordinated indentures	37,747	37,681	37,714	37,648	37,583	37,517	37,451
Total stockholders’ equity	373,809	373,194	411,881	363,917	332,918	340,396	323,916
Credit Quality Ratios
Allowance for loan losses to loans, before allowance for loan losses	1.01%	1.23%	0.96%	1.42%	1.03%	0.96%	0.93%
Nonaccrual loans to loans, before allowance for loan losses	0.13%	0.32%	0.11%	0.44%	0.88%	0.74%	1.04%
Nonperforming loans to loans, before allowance for loan losses	0.14%	0.34%	0.11%	0.44%	0.88%	0.74%	1.04%

	(Unaudited) As of or for the six months ended June 30,		As of or for the years ended December 31,
	2022	2021	2021	2020	2019	2018	2017
	(dollars in thousands, except per share information)
Nonperforming assets to loans, before allowance for loan losses and foreclosed assets	0.26%	0.70%	0.24%	0.63%	1.11%	1.18%	1.81%
Net loan charge-offs to average loans, before allowance for loan losses(2)	(0.10)%	(0.02)%	(0.01)%	0.04%	0.07%	0.23%	0.15%
Regulatory Capital Ratios
Total capital to risk-weighted assets	16.76%	18.55%	16.88%	17.40%	14.54%	14.99%	14.40%
Tier 1 capital to risk-weighted assets	14.59%	15.79%	14.66%	14.55%	13.64%	14.17%	13.58%
Common equity Tier 1 (“CET1”) to risk-weighted assets	13.36%	14.25%	13.37%	13.06%	12.15%	12.71%	12.09%
Tier 1 capital to average assets	10.05%	9.67%	9.84%	9.94%	10.38%	10.80%	9.94%

(1)
Reflects adjustment to HBT’s historical net income for each period to give effect to the C Corp equivalent provision for income tax for such period.

(2)
Annualized based on the actual number of days for the six months ended June 30, 2022 and 2021.

N/A Not applicable.

SELECTED CONSOLIDATED FINANCIAL DATA OF TOWN AND COUNTRY
The following table set forth summary selected historical consolidated financial information of Town and Country Financial Corporation (“Town and Country”) as of and for the six (6) months ended June 30, 2022 and 2021, and as of and for the year ended December 31, 2021. The summary selected balance sheet data as of December 31, 2021 and the summary selected income statement data for year ended December 31, 2021 were derived from Town and Country’s audited consolidated financial statements for the year ended 2021. The summary selected balance sheet data as of June 30, 2022 and 2021 and the summary selected income statement for the six (6) months ended June 30, 2022 and 2021 were derived from Town and Country’s unaudited consolidated financial statements for each respective period. Town and Country’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial condition as of the dates and for the interim periods indicated. Results for past periods are not necessarily indicative of results that may be expected for the fiscal year or for any future period.
You should read the following together with the section of this document entitled “Town and Country’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 80.
	As of and for the six months ended June 30,		As of and for the year ended December 31, 2021
	2022	2021
	(unaudited)	(unaudited)
	(dollars in thousands, except per share data)
Selected Period-End Balance Sheet Data:
Available-for-sale securities	$176,407	$132,828	$151,703
Loans held for sale	2,648	6,116	2,840
Total loans, net	615,834	605,275	621,637
Allowance for loan and lease losses	9,433	10,815	10,183
Total assets	876,215	877,624	907,027
Total deposits	737,945	747,139	780,014
Borrowings	38,608	28,848	21,903
Total stockholders’ equity	79,457	80,990	85,072
Selected Period-End Income Statement Data:
Total interest and dividend income	14,397	14,881	29,772
Total interest expense	840	1,240	2,115
Net interest income	13,558	13,641	27,657
Provision for loan loss	(750)	600	—
Net interest income after provision for loan losses	14,308	13,041	27,657
Total noninterest income	7,987	8,848	16,668
Total noninterest expense	13,482	14,354	29,242
Income before income tax expense	8,812	7,535	15,083
Income tax expense	2,279	1,913	3,852
Net income	6,533	5,622	11,231
Selected Share and Per Share Data:
Earnings per common share	$2.30	$1.98	$3.95
Book value per share	$27.95	$28.47	$29.93
Tangible book value per share	$25.67	$26.10	$27.60
Weighted average common shares outstanding	2,842,789	2,844,483	2,843,645
Shares outstanding at end of period	2,842,789	2,844,483	2,842,789

	As of and for the six months ended June 30,		As of and for the year ended December 31, 2021
	2022	2021
	(unaudited)	(unaudited)
	(dollars in thousands, except per share data)
Selected Performance Ratios:
Return on average assets(1)	1.47%	1.27%	1.25%
Return on average common equity(1)	15.61%	14.56%	13.95%
Net interest margin(1)(2)	3.35%	3.38%	3.30%
Asset Quality Ratios:
Nonperforming loans to total loans	0.71%	1.07%	0.78%
Net loan (recoveries) charge offs to average loans	0.00%	-0.02%	-0.01%
Allowance for loan losses to total loans	1.51%	1.74%	1.61%

(1)
June 30 data is annualized.

(2)
Net interest margin is the result of net interest income for the period, divided by average interest earning assets.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show unaudited pro forma condensed combined financial information about the financial condition and results of operations of HBT, including per share data, after giving effect to the merger with Town and Country and other pro forma adjustments. The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on June 30, 2022. The unaudited pro forma condensed combined income statements for the six (6) months ended June 30, 2022 and the year ended December 31, 2021 gives effect to the transaction as if the transaction had become effective on January 1, 2021.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The fair values are preliminary estimates as of the date hereof and actual amounts could differ materially.

Unaudited Pro Forma Condensed Combined Balance Sheet
(dollars in thousands, except per share data)
	June 30, 2022
	HBT	Town and Country	Pro Forma Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$160,031	$13,638	$(38,000)	A	$135,669
Debt securities available-for-sale	924,706	176,407	(790)	B	1,100,323
Debt securities held-to-maturity	548,236	—	—		548,236
Loans held for sale	5,312	2,648	—		7,960
Loans, before allowance for loan losses	2,451,826	625,267	(18,946)	C	3,058,147
Allowance for loan losses	(24,734)	(9,433)	9,433	D	(24,734)
Loans, net of allowance for loan losses	2,427,092	615,834	(9,513)		3,033,413
Bank owned life insurance	7,474	15,951	—		23,425
Bank premises and equipment	51,752	19,803	(2,300)	E	69,255
Foreclosed assets	2,891	450	—		3,341
Goodwill	29,322	6,318	27,162	F	62,802
Core deposit intangible assets, net	1,453	175	6,045	G	7,673
Mortgage servicing rights	10,089	9,951	—		20,040
Other assets	55,620	15,040	4,578	H	75,238
Total assets	$4,223,978	$876,215	$(12,818)		$5,087,375
Liabilities
Deposits:
Noninterest-bearing	$1,028,790	$365,953	$—		$1,394,743
Interest-bearing	2,673,196	371,992	100	I	3,045,288
Total deposits	3,701,986	737,945	100		4,440,031
Securities sold under agreements to repurchase	51,091	—	—		51,091
Other borrowings	—	38,608	(171)	J	38,437
Subordinated notes	39,356	—	—		39,356
Junior subordinated debentures	37,747	14,163	(1,656)	K	50,254
Other liabilities	19,989	6,042	13,539	L	39,570
Total liabilities	3,850,169	796,758	11,812		4,658,739
Common stockholders’ equity	373,809	79,457	(24,630)	M	428,636
Total liabilities and stockholders’ equity	$4,223,978	$876,215	$(12,818)		$5,087,375
Book value per common share	$12.97	$27.95			$13.31
Common shares outstanding	28,831,197	2,842,789	535,866		32,209,852
See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Unaudited Pro Forma Condensed Combined Statements of Income
(dollars in thousands, except per share data)
	Six Months Ended June 30, 2022
	HBT	Town and Country	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest income	$69,092	$14,397	$2,643	N	$86,132
Interest expense	2,791	839	95	O	3,725
Net interest income	66,301	13,558	2,548		82,407
Provision for loan losses	(439)	(750)	—		(1,189)
Net interest income after provision for loan losses	66,740	14,308	2,548		83,596
Noninterest income	18,594	7,986	—		26,580
Noninterest expense	47,999	13,482	219	P	61,700
Income before income tax expense	37,335	8,812	2,329		48,476
Income tax expense	9,646	2,279	659	Q	12,584
Net income	$27,689	$6,533	$1,670		$35,892
Earnings per share – Basic	$0.96	$2.30			$1.11
Earnings per share – Diluted	$0.95	$2.30			$1.11
Weighted average shares outstanding for basic earnings per share	28,938,634	2,842,789	535,866		32,317,289
Weighted average shares outstanding for diluted earnings per share	28,987,322	2,842,789	535,866		32,365,977
	Year Ended December 31, 2021
	HBT	Town and Country	Pro Forma Adjustments	Reference	Pro Forma Combined
Interest income	$128,223	$29,772	$8,715	N	$166,710
Interest expense	5,820	2,115	206	O	8,141
Net interest income	122,403	27,657	8,509		158,569
Provision for loan losses	(8,077)	—	—		(8,077)
Net interest income after provision for loan losses	130,480	27,657	8,509		166,646
Noninterest income	37,328	16,668	—		53,996
Noninterest expense	91,246	29,242	450	P	120,938
Income before income tax expense	76,562	15,083	8,059		99,704
Income tax expense	20,291	3,852	2,281	Q	26,424
Net income	$56,271	$11,231	$5,778		$73,280
Earnings per share – Basic	$2.02	$3.95			$2.35
Earnings per share – Diluted	$2.02	$3.95			$2.35
Weighted average shares outstanding for basic earnings per share	27,795,806	2,843,645	535,866		31,175,317
Weighted average shares outstanding for diluted earnings per share	27,811,293	2,843,645	535,866		31,190,804
See Notes to Unaudited Pro Forma Condensed Combined Statements of Income

NOTE 1 — BASIS OF PRESENTATION
The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as June 30, 2022 gives effect to the Town and Country merger as if it had occurred on that date. The unaudited pro forma condensed combined income statements for the six (6) months ended June 30, 2022 and the year ended December 31, 2021 give effect to the Town and Country merger as if it had become effective on January 1, 2021. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.
NOTE 2 — PURCHASE PRICE
Pursuant to the merger agreement, shares of Town and Country common stock, in the aggregate, will be exchanged for approximately 3,378,655 shares of HBT common stock and $38.0 million in cash. Based on 2,842,789 shares of Town and Country common stock outstanding as of October 11, 2022, the latest practicable date before the date of this proxy statement/prospectus, each share of Town and Country common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive either (i) 1.9010 shares of HBT common stock, or (ii) $35.66 per share in cash or (iii) a combination of cash and stock consideration, subject to adjustment and to the election and proration provisions in the merger agreement. Based upon the closing price of HBT common stock of $18.47 on October 11, 2022, this represents total consideration of approximately $100.4 million.
NOTE 3 — PRO FORMA ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
A.
Adjustment to cash to reflect the estimated cash component of the merger consideration of $38.0 million.

B.
Adjustment to Town and Country’s debt securities to reflect the preliminary estimated fair value.

C.
Adjustment to Town and Country’s loans to reflect the preliminary estimated fair value.

D.
To record elimination of Town and Country’s allowance for loan losses.

E.
Adjustment to Town and Country’s bank premises and equipment to reflect the preliminary estimated fair value.

F.
To record goodwill of $33.5 million resulting from the difference between the purchase price and identifiable net assets as follows (dollars in thousands):

Purchase price allocation
Cash	$38,000
HBT common stock (based on closing price of $18.47 on October 11, 2022)	62,404
Pro forma purchase price	100,404
Allocated to:
Historical book value of Town and Country’s assets and liabilities	79,457
Elimination of Town and Country’s allowance for loan losses	9,433
Elimination of Town and Country’s goodwill	(6,318)
Elimination of Town and Country’s core deposit intangible asset	(175)
Transaction expenses paid by Town and Country	(3,523)
Fair value adjustments:
Debt securities	(790)
Loans	(18,946)
Bank premises and equipment	(2,300)
Core deposit intangible asset	6,220
Time deposits	(100)
FHLB advances	171
Junior subordinated debentures	1,656
Deferred taxes	2,139
Preliminary pro forma goodwill	$33,480

G.
To record core deposit intangible assets of $6.2 million which will be amortized on an accelerated basis over a period of 10 years.

H.
Adjustment to net deferred tax assets to reflect tax effects of the purchase accounting adjustments. Additionally, to record a $2.4 million deferred tax asset related to estimated transaction costs.

I.
Adjustment to Town and Country’s time deposits to reflect the preliminary estimated fair value.

J.
Adjustment to Town and Country’s FHLB advances to reflect the preliminary estimated fair value.

K.
Adjustment to Town and Country’s junior subordinated debentures to reflect the preliminary estimated fair value.

L.
To record accrual of estimated transaction costs of $3.5 million for Town and Country and $10.0 million for HBT Financial. The tax effect related to these estimated transaction costs is included in footnote H. For purposes of the pro forma presentation, the aggregate amount of these transaction costs is excluded from the pro forma income statements, as consistent with the applicable guidance.

M.
To record elimination of Town and Country’s stockholders’ equity of $79.5 million and the issuance of approximately 3,378,655 shares of HBT common stock.

N.
To record estimated discount accretion on the Town and Country loan portfolio and securities portfolio. The estimated loan discount accretion approximates a level yield over the remaining life of the respective loans. The estimated securities portfolio accretion calculated using the sum of the years digits method over a 4-year period.

O.
To record estimated discount accretion and premium amortization on the Town and Country time deposits, other borrowings, and junior subordinated debentures. The estimated time deposit premium amortization calculated using the sum of the years digits method over a 3-year period. The estimated other borrowing and junior subordinated debentures accretion recognized on a straight-line basis over a 4.5 years and 14 years, respectively.

P.
To record estimated amortization expense of the Town and Country core deposit intangible asset on an accelerated basis over a period of 10 years.

Q.
To record tax effects of the Town and Country pro forma adjustments at an estimated tax rate of 28.3%.

COMPARATIVE HISTORICAL AND UNAUDITED
PRO FORMA PER COMMON SHARE DATA
We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. Except for the historical information for the year ended December 31, 2021, the data provided below is unaudited. The pro forma combined and equivalent pro forma Town and Country data give effect to the merger as if the transaction had been effective on January 1, 2021, in the case of the earnings per share and dividends per share data, and on June 30, 2022, in the case of the book value per share data. This has been derived from and should be read in conjunction with the consolidated financial statements and related notes of HBT and Town and Country, which are incorporated by reference into, or included in, this proxy statement/prospectus. See “Where You Can Find More Information” and “Town and Country Financial Statements.”
The unaudited pro forma combined data gives effect to the merger accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Accordingly, the unaudited pro forma combined data reflects the assets and liabilities of Town and Country at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The unaudited pro forma combined data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of Town and Country common stock.
	HBT Historical	Town and Country Historical	Pro Forma Combined	Equivalent Pro Forma Town and Country(1)
Book value per share
June 30, 2022	$12.97	$27.95	$13.31	$25.30
Cash dividends per share(2)
Six months ended June 30, 2022	0.32	0.28	0.32	0.61
Year ended December 31, 2021	0.60	0.44	0.60	1.14
Earnings per share – Basic
Six months ended June 30, 2022	0.96	2.30	1.11	2.11
Year ended December 31, 2021	2.02	3.95	2.35	4.47
Earnings per share – Diluted
Six months ended June 30, 2022	0.95	2.30	1.11	2.11
Year ended December 31, 2021	2.02	3.95	2.35	4.47

(1)
equivalent pro forma Town and Country data was calculated based on pro forma combined amounts multiplied by the 1.9010 exchange ratio.

(2)
Pro forma combined cash dividends per share are based upon HBT’s historical amounts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, as well as HBT’s other filings with the SEC and Town and Country’s other communications with its stockholders, may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any results, levels of activity, performance, or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.
In some cases, forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “outlook,” “predict,” “project,” “probable,” “potential,” “possible,” “target,” “continue,” “look forward,” or “assume” and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. We caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this proxy statement/prospectus, and HBT and Town and Country undertake no obligation to update any forward-looking statements to reflect new information or events or conditions after the date hereof.
In connection with the safe harbor provisions of the PSLRA, we are hereby identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward-looking statements.
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Among the factors that could impact our ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:

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the risk that the business of HBT and Town and Country will not be integrated successfully, or such integration may be more difficult, time consuming or costly than expected;

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expected revenue synergies, cost savings and other financial or other benefits of the proposed transaction between HBT and Town and Country might not be realized within the expected time frames or might be less than projected;

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revenues following the merger may be lower than expected;

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deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

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the ability to obtain governmental approvals of the merger, or the ability to obtain such regulatory approvals in a timely manner;

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the potential impact of announcement or completion of the merger on relationships with third parties, including customers, employees, and competitors;

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business disruption following the merger, including diversion of management’s attention from ongoing business operations and opportunities;

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the failure of holders of Town and Country voting common stock to approve the merger proposal;

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changes in the level of non-performing assets and charge-offs;

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HBT’s potential exposure to unknown contingent liabilities of Town and Country;

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any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

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changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

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changes in HBT’s stock price before closing, including as a result of the financial performance of Town and Country prior to closing;

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inflation, interest rate, securities market and monetary fluctuations;

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credit and interest rate risks associated with HBT’s and Town and Country’s respective businesses, customer borrowing, repayment, investment and deposit practices;

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general economic conditions, either internationally, nationally or in the market areas in which HBT and Town and Country operate or anticipate doing business, may be less favorable than expected;

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changes in the economic environment, competition or other factors that may influence the anticipated growth of loans and deposits, the quality of the loan portfolio and loan and deposit pricing;

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changes in the competitive environment among bank holding companies and banks;

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new regulatory or legal requirements or obligations with which HBT and Town and Country must comply;

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environmental liability associated with lending activities; the effects of problems encountered by other financial institutions;

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severe weather, natural disasters, pandemics, acts of war or terrorism or other external events;

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the length and severity of the COVID-19 pandemic, and the effects of the COVID-19 pandemic, including the level of the pandemic on HBT and Town and Country’s operations and the operations of their customers and the communities HBT and Town and Country serve;

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possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations; and

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other economic, competitive, governmental, regulatory and technological factors affecting HBT’s and Town and Country’s operations, products, services and prices.

The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to HBT and Town and Country, see “Risk Factors” in this proxy statement/prospectus and HBT’s other filings with the SEC incorporated by reference into this proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with HBT’s business contained under the heading “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2021. See “Where You Can Find More Information.”
Risks Relating to the Merger
The exchange ratio is fixed for the stock consideration and will not be adjusted in the event of any change in HBT’s stock price. Because the market price of HBT common stock will fluctuate, Town and Country stockholders cannot be certain of the market value of any shares of HBT common stock they may receive as merger consideration.
Upon effectiveness of the merger, holders of shares of Town and Country common stock will have the right to receive one of the following: (i) 1.9010 shares of HBT common stock per share of Town and Country common stock, (ii) cash in the amount of $35.66 per share of Town and Country common stock or (iii) a combination of the foregoing, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of fractional shares of HBT common stock, holders of Town and Country common stock will receive cash. The 1.9010 exchange ratio for the HBT common stock component of the merger consideration will not be adjusted for changes in the market price of HBT common stock between the date of signing the merger agreement and the completion of the merger. There will be a time lapse between the date on which Town and Country stockholders vote on the merger agreement at the special meeting and the date on which Town and Country stockholders actually receive shares of HBT common stock in the merger. In addition, there will be a time lapse between the deadline for Town and Country stockholders to make an election as to which form of merger consideration they wish to receive, and the date on which Town and Country stockholders actually receive shares of HBT common stock in the merger. The market price of HBT common stock may fluctuate during these periods, and after completion of the merger, as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, regulatory considerations, and other factors, including those identified under “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2021. Many of these factors are outside of our control. Accordingly, at the time of the special meeting, Town and Country stockholders electing to receive stock consideration or mixed consideration, or otherwise allocated stock consideration as a result of the election and proration procedures in the merger agreement, will not know or be able to calculate the market price of HBT common stock that they will receive upon completion of the merger.
The cash consideration will not be determined until the effective time of the merger and Town and Country stockholders may not be certain of the amount of the cash consideration they will receive for their shares of Town and Country common stock in connection with the merger.
In connection with the merger, holders of Town and Country common stock electing to receive cash consideration or mixed consideration, or otherwise allocated cash consideration as a result of the election and proration procedures in the merger agreement, will receive $35.66 per share of Town and Country common stock, subject to certain adjustments that will be determined prior to completion of the merger. Because the merger will not be completed until certain conditions have been satisfied or waived, a significant amount of time may pass between the time of the special meeting and the time that the merger is complete. Therefore, at the time you vote your shares of Town and Country common stock, you may not know the exact amount of the cash consideration that will be paid if the merger is completed. Based on information available as of the date of this proxy statement/prospectus, no adjustment to the cash consideration is reasonably expected.
For a description of the potential adjustments to the cash consideration, see “The Merger Agreement — Merger Consideration.”

Town and Country will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Town and Country and consequently on HBT. These uncertainties may impair Town and Country’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that do business with Town and Country to seek to change existing business relationships with Town and Country. Employee retention may be challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with HBT, and certain Town and Country employees have already chosen not to remain with Town and Country following the merger. If key employees depart in significant numbers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with HBT, HBT’s business following the merger could be harmed. In addition, the merger agreement restricts Town and Country from making certain acquisitions and taking other specified actions without HBT’s consent, and generally requires Town and Country to continue its operations in the ordinary course until the merger occurs. These restrictions may prevent Town and Country from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which Town and Country is subject, see “The Merger Agreement — Conduct of Business Pending the Merger.”
Combining our two companies may be more difficult, costly or time-consuming than we currently expect, and we may fail to realize the anticipated benefits and cost savings of the merger.
HBT and Town and Country have operated and, until the completion of the merger, will continue to operate independently. The success of the merger, including the realization of anticipated benefits and cost savings, will depend, in part, on HBT’s ability to successfully combine and integrate Town and Country’s business into its own in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits or loans out of our banks. The success of the combined company following the merger and the bank merger may depend, in part, on the ability of HBT to integrate the two businesses, business models and cultures. If HBT experiences difficulties in the integration process, including those listed above, HBT may fail to realize the anticipated benefits of the merger in a timely manner or at all. HBT’s business or results of operations or the value of its common stock may be materially and adversely affected as a result.
The market price of HBT common stock after the merger may be affected by factors different from those currently affecting HBT common stock.
The businesses of HBT and Town and Country differ in some respects and, accordingly, the results of operations of the combined company and the market price of HBT common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of HBT or Town and Country. For a discussion of the business of HBT and of certain factors to consider in connection with the business of HBT, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information,” including, in particular, the section entitled “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2021.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger, intermediate merger and the bank merger may be completed, HBT and Town and Country must obtain approvals from the Federal Reserve, the FDIC and the IDFPR. HBT submitted a request to the Federal Reserve on October 3, 2022 to obtain a waiver from its prior approval requirements concerning the merger and intermediate merger. In addition, Heartland Bank filed on October 3, 2022 with the FDIC and IDFPR, respectively, applications seeking approval of the bank merger. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger Agreement — Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in a delay of or an inability to obtain regulatory approval. The regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger Agreement — Regulatory Approvals Required for the Merger.” Regulatory approvals could also be adversely impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations by a federal, state or local governmental agency cannot guarantee that we will be able to obtain all required regulatory approvals, the timing of those approvals or whether any conditions will be imposed.
Some Town and Country directors and officers may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.
Town and Country’s stockholders should be aware that some of Town and Country’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Town and Country’s stockholders generally. These interests and arrangements may create potential conflicts of interest. Town and Country’s Board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that holders of Town and Country voting common stock vote in favor of the merger proposal.
For a more complete description of these interests, see “The Merger — Interests of Certain Persons in the Merger.”
The merger agreement limits Town and Country’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit Town and Country’s ability to solicit, encourage or discuss competing third-party proposals to acquire all or a significant part of Town and Country. These provisions, which include a $3,800,000 termination fee, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Town and Country from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Town and Country than it might otherwise have proposed to pay.
Termination of the merger agreement could negatively impact Town and Country.
In the event the merger agreement is terminated, Town and Country’s business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger. If the merger agreement is terminated and Town and Country’s Board seeks another merger or business combination, Town and Country stockholders cannot be certain that Town and Country will be able to find a party willing to offer equivalent or more attractive consideration than the merger consideration provided in the merger. If the merger agreement is terminated under certain circumstances, Town and Country may be required to pay HBT a termination fee of $3,800,000. If the merger agreement is terminated, Town and Country may experience negative reactions from their respective customers, vendors and employees. See “The Merger Agreement — Termination of the Merger Agreement.”
If the merger is not completed, Town and Country will have incurred substantial expenses without realizing the expected benefits of the merger.
Town and Country has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Town and Country would have to recognize these expenses without realizing the expected benefits of the merger.

Holders of Town and Country common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Holders of Town and Country common stock currently have the right to vote on matters affecting Town and Country. Upon the completion of the merger, each Town and Country stockholder who receives shares of HBT common stock will become a stockholder of HBT with a percentage ownership of HBT with respect to such shares that is smaller than the stockholder’s current percentage ownership of Town and Country. Following the effective time of the merger, the former stockholders of Town and Country as a group would receive shares in the merger constituting approximately 11% of the outstanding shares of HBT common stock immediately after the merger based on the number of shares of HBT common stock and Town and Country common stock outstanding as of June 30, 2022. Because of this, Town and Country stockholders will have less influence on the management and policies of HBT than they now have on the management and policies of Town and Country.
The opinion of Town and Country’s financial advisor delivered to the Town and Country Board prior to the signing of the merger agreement will not reflect changes in circumstances after the date of such opinion.
The opinion of KBW, Town and Country’s financial advisor, to the Town and Country board of directors was delivered on, and dated, August 22, 2022. Changes in the operations and prospects of HBT or Town and Country, general market and economic conditions and other factors that may be beyond the control of HBT or Town and Country may significantly alter the value of HBT or Town and Country, the price of shares of HBT common stock by the time the merger is completed or the future price at which HBT common stock trades. KBW’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. However, Town and Country’s board of directors’ recommendation that Town and Country stockholders vote “FOR” adoption and approval of the merger agreement is made as of the date of this proxy statement/prospectus. For a description of the opinion that Town and Country’s board of directors received from KBW, please refer to “The Merger — Opinion of Town and Country’s Financial Advisor”.
The shares of HBT common stock that Town and Country stockholders will receive as a result of the merger will have different rights from shares of Town and Country common stock.
The rights associated with Town and Country common stock are different from the rights associated with HBT common stock. For a discussion of the different rights associated with HBT common stock, see “Comparison of Stockholder Rights.”
Under certain circumstances, the merger consideration could be reduced.
The merger consideration may be subject to adjustment if certain environmental conditions exist with respect to Town and Country’s real property and the estimated costs to remediate these conditions is greater than $200,000 (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs), as more fully described in “The Merger Agreement — Merger Consideration.” Due to the fact that these costs, if any, may not be determinable prior to the date of the special meeting, at the time of the vote on the merger proposal at the special meeting, holders of Town and Country common stock may not know with certainty whether the amount of cash consideration they will receive as part of the merger consideration will be subject to reduction. Similarly, if the parties reasonably determine that an event or events have occurred between the date of the merger agreement and the receipt of all requisite regulatory approvals that have materially adversely affected the value of the contemplated transactions to HBT, the aggregate cash consideration that holders of Town and Country common stock are entitled to receive as part of the merger consideration is subject to a downward adjustment, which adjustment shall be no greater than $3,500,000. Based on information available as of the date of this proxy statement/prospectus, however, no adjustment to the cash consideration of Town and Country common stock is expected by the parties.
Completion of the merger is subject to certain conditions, and if these conditions are not satisfied or waived, the merger will not be completed.
The obligations of HBT and Town and Country to complete the merger are subject to the satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See “The Merger Agreement — Conditions to Completion of the Merger.”
In addition, if the merger is not completed on or before March 31, 2023 or, in the event all necessary regulatory approvals have not been obtained by January 31, 2023, if the merger is not completed on or before June 30, 2023, either HBT or Town and Country may choose not to proceed with the merger. HBT and/or Town and Country may also terminate the merger agreement under certain circumstances. See “The Merger Agreement — Termination of the Merger Agreement.”

THE SPECIAL MEETING
This section contains information from Town and Country for Town and Country stockholders about the special meeting Town and Country has called to consider and approve the merger agreement and the transactions contemplated thereby by the holders of Town and Country common stock. On or about November 10, 2022, Town and Country commenced mailing of this proxy statement/prospectus to holders of Town and Country common stock. Together with this proxy statement/prospectus, we are also sending to holders of Town and Country’s common stock a notice of the special meeting and a form of proxy card that Town and Country’s Board is soliciting for use at the special meeting and at any adjournments of the meeting.
This proxy statement/prospectus is also being furnished by HBT to Town and Country stockholders as a prospectus in connection with the issuance of shares of HBT common stock upon completion of the merger.
Date, Time and Place
The special meeting will be held at Town and Country Bank, located at 3601 Wabash Avenue, Springfield, Illinois 62711 on December 20, 2022, at 9:00 a.m. Central Time at Town and Country Bank, located at 3601 Wabash Avenue, Springfield, Illinois 62711.
Matters to Be Considered
At the special meeting, holders of Town and Country common stock as of the record date will be asked to consider and vote on the following matters:
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To adopt the merger agreement and approve the transactions contemplated thereby (the “merger proposal”);

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To approve one or more adjournments of the special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”); and

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To approve the transaction of such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Recommendation of the Town and Country Board
After careful consideration, the Town and Country Board unanimously approved the merger agreement and the transactions contemplated thereby, and unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Town and Country and its stockholders.
The Town and Country Board unanimously recommends that holders of Town and Country common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Merger — Town and Country’s Reasons for the Merger and Recommendation of the Town and Country Board.”
All of the directors and certain significant stockholders of Town and Country, collectively holding as of the record date an aggregate 1,906,342 shares of Town and Country common stock, representing approximately 67.1% of the outstanding shares of Town and Country common stock, have signed voting and support agreements with HBT agreeing to vote in favor of the merger agreement and the transactions contemplated thereby.
Record Date
Town and Country’s Board has fixed the close of business on November 2, 2022, as the record date for determining the Town and Country stockholders entitled to receive notice of and to vote at the special meeting.

As of the close of business on the record date, 2,842,789 shares of Town and Country common stock (which includes 15,000 shares of outstanding unvested restricted Town and Country common stock) were issued and outstanding and held by approximately 175 record holders. Each share of Town and Country common stock held at the close of business on the record date entitles the holder thereof to one vote on each matter considered and voted on by holders of Town and Country common stock at the special meeting.
Quorum Requirements
A quorum is required to transact business and consider each proposal at the special meeting. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Town and Country common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Town and Country common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
Vote Required; Treatment of Abstentions and Failure to Vote
Merger Proposal
Approval of the merger proposal requires the affirmative vote of Town and Country stockholders representing a majority of the outstanding shares of Town and Country common stock as of the close of business on the record date. If you fail to submit a proxy card or vote in person at the special meeting, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker for shares held in street name with respect to the proposal to approve the merger proposal, it will have the same effect as a vote “AGAINST” approval of the merger proposal.
The merger proposal will not require the approval of the holders of HBT common stock under the Delaware General Corporation Law or applicable rules of the Nasdaq Global Select Market.
Adjournment Proposal
Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Town and Country common stock present in person or represented by proxy at the special meeting. If you mark “ABSTAIN” with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal, and broker non-votes will have no effect on the approval of the adjournment proposal.
Shares Held by Directors and Significant Stockholders
Each of the directors of Town and Country, in his or her capacity as a beneficial owner of shares of Town and Country common stock, has entered into a voting and support agreement with HBT, the form of which is attached to this proxy statement/prospectus as Exhibit A-2 to Appendix A, in which each such director has agreed to vote all shares of Town and Country common stock that he or she beneficially owns and has the power to vote in favor of the merger proposal and any other matter that is required to be approved by the stockholders of Town and Country to facilitate the transactions contemplated by the merger agreement. The directors also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. See “The Merger — Interests of Certain Persons in the Merger.”
As of the close of business on the record date, Town and Country’s directors and certain significant stockholders party to voting and support agreements held, in the aggregate, approximately 1,906,342 shares of Town and Country common stock, or approximately 67.1% of the outstanding shares of Town and Country common stock entitled to vote at the special meeting.
As of the record date, HBT and its subsidiaries held no shares of Town and Country common stock, and none of its directors and executive officers and their affiliates held shares of Town and Country common stock, other than Fred Drake, HBT’s Chairman and Chief Executive Officer, who has held 770 shares of Town and Country common stock since 2018.

Participants in the Town and Country Stock Plan
Recipients of restricted stock awards are entitled to vote the underlying shares of Town and Country common stock, even while subject to vesting requirements. Accordingly, the holders of Town and Country restricted stock will vote in the same manner as holders of Town and Country common stock.
Participants in the Town and Country ESOP
If you participate in the Town and Country ESOP and Town and Country common stock has been allocated to your Town and Country ESOP account, you are entitled to instruct the Trustee, confidentially, as to how to vote such allocated shares pursuant to the instructions provided to Town and Country ESOP participants. You will receive your Town and Country ESOP account voting instruction form in a mailing separate from this proxy statement/prospectus. After all timely completed voting instruction forms are delivered to the Trustee, The Trustee will tabulate the results. Once the votes are tallied, the Trustee will, pursuant to the terms of the Town and Country ESOP and applicable law, then use the voting instructions to vote the shares of Town and Country common stock held by the Town and Country ESOP.
Solicitation of Proxies; Payment of Solicitation Expenses
Proxies are being solicited by the Town and Country Board from stockholders of Town and Country common stock. Shares of Town and Country common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies representing shares of Town and Country common stock will be voted “FOR” the merger proposal and “FOR” the adjournment proposal, and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting.
HBT has agreed to pay for the costs and expenses (excluding the fees and disbursements of counsel and accountants) of filing, printing and distributing this proxy statement/prospectus and all filing and registration fees, including fees paid for filing the registration statement of which this proxy statement/prospectus forms a part with the SEC. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Town and Country or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Town and Country does not anticipate using a paid proxy solicitor in connection with the special meeting.
Voting Your Shares
Holders of Town and Country common stock may vote in person or by proxy at the special meeting on the proposals upon which they are entitled to vote. Holders of Town and Country common stock may also vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the proxy card.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF TOWN AND COUNTRY COMMON STOCK YOU OWN. ACCORDINGLY, YOU SHOULD SUBMIT IN ADVANCE OF THE SPECIAL MEETING A PROXY WITH YOUR VOTING INSTRUCTIONS USING ONE OF THE METHODS DESCRIBED ON YOUR PROXY CARD.
Revocability of Proxies and Changes to a Town and Country Stockholder’s Vote
A holder of Town and Country common stock who has submitted a proxy may revoke it or change the stockholder’s vote at any time before its proxy is voted at the special meeting. A holder of Town and Country common stock may revoke its proxy by (i) giving a written notice of revocation to Denise Skiles, Corporate Secretary of Town and Country, (ii) attending the special meeting in person and voting by ballot at the special meeting, or (iii) by properly submitting to Town and Country a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Town and Country as follows: 3601 Wabash Avenue, Springfield, Illinois 62711, Attention: Denise Skiles, Corporate Secretary of Town and Country.

Attending the Special Meeting
The special meeting will be held at Town and Country Bank, located at 3601 Wabash Avenue, Springfield, Illinois 62711 on December 20, 2022, at 9:00 a.m. Central Time. All holders of Town and Country common stock as of the record date, including stockholders who hold their shares through brokers, trusts, banks, nominees or any other holder of record, are invited to attend the special meeting.
All stockholders must bring an acceptable form of identification, such as a valid driver’s license, in order to attend the special meeting in person.
Any representative of a stockholder who wishes to attend the special meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the holder of shares of Town and Country common stock and an acceptable form of identification.
Questions and Additional Information
If you have any questions or need assistance in voting your shares, please call Micah R. Bartlett, President and Chief Executive Officer of Town and Country, at (866) 770-3100.

THE MERGER
The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement attached as Appendix A to this proxy statement/prospectus, for a more complete understanding of the merger.
Terms of the Merger
HBT’s board of directors and Town and Country’s Board have each unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. Pursuant to and subject to the conditions set forth in the merger agreement, MergerCo will merge with and into Town and Country, with Town and Country as the surviving entity, and as a result, Town and Country will become a wholly-owned subsidiary of HBT. Immediately following the merger, HBT will complete the intermediate merger, whereby Town and Country will merge with and into HBT and, as a result, the separate existence of Town and Country will terminate. Immediately following the intermediate merger, Town and Country Bank will merge with and into Heartland Bank, HBT’s wholly owned bank subsidiary, with Heartland Bank being the surviving bank. Following the bank merger, Heartland Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois.
Upon completion of the merger, each share of Town and Country common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the option of the Town and Country stockholder, one of the following (“merger consideration”): (i) 1.9010 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $35.66 (“cash consideration”), or (iii) a combination of the cash consideration and the stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement.
The merger consideration to be received by holders of Town and Country common stock is subject to adjustment and proration in accordance with the terms of the merger agreement. For example, if holders of Town and Country common stock elect to receive more cash consideration in the aggregate than $38,000,000 (the “aggregate cash consideration”), then such holders will have their merger consideration adjusted ratably so that more of their merger consideration will be paid in the form of stock consideration and the aggregate cash consideration to be paid will equal as closely as possible to $38,000,000. Any such adjustment will be made assuming that dissenting holders would receive cash consideration, and will be subject to further adjustment as described below. Alternatively, if holders of Town and Country common stock elect to receive more stock consideration in the aggregate than 3,378,655 shares of HBT common stock (the “aggregate stock consideration”), then such holders will have their merger consideration adjusted so that more of their merger consideration will be paid in the form of cash consideration such that the aggregate stock consideration to be paid will equal as closely as possible to 3,378,655 shares of HBT common stock.
If the parties reasonably determine that an event or events have occurred between the date of the merger agreement and the receipt of all requisite regulatory approvals that have materially adversely affected the value of the contemplated transactions to HBT, the aggregate cash consideration is subject to a downward adjustment, which adjustment shall be no greater than $3,500,000. The aggregate cash consideration is also subject to downward adjustment if the anticipated costs to remediate any environmental conditions with respect to Town and Country’s real property are expected to exceed $200,000 (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs). Based on information available as of the date of this proxy statement/ prospectus, the parties do not anticipate any such adjustments to the merger consideration will be made. All Town and Country restricted stock that is unvested and outstanding will, immediately prior to the merger, automatically vest as of such time, and the holders thereof will be entitled to receive the same merger consideration for the shares of Town and Country common stock that were received under the restricted stock awards as all other holders of Town and Country common stock, although such merger consideration may be subject to withholding taxes.
Holders of Town and Country common stock should note that the exchange ratio of 1.9010 is not subject to adjustment, but the value of the HBT common stock to be received by holders of Town and Country common stock in the merger will fluctuate based on the trading price of HBT common stock.

In lieu of any fractional shares of HBT common stock that would otherwise be issued as part of the merger consideration, Town and Country stockholders will receive cash for any fractional shares based on the per share volume weighted average price of the daily closing sales prices of a share of HBT common stock as reported on the Nasdaq Global Select Market for the ten (10) consecutive trading days immediately preceding the closing date of the merger.
For additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see “The Merger Agreement.”
Background of the Merger
As part of its ongoing consideration and evaluation of Town and Country’s long-term business strategy and prospects, the Town and Country Board and senior management of Town and Country have engaged in periodic strategic reviews during which the Town and Country Board has discussed Town and Country’s strategic direction, performance and prospects in the context of trends and developments in the markets that Town and Country serves, the banking industry and the regulatory environment. Among other topics, these discussions have focused on both the possible acquisition of other banks and the potential sale of Town and Country to another institution. Over the past several years, Town and Country has pursued a number of potential acquisitions that could assist Town and Country in executing its strategic plans. These potential acquisition transactions did not materialize, typically because the targets demanded more consideration than the Town and Country Board deemed appropriate. During this same time period, Town and Country’s Board and management also believed that stockholders would benefit from being a part of a larger organization that could take advantage of the loan demand Town and Country generates and the economies of scale inherent in a larger organization. Periodically, Town and Country has received overtures from financial institutions and engaged in discussions about strategic transactions, including the potential acquisition of Town and Country or a merger-of-equal transaction, with most conversations not proceeding past preliminary discussions.
In 2018, Town and Country began discussing potential strategic alternatives with representatives of KBW, which was engaged in late 2019 to act as Town and Country’s financial advisor in connection with a potential sale of Town and Country. Throughout 2018, 2019 and 2020, representatives from Town and Country met with and had conversations with several potential partners regarding a potential transaction, but none of these discussions progressed beyond preliminary interest. One of the potential partners that Town and Country met with during this time was HBT.
In December 2019, at the direction of Town and Country, KBW contacted Fred Drake, Chairman and Chief Executive Officer of HBT, to discuss HBT’s potential interest in acquiring Town and Country. Mr. Drake indicated that HBT would be willing to have a conversation about a potential transaction, and on December 19, 2019, Town and Country entered into a non-disclosure agreement with HBT. In January of 2020, Micah R. Bartlett, President and Chief Executive Officer of Town and Country, and David E. Kirschner, Executive Chairman of Town and Country, met with Mr. Drake to discuss a possible transaction. After initial conversations, HBT later indicated that they were going to pursue other opportunities.
In August of 2021, Mr. Kirschner had subsequent conversations with representatives of KBW, who in turn had discussions with Mr. Drake regarding potential strategic transactions. Those discussions resulted in preliminary pricing indications from HBT, but, based on these initial pricing indications, Mr. Kirschner and Mr. Bartlett did not ask KBW to continue discussions with HBT. Throughout the remainder of 2021, Mr. Bartlett continued to hold discussions with various potential partners at the direction of the Town and Country Board.
In January of 2022, Mr. Bartlett met with the CEO of a publicly traded banking institution (“Bank A”), who indicated that Bank A was interested in acquiring Town and Country. Mr. Bartlett continued to have discussions throughout January and February of 2022 with representatives of Bank A.
In early March of 2022, Mr. Bartlett met with Lance Carter, President and Chief Operating Officer of HBT, at which time Mr. Carter indicated potential interest in a transaction and expressed general pricing guidelines.

Subsequently, on March 3, 2022, Town and Country and Bank A entered into a preliminary, non-binding indication of interest, which included a preliminary proposal for Bank A to acquire Town and Country for proposed consideration of $36.75 per share of Town and Country common stock, which proposal was subject to further due diligence. The proposed consideration included a mix of 25% cash and 75% Bank A common stock, based on an exchange ratio to be specified at a later date.
On March 31, 2022, the Town and Country Board met to discuss the indication of interest and the potential transaction with Bank A. During the meeting, representatives of Barack Ferrazzano delivered a presentation regarding the Town and Country Board’s fiduciary duties in connection with its consideration of the potential transaction with Bank A, and strategic transactions in general.
During April of 2022, Bank A continued its confirmatory due diligence and Town and Country and Bank A continued discussing deal terms and transaction matters. On April 29, 2022, Bank A verbally provided Mr. Bartlett with a lowered pricing indication, which indication did not provide a set amount of per share consideration for Town and Country common stock. Based on the lowered valuation, Town and Country and Bank A terminated discussions.
Following the termination of discussions with Bank A, Mr. Bartlett directed KBW to contact HBT to further solicit HBT’s potential interest in pursuing a transaction with Town and Country.
On May 6, 2022, representatives of KBW provided feedback to Mr. Bartlett regarding KBW’s conversations with HBT. HBT responded positively, and suggested that a follow-up meeting be scheduled.
On May 9, 2022, Town and Country entered into a new non-disclosure agreement with HBT.
On May 11, 2022, Mr. Kirschner met with Mr. Drake to discuss stockholder interests, including the Town and Country Board’s strategic objectives to improve value and achieve enhanced liquidity for holders of Town and Country common stock.
During the next several days, Town and Country made certain preliminary due diligence materials available to HBT, and the parties held numerous conference calls to discuss due diligence items and related questions. These materials included an estimate by Town and Country of its balance sheet as of December 31, 2022 and its expected earnings for the year ending December 31, 2022, which forecasted total assets of approximately $904 million, gross loans of approximately $637 million, and net income of approximately $11.2 million.
On May 16, 2022, Town and Country received HBT’s preliminary pricing guidelines. During the next few days, the parties discussed pricing expectations and guidelines.
On May 20, 2022, HBT provided Town and Country with an initial nonbinding, indication of interest, which included an implied value of $95 million in the aggregate for all of Town and Country’s issued and outstanding common stock, with a 50% stock and 50% cash consideration mix. The proposed value reflected in HBT’s indication of interest exceeded the lowered pricing indication communicated by Bank A prior to the termination of discussions with Bank A, and also exceeded the implied value of the consideration set forth in Bank A’s original indication of interest, as adjusted to reflect the reduction in the trading price of Bank A common stock between the date of its indication of interest and the date of HBT’s indication of interest. Town and Country and KBW discussed the pricing terms and consideration mix in the indication of interest.
On May 25, 2022, Mr. Bartlett and Mr. Kirschner met with Mr. Drake to further negotiate the indication of interest, including the mix of cash and stock consideration.
On May 26, 2022, HBT submitted a revised, nonbinding, indication of interest proposing an acquisition of Town and Country at an implied value of $33.42 per share of Town and Country common stock, or $95 million in the aggregate, including $38 million in cash and 3,378,655 shares of HBT common stock, and allowing each stockholder of Town and Country to elect either all-cash, all-stock or a mix of cash and stock for each outstanding share of Town and Country common stock, provided that the election by the Town and Country stockholders would be, if necessary, apportioned among the stockholders of Town and Country so as to preserve a consideration mix of approximately $38 million in cash and 3,378,655 shares of HBT’s common stock. The indication of interest also included other customary terms, including an exclusivity period. Later that day, the Town and Country Board met to discuss and review HBT’s revised indication of interest. The Town and Country Board approved the indication of interest, and Town and Country executed the indication of interest later that day.
In June of 2022, the parties proceeded to perform certain confirmatory due diligence on each other.
On July 11, 2022, HBT sent Town and Country and Barack Ferrazzano an initial draft of the merger agreement prepared by HBT, with the assistance of its counsel, Vedder Price P.C. (“Vedder Price”).
Through the remainder of July and August of 2022, the parties continued to negotiate the material terms of the proposed transaction and exchanged drafts of the merger agreement and certain related ancillary documents, including the form of voting agreement. The parties negotiated, among other items, the representations and warranties that would be made by HBT and Town and Country, certain potential adjustments to the merger consideration, termination rights and other terms.
On July 25, 2022, the parties executed a letter agreement which extended the parties’ exclusivity period to August 15, 2022.
On August 5, 2022, Town and Country management met virtually with HBT management to conduct reverse due diligence on HBT. The reverse due diligence process also included interviews with Mr. Carter.
On August 15, 2022, the parties executed a second letter agreement which extended the parties’ exclusivity period to August 30, 2022.
On August 22, 2022, the Town and Country Board held a special meeting to consider the proposed merger with HBT, including the merger consideration, which had an implied value of $35.66 per share of Town and Country common stock, or $101.4 million in the aggregate, based on the closing price of HBT common stock on August 22, 2022, and the other material terms of the transaction documents. This implied value exceeded the lowered pricing indication communicated by Bank A prior to the termination of discussions with Bank A, and also exceeded the implied value of the consideration set forth in Bank A’s original indication of interest, as adjusted to reflect the reduction in the trading price of Bank A common stock between the date of its indication of interest and August 22, 2022. At the meeting, representatives of Barack Ferrazzano delivered a presentation regarding the fiduciary duties of the Town and Country Board in connection with the proposed transaction. Town and Country’s management also reported on, and the Town and Country Board discussed, the reverse due diligence process undertaken by Town and Country with respect to HBT. During the meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Town and Country Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Town and Country common stock. After discussion and after considering the proposed terms of the transaction documents, and taking into account the strategic rationale, financial terms, consideration to be received by Town and Country stockholders, integration risk and business rationale of consummating a merger with HBT, including the factors described in the section titled “— Town and Country’s Reasons for the Merger and Recommendation of the of Town and Country Board,” the Town and Country Board, having determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of Town and Country and its stockholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby. The Town and Country Board authorized senior management to finalize the transaction documents and to execute the documents, including the merger agreement. The Town and Country Board directed that the merger agreement be submitted to holders of Town and Country’s common stock for approval, and recommended that holders of Town and Country common stock vote in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby.
On August 23, 2022, the merger agreement and related documents were signed by the parties and HBT announced the transaction the afternoon of August 23, 2022 via a press release.
HBT’s Reasons for the Merger
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the HBT board of directors evaluated the merger in consultation with HBT management and considered information provided by HBT’s financial and legal advisors, as well as a number of factors, including the following material factors:
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management’s view that the acquisition of Town and Country provides an attractive opportunity to expand HBT’s presence into desirable markets;

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Town and Country’s community banking orientation and its compatibility with HBT and its subsidiaries;

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management’s assessment that Town and Country presents a strong banking franchise that is consistent with Heartland Bank’s relationship-based banking model while adding talent and depth to Heartland Bank’s operations;

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management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Town and Country Bank;

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management’s belief that Town and Country Bank’s core deposit base is strong and that a substantial portion of these deposits would be retained following completion of the merger;

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management’s due diligence review of Town and Country and Town and Country Bank;

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the projected earnings per share accretion expected to occur as a result of the proposed transactions;

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the expectation of management that HBT will maintain its strong capital ratios upon completion of the proposed transactions;

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the fact that stockholders of Town and Country will have an opportunity to approve the merger;

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projected efficiencies, including reductions in Town and Country or HBT’s total non-interest expense base, to come from integrating certain of Town and Country’s operations into HBT’s existing operations;

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the financial and other terms of the merger agreement, including the exchange ratio for the merger consideration, the expected tax treatment and the deal protection and termination fee provisions, which HBT reviewed with its outside financial and legal advisors;

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Town and Country Bank’s compatibility with Heartland Bank, which HBT management believes should facilitate integration and implementation of the merger and the bank merger, and the complementary nature of the products and customers of Town and Country Bank and Heartland Bank, which HBT management believes should provide the opportunity to mitigate integration risks and increase potential returns;

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the nature and amount of payments and other benefits to be received by Town and Country and Town and Country Bank’s management in connection with the transactions pursuant to existing Town and Country benefit plans and compensation arrangements and the merger agreement;

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the fact that, concurrently with the execution of the merger agreement, (i) all of the directors and executive officers of Town and Country, who beneficially owned in the aggregate approximately 67.1% of Town and Country’s outstanding voting common stock as of August 22, 2022, were entering into voting and support agreements with HBT agreeing to vote for approval of the merger agreement and the transactions contemplated thereby, and (ii) directors and executive officers of Town and Country, who beneficially owned in the aggregate approximately 57.89% of Town and Country’s outstanding voting common stock as of August 22, 2022, were entering into restrictive covenant agreements with HBT; and

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the fact that the regulatory and other approvals required to consummate the transactions are expected to be received in a reasonably timely manner and without the imposition of unacceptable conditions.

HBT’s board of directors believes that the merger and the merger agreement are advisable and in the best interests of HBT and its stockholders.
The foregoing discussion of the information and factors considered by HBT’s board of directors is not intended to be exhaustive, but includes a description of all material factors considered by HBT’s board of directors. HBT’s board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by HBT’s board of directors in connection with its evaluation of the merger, HBT’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. HBT’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of HBT stockholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.
It should be noted that this explanation of the HBT board of directors’ reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
Town and Country’s Reasons for the Merger and Recommendation of the Town and Country Board
After careful consideration, the Town and Country Board, at a meeting held on August 22, 2022, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Town and Country and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Town and Country Board has concluded that the merger offers Town and Country stockholders an attractive opportunity to achieve the board of directors’ strategic business objectives, including increasing stockholder value and enhancing liquidity for Town and Country stockholders. In addition, the Town and Country Board believes that the customers and communities served by Town and Country Bank will benefit from the merger. Accordingly, the Town and Country Board recommends that Town and Country stockholders vote “FOR” approval and adoption of the merger agreement at the special meeting.
In reaching its decision, the Town and Country Board evaluated the merger in consultation with Town and Country’s management, as well as Town and Country’s outside legal counsel and financial advisor, and considered a number of financial, legal and market factors, including the following:
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the composition of the per share merger consideration, which provides Town and Country stockholders with the option of selecting:

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cash consideration, which provides the ability to realize immediate and certain value for a portion of their shares of Town and Country common stock;

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stock consideration, which offers the opportunity to participate in the future growth and opportunities of the combined company; or

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a combination of cash consideration and stock consideration;

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the fact that the aggregate implied value of the merger consideration, based on the closing price of HBT’s common stock on August 22, 2022, exceeded the aggregate implied value of the lowered pricing indication communicated by Bank A prior to the termination of discussions with Bank A, and also exceeded the implied value of the consideration set forth in Bank A’s original indication of interest, as adjusted to reflect the reduction in the trading price of Bank A common stock between the date of its indication of interest and August 22, 2022;

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that the aggregate cash consideration is subject to possible downward adjustment between signing and closing in (i) the event that certain environmental remediation costs with respect to Town and Country’s properties were to be required and such costs were to exceed certain amounts and/or (ii) if the parties reasonably determine that an event or events have occurred between the date of the merger agreement and the receipt of all requisite regulatory approvals that have materially adversely affected the value of the contemplated transactions to HBT;

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HBT’s trading market on the Nasdaq Global Select Market, which will provide Town and Country stockholders liquidity with respect to the stock consideration received in the merger;

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HBT’s history of paying quarterly dividends and its dividend yield;

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the market value of HBT common stock prior to the execution of the merger agreement and the prospects for future appreciation in the stock;

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HBT’s experience as an acquiror of numerous financial institutions and track record of successfully integrating acquired financial institutions;

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the Town and Country Board’s belief that Town and Country stockholders and customers will benefit from combining with a larger financial institution, including potentially being better equipped to respond to economic and financial services industry developments and better positioned to develop and build on its position in existing markets;

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information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels, loan portfolio and asset quality of Town and Country and HBT, both individually and as a combined company;

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the Town and Country Board’s familiarity with, and understanding of, Town and Country’s business, results of operations, asset quality, operating markets, financial and market position, and expectations concerning Town and Country’s future earnings and prospects;

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the compatibility of Town and Country’s geographical footprint with that of HBT and the potential expansion of product and service availability to the customers of and communities currently served by Town and Country;

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the complementary aspects and cultures of Town and Country’s and HBT’s businesses, including customer focus, geographic coverage, business orientation and operations, HBT’s strong deposit market share, low cost of funds and HBT’s strengths in relationship-based commercial lending;

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the Town and Country Board’s understanding of the current and prospective environment in which Town and Country and HBT operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the perceived risks and uncertainties attendant to Town and Country’s operation as an independent banking organization;

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the opinion of KBW, dated August 22, 2022, to the Town and Country Board, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Town and Country common stock of the merger consideration in the merger, as more fully described below under “— Opinion of Town and Country’s Financial Advisor”;

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potential risks related to the merger, including:

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the potential risk of diverting management’s attention and resources from the operation of Town and Country’s business to the merger, and the possibility of employee attrition or adverse effects on customer and business relationships as a result of the announcement and pendency of the merger;

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the risks that certain of the conditions to the consummation of the merger set forth in the merger agreement would not be satisfied in a timely manner, or at all;

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the potential risks and costs associated with successfully integrating Town and Country’s business, operations and employees with those of HBT, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected time frame;

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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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that the announcement and/or consummation of the merger would result in key staff departures, potentially adversely impacting the operations of Town and Country Bank prior to the consummation of the merger and during the post-merger integration period;

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the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluation of those factors, and the expectations that such approvals could be received in a reasonably timely manner and without the imposition of burdensome conditions;

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the satisfactory results of Town and Country’s management’s reverse due diligence of HBT;

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the right of the Town and Country stockholders to exercise dissenters’ rights, as further described under “Dissenters’ Rights of Appraisal of Holders of Town and Country Common Stock”;

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the fact that the Town and Country directors and certain officers of Town and Country have interests in the merger that are different from or in addition to those of Town and Country stockholders; and

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the fact that the receipt of the HBT common stock portion of the merger consideration was expected to provide favorable tax treatment to Town and Country stockholders receiving HBT common stock as merger consideration, based on the expected tax treatment of the integrated merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger.”

The foregoing discussion of the information and factors considered by Town and Country’s Board is not intended to be exhaustive, but includes a summary of all material factors considered by Town and Country’s Board. Town and Country’s Board in approving the merger agreement further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by the Town and Country Board in connection with its evaluation of the merger, the Town and Country Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The Town and Country Board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of factors that each of them considered appropriate, that the merger is in the best interests of Town and Country and Town and Country stockholders and that the benefits expected to be achieved from the merger were achievable and outweigh the potential risks and vulnerabilities. The Town and Country Board realized that there can be no assurance about future results, including results expected or considered in the factors listed above.
After considering the foregoing and other relevant factors and risks, and their overall impact on the stockholders and other constituencies of Town and Country, the Town and Country Board concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, the Town and Country Board unanimously approved and deemed advisable the merger agreement and the merger, and the board of directors unanimously recommends that Town and Country stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the adjournment proposal.
It should be noted that this explanation of the Town and Country Board reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Town and Country’s Financial Advisor
Town and Country engaged KBW to render financial advisory and investment banking services to Town and Country, including an opinion to the Town and Country Board as to the fairness, from a financial point of view, to the common stockholders of Town and Country of the merger consideration in the proposed merger. Town and Country selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the Town and Country Board held on August 22, 2022, at which the Town and Country Board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Town and Country Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Town and Country common stock. The Town and Country Board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Town and Country board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Town and Country common stock. It did not address the underlying business decision of Town and Country to engage in the merger or enter into the merger agreement or constitute a recommendation to the Town and Country board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Town and Country common stock or any stockholder of any other entity as to how to vote or act in connection with the merger or any other matter (including what election any holder of Town and Country common stock should make with respect to stock consideration, cash consideration or mixed consideration), nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, support, restrictive covenants, stockholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Town and Country and HBT and bearing upon the merger, including, among other things:
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the execution version of the merger agreement dated as of August 23, 2022 (the most recent draft then made available to KBW);

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the audited financial statements for the three (3) fiscal years ended December 31, 2021 of Town and Country;

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the unaudited quarterly financial statements for the quarters ended March 31, 2022 and June 30, 2022 of Town and Country;

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the audited financial statements and the Annual Reports on Form 10-K for the three (3) fiscal years ended December 31, 2021 of HBT;

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the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022 of HBT;

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certain regulatory filings of Town and Country and HBT and their respective subsidiaries, including, as applicable, the quarterly reports on Form Y-9C or semi-annual reports on Form FR Y-9SP and the quarterly call reports filed with respect to each quarter during the three (3) year period ended December 31, 2021 as well as the quarters ended March 31, 2022 and June 30, 2022;

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certain other interim reports and other communications of Town and Country and HBT provided to their respective stockholders; and

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other financial information concerning the businesses and operations of Town and Country and HBT furnished to KBW by Town and Country and HBT or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of Town and Country and HBT;

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the assets and liabilities of Town and Country and HBT;

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the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial and stock market information for Town and Country and HBT with similar information for certain other companies the securities of which were publicly traded;

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financial and operating forecasts and projections of Town and Country that were prepared by Town and Country management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Town and Country Board;

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publicly available consensus “street estimates” of HBT, as well as December 31, 2022 balance sheet estimates and assumed long-term growth rates for HBT provided to KBW by HBT management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Town and Country management and with the consent of the Town and Country Board; and

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estimates regarding certain pro forma financial effects of the merger on HBT (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by HBT management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Town and Country management and with the consent of the Town and Country Board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Town and Country and HBT regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Town and Country as to the reasonableness and achievability of the financial and operating forecasts and projections of Town and Country referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Town and Country, upon HBT management as to the reasonableness and achievability of the publicly available consensus “street estimates” of HBT, the December 31, 2022 balance sheet estimates of HBT, the assumed HBT long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on HBT (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of HBT management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of Town and Country and HBT that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of HBT referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Town and Country and HBT and with the consent of the Town and Country Board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on Town and Country and HBT. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Town and Country or HBT since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan losses and KBW assumed, without independent verification and with Town and Country’s consent, that the aggregate allowances for loan losses for each of Town and Country and HBT are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Town and Country or HBT, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Town and Country or HBT under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including, without limitation, the mid-tier merger and the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the execution version reviewed by KBW and referred to above) with no adjustments to the merger consideration (including the allocation between cash and stock) and no other consideration or payments in respect of Town and Country common stock;

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions, and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Town and Country, HBT or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Town and Country that Town and Country relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Town and Country, HBT, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the holders of Town and Country common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the mid-tier merger, the bank merger and the actions relating to the Town and Country Financial Corporation Employee Stock Ownership Plan to be taken on or before the effective time of the merger), including without limitation, the form or structure of the merger or any such related transaction (including the form of the merger consideration or the allocation thereof between cash and stock), the treatment of “non-election shares” in the merger, any consequences of the merger or any such related transactions to Town and Country, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, restrictive covenants, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of Town and Country to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Town and Country or the Town and Country Board;

•
the fairness of the amount or nature of any compensation to any of Town and Country’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Town and Country common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Town and Country (other than the holders of Town and Country common stock, solely with respect to the merger consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of HBT or any other party to any transaction contemplated by the merger agreement;

•
any election by holders of Town and Country common stock to receive the cash consideration or the stock consideration or any combination thereof, or the actual allocation among such holders between cash and HBT common stock (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the merger agreement) or the relative fairness of the cash consideration, the stock consideration or any combination thereof;

•
any adjustment (as provided in the merger agreement) to the aggregate cash consideration assumed for purposes of KBW’s opinion (whether relating to future expenditures for environmental investigation, remedial or cleanup action or otherwise);

•
whether HBT had sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Town and Country common stock at the closing of the merger;

•
the actual value of HBT common stock to be issued in the merger;

•
the prices, trading range or volume at which Town and Country common stock or HBT common stock would trade following the public announcement of the merger or the prices, trading range or volume at which HBT common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Town and Country, HBT, their respective stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the mid-tier merger and the bank merger), including whether or not the merger together with the mid-tier merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.
In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Town and Country and HBT. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Town and Country Board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Town and Country Board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Town and Country and HBT and the decision of Town and Country to enter into the merger agreement was solely that of the Town and Country Board.
The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Town and Country Board, but summarizes the material analyses performed in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an indicative transaction value for the merger of $35.66 per share of Town and Country common stock, or $101.4 million in the aggregate, based on the cash consideration of $35.66 and the implied value of the stock consideration derived by multiplying the exchange ratio of 1.9010x by the HBT closing price of $18.76 on August 22, 2022. In addition to the financial analyses described below, KBW reviewed with the Town and Country Board for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the indicative transaction value for the merger of $35.66 per outstanding share of Town and Country common stock) of 8.9x Town and Country’s estimated calendar year 2022 earnings per share (“EPS”), 10.8x Town and Country’s estimated calendar year 2022 adjusted core EPS (as adjusted to remove the portion of Town and Country’s after-tax Mortgage Servicing Rights valuation adjustment realized in the first half of 2022) and 10.1x Town and Country’s estimated calendar year 2023 EPS, using financial and operating forecasts and projections of Town and Country provided by Town and Country management.
Town and Country Selected Companies Analysis — Group A.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Town and Country to twelve (12) selected major exchange-traded banks and thrifts headquartered in the Midwest region of the U.S. (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) with total assets between $500 million and $1.5 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:
1895 Bancorp of Wisconsin, Inc. First Capital, Inc. HMN Financial, Inc. IF Bancorp, Inc. Landmark Bancorp, Inc. Limestone Bancorp, Inc.	Middlefield Banc Corp. Ohio Valley Banc Corp. Richmond Mutual Bancorporation, Inc. SB Financial Group, Inc. United Bancorp, Inc. United Bancshares, Inc.
To perform this analysis, KBW used profitability and other financial information for the most recently completed fiscal quarter (“MRQ”) or latest twelve (12) months (“LTM”) available or as of the end of such periods and market price information as of August 22, 2022. In addition, KBW used EPS estimates of Town and Country taken from financial forecasts and projections of Town and Country provided by Town and Country management, and KBW used EPS estimates of the selected companies taken from consensus “street estimates” for the selected companies to the extent publicly available (consensus “street estimates” for 2022 and 2023 were not publicly available for nine (9) of the selected companies). Where consolidated holding company level financial data for Town and Country and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for three (3) of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in Town and Country’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Town and Country and the selected companies:
	Town and Country	Selected Companies
		Average	Median	25th Percentile	75th Percentile
MRQ Core Pre-tax Pre-provision Return on Avg. Assets(1)	1.70%(4)	1.14%	1.19%	0.99%	1.32%
MRQ Core Return on Avg. Assets(2)	1.33%(4)	0.90%	0.92%	0.77%	1.11%
MRQ Core Return on Avg. Tangible Common Equity(2)	13.9%(4)	10.5%	11.7%	7.7%	13.7%
MRQ Net Interest Margin	3.47%	3.25%	3.31%	2.99%	3.51%
MRQ Fee Income / Revenue Ratio(3)	29.5%	19.8%	20.3%	15.7%	21.9%
MRQ Efficiency Ratio	66.3%	69.9%	68.8%	75.5%	63.2%

(1)
Reflected pre-tax pre-provision core earnings; excluded amortization of intangibles and nonrecurring items

(2)
Core income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence

(3)
Excluded gain/losses on sale of securities

(4)
Excluding the portion of Town and Country’s Mortgage Servicing Rights valuation adjustment realized in the quarter ended June 30, 2022 and a provision reversal in the quarter ended June 30, 2022, Core PTPP ROAA was 1.61%, Core ROAA was 1.17%, and Core ROATCE was 12.2%

KBW’s analysis showed the following concerning the financial condition of Town and Country and, to the extent publicly available, the selected companies:

	Town and Country	Selected Companies
		Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	8.39%	8.98%	8.57%	7.91%	9.99%
Total Capital Ratio	15.2%	15.8%	16.3%	14.5%	16.7%
Loans / Deposits	84.8%	76.5%	76.4%	68.4%	86.9%
Loan Loss Reserve / Gross Loans	1.50%	1.20%	1.27%	1.10%	1.42%
Nonperforming Assets / Loans and OREO	0.44%	0.65%	0.63%	0.95%	0.34%
Net Charge-Offs / Average Loans	0.00%	0.05%	0.02%	0.03%	(0.00)%
In addition, KBW’s analysis showed the following concerning the market performance of TWCF and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was negative):
	Town and Country	Selected Companies
		Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	7.7%	(2.7)%	(0.8)%	(9.4)%	8.6%
One-Year Total Return	8.6%	(1.0)%	1.2%	(9.2)%	10.4%
Year-To-Date Stock Price Change	2.9%	(9.0)%	(8.3)%	(14.2)%	(0.8)%
Stock Price / Tangible Book Value per Share	1.09x	1.20x	1.23x	1.14x	1.31x
Stock Price / LTM EPS	6.5x / 7.8x(1)	10.0x	9.9x	9.2x	10.6x
Stock Price / 2022 Estimated EPS	7.0x / 8.5x(1)	10.3x	9.7x	9.6x	10.7x
Stock Price / 2023 Estimated EPS	8.0x	9.2x	9.0x	8.5x	9.7x
Dividend Yield	2.0%	2.5%	2.6%	1.6%	3.3%
LTM Dividend Payout	13.1%	23.8%	25.4%	17.1%	32.6%

(1)
Second multiples based on core EPS as adjusted to remove the portion of Town and Country’s after-tax Mortgage Servicing Rights valuation adjustment realized in the first half of 2022

No company used for comparison in the above-selected companies analysis is identical to Town and Country. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Town and Country Selected Companies Analysis — Group B.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Town and Country to eleven (11) selected publicly traded banks and thrifts headquartered in the U.S. with total assets between $500 million and $2.5 billion and calendar year 2021 gain on sale of loans / total revenue between 15% and 20%. Merger targets were excluded from the selected companies.
The selected companies were as follows:
C&F Financial Corporation CBB Bancorp, Inc. Community Heritage Financial, Inc. Freedom Financial Holdings, Inc. HMN Financial, Inc. Landmark Bancorp, Inc.	Pacific Financial Corporation Pinnacle Bank Savi Financial Corporation, Inc. Tri-County Financial Group, Inc. U & I Financial Corp.
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or latest twelve (12) months available or as of the end of such periods and market price information as of August 22, 2022. Where consolidated holding company level financial data for Town and Country and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data presented in the tables below may not correspond to the data presented in Town and Country’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Town and Country and the selected companies:
	Town and Country	Selected Companies
		Average	Median	25th Percentile	75th Percentile
MRQ Core Pre-tax Pre-provision Return on Avg. Assets(1)	1.70%(5)	1.40%	1.27%	1.10%	1.52%
MRQ Core Return on Avg. Assets(2)	1.33%(5)	1.03%	0.96%	0.75%	1.09%
MRQ Core Return on Avg. Tangible Common Equity(2)	13.9%(5)	11.7%	11.4%	8.8%	14.9%
MRQ Net Interest Margin	3.47%	3.64%	3.64%	3.18%	4.00%
MRQ Fee Income / Revenue Ratio(3)	29.5%	20.0%	20.0%	16.7%	22.7%
MRQ Efficiency Ratio	66.3%	67.5%	68.1%	71.7%	64.7%
MRQ Net Servicing Fees / Revenue(4)	8.4%	1.2%	0.8%	1.5%	0.2%
2021 Gain on Sale of Loans / Revenue	18.1%	17.2%	17.3%	18.2%	15.9%

(1)
Reflected pre-tax pre-provision core earnings; excluded amortization of intangibles and nonrecurring items

(2)
Core income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence

(3)
Excluded gain/losses on sale of securities

(4)
Net Servicing fees included income from servicing real estate mortgages, credit cards, and other financial assets held by others, net of related servicing assets’ amortization expense as defined by S&P Market Intelligence

(5)
Excluding the portion of Town and Country’s Mortgage Servicing Rights valuation adjustment realized in the quarter ended June 30, 2022 and a provision reversal in the quarter ended June 30, 2022, Core PTPP ROAA was 1.61%, Core ROAA was 1.17%, and Core ROATCE was 12.2%

KBW’s analysis showed the following concerning the financial condition of Town and Country and the selected companies:
	Town and Country	Selected Companies
		Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	8.39%	8.55%	8.25%	7.61%	8.72%
Total Capital Ratio	15.2%	14.8%	14.8%	13.6%	16.2%
Loans / Deposits	84.8%	77.2%	80.0%	68.2%	85.5%
Loan Loss Reserve / Gross Loans	1.50%	1.34%	1.23%	1.08%	1.38%
Nonperforming Assets / Loans and OREO	0.44%	0.53%	0.49%	0.64%	0.30%
Net Charge-Offs / Average Loans	0.00%	(0.01)%	(0.00)%	0.00%	(0.02)%
In addition, KBW’s analysis showed the following concerning the market performance of Town and Country and, to the extent publicly available, the selected companies:

	Town and Country	Selected Companies
		Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	7.7%	(1.0)%	(1.7)%	(6.5)%	1.1%
One-Year Total Return	8.6%	0.4%	(0.9)%	(6.0)%	3.6%
Year-To-Date Stock Price Change	2.9%	(2.6)%	(2.2)%	(7.1)%	(1.2)%
Stock Price / Tangible Book Value per Share	1.09x	1.05x	1.00x	0.99x	1.18x
Stock Price / LTM EPS	6.5x / 7.8x(1)	9.5x	9.8x	6.9x	11.0x
Dividend Yield	2.0%	1.9%	1.7%	0.4%	3.2%
LTM Dividend Payout	13.1%	17.3%	11.3%	2.4%	22.7%

(1)
Second multiple based on LTM core EPS as adjusted to remove the portion of Town and Country’s after-tax Mortgage Servicing Rights valuation adjustment realized in the first half of 2022

No company used for comparison in the above selected companies analysis is identical to Town and Country. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
HBT Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of HBT to fourteen (14) selected major exchange-traded banks and thrifts headquartered in the Midwest region of the U.S. with total assets between $3.0 billion and $6.0 billion. Merger targets were excluded from the selected companies.
The selected companies were as follows:
Alerus Financial Corporation Bridgewater Bancshares, Inc. Civista Bancshares, Inc. Community Trust Bancorp, Inc. CrossFirst Bankshares, Inc. Equity Bancshares, Inc. Farmers National Banc Corp.	First Financial Corporation First Internet Bancorp Great Southern Bancorp, Inc. Independent Bank Corporation Mercantile Bank Corporation Southern Missouri Bancorp, Inc. West Bancorporation, Inc.
To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or the latest twelve (12) months available or as of the end of such periods and market price information as of August 22, 2022. KBW also used EPS estimates taken from consensus “street estimates” for HBT and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for one of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in HBT’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of HBT and the selected companies:

		Selected Companies
	HBT	Average	Median	25th Percentile	75th Percentile
MRQ Core Pre-tax Pre-provision Return on Avg. Assets(1)	1.82%	1.69%	1.69%	1.49%	1.90%
MRQ Core Return on Avg. Assets(2)	1.35%	1.29%	1.30%	1.10%	1.43%
MRQ Core Return on Avg. Tangible Common Equity(2)	16.6%	16.1%	15.5%	13.5%	17.1%
MRQ Net Interest Margin	3.38%	3.29%	3.32%	3.03%	3.50%
MRQ Fee Income / Revenue Ratio(3)	20.3%	19.9%	18.7%	14.4%	22.4%
MRQ Efficiency Ratio	53.9%	55.8%	54.4%	62.8%	50.1%

(1)
Reflected pre-tax pre-provision core earnings; excluded amortization of intangibles and nonrecurring items

(2)
Core income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence

(3)
Excluded gain/losses on sale of securities

KBW’s analysis also showed the following concerning the financial condition of HBT and, to the extent publicly available, the selected companies:
		Selected Companies
	HBT	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	8.18%	8.02%	7.71%	7.36%	8.95%
Total Capital Ratio	16.8%	15.0%	14.0%	13.6%	16.7%
Loans / Deposits	66.2%	85.1%	87.3%	75.3%	96.5%
Loan Loss Reserve / Gross Loans	1.01%	1.27%	1.28%	1.16%	1.42%
Nonperforming Assets / Loans and OREO	0.39%	0.61%	0.41%	0.82%	0.19%
Net Charge-Offs / Average Loans	(0.01)%	0.02%	0.01%	0.03%	(0.00)%
In addition, KBW’s analysis showed the following concerning the market performance of HBT and the selected companies:
		Selected Companies
	HBT	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	19.2%	7.0%	6.5%	(3.4)%	17.4%
One-Year Total Return	23.3%	9.4%	8.6%	(1.1)%	18.8%
Year-To-Date Stock Price Change	0.2%	(6.3)%	(6.7)%	(14.9)%	3.0%
Stock Price / Tangible Book Value per Share	1.58x	1.55x	1.49x	1.42x	1.66x
Stock Price / LTM Estimated EPS	9.7x	9.7x	9.7x	8.7x	10.3x
Stock Price / 2022 Estimated EPS	9.4x	9.6x	9.5x	8.9x	10.4x
Stock Price / 2023 Estimated EPS	9.1x	9.1x	9.3x	8.4x	9.8x
Dividend Yield	3.4%	2.4%	2.6%	1.1%	3.8%
LTM Dividend Payout	33.2%	22.7%	25.5%	11.3%	33.0%
No company used for comparison in the above selected companies analysis is identical to HBT. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to twelve (12) selected Midwest whole bank acquisitions announced since January 1, 2020 with announced deal values between $50 million and $150 million.

The selected transactions were as follows:
Acquiror	Acquired Company
Bank First Corporation
Middlefield Banc Corp.
Bank First Corporation
Civista Bancshares, Inc.
Arbor Bancorp, Inc.
First Mid Bancshares, Inc.
Finward Bancorp
Farmers National Banc Corp.
Equity Bancshares, Inc.
Farmers and Merchants Bancorp, Inc.
First Busey Corporation
First Mid Bancshares, Inc.	Hometown Bancorp, Ltd.
Liberty Bancshares, Inc. (Ada, OH)
Denmark Bancshares, Inc.
Comunibanc Corp.
FNBH Bancorp Inc.
Delta Bancshares Company
Royal Financial, Inc.
Cortland Bancorp
American State Bancshares, Inc.
Perpetual Federal Savings Bank
Cummins-American Corp.
LINCO Bancshares, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
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Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

KBW also reviewed the price per common share paid for the acquired company for the seven (7) selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one (1) day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied transaction value for the merger of $35.66 per share of Town and Country common stock and using historical financial information for Town and Country as of or for the twelve (12) months ended June 30, 2022 and the closing price of Town and Country common stock on August 22, 2022.
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered not meaningful because it was greater than 30.0x):
		Selected Transactions
	HBT / Town and Country	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value	1.39x	1.13x	1.36x	1.42x	1.59x
Core Deposit Premium	4.2%	2.1%	6.9%	6.2%	8.7%
Price / LTM EPS	8.3x / 10.0x(1)	13.9x	17.5x	17.7x	21.3x
One-Day Market Premium	27.4%	8.6%	38.7%	30.6%	48.4%

(1)
Second multiple based on LTM core EPS as adjusted to remove the portion of Town and Country’s after-tax Mortgage Servicing Rights valuation adjustment realized in the first half of 2022

No company or transaction used for comparison in the above selected transaction analysis is identical to Town and Country or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative stand-alone contribution of HBT and Town and Country to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for HBT and Town and Country as of June 30, 2022, (ii) publicly available consensus “street estimates” of HBT, (iii) financial and operating forecasts and projections of Town and Country provided by Town and Country management, and (iv) market price information as of August 22, 2022. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of HBT and Town and Country stockholders in the combined company based on the aggregate stock consideration of 3,378,655 shares of HBT common stock provided for in the merger agreement and also with the implied pro forma ownership percentages of HBT and Town and Country stockholders in the combined company hypothetically assuming 100% stock consideration in the merger for illustrative purposes:
	HBT as a % of Total	Town and Country as a % of Total
Pro Forma Ownership
Ownership based on the Aggregate Stock Consideration	89.5%	10.5%
Illustrative Ownership assuming 100% Stock Consideration at 1.9010x	84.2%	15.8%
Balance Sheet
Assets	82.8%	17.2%
Gross Loans Held for Investment	79.7%	20.3%
Deposits	83.4%	16.6%
Tangible Common Equity	82.5%	17.5%
Income Statement
2022 Estimated Net Income	83.5%	16.5%
2022 Estimated Net Income (Adjusted)(1)	85.9%	14.1%
2023 Estimated Net Income	85.6%	14.4%
Market Information
Pre-Deal Market Capitalization	87.2%	12.8%

(1)
Reflected Town and Country’s estimated 2022 core earnings as adjusted to remove the portion of Town and Country’s after-tax Mortgage Servicing Rights valuation adjustment realized in the first half of 2022

Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of HBT and Town and Country. Using (i) closing balance sheet estimates as of December 31, 2022 for HBT and Town and Country provided by HBT management, (ii) publicly available consensus EPS “street estimates” of HBT, (iii) financial and operating forecasts and projections of Town and Country provided by Town and Country management, as adjusted by HBT management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by HBT management, KBW analyzed the potential financial impact of the merger on certain projected financial results of HBT. This analysis indicated the merger could be accretive to each of HBT’s estimated 2023 EPS and estimated 2024 EPS and could be dilutive to HBT’s estimated tangible book value per share at closing as of December 31, 2022. Furthermore, the analysis indicated that, pro forma for the merger, each of HBT’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing as of December 31, 2022 could be lower. For all of the above analysis, the actual results achieved by HBT following the merger may vary from the projected results, and the variations may be material.
Town and Country Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Town and Country to estimate a range for the implied equity value of Town and Country. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Town and Country provided by Town and Country management, and assumed discount rates ranging from 13.0% to 15.0%. The range of values was derived by adding (i) the present value of the estimated excess capital available for dividends that Town and Country could generate over the period from January 1, 2023 through December 31, 2027 as a stand-alone company, and (ii) the present value of Town and Country’s implied terminal value at the end of such period. KBW assumed that Town and Country would maintain a tangible common equity to tangible asset ratio of 8.50% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Town and Country, KBW applied a range of 0.95x to 1.55x Town and Country’s estimated December 31, 2027 tangible book value. This dividend discount model analysis resulted in a range of implied values per share of Town and Country common stock of $26.44 to $38.54.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Town and Country.
HBT Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of HBT to estimate a range for the implied equity value of HBT. In this analysis, KBW used publicly available consensus “street estimates” of HBT and assumed long-term growth rates for HBT provided by HBT management, and assumed discount rates ranging from 10.0% to 12.0%. The range of values was derived by adding (i) the present value of the estimated excess capital available for dividends that HBT could generate over the period from January 1, 2023 through December 31, 2027 as a stand-alone company, and (ii) the present value of HBT’s implied terminal value at the end of such period. KBW assumed that HBT would maintain a tangible common equity to tangible asset ratio of 8.50% and would retain sufficient earnings to maintain that level. In calculating the terminal value of HBT, KBW applied a range of 8.5x to 10.5x HBT’s estimated 2028 earnings. This dividend discount model analysis resulted in a range of implied values per share of HBT’s common stock of $18.72 to $23.30.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of HBT or the pro forma combined company.
Miscellaneous.   KBW acted as financial advisor to Town and Country in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between (i) KBW and HBT and (ii) a KBW broker-dealer affiliate and each of Town and Country and HBT), may from time to time purchase securities from, and sell securities to, Town and Country and HBT. KBW currently acts as broker for HBT’s stock repurchase plan. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Town and Country or HBT for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Town and Country agreed to pay KBW a total cash fee equal to 1.00% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of its opinion, and the balance of which is contingent upon the closing of the merger. Town and Country also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, KBW did not provide investment banking or financial advisory services to Town and Country during the two (2) years preceding the date of its opinion. During the two (2) years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to HBT. KBW may in the future provide investment banking and financial advisory services to Town and Country or HBT and receive compensation for such services.
Material U.S. Federal Income Tax Consequences of the Integrated Merger
The following discussion addresses the material U.S. federal income tax consequences of the integrated merger to U.S. holders (as defined below) of Town and Country common stock. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state or local laws, or any federal laws other than those pertaining to income tax, are not addressed in this proxy statement/prospectus.
For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner that is:
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an individual citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

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a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to Town and Country stockholders that hold their Town and Country common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its individual circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including without limitation:
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financial institutions;

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qualified insurance plans;

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qualified retirement plans and individual retirement accounts;

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S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities;

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persons liable for the alternative minimum tax;

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insurance companies;

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mutual funds;

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tax-exempt organizations;

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brokers or dealers in securities or currencies;

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traders in securities that elect to use a mark-to-market method of accounting;

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persons that hold Town and Country common stock as part of a straddle, hedge, constructive sale or conversion transaction or other integrated transaction;

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persons with “applicable financial statements” within the meaning of Section 451(b) of the Code;

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regulated investment companies;

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real estate investment trusts;

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persons whose “functional currency” is not the U.S. dollar; and

•
stockholders who acquired their shares of Town and Country common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds Town and Country common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the integrated merger to them.
The parties intend for the integrated merger to be treated as a single integrated transaction that qualifies as a “reorganization” for U.S. federal income tax purposes. Each of Barack Ferrazzano and Vedder Price have delivered tax opinions, dated October 14, 2022, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to this effect. Additionally, it is a condition to Town and Country’s obligation to complete the integrated merger that Town and Country receive an opinion from Barack Ferrazzano, dated the closing date of the integrated merger, and it is a condition to HBT’s obligation to complete the integrated merger that HBT receive an opinion from Vedder Price, dated the closing date of the merger, each substantially to the same effect as the opinion described in the preceding sentence and as to certain other federal income tax consequences of the reorganization to holders of Town and Country common stock. These conditions are waivable, and HBT and Town and Country undertake to recirculate and resolicit if either of these conditions is waived and the change in U.S. federal income tax consequences is material. These opinions are and will be based upon representation letters provided by HBT and Town and Country and upon customary factual assumptions. Neither HBT nor Town and Country has sought or intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the integrated merger, and consequently, there is no guarantee that the Internal Revenue Service will treat the integrated merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the integrated merger could be adversely affected.
The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the integrated merger in light of your particular circumstances, including without limitation, the applicability and the effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
U.S. Federal Income Tax Consequences of the Integrated Merger
Based upon the terms of the merger agreement and the facts and representations contained in the representation letters received from Town and Country and HBT in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Barack Ferrazzano and Vedder Price that the integrated merger will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, no gain or loss will be recognized by HBT or Town and Country as a result of the integrated merger and the material U.S. federal income tax consequences of the integrated merger to U.S. holders will be as follows:
U.S. Holders who Receive Solely HBT Common Stock.   A holder of Town and Country common stock who exchanges all of its Town and Country common stock solely for shares of HBT common stock will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of HBT common stock. The aggregate basis of the shares of HBT common stock received (including any fractional shares deemed received and exchanged for cash) by a holder of Town and Country common stock will be equal to the aggregate basis of the Town and Country common stock surrendered. The holding period of the HBT common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Town and Country common stock surrendered, provided that such stock was held by such holder as a capital asset at the time of the exchange.
U.S. Holders who Receive Solely Cash.   The exchange of Town and Country common stock solely for cash generally will result in recognition of gain or loss by the holder in an amount equal to the difference between the amount of cash received and the holder’s adjusted basis in the Town and Country common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the date of the exchange, the holder’s holding period for the Town and Country common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations.
U.S. Holders who Receive a Combination of Shares of HBT Common Stock and Cash.
•
A U.S. holder who receives a combination of shares of HBT common stock and cash (other than cash received in lieu of fractional shares of HBT common stock) in exchange for shares of Town and Country common stock pursuant to the integrated merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the HBT common stock and cash received by the U.S. holder of Town and Country common stock exceeds such U.S. holder’s adjusted basis in its Town and Country common stock surrendered and (ii) the amount of cash received by such U.S. holder of Town and Country common stock (in each case excluding any cash received in lieu of fractional shares of HBT common stock, which will be treated as discussed below);

•
The aggregate basis of the HBT common stock received (including any fractional shares of HBT common stock deemed received and exchanged for cash, as described below) by a U.S. holder of Town and Country common stock in the integrated merger will be the same as the aggregate basis of the Town and Country common stock for which it is exchanged, decreased by the amount of cash received in the integrated merger (other than cash received in lieu of a fractional share of HBT common stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below), other than with respect to cash received in lieu of a fractional share of HBT common stock; and

•
The holding period of HBT common stock received in exchange for shares of Town and Country common stock (including fractional shares of HBT common stock deemed received and exchanged for cash, as described below) will include the holding period of the Town and Country common stock for which it is exchanged, provided such stock was held by such holder as a capital asset at the time of the exchange.

If a U.S. holder of Town and Country common stock acquired different blocks of shares of Town and Country common stock at different times or at different prices, such holder’s basis and holding period may be determined with reference to each block of Town and Country common stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by its other recognized capital losses in determining its U.S. federal income tax liability. Any such holders should consult their tax advisors regarding the manner in which HBT common stock received in the exchange should be allocated among different blocks of Town and Country common stock and with respect to identifying the bases or holding periods of the particular shares of HBT common stock received in the integrated merger.
Any capital gain recognized generally will be long-term capital gain if the U.S. holder held the shares of Town and Country common stock for more than one year at the effective time of the integrated merger. The deductibility of capital losses is subject to limitations.
In some cases, including without limitation, if a U.S. holder of Town and Country common stock actually or constructively owns HBT common stock other than HBT common stock received pursuant to the integrated merger, gain recognized pursuant to the integrated merger could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of Town and Country common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.
Cash Received In Lieu of a Fractional Share.   A U.S. holder of Town and Country common stock who receives cash in lieu of a fractional share of HBT common stock will be treated as having received the fractional share pursuant to the integrated merger and then as having exchanged the fractional share for cash in a redemption by HBT. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted basis of the shares of Town and Country common stock allocable to such fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the integrated merger, such U.S. holder’s holding period for such shares of Town and Country common stock is greater than one year. For U.S. holders of Town and Country common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.
Medicare Tax on Unearned Income.   In addition to regular U.S. federal income tax, net investment income of certain non-corporate taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) on the lesser of (i) his or her net investment income for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the integrated merger (including gain treated as dividend income, if any), as well as other items of interest, dividends, capital gains, and rental or royalty income. Non-corporate Town and Country stockholders should consult their own tax advisors regarding the possible effect of this tax.
Backup Withholding and Information Reporting.   Payments of cash to a U.S. holder of Town and Country common stock pursuant to the integrated merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%), unless such stockholder provides HBT with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Town and Country common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service.
A U.S. holder of Town and Country common stock who receives HBT common stock as a result of the integrated merger will be required to retain records pertaining to the integrated merger. Each U.S. holder of Town and Country common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives HBT common stock in the integrated merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth certain information, including the parties to the integrated merger, the date of the integrated merger, and such holder’s basis in the Town and Country common stock surrendered. A “significant holder” is a holder of Town and Country common stock who, immediately before the integrated merger, owned at least 1% of the outstanding stock of Town and Country (by vote or value) or held securities of Town and Country with a basis for U.S. federal income tax purposes of at least $1 million.
Foreign Account Tax Compliance Act
Under Sections 1471 and 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), a holder of Town and Country common stock could be subject to a 30% U.S. withholding tax on gross proceeds from its exchange of stock for cash received (if any) pursuant to the integrated merger if it holds its stock through a foreign financial institution that has not entered into an agreement with the U.S. government to report certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or if other conditions are met. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. The Internal Revenue Service has released proposed regulations that, if finalized in their proposed form, would generally eliminate the obligation to withhold on gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Holders of Town and Country common stock should consult their own tax advisors on how these rules may apply to cash payments (if any) made in exchange for their stock pursuant to the integrated merger in light of their own individual circumstances.
The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the integrated merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the integrated merger, including without limitation tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws, including without limitation, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.
Accounting Treatment
HBT will account for the merger as an acquisition by HBT of Town and Country under GAAP. Under the acquisition method of accounting for business combinations, the assets (including identifiable intangible assets) and liabilities of Town and Country as of the effective date of the merger will be recorded at their respective fair values and added to those of HBT. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of HBT issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Town and Country.
Interests of Certain Persons in the Merger
General
In considering the recommendations of Town and Country’s Board with respect to the merger, you should be aware that certain directors and executive officers of Town and Country have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of Town and Country. Town and Country’s Board was aware of these interests during its deliberations of the merits of the merger and in determining to recommend that holders of Town and Country common stock vote in favor of the merger proposal (and thereby approve the transactions contemplated by the merger agreement, including the merger). These interests, as well as significant interests of other persons, are described in more detail below, and certain of them are quantified in the narrative below.
Stock Ownership
As of November 2, 2022, Town and Country’s directors and executive officers held approximately 1,906,342 shares of Town and Country common stock, representing approximately 67.1% of the outstanding shares of Town and Country common stock. For more information, see “Security Ownership of Certain Town and Country Beneficial Owners and Management.”
As of the date of this proxy statement/prospectus, only David Kirschner (Town and Country’s Executive Chairman), Micah Bartlett (Town and Country’s President and Chief Executive Officer), Shelly Dowell (Town and Country’s Chief Marketing and Culture Officer), and Wendy Kernan (Town and Country’s Chief Technology and Operations Officer) held unvested Town and Country restricted stock under the Town and Country Stock Plan, in the amount of 15,000 shares. Accordingly, immediately prior to the effective time of the merger, the foregoing executives will vest in all such 15,000 shares of restricted stock.
Based on the closing price per share of HBT common stock of $20.85 as of November 2, 2022, the latest practicable date before the date of this proxy statement/prospectus, multiplied by the exchange ratio, as a result of the exchange of their Town and Country unvested restricted stock holdings that vest upon the effective time of the merger, it is estimated that, Mr. Kirschner would receive aggregate consideration equal to $35,660 in cash consideration or $39,636 in stock consideration, Mr. Bartlett would receive aggregate consideration equal to $356,600 in cash consideration or $396,359 in stock consideration, Ms. Dowell would receive aggregate consideration equal to $71,320 in cash consideration or $79,272 in stock consideration, and Ms. Kernan would receive aggregate consideration equal to $71,320 in cash consideration or $79,272 in stock consideration (assuming no adjustments to the merger consideration), prior to any applicable tax withholdings.

Treatment of Town and Country Restricted Stock Awards
All unvested restricted stock awards will become fully earned and vested immediately prior to the consummation of the merger and will be converted to the merger consideration as discussed in the below section titled “The Merger Agreement — Merger Consideration,” subject to any required withholding tax.
Mr. Kirschner’s Employment Agreement
Town and Country is party to an employment agreement with Mr. Kirschner. In the event that Mr. Kirschner voluntarily terminates his employment with Town and Country due to “constructive discharge” or is terminated for reasons other than “cause” within one (1) year following a “change of control” (as each term is defined in Mr. Kirschner’s such employment agreement), he is entitled to a payment of an amount equal to three times the sum of his current base salary, bonuses paid to him in the most recently completed fiscal year and all contributions made or credited to Mr. Kirschner by Town and Country under its deferred compensation and employment retirement plans and medical insurance premiums for up to thirty-six (36) months.
In the event that the merger is consummated, it will constitute a change of control under Mr. Kirschner’s employment agreement. In the event that Mr. Kirschner terminates his employment with Town and Country due to constructive discharge or is terminated by Town and Country for reasons other than Cause, Mr. Kirschner would be entitled to receive a lump sum payment and medical premium payments of approximately $1.1 million, prior to any applicable tax withholding, based on current projections. In addition, if such lump sum payment would create an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, Town and Country will gross up the payment to Mr. Kirschner to offset such excise tax. Town and Country has agreed to take reasonable measures to avoid any such excise tax.
Mr. Bartlett’s Change of Control Agreement
Town and Country is party to a change of control agreement with Mr. Bartlett. In the event that Mr. Bartlett voluntarily terminates his employment with Town and Country or is terminated by Town and Country within one year of a “change of control” (as defined in Mr. Bartlett’s change of control agreement), he is entitled to a payment of an amount equal to the lesser of three times his annual compensation or $1,000,000 and medical insurance premiums for up to thirty-six (36) months.
In the event that the merger is consummated, it will constitute a change of control under Mr. Bartlett’s change of control agreement. In the event that Mr. Bartlett is terminated by Town and Country or terminates his employment with Town and Country within a year of such change of control, Mr. Bartlett would be entitled to receive a lump sum payment and medical insurance premiums of approximately $1.1 million, prior to any applicable tax withholding, based on current projections.
Indemnification and Insurance
The merger agreement provides that, upon completion of the merger, HBT will indemnify, defend and hold harmless the directors and officers of Town and Country against all costs and liabilities arising out of or pertaining to matters existing or occurring at or prior to the completion of the merger, to the fullest extent permitted by applicable law.
The merger agreement also provides that for a period of six years after the merger is completed, HBT will maintain directors’ and officers’ liability insurance covering each person covered by Town and Country’s existing directors’ and officers’ liability insurance policy with respect to claims against such directors and officers arising from acts or omissions which occurred at or before the completion of the merger, provided that the total premium therefor is not in excess of 250% of the annual premium paid by Town and Country for the policy in place as of the date of the merger agreement.
Voting and Support Agreements
In connection with the merger agreement, the directors of Town and Country and certain of Town and Country’s executive officers entered into voting and support agreements with HBT, which, among other things, limit their ability to transfer shares of HBT common stock that they receive in connection with the merger. See “The Merger Agreement — Voting and Support Agreements” for additional information about these agreements.
Restrictive Covenant Agreements
In connection with the merger agreement, certain of the directors and executive officers of Town and Country entered into restrictive covenant agreements with HBT, which, among other things, contain certain non-competition and non-solicitation obligations of such directors and executive officers. See “The Merger Agreement — Restrictive Covenant Agreements” for additional information about these agreements.

THE MERGER AGREEMENT
The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Structure
Subject to the terms and conditions of the merger agreement, MergerCo will merge with and into Town and Country, with Town and Country as the surviving entity, and as a result, Town and Country will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, Town and Country will then merge with and into HBT with HBT as the surviving entity and thereby ending the separate corporate existence of Town and Country (the “intermediate merger”). Immediately following the intermediate merger, Town and Country Bank will merge with and into Heartland Bank, with Heartland Bank continuing as the surviving bank (the “bank merger”). At such time, Town and Country Bank’s banking offices will become banking offices of Heartland Bank.
Merger Consideration
Upon completion of the merger, each holder of shares of Town and Country common stock will receive the merger consideration, consisting of, at the option of each holder of Town and Country common stock, one of the following (the “merger consideration”): (i) 1.9010 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share, per share of Town and Country common stock (“stock consideration”), (ii) cash in the amount of $35.66 per share of Town and Country common stock (“cash consideration”) or (iii) a combination of cash and HBT common stock (“mixed consideration”).
The exchange ratio of 1.9010 is not subject to adjustment but the value of the HBT common stock to be received by stockholders of Town and Country common stock in the merger will fluctuate based on the trading price of HBT common stock. The trading price of HBT common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the special meeting, Town and Country stockholders will not know or be able to calculate the value of HBT common stock that they will receive upon completion of the merger.
The merger consideration to be received by holders of Town and Country common stock is subject to adjustment and pro ration in accordance with the terms of the merger agreement. For example, if holders of Town and Country common stock elect to receive more cash consideration in the aggregate than $38,000,000, then such holders will have their merger consideration adjusted ratably so that more of their merger consideration will be paid in the form of stock consideration and the aggregate cash consideration to be paid will equal as closely as possible to $38,000,000. Any such adjustment will be made assuming that dissenting holders would receive cash consideration, and will be subject to further adjustment as described below. Alternatively, if holders of Town and Country common stock elect to receive more stock consideration in the aggregate than 3,378,655 shares of HBT common stock, then such holders will have their merger consideration adjusted so that more of their merger consideration will be paid in the form of cash consideration such that the aggregate stock consideration to be paid will equal as closely as possible to 3,378,655 shares of HBT common stock.
The aggregate cash consideration is subject to potential decreases based on whether certain environmental events, conditions or circumstances exist with respect to Town and Country’s real property and the total cost to remediate and/or cure such conditions or defects exceed $200,000 (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs), as more fully described in “The Merger Agreement — Merger Consideration.” In such an event, if the aggregate expenditures (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to be equal to or less than $1,000,000, then the aggregate cash received by the holders of Town and Country common stock in connection with the merger will be reduced by the difference between $200,000 and the estimated amount of such expenditures. To the extent the aggregate expenditures (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to exceed $1,000,000, HBT may, at its sole option, elect by written notice to Town and Country to (i) cause the aggregate cash received by holders of Town and Country common stock in connection with the merger to be reduced by the difference between $200,000 and the estimated amount of such expenditures (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs) and, subject to the satisfaction of all other conditions, proceed to the closing of the merger, or (ii) terminate the merger agreement. To the extent HBT elects to cause the aggregate cash received by holders of Town and Country common stock in connection with the merger to be reduced by an amount equal to or greater than $2,500,000, Town and Country may at its sole discretion terminate the merger agreement.
To the extent that the parties reasonably determine that an event or events have occurred between the date of the merger agreement and the receipt of all Requisite Regulatory Approvals that have materially adversely affected the value of the Contemplated Transactions to HBT, the Aggregate Cash Consideration shall be reduced by an amount agreed by the parties in writing, but in no event shall any reduction to the Aggregate Cash Consideration be more than $3,500,000.
It may not be known at the time of the special meeting whether any of the foregoing adjustments will be made, or the amounts of any such adjustments. Accordingly, holders of Town and Country common stock may not know with certainty whether the amount of cash consideration they will receive as part of the merger consideration will be subject to reduction. Based on information available as of the date of this proxy statement/prospectus, however, no adjustment to the aggregate cash consideration is expected by the parties.
All Town and Country restricted stock awards that are unvested and outstanding will, immediately prior to the merger, automatically become fully vested as of such time, and the holders thereof will be entitled to receive the same merger consideration for the shares of Town and Country common stock as all other holders of Town and Country common stock, although such merger consideration may be subject to withholding taxes.
Conversion of Shares; Exchange of Certificates; Fractional Shares
Conversion.   The conversion of Town and Country common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.
Exchange Procedures.   Prior to the completion of the merger, HBT will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to Town and Country, which we refer to as the “exchange agent,” (i) certificates or, at HBT’s option, evidence of shares in book-entry form, representing the shares of HBT common stock to be issued under the merger agreement and (ii) cash payable as part of the merger consideration in lieu of any fractional shares of HBT common stock to be issued under the merger agreement. The exchange agent will mail to Town and County stockholders instructions and a form of election and letter of transmittal (which we refer to as an “election form”) in order for Town and Country stockholders to exchange their certificates representing shares of Town and Country common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement. Such election form will be mailed by the exchange agent at least twenty (20) business days prior to the anticipated election deadline, which is expected be at least two (2) business days prior to the closing date of the merger. Town and Country stockholders will be notified of the expected closing date or such date will be announced publicly no less than five (5) business days prior to the expected closing date. No interest will accrue or be paid with respect to any HBT common stock or cash to be delivered upon surrender of Town and Country stock certificates.

If any HBT stock certificate is to be issued, or cash payment made, in a name other than that in which the Town and Country stock certificate surrendered in exchange for the merger consideration is registered, the Town and Country stock certificate must be properly endorsed or accompanied by an appropriate instrument of transfer, as applicable, and the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new HBT certificate or the payment of the cash consideration in a name other than that of the registered holder of the Town and Country stock certificate surrendered, or must establish to the satisfaction of HBT and the exchange agent that any such taxes have been paid or are not applicable.
Dividends and Distributions.   Until your Town and Country common stock is surrendered for exchange, any dividends or other distributions declared after the effective time with respect to HBT common stock into which shares of Town and Country common stock may have been converted will accrue but will not be paid. When such Town and Country common stock has been duly surrendered, HBT will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Town and Country of any shares of Town and Country common stock. If shares of Town and Country common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Town and Country common stock have been converted.
Withholding.   The exchange agent and the parties to the merger agreement will be entitled to deduct and withhold from the merger consideration payable to any Town and Country stockholder (and from other amounts contemplated by the merger agreement) the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent or a party withholds any amounts, these amounts will be treated for all purposes as having been paid to the stockholders or other persons from whom they were withheld.
No Fractional Shares Will Be Issued.   HBT will not issue fractional shares of HBT common stock in the merger. There will be no dividends or distributions with respect to any fractional shares of HBT common stock or any voting or other rights with respect to any fractional shares of HBT common stock. Instead of fractional shares of HBT common stock, HBT will pay to each Town and Country stockholder an amount in cash for any fractional shares based on the per share volume weighted average price of the HBT common stock on Nasdaq the ten (10) consecutive trading days immediately preceding the day on which the merger occurs.
Lost, Stolen or Destroyed Town and Country Common Stock Certificates.   If you have lost a certificate representing Town and Country common stock, or it has been stolen or destroyed, HBT will issue to you the HBT common stock or cash in lieu of fractional shares payable under the merger agreement if you submit an affidavit of that fact and, if requested by HBT, if you post bond in a customary amount as indemnity against any claim that may be made against HBT about ownership of the lost, stolen or destroyed certificate.
For a description of HBT common stock and a description of the differences between the rights of Town and Country stockholders and HBT stockholders, see “Description of HBT Capital Stock” and “Comparison of Stockholder Rights.”
Effective Time
We plan to complete the merger on the later of (i) January 3, 2023 and (ii) the first day of the month immediately following the month during which the satisfaction or waiver of the last remaining condition to the merger, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. The time the merger is completed is the effective time of the merger. See “— Conditions to Completion of the Merger.”
We anticipate that we will complete the merger during the first quarter of 2023. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by March 31, 2023 or, in the event all necessary regulatory approvals have not been obtained by January 31, 2023, if the merger is not completed on or before June 30, 2023, either party may terminate the merger agreement without penalty, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “— Conditions to Completion of the Merger” and “— Regulatory Approvals Required for the Mergers.”
Representations and Warranties
The merger agreement contains representations and warranties of HBT and Town and Country, to each other, as to, among other things:
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the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

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the capitalization of each party;

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the authority of each party and its subsidiaries to enter into the merger agreement (and any other agreement contemplated thereby) and the enforceability of the merger agreement against each party;

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governmental approvals and other consents and approvals required in connection with the merger;

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the fact that the merger agreement does not violate or breach the certificate of incorporation and by-laws of each party, applicable law, and agreements, instruments or obligations of each party;

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each party’s relationships with financial advisors;

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each party’s financial statements and filings with applicable regulatory authorities;

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sufficiency of each party’s internal controls;

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the absence of material changes in each party’s business;

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the absence of litigation;

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each party’s compliance with applicable law; and

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regulatory investigations and orders.

The merger agreement also contains representations and warranties of Town and Country to HBT as to, among other things:
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the absence of certain reporting obligations or the requirement to register any class of securities, pursuant to the Exchange Act;

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the absence of undisclosed obligations or liabilities;

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accuracy of books and records and compliance with policies, practices and procedures;

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intellectual property;

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the filing and accuracy of material tax returns and other tax matters;

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environmental matters;

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labor matters;

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the Town and Country Financial Corporation Employee Stock Ownership Plan;

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certain tax matters;

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its, and Town and Country Bank’s, employment contracts and benefit arrangements;

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title and interest in property;

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the validity of, and the absence of material defaults under, its material contracts;

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material interests of officers and directors or their associates;

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adequacy of insurance coverage;

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extensions of credit;

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interest rate risk management instruments;

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collateralized debt obligations;

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its, and Town and Country Bank’s, mortgage banking activities; and

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the settlement of certain litigation matters.

In addition, the merger agreement contains representations and warranties of HBT to Town and Country as to, among other things, the availability of funds and shares of HBT common stock to complete the transactions contemplated by the merger agreement.
Conduct of Business Pending the Merger
Town and Country has agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement, it will not, and will not agree to, without HBT’s consent:
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conduct its business other than in the ordinary and usual course;

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fail to use reasonable best efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers and other parties;

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fail to perform, enter into, terminate, amend, modify, extend or renew any material contract;

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fail to maintain or keep properties in as satisfactory repair and condition as presently maintained, other than for obsolete properties and ordinary wear and tear;

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take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of HBT or Town and Country to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby;

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(i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its equity securities or any security convertible into its equity securities; (ii) permit any additional shares of equity securities to become subject to new grants, including issuances under any Town and Country benefit plan; or (iii) grant any registration rights with respect to its equity securities;

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make, declare, pay or set aside for payment any dividend or distribution on any shares of its stock outside of past practice, other than quarterly dividends not exceeding $0.14 per share made in the ordinary course of business, dividends for regular distributions on outstanding trust preferred securities or made in the ordinary course of business or from Town and Country Bank to Town and Country;

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enter into loan transactions outside of past practice or that are on terms and conditions that are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

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make or extend any credit (i)(a) in excess of $1,000,000 that is unsecured or partially secured, (b) in excess of $1,000,000 with respect to any borrowers with loans, commitments or Contracts listed on Town and Country Bank’s “watch list” or similar internal report of Town and Country Bank’s or (c) in excess of $2,000,000 without three (3) business days’ prior written notice to HBT, (ii) sell, assign or otherwise transfer participation in any loan, (iii) extend additional credit to any affiliate or (iv) make or extend any credit binding Town and Country Bank, in each case of clauses (ii) and (iii), in a manner inconsistent with past practice;

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fail to maintain adequate allowance for loan losses;

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fail to charge off any loans or leases that would be deemed uncollectible under GAAP or applicable law or place on nonaccrual any loans or leases that are past due greater than ninety (90) days;

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other than as provided in the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of any loans, securities, assets, deposits, business or properties, except in a nonmaterial transaction in the ordinary course of business;

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acquire the loans, securities, real property, equity, business, deposits or properties of any other entity or make a contribution of capital to any other person, other than a wholly owned subsidiary, except in various specified transactions in the ordinary course of business;

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amend its certificate of incorporation or by-laws;

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change its accounting principles, practices or methods, except as required by GAAP;

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enter into, terminate, establish, adopt, amend, modify, make any new grants or awards under or increase any benefits under any employee compensation or benefit plans, or take any action to accelerate the vesting, payment, exercisability or funding under any employee compensation or benefit plan or add any new participants to any benefit plan, except as contemplated by the merger agreement, as required by applicable law, to pay certain annual bonuses and stay bonuses as provided in the merger agreement, to grant annual salary, wage or fee increases or to add individuals as participants to any existing benefit plan that is a tax-qualified retirement, health or welfare benefit plan who became eligible for participation in the ordinary course of business under the existing terms;

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other than in the ordinary course of business, incur any indebtedness for borrowed money that cannot be prepaid at any time without penalty, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than indebtedness of Town and Country or any of its wholly owned subsidiaries to Town and Country or any of its subsidiaries;

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settle any action, suit, claim or proceeding against it, other than in the ordinary course of business in an amount not in excess of $100,000 and that would not impose any material restriction on Town and Country’s or its subsidiaries’ business;

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enter into any new line of business, change its banking and operating policies, except as required by law or policies imposed by regulatory authorities, or close, sell, consolidate or relocate or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its subsidiaries;

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hire any employee or engage any consultant with an annual salary or wage rate or consulting fee and target cash bonus in excess of a specified amount, or terminate the employment of any executive officer other than for cause;

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materially alter any of its policies or practices with respect to the rates, fees, interest, charges levels or types of services available to its customers or offer promotional pricing with respect to any product or service other than in the ordinary course of business and on commercially reasonable terms;

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acquire or otherwise become the owner of any real property by way of foreclosure or in satisfaction of a debt previously contracted without first obtaining an appropriate Phase I environmental site assessment and consulting HBT;

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make any capital expenditures in excess of specified amounts; or

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agree to take or adopt any resolutions in support of any of the actions above.

Acquisition Proposals by Third Parties
Town and Country has agreed that it will not, and will cause its subsidiaries and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to any other acquisition proposal. Town and Country has also agreed that it will not engage in any negotiations concerning any other acquisition proposal, or provide any confidential or non-public information to, or have any discussions with, any person relating to any other acquisition proposal.
However, if Town and Country receives an unsolicited bona fide acquisition proposal and Town and Country’s Board concludes in good faith (after consultation with its financial and outside legal advisors) that it constitutes or could reasonably be expected to lead to a superior proposal, Town and Country may furnish non-public information, participate in negotiations or discussions if its board of directors concludes in good faith, after consultation with such legal advisors, that failure to take those actions would be inconsistent with its fiduciary duties under applicable law, and terminate the merger agreement with HBT to concurrently enter into an agreement with respect to such superior proposal; provided, however, that Town and Country may not terminate this agreement until five (5) business days have elapsed following the delivery to the other party of a written notice of such determination by Town and Country’s Board and, during such five (5) business day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the transactions contemplated by the merger agreement may be effected, and at the end of such five (5) business day period, Town and Country continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:
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The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement and other than any sale of whole loans and securitizations in the ordinary course of business:

(i)   a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in Town and Country or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving Town and Country or any of its subsidiaries; or
(ii)   any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, Town and Country or any of its subsidiaries.
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The term “superior proposal” means a bona fide written acquisition proposal (with all references to fifteen percent (15%) in the definition of “acquisition proposal” to be treated as references to fifty percent (50%) for these purposes) which Town and Country’s Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the HBT merger after:

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receiving the advice of its financial advisors;

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taking into account the likelihood of completion of the proposed transaction (as compared to, and with due regard for, the terms of the merger agreement); and

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taking into account all legal, financial, regulatory and other aspects of such proposal.

Town and Country has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Town and Country has also agreed to notify HBT within one business day of receiving any acquisition proposal and the substance of the proposal.
In addition, Town and Country has agreed to use its reasonable best efforts to obtain from its stockholders’ approval of the merger agreement and the transactions contemplated thereby, including the merger. However, if Town and Country’s Board (after consultation with, and based on the advice of, outside legal counsel) determines in good faith that, because of an acquisition proposal that Town and Country’s Board concludes in good faith constitutes a superior proposal, to continue to recommend such items to its stockholders would result in a violation of its fiduciary duties under applicable law, it may submit such items without recommendation and communicate the basis for its lack of recommendation to its stockholders. Town and Country agreed that before taking such action with respect to an acquisition proposal, it will give HBT at least five (5) business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by HBT.
Under certain circumstances, including if the merger agreement is terminated in the event Town and Country breaches certain obligations described above, Town and Country must pay HBT a fee equal to $3,800,000. See “— Termination of the Merger Agreement.”
Other Agreements
In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

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we agreed to use commercially reasonable efforts to complete the merger and the other transactions contemplated by the merger agreement;

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we agreed that HBT and Town and Country will give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect, as defined in the merger agreement, or that would constitute a breach of any of its representations, warranties, covenants or agreements in the merger agreement that reasonably could be expected to give rise to the failure of a condition to the merger to be satisfied;

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we agreed that HBT and Town and Country will supplement their respective representations and warranties in the merger agreement with respect to any matter arising after the date of the merger agreement which would render any such representations and warranties inaccurate or incomplete in any material respect;

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we agreed that Town and Country will convene a special meeting of its stockholders to consider and vote on the merger proposal;

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we agreed that HBT will use its commercially reasonable efforts to cause the shares of HBT common stock to be issued in the merger to be approved for listing on the Nasdaq Stock Market (subject to official notice of issuance) as promptly as practicable, and in any event before the effective time of the merger;

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we agreed that, subject to applicable law, HBT and Town and Country will cooperate with each other and prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including applications for the required regulatory approvals and this proxy statement/prospectus and the registration statement for the HBT common stock to be issued in the merger of which this proxy statement/prospectus is a part;

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we agreed to cooperate on stockholder and employee communications and press releases;

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we agreed that Town and Country will not take any actions that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws;

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we agreed that Town and Country will provide HBT, and HBT’s officers, employees, counsel, accountants and other authorized representatives, reasonable access during normal business hours throughout the period prior to the effective time of the merger to the books, records, properties, personnel and other information of Town and Country as HBT may reasonably request;

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we agreed that Town and Country will provide HBT with copies of documents filed by Town and Country pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of Town and Country and its subsidiaries as HBT may reasonably request, including providing HBT with unaudited general ledger reports as of the end of each calendar month until the effective time of the merger;

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we agreed to keep any non-public information confidential;

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we agreed that, upon completion of the merger, HBT will indemnify, defend and hold harmless the directors and officers of Town and Country (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Town and Country’s certificate of incorporation, as amended, and by-laws, to the extent permitted by law;

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we agreed that, prior to the closing of the merger, Town and Country will obtain, and HBT shall fully pay the premium for, a prepaid tail policy of directors’ and officers’ liability coverage that provides directors’ and officers’ liability insurance with respect to actions and omissions occurring prior to the closing date;

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we agreed that Town and Country will, to the extent requested by HBT, prior to the closing of the merger, take all actions necessary to terminate the Town and Country Financial Corporation Savings Investment Plan;

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we agreed that Town and Country will have taken or caused to be taken all actions necessary to terminate the Town and Country ESOP, and adopt corresponding amendments to the Town and Country ESOP documents effective as of the Effective Time;

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we agreed that Town and Country will, to the extent requested by HBT, take such actions necessary to wind-up and dissolve its subsidiaries (other than Town and Country Bank and such entities covered by Town and Country’s outstanding trust preferred securities);

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we agreed that, following the effective time of the merger, HBT or its subsidiaries will cause Town and Country’s employees to be covered by a severance policy whereby certain employees of Town and Country and Town and Country Bank will be entitled to receive certain severance benefits as provided in the merger agreement if they incur a qualifying involuntary termination of employment after the effective time of the merger;

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we agreed that HBT will cause each employee benefit plan of HBT in which Town and Country employees are eligible to participate (other than a cash or equity compensation plan) to take into account, for purposes of eligibility and vesting (and not for benefit accrual) thereunder, the service of such employees with Town and Country as if such service were with HBT, to the same extent that such service was credited under a comparable plan of Town and Country, and, with respect to welfare benefit plans of HBT in which employees of Town and Country are eligible to participate, HBT agreed to waive any preexisting conditions, waiting periods and actively at work requirements under such plans;

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we agreed that for purposes of each HBT health plan, HBT will cause any eligible expenses incurred by employees of Town and Country who are employees of Town and Country or Town and Country Bank on the closing date of the merger and their covered dependents during the portion of the plan year of the comparable plan of Town and Country or Town and Country Bank ending on the date such employee’s participation in the corresponding HBT plan begins to be taken into account under such HBT plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the HBT plan;

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we agreed to use our commercially reasonable efforts to plan, execute and complete the conversion of the processing, reporting, payment and other operating systems of Town and Country Bank to those of Heartland Bank by the closing of the merger, or at such later time as HBT may determine, provided that such conversion will not become effective prior to the closing of the merger;

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we agreed that if, any further investigation, remedial or cleanup action at Town and Country’s properties involved expenditures reasonably expected to exceed $200,000 based on estimates prepared by consultants conducting environmental assessments of Town and Country’s properties, then (i) to the extent the aggregate expenditures (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to be equal to or less than $1,000,000, the aggregate cash consideration shall be reduced at closing by the difference between $200,000 and the estimated amount of such expenditures; or (ii) to the extent the aggregate expenditures (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to exceed $1,000,000, HBT may, at its sole option, elect by written notice to Town and Country to (a) cause the aggregate cash consideration to be reduced at the closing by the difference between $200,000 and the estimated amount of such expenditures (net of any reduction in HBT’s income tax liability for the taxable year in which such expenditure occurs) with respect thereto, or (b) terminate the merger agreement. We further agreed that to the extent HBT elects to cause the aggregate cash consideration to be reduced by an amount equal to or greater than $2,500,000, Town and Country may at its sole discretion terminate the merger agreement;

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we agreed that Town and Country will give HBT the opportunity to participate in the defense or settlement of any litigation against Town and Country and/or its directors or affiliates relating to the transactions contemplated by the merger agreement;

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we agreed that if, after the effective time of the merger, any further action is necessary to carry out the purposes of the merger agreement or to vest HBT with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the then current officers and directors of each party to the merger agreement and their respective subsidiaries will take or cause to be taken such necessary action; and
•
we agreed that Town and Country will take or cause to be taken all such actions as may be necessary to, upon the consummation of the merger, terminate the Town and Country ESOP and make lump sum distributions of all Town and Country ESOP account balances to, as applicable, participants or beneficiaries.

See “The Merger Agreement — Merger Consideration” for a description of certain cash consideration adjustments relating to the foregoing agreements.
Conditions to Completion of the Merger
The obligations of HBT and Town and Country to complete the merger are subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of each party contained in the merger agreement must be true and correct in all material respects (except for representations and warranties qualified by the words “material” or “Material Adverse Effect,” which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and each party must have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement;

•
the merger agreement and the merger must be approved by the requisite vote of holders of Town and Country common stock;

•
the required regulatory approvals must be obtained and shall not have imposed, as a result of any unforeseeable issue, a restriction on or condition on, or requirement of, such approval that would, after the effective time of the merger, reasonably be expected by HBT’s board of directors to materially restrict or burden, or impair in any material respect, the benefits of the merger to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure or compensation or fee arrangements of HBT or any of its subsidiaries;

•
the required regulatory approvals must be obtained, and any waiting periods required by law must expire, and no regulatory approval shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the effective time of the merger, reasonably be expected by HBT’s board of directors to materially restrict or burden, or impair in any material respect, the benefits of the merger to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure or compensation or fee arrangements of HBT or any of its subsidiaries;

•
the HBT common stock that is to be issued in the merger must be approved for listing on the Nasdaq Stock Market and the registration statement filed with the SEC, of which this proxy statement/ prospectus is a part, must be effective;

•
there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other transactions contemplated by the merger agreement;

•
a material adverse effect, as defined in the merger agreement, has not occurred to either party; and

•
both parties shall have received a written opinion of their respective counsel in form and substance reasonably satisfactory to Town and Country and HBT, dated as of the Closing Date.

No assurance can be provided as to if, or when, the required regulatory approvals necessary to complete the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before March 31, 2023 or, in the event all necessary regulatory approvals have not been obtained by January 31, 2023, if the merger is not completed on or before June 30, 2023, either HBT or Town and Country may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement.

Termination of the Merger Agreement
The merger agreement may be terminated by either HBT or Town and Country at any time before or after Town and Country has received approval of the merger agreement and the transactions contemplated thereby:
•
by our mutual agreement;

•
if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, as long as that breach has not been cured on or prior to the earlier of (x) two (2) business days prior to March 31, 2023 or (y) thirty (30) days (or in the case of Town and Country’s obligations with respect to the Closing, five (5) days) following written notice thereof and that breach would also allow the non-breaching party not to complete the merger;

•
if any governmental entity that must grant a regulatory approval has denied approval of the merger, bank merger or the other transactions contemplated by the merger agreement by final and non-appealable action, or if an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such authority would not accept the refiling of such application, but not by a party whose failure to comply with any provision of the merger agreement caused, or materially contributed to, such denial or withdrawal request;

•
if the merger is not completed on or before March 31, 2023 or, in the event all necessary regulatory approvals have not been obtained by January 31, 2023, if the merger is not completed on or before June 30, 2023, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement; or

•
if a material adverse effect, as defined in the merger agreement, occurs with respect to the other party.

The merger agreement may also be terminated by HBT at any time before or after the stockholders of Town and Country approve the merger proposal:
•
if Town and Country’s Board fails to recommend approval of the merger agreement, the conversion proposal and the transactions contemplated thereby, including the merger, to its stockholders, or withdraws or materially and adversely modifies its recommendation;

•
if Town and Country’s Board recommends an acquisition proposal other than the merger, or if Town and Country’s Board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least ten (10) business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether Town and Country’s Board will, in fact, engage in or authorize negotiations; or

•
if Town and Country has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, as described above under “— Acquisition Proposals by Third Parties.”

The merger agreement also provides that Town and Country must pay HBT a fee equal to $3,800,000 if, on or prior to the termination of the merger agreement, any of the following circumstances occur:
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Town and Country’s Board submits the merger agreement and the transactions contemplated thereby, including the merger, to Town and Country stockholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

•
Town and Country enters into an agreement to engage in a competing acquisition proposal with any person other than HBT or any of HBT’s subsidiaries;

•
Town and Country authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than HBT or its subsidiaries or recommends that Town and Country stockholders approve or accept such a competing acquisition proposal; or
•
Town and Country breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described above under “— Acquisition Proposals by Third Parties.”

Waiver and Amendment of the Merger Agreement
At any time before completion of the merger, either HBT or Town and Country may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement or amend the merger agreement. However, once holders of Town and Country common stock have approved the merger proposal, no waiver of any condition or amendment may be made that would require further approval by Town and Country stockholders unless that approval is obtained.
The parties may also change the structure of the merger or the method of effecting the merger before the effective time of the merger, so long as any change does not: (i) reduce the kind or amount of consideration to be received by Town and Country stockholders; (ii) adversely affect the timing of or capability of completion of the merger; or (iii) require submission to or approval of Town and Country’s stockholders after the merger agreement has been approved by the Town and Country stockholders.
The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any such amendment by the parties must be approved by the board of directors of HBT and the Town and Country Board at any time before or after the approval of the merger agreement and the transactions contemplated thereby by the stockholders of Town and Country, except that no amendment may be made after the receipt of such approval which requires further approval of the stockholders of Town and Country unless such further approval is obtained. Notwithstanding the foregoing, HBT and Town and Country may without approval of their respective boards of directors, make technical changes to the merger agreement, not inconsistent with the purposes of the merger agreement, as may be required to effect or facilitate any required government approvals or acceptance of the merger or of the merger agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated by the merger agreement.
Regulatory Approvals Required for the Merger and the Bank Merger
We have agreed to use reasonable best efforts to obtain the regulatory approvals required for the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals.” These include approval from the Federal Reserve. In addition, the bank merger is subject to approvals of the FDIC and the IDFPR, as discussed below. We filed these applications on October 3, 2022 to obtain the requisite regulatory approvals. The merger and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.
Federal Reserve.   Completion of the merger requires approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and HBT submitted a request on October 3, 2022 with the Federal Reserve to obtain a waiver from the prior approval requirements of the Federal Reserve.
If the Federal Reserve denies HBT’s waiver request, HBT will immediately file an application with the Federal Reserve for approval. The Federal Reserve is prohibited from approving any merger transaction under Section 3 of the BHC Act (i) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.
In addition, among other things, in reviewing the merger, the Federal Reserve must consider (i) the financial condition and future prospects of HBT, Town and Country and their respective subsidiary banks, (ii) the competence, experience, and integrity of the officers, directors and principal stockholders of HBT, Town and Country and their respective subsidiary banks, (iii) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, as amended, (iv) the companies’ effectiveness in combating money-laundering activities, (v) HBT’s and its subsidiaries’ record of compliance with applicable community reinvestment laws and (vi) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.
Federal Deposit Insurance Corporation.   Completion of the bank merger requires approval from the FDIC under Section 18(c) of the Federal Deposit Insurance Act, and an application for approval was filed on October 3, 2022, pursuant to the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the FDIC uses similar criteria as used when evaluating applications filed pursuant to the BHC Act as described above as much criteria would apply to mergers between affiliated banks.
Pursuant to the BHC Act, a transaction approved by the FDIC is typically subject to a fifteen (15) day waiting period, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and seek appropriate relief. The commencement of an antitrust action would stay the effectiveness of such an approval, unless a court specifically ordered otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus, it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger’s effects on competition. A determination by the U.S. Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.
Illinois Department of Financial and Professional Regulation.   Completion of the bank merger requires approval from the IDFPR under Section 22 of the Illinois Banking Act, and an application for approval was filed on October 3, 2022.
Among other things, in reviewing the bank merger, the IDFPR must consider (i) the financial condition and future prospects of HBT, Town and Country and their respective subsidiary banks, (ii) the general character, experience and qualifications of the directors and management of the resulting bank, (iii) the convenience and needs of the area sought to be served by the resulting bank, (iv) the fairness of the proposed merger to all parties involved, and (v) the safety and soundness of the resulting bank following the proposed bank merger.
Dividends
Pursuant to the terms of the merger agreement, Town and Country is prohibited from paying cash dividends to holders of its common stock prior to completion of the merger, other than quarterly dividends not exceeding $0.14 per share made in the ordinary course of business. For further information, please see “Price Range of Common Stock and Dividends.”
Stock Exchange Listing
HBT has agreed to use its commercially reasonable efforts to list the HBT common stock to be issued in the merger on the Nasdaq Stock Market. It is a condition to the completion of the merger that those shares be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. Following the merger, HBT expects that its common stock will continue to trade on the Nasdaq Stock Market under the symbol “HBT.”

Restrictions on Resales by Affiliates
HBT has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of HBT common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of HBT common stock issued to any Town and Country stockholder who is or becomes an “affiliate” of HBT for purposes of Rule 144 under the Securities Act or otherwise pursuant to the terms of the restrictive covenant agreements described above in “— Restrictive Covenant Agreements”. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, HBT or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of HBT’s outstanding common stock.
Dissenters’ Rights of Appraisal of Holders of Town and Country Common Stock
The following is a brief summary of the material statutory procedures to be followed by a holder of Town and Country common stock in order to dissent from the merger and perfect appraisal rights. If you wish to exercise your appraisal rights, you should review carefully Section 262 of the DGCL, and are urged to consult a legal advisor because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the DGCL, which are reprinted in their entirety as Appendix C to this proxy statement/prospectus. Town and Country stockholders seeking to exercise appraisal rights must strictly comply with these provisions.
Due to the provisions of the Delaware General Corporation Law (DGCL) which require the approval of Town and Country’s stockholders in order to complete the merger, under Section 262 of the DGCL, if you do not vote in favor of or consent to the approval of the merger and the approval and adoption of the merger agreement, you will be entitled to elect to have the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to you in cash.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is provided as Appendix C to this proxy statement-prospectus. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Town and Country common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect your appraisal rights.
Under Section 262 of the DGCL, where a proposed transaction is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting described in this proxy statement-prospectus, Town and Country, not less than twenty (20) days prior to the special meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262 of the DGCL. This proxy statement/prospectus is that notice to you, and the applicable statutory provisions of the DGCL are attached to this proxy statement-prospectus as Appendix C. If you wish to exercise such appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 of the DGCL and are urged to consider seeking advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.
If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:
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You must deliver to Town and Country a written demand for appraisal of your shares before the vote on the merger at the special meeting, which demand will be sufficient if it reasonably informs Town and Country of your identity, and that you intend to demand appraisal of your shares of Town and Country common stock.

•
You must not vote in favor of the merger and for approval and adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger and for approval and adoption of the merger agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against or abstain from voting on the merger and approval and adoption of the merger agreement.
•
You must continuously hold your shares of Town and Country common stock from the date of making your demand through the Effective Time of the merger. If you hold shares of Town and Country common stock on the date the written demand for appraisal is made, but thereafter sell, transfer or otherwise dispose of your shares of Town and Country common stock prior to the Effective Time of the merger, you will lose any right to appraisal in respect of the shares.

Neither voting in person or by proxy against, abstaining from voting on nor failing to vote on the proposal to approve the merger and approval and adoption of the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any such proxy or vote.
Only a holder of record of shares of Town and Country common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on such stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder’s common stock.
If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made by or on behalf of the record owner. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.
A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising those rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL must mail or deliver a written demand to Town and Country Financial Corporation, located at 3601 Wabash Avenue, Springfield, Illinois 62711, Attn: Denise Skiles, Executive Vice President and Chief Financial Officer, before the vote on the merger proposal is taken at the Annual Meeting.
Within ten (10) days after the Effective Time of the merger, HBT, as the surviving corporation, must send a notice as to the effectiveness of the merger to each former Town and Country stockholder who has made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted in favor of the merger and approval and adoption of the merger agreement. Within one hundred and twenty (120) days after the Effective Time of the merger, but not thereafter, either HBT or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares held by stockholders who have asserted appraisal rights. The failure of any stockholders to file such a petition within the period specified could effectively nullify all demands for appraisal. If no such petition is filed, no stockholder (including any who submitted written demands for appraisal) will be entitled to pursue appraisal rights, and all stockholders will instead be entitled to receive the merger consideration to which they are entitled pursuant to the merger agreement. HBT is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that HBT will file such a petition or that HBT will initiate any negotiations with respect to the fair value of the shares.

Within one hundred and twenty (120) days after the Effective Time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from HBT, as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Town and Country common stock not voted in favor of the merger and approval and adoption of the merger agreement and with respect to which demands for appraisal have been received by Town and Country and the aggregate number of holders of such shares. HBT must mail this statement to the stockholder within ten (10) days of receipt of the request or within ten (10) days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.
A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to HBT, which will then be obligated within twenty (20) days to file in the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of Town and Country common stock. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder asserting appraisal rights, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.
If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not opinions regarding, and do not in any way address, fair value under the DGCL. HBT, as the surviving corporation, does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the merger consideration. In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more, the same or less than the value you are entitled to receive under the terms of the merger agreement.
Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, from and after the Effective Time of the merger, be entitled to vote such stockholder’s shares of common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).
Within one hundred and twenty (120) days of the Effective Time of the merger, you may withdraw your demand for appraisal and accept the per share merger consideration by delivering to HBT, as the surviving corporation, a written withdrawal of your demand for appraisal as an acceptance of the merger, except that:
•
any attempt to withdraw such demand made more than sixty (60) days after the Effective Time of the merger will require written approval of HBT, as the surviving corporation; and

•
no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon the terms as the Delaware Chancery Court deems just.

The process of demanding and exercising appraisal rights requires strict compliance with technical prerequisites under Section 262 of the DGCL. In view of the complexity of these appraisal provisions, Town and Country stockholders who may wish to dissent from the merger and pursue appraisal rights with respect to their shares of Town and Country common are urged to consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.
Voting and Support Agreements
In connection with the execution of the merger agreement, and as a condition to HBT’s willingness to enter into the merger agreement, all of the directors and certain other Town and Country stockholders have entered into voting and support agreements with HBT. Accordingly, the holders of approximately 67.1% of the outstanding shares of Town and Country common stock entitled to vote on the merger proposed have entered into voting and support agreements with HBT. A copy of the form of these voting and support agreements is attached as Exhibit A-2 to Appendix A to this proxy statement/prospectus.
Under the voting and support agreements, each such stockholder has agreed, with respect to the shares of Town and Country common stock owned of record or beneficially by the stockholder, that at any meeting of Town and Country stockholders in relation to the merger agreement and transactions contemplated by the merger agreement and at the special stockholders meeting or any other meeting or action of Town and Country stockholders called in relation to such matters, the stockholder will vote, or cause to be voted, such shares as follows:
•
vote in favor of the adoption of the merger proposal, including the transactions contemplated by the merger agreement, including the merger, any other matters required to be approved or adopted in order to effect the merger and the transactions contemplated by the merger agreement and the conversion proposal; and

•
not vote in favor of any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any transactions contemplated by the merger agreement.

The voting and support agreement also contains restrictions on the sale, transfer, assignment, pledge or other disposition of the stockholder’s shares prior to the effective time of the merger, as well as restrictions on transfer for a period of sixty (60) days following the closing date of the merger. For certain stockholders, the voting and support agreement also prohibits the sale, hypothecation, gifting, bequeathing, transfer, assignment, pledge (except for renewals of any existing line of credit to which such shares are already pledged)

or other disposition of certain amounts of the stockholder’s shares within three hundred sixty (360) days after the effective time of the merger, unless the stockholder disposes of his/her shares in a specified manner, based on the stockholder.
The voting and support agreement will terminate automatically in the event the merger agreement were to be terminated.
Restrictive Covenant Agreements
In connection with the execution of the merger agreement, and as a condition to HBT’s willingness to enter into the merger agreement, certain of the directors and executive officers of Town and Country who beneficially owned in the aggregate approximately 57.89% of Town and Country’s outstanding common stock as of the record date, have entered into restrictive covenant agreements with HBT. Copies of the forms of these restrictive covenant agreements are attached as Annex 2-B to Appendix A to this proxy statement/prospectus.
Under the restrictive covenant agreements, each director has agreed to keep secret and confidential certain information related to Town and Country, Town and Country Bank and their respective businesses and certain directors have agreed to refrain from competing against the business of Town and Country and soliciting the customers or employees of Town and Country for between twelve (12) and twenty-four (24) months following the effective time of the merger.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Market Prices
HBT common stock is traded on the Nasdaq Stock Market under the symbol “HBT.” The high and low trading prices for HBT common stock as of August 22, 2022, the last full trading day immediately before the public announcement of the merger, were $18.86 and $18.41 per share, respectively. The high and low trading prices for HBT common stock as of November 2, 2022, the latest practicable date before the date of this proxy statement/prospectus, were $21.65 and $20.46 per share, respectively.
You should obtain current market quotations for HBT common stock as the market price of HBT common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed. You can get these quotations from newspapers, on the internet or by calling your broker.
Town and Country common stock is quoted on the OTC under the symbol “TWCF:US.” Any market in Town and Country common stock prior to the merger should be characterized as illiquid and irregular.
As of November 2, 2022, there were approximately 70 holders of record of HBT common stock. As of November 2, there were approximately 175 holders of record of Town and Country common stock. These numbers do not reflect the number of persons or entities who hold their stock in nominee or “street name” through brokerage firms.
Past price performance is not necessarily indicative of likely future performance. Because market prices of shares of HBT common stock will fluctuate, you are urged to obtain current market prices for shares of HBT common stock. No assurance can be given concerning the market price of shares of HBT common stock before or after the effective date of the merger. Changes in the market price of shares of HBT common stock prior to the completion of the merger will affect the market value of the merger consideration that Town and Country stockholders will receive upon completion of the merger.
Dividends and Other Matters
HBT declared a quarterly cash dividend of $0.16 per share of HBT common stock for the first three quarters of 2022 and $0.15 for each quarter of 2021. HBT expects to continue its policy of paying quarterly cash dividends, however, the actual payment of future dividends will depend on various factors including the discretion of HBT’s board of directors, earnings, cash requirements, the financial condition of HBT, applicable state law and government regulations and other factors deemed relevant by HBT’s board of directors, which may change at any time.
HBT may repurchase shares of its common stock in accordance with applicable legal and regulatory guidelines. The actual amount of shares repurchased will depend on various factors, including: the discretion of HBT’s board of directors, market conditions, legal and regulatory limitations and considerations affecting the amount and timing of repurchase activity, the company’s capital position, internal capital generation and alternative potential investment opportunities.
HBT’s primary source of liquidity is dividend payments from Heartland Bank. In addition to requirements to maintain adequate capital above regulatory minimums, Heartland Bank is limited in the amount of dividends it can pay to HBT under the Illinois Banking Act. Under this law, Heartland Bank is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it retains in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent dividend until those additions to surplus, in the aggregate, equal the paid-in capital of Heartland Bank. While it continues its banking business, Heartland Bank may not pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts). In addition, Heartland Bank is limited in the amount of dividends it can pay under the Federal Reserve Act and Regulation H. For example, dividends cannot be paid that would constitute a withdrawal of capital, dividends cannot be declared or paid if they exceed a bank’s undivided profits, and a bank may not declare or pay a dividend if all dividends declared during the calendar year are greater than current year net income plus retained net income of the prior two years without Federal Reserve approval.

Since HBT is a legal entity separate and distinct from Heartland Bank, its dividends to stockholders are not subject to the bank dividend guidelines discussed above. However, HBT is subject to other regulatory policies and requirements related to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve and the IDFPR are authorized to determine that the payment of dividends by HBT and Heartland Bank, respectively, would be an unsafe or unsound practice and to prohibit payment under certain circumstances related to the financial condition of a bank or bank holding company. The Federal Reserve has taken the position that dividends that would create pressure or undermine the safety and soundness of a subsidiary bank are inappropriate. Due to the current financial and economic environment, the Federal Reserve indicated that bank holding companies should carefully review their dividend policy and discourages payment ratios that are at maximum allowable levels, unless both asset quality and capital are very strong.

INFORMATION ABOUT THE COMPANIES
HBT
HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company. The bank provides a comprehensive suite of business, commercial, wealth management, and retail banking products and services to individuals, businesses, and municipal entities throughout Central and Northeastern Illinois and Eastern Iowa through 63 locations. As of June 30, 2022, HBT had total assets of $4.2 billion, total loans of $2.5 billion, and total deposits of $3.7 billion. HBT is a long-standing Central Illinois company, with banking roots that can be traced back to 1920. HBT common stock is traded on the Nasdaq Stock Market under the symbol “HBT.”
HBT’s executive offices are located at 401 N. Hershey Rd., Bloomington, IL 61704 and its telephone number is (888) 897-2276.
Town and Country
Town and Country Financial Corporation (“Town and Country”) is a financial services and registered bank holding company headquartered in Springfield, Illinois. Town and Country’s primary business is operating its wholly-owned subsidiary, Town and Country Bank, an Illinois state-chartered bank. Town and Country Bank provides a full range of commercial and retail banking products and services in the Central Illinois and St. Louis Metro East markets. Town and Country Bank operates through ten (10) branch locations in Springfield, Decatur, Lincoln, Quincy, Jacksonville, Bloomington, Edwardsville and Fairview Heights, Illinois. Town and Country common stock is quoted on the OTC Pink Market under the symbol “TWCF.” As of June 30, 2022, Town and Country had approximately $876 million in total assets, $738 million in deposits and $625 million in total loans held for investment.
Town and Country’s executive offices are located at 3601 Wabash Avenue, Springfield, Illinois 62711 and its telephone number is (866) 770-3100.
Town and Country Management’s Discussion and Analysis of Financial Condition and Results of Operations
The words “we”, “us”, “our” and similar terms when used in this section refer to Town and Country Financial Corporation, unless the context indicates otherwise.
Introduction
Our discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of Town and Country at June 30, 2022 and December 31, 2021, and the results of operations for the six months ended June 30, 2022 and 2021, and the year ended December 31, 2021. This discussion should be read in conjunction with Town and Country’s consolidated financial statements and related footnotes, presented with this joint proxy statement/prospectus.
Critical Accounting Policies
Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to the Town and Country consolidated financial statements. The critical accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies, involving significant management judgments.
Allowance for Loan Losses
The allowance for loan losses (“ALL”) consists of specific and general components. The specific component relates to impaired loans as defined by GAAP. For such loans that are classified as impaired, an allowance is established when the discounted cash flows, or the fair value of the collateral if the loan is collateral-dependent, of the impaired loan is lower than the carrying value of that loan. The general component covers all loans not classified as impaired and is based on historical loss experience and general economic factors, adjusted for qualitative risk factors, both internal and external to Town and Country. The general component is calculated separately for each portfolio segment.
The ALL represents Town and Country’s estimate of probable and estimable losses inherent to the loan portfolios as of the balance sheet date. Losses are charged to the ALL when recognized. Generally, loans are charged off or charged down at the point at which they are determined to be uncollectible in whole or in part, unless the loan is well-secured and in the process of collection. Town and Country establishes the amount of the ALL by loan type, at least quarterly, and adjusts the provision for loan losses so the ALL is at an appropriate level at the balance sheet date.
Town and Country determines ALL as the best estimate within a range of estimated losses. The methodologies Town and Country uses to estimate the ALL depend upon the impairment status and portfolio segment of the loan. After applying historic loss experience, as described above, Town and Country reviews the quantitatively-derived level of ALL for each segment using qualitative criteria. Town and Country tracks various risk factors that influence the judgment regarding the level of the ALL across the portfolio segments. Risk factors include changes in national, regional and local economic conditions that affect the borrowers’ business, delinquency and charge off trends, and data from peer groups, among others. Town and Country reviews changes in these factors to ensure that changes in the level of the ALL are directionally consistent with changes in these factors.
Valuation of Investment Securities
Debt securities are classified as available for sale when they might be sold before maturity. Available for sale securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates debt securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For debt securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a debt security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment related to credit loss, which must be recognized in the income statement, and 2) other-than-temporary impairment related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.
Comparison of Results of Operations for the six-month periods ended June 30, 2022 and 2021, and the year ended December 31, 2021
Net Income
Town and Country’s net income for the six months ended June 30, 2022 and 2021 was $6.5 million and $5.6 million, respectively. Net income for the year ended December 31, 2021 was $11.2 million. The increase of $900 thousand in net income for the six months ended June 30, 2022 compared to the same period in the prior year was impacted primary by $750 thousand of negative provision, compared to $600 thousand of provision.

Net Interest Income/Margin
Comparison of net interest income for the six months ended June 30, 2022 and 2021
Net interest income consists of interest income generated by earning assets, less interest expense. Net interest income was $13.6 million for the six months ended June 30, 2022, compared to $13.6 million for the six months ended June 30, 2021. The resulting net interest margin (net interest income divided by earning assets) decreased from 3.38% for the six months ended June 30, 2021 to 3.35% for the six months ended June 30, 2022.
Total interest income was $14.4 million for the six months ended June 30, 2022, compared to $14.9 million for the same period in 2021. Interest-earning assets averaged $817 million for the six months ended June 30, 2022, compared to $813 million for the six months ended June 30, 2021, a $4 million, or 0.5%, increase. The increase was largely driven by available for sale security purchase activity due to excess liquidity levels. The yield on average interest-earning assets decreased 14 basis points (“bps”) to 3.52% for the six months ended June 30, 2022, compared to 3.66% for the six months ended June 30, 2021. The decline in yield on average interest-earning assets was due to new volume added at lower rates.
Interest expense was $840 thousand for the six months ended June 30, 2022, compared to $1.2 million for the six months ended June 30, 2021. Interest-bearing liabilities averaged $584 million for the six months ended June 30, 2022, compared to $594.4 million for the same period in 2021, a $10.4 million, or 1.8% decrease. The cost of average interest-bearing liabilities decreased period over period by 13 bps to 0.29% for the six months ended June 30, 2022, compared to 0.42% for the same period in 2021.
Average Balances, Interest Income and Expenses, Yields and Rates
	Six Months Ended June 30,
	2022			2021
	YTD Average Balance	Interest and Dividends	Yield/Cost	YTD Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in Thousands)
Assets
Interest earning assets:
Available for sale securities	$182,020	$1,913	2.12%	$124,419	$1,362	2.21%
Interest bearing deposits	17,342	47	0.55%	52,045	45	0.18%
Gross Loans(1)	617,680	12,437	4.06%	636,515	13,474	4.27%
Total interest earning assets	$817,042	$14,397	3.52%	$812,979	$14,881	3.66%
Liabilities
Interest bearing deposits	$544,019	$368	0.14%	$532,041	$567	0.21%
Borrowed funds	40,004	472	2.38%	62,390	673	2.18%
Total interest bearing liabilities	$584,023	$840	0.29%	$594,431	$1,240	0.42%
Net interest income/interest rate spread(2)		$13,558	3.24%		$13,641	3.24%
Net interest margin(3)			3.35%			3.38%
Total interest earning assets to interest bearing liabilities			139.90%			136.77%

(1)
Includes loans held for sale.

(2)
Interest rate spread represents the difference between the average yield on interest earning assets and the average interest rate on interest bearing liabilities.

(3)
Net interest margin represents net interest income divided by average interest earning assets.

Rate/Volume Analysis
The table below details the components of the changes in net interest income, comparing the six months ended June 30, 2022 to the same period in 2021. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.
	Six Months Ended June 30, 2022
	Volume	Due to Rate	Net
	(Dollars in Thousands)
Interest earning assets:
Available for sale securities	$635	$(101)	$551
Other investments	(31)	33	2
Gross loans receivable	(402)	(636)	(1,038)
Total interest earning assets	$203	$(704)	$(484)
Interest bearing liabilities:
Interest bearing deposits	$13	(212)	$(199)
Borrowed funds	(244)	42	(202)
Total interest bearing liabilities	$(231)	$(170)	$(401)
Change in net interest income	$434	$(534)	$(84)
Provision for Loan Losses
For the six months ended June 30, 2022, Town and Country had a negative loan loss provision of $750 thousand compared to a $600 thousand provision in the six-month period ending June 30, 2021. For the year ended December 31, 2021, the previously recorded year-to-date provision was reversed to end the year with no loan loss provision expense. Town and Country’s policy is to maintain the allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to earnings, and is decreased by charge-offs, net of recoveries on prior loan charge-offs. In determining the adequacy of the allowance for loan losses, we consider our historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes.
Noninterest Income
Noninterest income for the six months ended June 30, 2022 and June 30, 2021 was $8 million and $8.8 million, respectively. Noninterest income was impacted by a decrease in mortgage revenue due to a reduction in mortgage origination activity because of the slowdown in sales in the housing market. The fluctuations between periods were the result of the components listed in the following table:
	Six Months Ended June 30,		$ Increase (Decrease)	% Increase (Decrease)
	2022	2021
	(Dollars in Thousands)
Noninterest income
Fiduciary activities	$442	$473	$(31)	-6.57%
Customer service fees	748	623	125	19.98%
Other service charges and fees	1,278	1,201	76	6.36%
Mortgage banking income, net	5,290	6,261	(972)	-15.52%
Other	230	290	(60)	-20.58%
Total noninterest income	$7,987	$8,848	$(861)	-9.73%

Noninterest Expense
Noninterest expense for the six months ended June 30, 2022 and June 30, 2021 was $13.5 million and $14.4 million, respectively. Noninterest expense was impacted by a decrease in salary expense due to a reduction in commissions earned and other expense due to lower mortgage origination activity. The fluctuations between periods were the results of the components listed in the following table:
	Six Months Ended June 30,		$ Increase (Decrease)	% Increase (Decrease)
	2022	2021
	(Dollars in Thousands)
Noninterest expense
Salaries and employee benefits	$8,485	$8,998	$(513)	-5.70%
Net occupancy expense	686	794	(108)	-13.64%
Equipment expense	395	434	(38)	-8.85%
Other	3,916	4,129	(213)	-5.15%
Total noninterest expense	$13,482	$14,354	$(872)	-6.08%
Comparison of Balance Sheets at June 30, 2022 and December 31, 2021
Overview
Our total assets decreased $30.8 million, or 3.4%, from December 31, 2021 to June 30, 2022. The primary driver of this decrease was a $56.3 million reduction in cash and cash due from banks, partially offset by an increase in investment securities.
Investment Securities
We classify our securities as available for sale, and they are recorded at fair value. Unrealized holding gains and losses on available for sale securities are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.
We use our securities portfolio primarily as a source of liquidity, as a tool to manage our balance sheet sensitivity and regulatory capital ratios and as a base from which to pledge assets for public deposits. When our liquidity position exceeds current needs and our expected loan demand, other investments are considered as a secondary earnings alternative. As investments mature, they are used to meet current cash needs or they are reinvested to maintain our desired liquidity position. We have designated all of our securities as available for sale to provide flexibility, in case an immediate need for liquidity arises and believe that the composition of the portfolio offers needed flexibility in managing our liquidity position and interest rate sensitivity, without adversely impacting our regulatory capital levels.
Our average balance for available for sale securities was $182 million for the six months ended June 30, 2022, compared to $124.4 million for the six months ended June 30, 2021. This increase of $57.6 million is primarily due to purchase activity due to excess liquidity levels. The yield on average available for sale securities decreased 9 bps to 2.12% for the six months ended June 30, 2022, compared to 2.21% for the six months ended June 30, 2021. The decrease in yield was a result of available for sale securities purchased at a lower yield.
Our available for sale securities portfolio totaled $176.4 million and $151.7 million at June 30, 2022 and December 31, 2021, respectively. A net unrealized loss of $14.4 million was recorded at June 30, 2022, compared to a net unrealized gain of $2 million at December 31, 2021.

	June 30, 2022		December 31, 2021
	Fair Value	Percentage of Total	Fair Value	Percentage of Total
	(Dollars in Thousands)
Available for sale securities:
U.S. government and agency securities	$52,859	29.96%	$25,722	16.96%
Mortgage-backed securities	78,911	44.73%	77,468	51.07%
State and political subdivisions	39,331	22.30%	43,230	28.49%
Trust preferred securities	5,306	3.01%	5,283	3.48%
Total available for sale securities	$176,407	100.00%	$151,703	100.00%
The aggregate amortized cost and fair value of available for sale securities by remaining contractual maturity are shown below. Actual expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations.
Maturity Distribution of Available for Sale Securities
	June 30, 2022
	1 Year Or Less	1 – 5 Years	5 – 10 Years	After 10 Years	Total
	(Dollars in Thousands)
Available for sale securities:
U.S. government and agency securities	$1,692	$46,235	$4,931	$—	$52,858
Mortgage-backed securities	66	8,071	5,216	65,558	78,911
State and political subdivisions	432	8,799	7,271	22,830	39,332
Trust preferred securities	—	—	84	5,222	5,306
Total	$2,190	$63,105	$17,502	$93,610	$176,407
Loans
Lending income is the most important component of our net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenue. The absolute volume of loans and the volume of loans as a percentage of earnings assets is an important determinant of net interest margin, as loans are expected to produce higher yields than securities and other earning assets.
Average loans during the six months ended June 30, 2022 were $617.7 million, compared to $636.5 million for the six months ended June 30, 2021. The yield on average loans decreased 21 bps to 4.06% for the six months ended June 30, 2022, compared to 4.27% for the six months ended June 30, 2021. Loan interest income decreased by $1 million, or 7.7% for the six months ended June 30, 2022 compared to the same period in 2021. This decrease was due to the decrease in average loans and loan yields period over period.
Total loans, net of the allowance for loan losses at June 30, 2022 and December 31, 2021 were $615.8 million and $621.6 million, respectively, a decrease of $5.8 million, or 0.93%. The allowance for loan losses was $9.4 million and $10.2 million at June 30, 2022 and December 31, 2021, respectively.

Loans Outstanding
The table below provides a summary of the loan portfolio composition at the periods indicated:
	June 30, 2022		December 31, 2021
	Amount	Percentage of Total	Amount	Percentage of Total
	(Dollars in Thousands)
1 – 4 family(1)	$140,958	22.54%	$140,015	22.15%
Commercial real estate	342,546	54.78%	345,850	54.72%
Construction and land development	40,485	6.47%	41,297	6.53%
Farm Loans	8,631	1.38%	9,002	1.42%
Commercial and industrial loans	82,070	13.13%	85,603	13.54%
Ag production loans	7,858	1.26%	7,680	1.22%
Consumer loans	2,729	0.44%	2,632	0.42%
Total Loans	625,277	100.00%	632,079	100.00%
Less
Allowance for loan losses	9,433		10,183
Deferred loan fees	11		259
Total loans, net	$615,833		$621,637

(1)
Excludes loans held for sale.

Loan Maturity Distribution
The following table describes the contractual maturities and repricing dates of our loan portfolio at June 30, 2022:
June 30, 2022 (Dollars in Thousands)
3 months or less	$82,040
Over 3 months to 12 months	32,164
Over 1 year to 3 years	125,397
Over 3 years to 5 years	133,639
Over 5 years to 15 years	202,552
Over 15 years	49,485
Total	$625,277
Credit Quality and Allowance for Loan losses
We maintain an allowance for loan losses that we believe is adequate to absorb probable incurred losses inherent in our loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings and decreased by loan charge-offs net of recoveries of prior period loan charge-offs. Loans are charged against the allowance when we believe collection of the principal is unlikely.
The allowance consists of two components. The first component consists of amounts reserved for impaired loans, as defined by ASC 310. Impaired loans are those loans that management has estimated will not repay as agreed pursuant to the loan contract. Each of these loans is required to have a written analysis supporting the amount of specific reserve allocated to the particular loan, if any. A loan may be impaired (i.e. not expected to repay as agreed), but it may be sufficiently collateralized such that we expect to recover all principle and interest eventually, and therefore no specific reserve is warranted.
The second component is a general reserve on all of our loans other than those identified as impaired and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced over the most recent five years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. The following portfolio segments have been identified:
•
Mortgages on residential 1-4 family real estate;

•
Mortgages on commercial real estate;

•
Construction and land development loans;

•
Mortgages on agricultural real estate;

•
Commercial loans;

•
Agricultural loans; and

•
Consumer loans.

The historical loss factors for each portfolio segment is adjusted for current internal and external environmental factors, as well as for certain loan grading factors. The environmental factors that we consider are listed below:
•
We consider changes in the levels of and trends in past due loans, non-accrual loans and impaired loans, and the volume and severity of adversely classified or graded loans. We also consider levels of and trends in charge-offs and recoveries.

•
We consider changes in the nature and volume of the portfolio, in the terms of loans and changes in lending policies, procedures and practices, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses. We also consider changes in the quality of our loan review system.

•
We consider changes in the experience, ability, and depth of our lending management and other relevant staff and the existence and effect of any concentrations of credit, and changes in the level of such concentrations.

•
We consider changes in national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments (national and local economic trends and conditions).

The aggregate of these two components results in our total allowance for loan losses.
Allowance for Loan Losses
In the table below, we have shown the components of our allowance for loan losses at June 30, 2022 and December 31, 2021:
	June 30, 2022			December 31, 2021
	Recorded Investment	ALL Balance	%	Recorded Investment	ALL Balance	%
Nonimpaired loans	$618,322	$9,399	1.52%	$624,646	$10,142	1.62%
Impaired loans	6,955	34	0.49%	7,433	41	0.55%
Total Loans	$625,277	$9,433	1.51%	$632,079	$10,183	1.61%
The general loan loss allowance for nonimpaired loans decreased by $743 thousand, to 1.52% of the nonimpaired loan balance outstanding at June 30, 2022, compared to 1.62% at December 31, 2021. The loan loss allowance for impaired loans decreased slightly by 6 bps as a percent of the impaired loan balance outstanding.
We believe our allowance for loan losses was adequate at June 30, 2022. However, we recognize many factors can adversely impact various segments of our market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.
Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the allowance among loan portfolio categories for informational and regulatory reporting purposes.

Regulatory examiners may require us to recognize additions to the allowance based upon the regulators’ judgments about the information available to them at the time of their examination, which may differ from our judgments about the allowance for loan losses.
While no portion of the allowance is in any way restricted to any individual loan or group of loans, and the entire allowance is available to absorb losses from any and all loans, the following table summarizes our allocation of allowance for loan losses by loan category and loans in each category as a percentage of total loans, for the periods presented.
Allocation of the Allowance for Loan Losses:
	June 30, 2022			December 31, 2021
	Amount	Percentage of Allowance to Total Allowance	Loan Category to Total Loans	Amount	Percentage of Allowance to Total Allowance	Loan Category to Total Loans
	(Dollars in Thousands)
Construction and land development	$411	4.36%	6.48%	$518	5.09%	6.53%
Farm Loans	32	0.34%	1.38%	30	0.30%	1.42%
1 – 4 family	2,284	24.21%	22.54%	2,882	28.30%	22.15%
Multifamily	800	8.48%	14.37%	890	8.74%	14.14%
Commercial real estate	4,100	43.47%	40.41%	4,135	40.61%	40.58%
Ag production	54	0.57%	1.26%	110	1.08%	1.22%
Consumer loans	33	0.35%	0.38%	33	0.32%	0.40%
Commercial and industrial loans	631	6.69%	13.18%	660	6.48%	13.56%
Unallocated	1,088	11.53%	—	925	9.08%	—
Total loans	$9,433	100.00%	100.00%	$10,183	100.00%	100.00%
Summary of Loan Loss Experience
	Six months ended
	June 30, 2022	June 30, 2021
	(Dollars in Thousands)
Beginning balance	$10,183	$10,115
Provision for loan loss	(750)	600
Loans charged-off
1 – 4 family	(47)	(19)
Commercial real estate	—	(6)
Consumer loans	(6)	(7)
Other loans	(47)	(26)
Commercial and industrial loans	—	(21)
Total loan charge-offs	(100)	(79)
Recoveries
Construction and land development	6	6
Farm Loans	3	7
1 – 4 family	2	107
Consumer loans	4	8
Other loans	32	44
Commercial and industrial loans	53	7
Total loan recoveries	100	179
Net loans (charged-off) recovered	—	100
Ending Balance	$9,433	$10,815
Net loan (recoveries) charge offs to average loans	0.00%	-0.02%

Nonperforming Assets
Nonperforming loans consist of nonaccrual loans and loans past due 90 days or more and still accruing interest. Nonperforming assets consist of nonperforming loans plus foreclosed real estate (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure. We generally place loans on nonaccrual status when they are past due 90 days, or when management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of principal and interest per the contractual terms is in doubt. When we place a loan on nonaccrual, interest accruals cease and uncollected interest is reversed and charged against current income. Subsequent collections reduce the principal balance of the loan until the loan is returned to accrual status or interest is recognized only to the extent received in cash.
The largest component of nonperforming loans is loans past due greater than 90 days and still accruing, which as of June 30, 2022, totaled $2.5 million and as of December 31, 2021, totaled $2.9 million. Another component of nonperforming loans are nonaccrual loans. Loans which are past due greater than 90 days are placed on nonaccrual status unless they are both well secured and in the process of collection. There were $2.0 million and $2.1 million in nonaccrual loans as of June 30, 2022 and December 31, 2021, respectively.
The following tables sets forth information concerning nonperforming loans and nonperforming assets as of each of the dates indicated:
	June 30, 2022	December 31, 2021
	(Dollars in Thousands)
Nonperforming Assets
Nonaccrual	$1,959	$2,052
Past due 90 days or more, still accruing	2,460	2,885
Total nonperforming loans	4,419	4,937
Foreclosed assets	450	545
Total nonperforming assets	4,869	5,482
Allowance for loan losses	9,433	10,183
Loans, before allowance for loan losses	625,277	632,079
Credit Quality Ratios
Allowance for loan losses to loans, before allowance for loan losses	1.51%	1.61%
Allowance for loan losses to nonaccrual loans	481.52%	496.25%
Allowance for loan losses to nonperforming loans	213.46%	206.26%
Nonaccrual loans to loans, before allowance for loan losses	0.31%	0.32%
Nonperforming loans to loans, before allowance for loan losses	0.71%	0.78%
Nonperforming assets to total assets	0.56%	0.60%
We consider a loan to be impaired when full payment according to the terms of the loan agreement is not probable. Once the loan has been identified as impaired, a written analysis is performed to determine if there is a potential for a loss. If it is probable a loss may occur, a specific allowance or a partial charge down for that particular loan is then recognized. The loan is then placed on nonaccrual status and included in nonperforming loans. If the analysis indicates a loss is not probable or there is sufficient collateral value, then no specific allowance or partial charge down is recognized.
Loans that are monitored for impairment pursuant to ASC 310 generally include agricultural, commercial, commercial real estate and construction, single family first mortgages and land development loans. Smaller homogeneous loans such as single family second mortgages and consumer loans are not generally subject to impairment monitoring pursuant to ASC 310, but are analyzed for potential losses based on historical loss factors, current environmental factors and to some extent loan grading.
Interest income recognized on impaired loans for the six months ended June 30, 2022 was $152,337. Interest income recognized on impaired loans for the year ended December 31, 2021 was $541,438. The average recorded investment in impaired loans during the six months ended June 30, 2022 was $7.1 million. The average recorded investment in impaired loans during the year ended December 31, 2021 was $7.8 million.
Troubled Debt Restructurings
In certain circumstances, it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, instead of forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market. The modification of the terms of such loans has included, but is not limited to including, one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. There were no new troubled debt restructured loans at June 30, 2022.
The table below summarizes troubled debt restructured loans at the periods indicated:
	Total Troubled Debt Restructuring	Troubled debt restructurings performing in accordance with modified terms
June 30, 2022:		Accruing	Nonaccrual
	(Dollars in Thousands)
Mortgage loans on real estate
Residential 1 – 4 family	$251	$240	$11
Commercial	144	144	—
Total	$395	$384	$11
	Total Troubled Debt Restructuring	Troubled debt restructurings performing in accordance with modified terms
December 31, 2021:		Accruing	Nonaccrual
	(Dollars in Thousands)
Mortgage loans on real estate
Residential 1 – 4 family	$262	$251	$11
Commercial	152	152	—
Total	$414	$403	$11
Our policy is to return nonaccrual troubled debt restructured loans to accrual status when all the principal and interest amounts due, pursuant to its modified terms, are brought current and future payments are reasonably assured. Our policy also considers the payment history of the borrower in assessing the confidence that future payments are reasonably assured, which typically requires six months of prompt payments. Loans are modified to minimize loan losses when we believe the modification will improve the borrower’s financial condition and their ability to repay the loan. We typically do not forgive principal. We generally either reduce interest rates or decrease monthly payments for a temporary period of time and those reductions of cash flows are capitalized into the loan balance. We may also extend maturities, convert balloon loans to longer term amortizing loans, or vice versa, or change interest rates between variable and fixed rate. Each borrower and situation is unique and we try to accommodate the borrower and minimize Town and Country’s potential losses. There does not appear to be any significant difference in success rates with one type of concession versus another.
We are continually analyzing our loan portfolio in an effort to recognize and resolve our problem assets as quickly and efficiently as possible. While we believe we use the best information available at the time to make a determination with respect to the allowance for loan losses, we recognize that many factors can adversely impact various segments of our markets, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. We continuously focus our attention on promptly identifying and providing for potential problem loans, as they arise.

Deposits
Average total deposits during the six months ended June 30, 2022 was $544 million, as compared to $532 million for the six months ended June 30, 2021. The yield on total deposits was 0.14% for the six months ended June 30, 2022, compared to 0.21% for the six months ended June 30, 2021. Deposit interest expense decreased by $199 thousand for the six months ended June 30, 2022 compared to the same period in 2021. The decrease yield was due to deposits repricing at lower rates.
Total deposits decreased $42.1 million, or 5.4%, to $737.9 million at June 30, 2022, from $780 million at December 31, 2021. Interest bearing deposits decreased $48.3 million or 10.2%, to $425.6 million at June 30, 2022, from $473.8 million at December 31, 2021. Time deposits increased $5.7 million or 6.3%, to $97.7 million at June 30, 2022, from $91.9 million at December 31, 2021.
The tables below summarize selected deposit information at and for the periods indicated:
Core and non-core deposits
	June 30, 2022	December 31, 2021
	(Dollars in Thousands)
Non time deposits	$640,276	$688,091
Time deposits	$97,669	91,923
Total deposits	$737,945	$780,014
Deposit Balances by Type
	June 30, 2022		December 31, 2021
	Amount	Percentage of Total	Amount	Percentage of Total
	(Dollars in Thousands)
Noninterest-bearing	$214,814	29.11%	$214,324	27.48%
Interest bearing	425,462	57.65%	473,767	60.74%
Time deposits	97,669	13.24%	91,923	11.78%
Total deposits	$737,945	100.00%	$780,014	100.00%
Maturity of Certificates of Deposit of $250,000 or More
The following table shows the amount of certificates of deposit with balances of $250,000 and greater by time remaining until maturity as of June 30, 2022:
Balance $250,000 and greater (Dollars in thousands)
3 months or less	$4,265
Over 3 months to 12 months	4,591
Over 1 year to 3 years	837
Over 3 years	500
Total	$10,193
Borrowed Funds
Town and Country Bank maintains a line of credit with the Federal Home Loan Bank of Chicago (the “FHLB”). The advances are collateralized by FHLB stock, pledged loans, and debt securities, under an Advances, Pledge, and Security Agreement between the FHLB and Town and Country Bank. The loans pledged as collateral at June 30, 2022 and December 31, 2021 were $250.6 million and $279 million, respectively. Based on the qualifying collateral, the agreement provides for a maximum borrowing amount of $149 million and $152 million at June 30, 2022 and December 31, 2021, respectively. Town and Country Financial Corporation maintains a term loan with a balance of $5.4 million as of June 30, 2022 and $5.7 million as of December 31, 2021 with CIBC Bank USA, as well as a line of credit with no balance outstanding as of June 30, 2022 and December 31, 2021. Outstanding borrowings as of June 30, 2022 totaled $32.6 million, an increase of $10.7 million, or 48.9%, from $21.9 million as of December 31, 2021.
Liquidity and Market Risk Management
Market and public confidence in our financial strength and financial institutions in general will largely determine our access to appropriate levels of liquidity. This confidence is significantly dependent on our ability to maintain sound asset quality and appropriate levels of capital reserves.
Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measure our liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a regular basis.
Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.
There are no known trends, commitments or events which are expected to result in a material change in our liquidity.
The Bank is required to maintain minimum levels of liquidity. For internal reporting purposes, Town and Country Bank uses policy minimums of 10.00% for its liquidity ratio. The liquidity ratio is the ratio of total liquidity sources to total assets. Liquidity sources include interest bearing deposits in banks and investment securities available for sale. Town and Country Bank exceeded these minimum ratios as of June 30, 2022 and December 31, 2021.
Interest rate risk is the potential for loss of future earnings resulting from adverse changes in the level of interest rates. Interest rate risk results from several factors and could have a significant impact on Town and Country’s net interest income, which is Town and Country’s primary source of income. Net interest income is affected by changes in interest rates, the relationship between rates on interest bearing assets and liabilities, the impact of interest fluctuations on asset prepayments and the mix of interest-bearing assets and liabilities.
Although interest rate risk is inherent in the banking industry, banks are expected to have sound risk management practices in place to measure, monitor and control interest rate exposures. The objective of interest rate risk management is to contain the risks associated with interest rate fluctuations. The process involves identification and management of the sensitivity of net interest income to changing interest rates.
Town and Country Bank has established acceptable levels of interest rate risk as follows: Projected net interest income over the next 12 months will not be reduced by more than 10.00% given a change in interest rates of up to 200 basis points (+ or -). Projected net interest income over the next 24 months will not be reduced by more than 15.00% given a change in interest rates of up to 200 basis points (+ or -).
Capital Resources
Total shareholders’ equity at June 30, 2022 was $79.5 million. At December 31, 2021 total shareholders’ equity was $85.1 million. The $5.6 million net decrease from December 31, 2021 to June 30, 2022 is the result of the combination of $6.5 million in net income and a negative change in other comprehensive income of $11.4 million.
The bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital.
Certain items such as goodwill and other intangible assets are deducted from total capital in arriving at the various regulatory capital measures such as Tier 1 capital and total risk-based capital. Town and Country’s objective is to maintain its current status and Town and Country Bank’s current status as a “well-capitalized institution” as that term is defined by its regulators.
Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk weighted assets of 8.00%, a minimum ratio of tier 1 capital to risk weighted assets of 6.00%, a minimum ration of common equity tier 1 to risk weighted assets of 4.5% and a minimum ratio of tier 1 capital to average assets of 4.00%. In addition, the guidelines establish a “capital conservation buffer” of 2.50% above the minimum capital ratios and result in the following ratios: a total capital to risk weighted assets ratio of 10.50%, a tier 1 capital to risk weighted assets ratio of 8.50% and a common equity tier 1 to risk weighted assets ratio of 6.00%. Adherence to these guidelines has not had an adverse impact on Town and Country.
Capital Ratios
Selected capital ratios for Town and Country Bank at June 30, 2022 and December 31, 2021 were as follows:
	Actual		Minimum Required for Capital Adequacy Purposes		Excess Amount
	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of June 30, 2022:
Tier 1 capital to average assets	$95,208	10.8%	$34,730	4.0%	$60,478
Tier 1 capital to risk weighted assets	95,208	13.6%	41,991	6.0%	53,217
Total capital to risk weighted assets	103,956	14.9%	55,988	8.0%	47,968
Common equity tier 1 to risk weighted assets	95,208	13.6%	31,209	4.5%	63,999
As of December 31, 2021
Tier 1 capital to average assets	$90,418	10.0%	$36,046	4.0%	$54,372
Tier 1 capital to risk weighted assets	90,418	13.4%	40,487	6.0%	49,931
Total capital to risk weighted assets	98,853	14.7%	53,983	8.0%	44,870
Common equity tier 1 to risk weighted assets	90,418	13.4%	30,081	4.5%	60,337
Off-Balance Sheet Arrangements
Town and Country generally does not have any off-balance sheet arrangements, other than approved and unfunded loans and lines of credit to our customers in the ordinary course of business. Undisbursed loan financing at June 30, 2022 and December 31, 2021, respectively, was $173 million and $145 million.
Accounting Pronouncements
Refer to Note 14 in the notes to Town and Country consolidated financial statements for a discussion on the effects of new accounting pronouncements.

DESCRIPTION OF HBT CAPITAL STOCK
As a result of the merger, Town and Country stockholders who receive shares of HBT common stock in the merger will become stockholders of HBT. HBT stockholders’ rights will be governed by Delaware law and the restated certificate of incorporation and the amended and restated by-laws of HBT as may be amended and in effect from time to time. The following description of the material terms of HBT’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge all Town and Country stockholders to read carefully and in their entirety the applicable provisions of Delaware law, HBT’s restated certificate of incorporation and amended and restated by-laws and federal law governing bank holding companies. Copies of HBT’s restated certificate of incorporation and HBT’s amended and restated by-laws have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
HBT’s authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of undesignated preferred stock. As of the record date, there were 28,752,626 shares of HBT common stock, and no shares of HBT preferred stock outstanding. In addition, as of the record date, 1,767,831 shares of HBT common stock were reserved for issuance upon vesting of awards of performance shares and restricted stock units under HBT’s equity compensation plans.
Because HBT is a holding company, the rights of HBT to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of HBT stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that HBT itself may be a creditor of that subsidiary with recognized claims. Claims on HBT’s subsidiaries by creditors other than HBT will include substantial obligations with respect to deposit liabilities and purchased funds.
Preferred Stock
HBT’s restated certificate of incorporation authorizes the HBT board of directors to authorize the issuance of shares of HBT preferred stock without stockholder approval. The HBT board of directors is authorized to divide the preferred stock into series and, subject to applicable law, to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. If and when any HBT preferred stock is issued, the holders of HBT preferred stock may have a preference over holders of HBT common stock in the payment of dividends, upon liquidation of HBT, in respect of voting rights and in the redemption of the capital stock of HBT.
Common Stock
Dividends.   Subject to the rights of any series of preferred stock authorized by the board of directors as provided by HBT’s restated certificate of incorporation, the holders of HBT common stock are entitled to dividends as and when declared by the HBT board of directors out of funds legally available for the payment of dividends.
Voting Rights.   Each holder of HBT common stock has one vote for each share held on matters presented for consideration by the stockholders. Except as otherwise required by law or provided in any resolution adopted by HBT’s board of directors with respect to any series of preferred stock, the holders of HBT common stock possess all voting power. HBT’s restated certificate of incorporation does not provide for cumulative voting in the election of directors.
Preemptive Rights.   The holders of HBT common stock have no preemptive rights and no right to convert their stock into any other securities.
Redemption and Sinking Fund.   There are no redemption or sinking fund provisions applicable to HBT common stock. The holders of HBT common stock will have no liability for further calls or assessments and will not be personally liable for the payment of HBT’s debts except as they may be liable by reason of their own conduct or acts.
Issuance of Stock.   HBT’s restated certificate of incorporation authorizes the HBT board of directors to authorize the issuance of shares of HBT common stock and any other securities without stockholder approval. However, HBT common stock is listed on the Nasdaq Stock Market, which requires stockholder approval of the issuance of additional shares of HBT common stock under certain circumstances. The General Corporation Law of the State of Delaware (the “DGCL”) also requires stockholder approval of the issuance of additional shares of HBT common stock under certain circumstances.
Liquidation Rights.   In the event of liquidation or dissolution, subject to the rights of any outstanding series of preferred stock and creditors of HBT, the holders of HBT common stock are entitled to share in all assets remaining for distribution to holders of HBT common stock according to their interests therein.

COMPARISON OF STOCKHOLDER RIGHTS
The rights of HBT stockholders are governed by the DGCL, and HBT’s restated certificate of incorporation (“HBT’s certificate”) and amended and restated bylaws (“HBT’s bylaws”). The rights of Town and Country’s stockholders are governed by the DGCL and Town and Country’s certificate of incorporation, as amended (“Town and Country’s certificate”), and amended and restated bylaws (“Town and Country’s bylaws”). After the merger, the rights of Town and Country’s and HBT stockholders will be governed by the DGCL and HBT’s certificate HBT’s bylaws. The following discussion summarizes the material differences between the rights of Town and Country stockholders and the rights of HBT stockholders. We urge you to review HBT’s certificate, HBT’s bylaws, Town and Country’s certificate and Town and Country’s bylaws carefully and in their entirety.
	HBT	Town and Country
Authorized Capital Stock	HBT’s certificate provides that the authorized capital stock of HBT consists of 150,000,000 shares, 125,000,000 of which are common stock and 25,000,000 of which are preferred stock.	Town and Country’s certificate provides that the authorized capital stock of Town and Country consists of 6,000,000 shares, 5,000,000 of which are common stock and 1,000,000 of which are preferred stock.
Size of Board of Directors
HBT’s certificate provides that HBT’s board of directors shall be determined to HBT’s bylaws.
HBT’s bylaws provide for HBT’s board of directors to initially consist of eight directors and, thereafter, as determined by resolution of the board of directors. The board of directors of HBT currently has nine directors.
Town and Country’s bylaws provide for Town and Country’s Board to consist of at least five but no more than twenty-five directors. The Town and Country Board currently has seven directors.
Classes of Directors	HBT’s bylaws provide that HBT’s board of directors consists of one class of directors, elected on an annual basis.	Town and Country’s bylaws provide that Town and Country’s Board consists of one class of directors, elected on an annual basis.
Removal of Directors	Under HBT’s bylaws, any HBT director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.	Under Town and Country’s bylaws, any Town and Country director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.
Filling Vacancies on the Board of Directors	Under HBT’s bylaws any vacancy occurring in HBT’s board of directors may be filled by a majority vote of the remaining directors, although less than a quorum.	Under Town and Country’s bylaws any vacancy occurring in Town and Country’s Board may be filled by a majority vote of the remaining directors, although less than a quorum, or by the sole remaining director.
Nomination of Director Candidates by Stockholders	HBT’s bylaws provide that any stockholder nominating a director candidate for election must (i) be a stockholder of record at both the time of giving notice of the nomination and at the time of the annual meeting, (ii) be entitled to vote at the annual meeting and	Town and Country’s certificate and bylaws do not explicitly state specific procedures that stockholders must follow to nominate persons to Town and Country’s Board. However, Town and Country’s bylaws provide that stockholder proposals must comply with certain customary notice

	HBT	Town and Country
(iii) comply with certain customary notice procedures.
procedures, including delivery of notice of the purpose of such proposal to the Secretary not later than 7 days and not more than 10 days prior to the annual meeting of stockholders.
In addition, no person shall be eligible for election, re-election, appointment or reappointment to the board of directors after such person attains the age of 70, unless such person was serving as a director on October 25, 2000, in which case such person shall be eligible for election, re-election, appointment or reappointment to the board of directors until such person attains the age of 75.

Calling Special Meetings of Stockholders	HBT’s certificate provides that a special meeting of stockholders may only be called by HBT’s Chairperson or by written resolution adopted by an affirmative vote of a majority of HBT’s board of directors.	Town and Country’s bylaws provide that a special meeting of stockholders may be called at any time by (i) the President, or (ii) the President or Secretary, upon request in writing or by a vote of a majority of the directors, or (iii) the President or Secretary, upon request in writing of stockholders of record owning a majority in amount of the capital stock outstanding and entitled to vote.
Stockholders Proposals	HBT’s bylaws provide that stockholder proposals must comply with certain customary notice procedures, including delivery not later than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders.	Town and Country’s bylaws provide that stockholder proposals must comply with certain customary notice procedures, including delivery of notice of the purpose of such proposal to the Secretary not later than 7 days and not more than 10 days prior to the annual meeting of stockholders.
Notice of Stockholders Meetings	HBT’s bylaws provide that HBT must notify stockholders between 10 and 60 days before any stockholder meeting of the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	Town and Country’s bylaws provide that Town and Country must notify stockholders between 10 and 60 days before any stockholder meeting of the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
Indemnification of Directors and Officers	HBT’s certificate and bylaws provide that HBT will indemnify, to the fullest extent permitted by Delaware law, each person who is or was serving at the request of HBT as a director, officer, employee or agent of HBT or of another enterprise.	Town and Country’s certificate provides that no director shall be personally liable to Town and Country or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that directors shall be liable, to the extent provided by

HBT	Town and Country

Delaware law, for (i) breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the DGCL and (iv) for any transaction from which the director derived an improper personal benefit.
Town and Country’s bylaws further provide that Town and Country shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or competed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of Town and Country), by reason of the fact that such person is or was a director of Town and Country, or is or was a director or officer of Town and Country serving at the request of Town and Country as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Town and Country, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Town and Country’s bylaws also provide that Town and Country shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in right of Town and Country to procure a judgment in its favor by reason of the fact that such person is or was a director of Town and Country, or is or was a director or officer of Town and Country serving at the request of Town and Country as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be

	HBT	Town and Country

in, or not opposed to, the best interests of Town and Country, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Town and Country unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Town and Country’s bylaws also provides that Town and Country may indemnify, to the extent permitted by Delaware law, employees or agents of Town and Country with the same scope and effect as the indemnification protections afforded to directors and officers.

Amendments to Certificate of Incorporation and Bylaws	HBT’s certificate may be amended by the affirmative vote of the holders of at least a majority of the shares then entitled to vote; provided that no holder of common stock shall be entitled to vote on any amendment or alteration of the certificate that alters, amends or changes the powers or rights of any preferred stock if the holders of such stock are entitled to vote. HBT’s bylaws provide that HBT’s bylaws may be altered, amended or repealed and new bylaws may be adopted by HBT’s board of directors or the affirmative vote of the holders of at least a majority of the shares then entitled to vote.
In accordance with the DGCL, an affirmative vote of a majority of the outstanding common stock entitled to vote is required to alter, amend or repeal most provisions of Town and Country’s certificate.
Town and Country’s bylaws provide that Town and Country’s bylaws may be amended, altered or repealed and new bylaws may be adopted by Town and Country’s Board or the affirmative vote of the holders of at least a majority of the shares then entitled to vote, subject to the terms of Town and Country’s certificate and the DGCL.

Forum Selection Clause	HBT’s bylaws provide for exclusive forum in the State of Delaware, unless HBT otherwise consents in writing to the selection of an alternative forum.	Town and Country does not have a forum selection clause in its certificate or bylaws.

SECURITY OWNERSHIP OF CERTAIN TOWN AND COUNTRY
BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth, as of November 2, 2022, holdings of Town and Country common stock by (i) each person who is known to Town and Country to be the beneficial owner of more than 5% of Town and Country common stock; (ii) each director of Town and Country; (iii) each executive officer of Town and Country; and (iv) all directors and executive officers of Town and Country as a group. The information contained herein has been obtained from Town and Country’s records and from information furnished directly to Town and Country by each individual or entity. Applicable percentage ownership in each of the tables is based on 2,842,789 shares of Town and Country common stock outstanding as of November 2, 2022. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them (or, where applicable, shared power with such individual’s spouse with respect to shares owned as community property). Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act; however, the inclusion of shares of the Town and Country common stock in the tables below will not be deemed an admission of beneficial ownership of all the reported shares for any purpose. Except as otherwise indicated, the address for each stockholder listed in the tables below is c/o Town and Country Financial Corporation, 3601 Wabash Avenue, Springfield, Illinois 62711.
Directors, Executive Officers and Principal Stockholders
The following table sets forth the number and percentage of shares of Town and Country common stock beneficially owned, as of November 2, 2022, by (i) each of Town and Country’s directors; (ii) each of Town and Country’s executive officers; (iii) each person who is known to Town and Country to be the beneficial owner of more than 5% of Town and Country common stock; and (iv) all directors and executive officers of Town and Country as a group.
Name of Beneficial Owner	Position	Shares of Town and Country common stock beneficially owned	Percent of Town and Country common stock
David E. Kirschner(1)	Executive Chairman	1,515,891	53.32%
Micah R. Bartlett(2)	President, CEO and Director	129,917	4.57%
Louis H. Dixon(3)	Director	73,350	2.58%
Grant Franklin(4)	Executive Leadership	12,955	*
Wendy Kernan(5)	Executive Leadership	3,460	*
Shelly Dowell(6)	Executive Leadership	3,588	*
Jennifer M. Wagner	Director	1,175	*
Cass R. Wolfenberger(7)	Executive Leadership	1,228	*
Donald H. Evans(8)	Director	180,500	6.35%
Scott E. Garwood	Director	100	*
Marc Perry	Director	0	*
All Directors and Executive Officers as a group (11 in number)		1,922,164	67.62%

*
Represents less than 1.0% beneficial ownership of Town and Country’s outstanding common stock.

(1)
Includes 57,896.25 shares held by Margaret Kirschner GST Separate Trust for Pamela Kirschner Bolduc, for which Mr. Kirschner serves as Trustee; 57,896.25 shares held by Margaret Kirschner GST Separate Trust for Philip S. Kirschner, for which Mr. Kirschner serves as Trustee; 57,896.25 shares held by Margaret Kirschner GST Separate Trust for Mary C. Kirschner, for which Mr. Kirschner serves as Trustee; 57,896.25 shares held by Margaret Kirschner GST Separate Trust for David E. Kirschner, for which Mr. Kirschner serves as Trustee; 181,902.125 shares held by Henry C. Kirschner Beneficiary Trust B1 for Pamela Kirschner Bolduc, for which Mr. Kirschner serves as Special Asset Advisor and Pamela K. Bolduc, the sister of Mr. Kirschner, serves as Trustee; 181,902.125 shares held by Henry C.

Kirschner Beneficiary Trust B1 for Philip S. Kirschner, for which Mr. Kirschner serves as Special Asset Advisor and Philip S. Kirschner, the brother of Mr. Kirschner, serves as Trustee; 181,902.125 shares held by Henry C. Kirschner Beneficiary Trust B1 for Mary C. Kirschner, for which Mr. Kirschner serves as Trustee; and 181,902.125 shares held by Henry C. Kirschner Beneficiary Trust B1 for David E. Kirschner, for which Mr. Kirschner serves as Trustee. Includes 90,142 shares held by the David E. Kirschner Trust dtd 4/17/98, for which Mr. Kirschner serves as Trustee. Includes 4,423 shares held by the Mary C. Kirschner 2007 Trust, for which Mr. Kirschner serves as Trustee. In addition, includes 53,621 shares held by The Noble Foundation, of which Mr. Kirschner is President. In addition, includes 62,500 shares held by Voting Trust Agreement dtd 12/3/12, FBO David E. Kirschner Trust, 62,500 shares held by Voting Trust Agreement dtd 12/3/12, FBO Mary C. Kirschner 2007 Trust, 62,500 shares held by Voting Trust Agreement dtd 12/3/12, FBO Pamela Kirschner Bolduc, and 62,500 shares held by Voting Trust Agreement dtd 12/3/12, FBO Philip S. Kirschner. In addition, includes 1,000 shares of unvested common stock pursuant to a Restricted Stock Agreement, all of which shares are eligible to vote. In addition, includes 5,612.5 shares held by the David E. Kirschner Inherited Individual Retirement Account and 146,479 shares held by the David E. Kirschner Individual Retirement Account. In addition, includes 5,420 shares held in the Town and Country Financial Corporation Employee Stock Ownership Plan (the “ESOP”).
(2)
Includes 88,697 shares held jointly by Micah R. Bartlett and Peggy S. Bartlett, the spouse of Mr. Bartlett. In addition, includes 10,000 shares of unvested common stock pursuant to a Restricted Stock Agreement, all of which shares are eligible to vote. Includes 2,540 shares held by the Micah R. Bartlett, IRA In addition, includes 3,680 shares held in the ESOP.

(3)
Includes 67,500 shares held by the Louis Howard Dixon Trust, for which Mr. Dixon serves as Trustee. In addition, includes 5,850 shares held by Kim Dixon, the spouse of Mr. Dixon.

(4)
Includes 3,896 shares held jointly by Grant Franklin and Katherine M. Franklin, the spouse of Mr. Franklin. In addition, includes 2,809 shares held in the ESOP.

(5)
Includes 2,000 shares of unvested common stock pursuant to a Restricted Stock Agreement, all of which shares are eligible to vote. In addition, includes 1,035 shares held in the ESOP.

(6)
Includes 200 shares held jointly by Shelly L. Dowell and J. Travis Dowell, the spouse of Ms. Dowell. In addition, includes 2,000 shares of unvested common stock pursuant to a Restricted Stock Agreement, all of which shares are eligible to vote. In addition, includes 1,388 shares held in the ESOP.

(7)
Includes 228 shares held in the ESOP.

(8)
Includes 180,000 shares held by the Robert Lewis Evans Family Trust U/A 6/26/91, for which Mr. Evans has Power of Attorney over the Trustee.

STOCKHOLDER PROPOSALS
Town and Country held its annual meeting of stockholders on April 28, 2022. If the merger is completed, Town and Country stockholders will become stockholders of HBT and there will be no future annual meetings of Town and Country stockholders.
Town and Country’s next annual meeting is currently anticipated to be held in the fourth week of April 2023, if the merger has not been completed by that date, or at all. Any stockholder nominations or proposals intended to be presented at Town and Country’s next annual meeting must be submitted in accordance with Town and Country’s bylaws and applicable law.
VALIDITY OF SECURITIES
The validity of the HBT common stock to be issued in connection with the merger has been passed upon for HBT by Vedder Price, Chicago, Illinois. Certain U.S. federal income tax consequences of the integrated merger have been passed upon by Vedder Price, Chicago, Illinois, and by Barack Ferrazzano, Chicago, Illinois.
EXPERTS
The consolidated financial statements of HBT Financial, Inc. appearing in HBT Financial, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021 has been audited by RSM US LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements as of and for the year ended December 31, 2021 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Town and Country’s consolidated financial statements included in this document as of and for the year ended December 31, 2021, have been audited by FORVIS, LLP (formerly known as BKD, LLP), an independent registered public accounting firm, as set forth in their report thereon included with such consolidated financial statements. Such consolidated financial statements are provided herewith in reliance upon such report of FORVIS, LLP given as experts in auditing and accounting.
OTHER MATTERS
As of the date of this proxy statement/prospectus, Town and Country’s Board knows of no matter that will be presented for consideration at its special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournments thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by those proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the Town and Country Board.
WHERE YOU CAN FIND MORE INFORMATION
HBT has filed a registration statement with the SEC under the Securities Act that registers the issuance to Town and Country stockholders of the shares of HBT common stock to be issued in the merger.
The registration statement, of which this proxy statement/prospectus is a part, including the attached appendices and exhibits, contains additional relevant information about HBT and its common stock, Town and Country and the combined company.
HBT is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. HBT’s filings with the SEC are available to the public through the SEC’s Internet website at http://www.sec.gov. You can also find information about HBT by visiting HBT’s website at http://ir.hbtfinancial.com. Information contained on these websites does not constitute part of this proxy statement/prospectus.
The SEC allows HBT to “incorporate by reference” information into this proxy statement/prospectus. This means that HBT can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or information that is subsequently filed with the SEC.

This proxy statement/prospectus incorporates by reference the documents listed below that HBT has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about HBT and HBT’s financial condition:
•
Annual Report on Form 10-K for the year ended December 31, 2021;

•
Definitive Proxy Statement on Schedule 14A for HBT’s 2022 Annual Meeting of Stockholders filed on April 5, 2022;

•
Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2022 and June 30, 2022;

•
Current Reports on Form 8-K filed on January 27, 2022 (other than the information furnished under Items 2.02 and 7.01 therein), February 17, 2022, April 27, 2022, May 18, 2022, July 27, 2022, August 18, 2022 (other than the information furnished under Item 7.01 therein), August 23, 2022 and October 26, 2022; and

•
The description of HBT common stock set forth in HBT’s registration statement on Form 8-A filed on October 10, 2019 and any amendment or report filed for the purpose of updating any such description, including the form of HBT common stock certificate filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

In addition, HBT is incorporating by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of filing of the initial registration statement (of which this proxy statement/prospectus forms a part) and prior to the effectiveness of such registration statement and (ii) between the date of this proxy statement/prospectus and the date of Town and Country’s special meeting (other than documents or portions of those documents furnished (but not filed) with the SEC). These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
HBT has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to HBT. Town and Country has supplied all information contained in this proxy statement/prospectus relating to Town and Country. You can obtain any of the documents incorporated by reference in this proxy statement/prospectus from HBT through HBT’s Internet website at https://ir.hbtfinancial.com/, or from the SEC through the SEC’s Internet website at http://www.sec.report. Documents incorporated by reference are available from HBT without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus.
You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing at the address, by telephone, or from the website as specified below:
HBT Financial, Inc.
Attention: Corporate Secretary
401 North Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than December 13, 2022, in order to receive them before the special meeting. If you request any incorporated documents, HBT will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.
We have not authorized anyone to give any information or make any representation about the merger agreement or the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that HBT has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO TOWN AND COUNTRY FINANCIAL STATEMENTS
Town and Country Financial Corporation and Subsidiaries – Unaudited Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2022 and 2021
Unaudited Consolidated Balance Sheets as of June 30, 2022	F-2
Unaudited Consolidated Statements of Income for the six-months ended June 30, 2022 and 2021	F-3
Unaudited Consolidated Statements of Comprehensive Income (Loss) for the six-months ended June 30, 2022 and 2021	F-4
Unaudited Consolidated Statements of Stockholders’ Equity for the six-months ended June 30, 2022 and 2021	F-5
Unaudited Consolidated Statements of Cash Flows for the six-months ended June 30, 2022 and 2021	F-6
Notes to Unaudited Consolidated Financial Statements	F-7
Town and Country Financial Corporation and Subsidiaries – Audited Consolidated Financial Statements for the Year Ended December 31, 2021
Report of Independent Auditor	F-40
Consolidated Balance Sheet as of December 31, 2021	F-42
Consolidated Statement of Income for the year ended December 31, 2021	F-43
Consolidated Statement of Comprehensive Income for the year ended December 31, 2021	F-44
Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2021	F-45
Consolidated Statement of Cash Flows for the year ended December 31, 2021	F-46
Notes to Audited Consolidated Financial Statements	F-47

Town and Country Financial Corporation
Consolidated Balance Sheets
	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Cash and due from banks	$9,664,440	$8,347,742
Interest-bearing demand deposits	3,973,427	61,558,098
Cash and cash equivalents	13,637,867	69,905,840
Interest-bearing time deposit in bank	249,000	249,000
Available-for-sale securities	176,406,705	151,703,226
Loans held for sale	2,648,345	2,840,208
Loans, net of allowance for loan losses of $9,432,816 and $10,183,297 at June 30, 2022 and December 31, 2021, respectively	615,833,695	621,637,393
Premises and equipment, net of accumulated depreciation of $15,579,288 and $15,779,943 at June 30, 2022 and December 31, 2021, respectively	19,803,081	20,066,094
Federal Reserve and Federal Home Loan Bank stock	2,822,160	2,822,160
Foreclosed assets held for sale, net	449,691	544,764
Cash surrender value of life insurance	15,950,709	15,752,239
Mortgage servicing rights	9,951,011	7,550,906
Goodwill	6,317,994	6,317,994
Core deposit intangibles	174,897	306,071
Other	11,970,167	7,331,446
Total assets	$876,215,322	$907,027,341
Liabilities and Stockholders’ Equity
Deposits
Demand	$365,953,240	$392,483,038
Savings and money market	274,322,584	295,608,028
Time	97,668,749	91,923,305
Total deposits	737,944,573	780,014,371
Federal funds purchased	6,000,000	—
Other borrowings	32,608,241	21,903,136
Junior subordinated debt owed to unconsolidated parties	14,162,804	14,136,451
Other liabilities	6,042,466	5,901,105
Total liabilities	796,758,084	821,955,063
Stockholders’ Equity
Preferred stock, no par value; $1,000 liquidation value; authorized 1,000,000 shares; issued and outstanding 0 shares	—	—
Common stock, no par value; authorized 5,000,000 shares; issued 2,983,608 shares; outstanding 2,842,789 shares at June 30, 2022 and December 31, 2021	1,657,560	1,657,560
Additional paid-in capital	10,729,180	10,685,197
Retained earnings	78,935,571	73,198,918
Accumulated other comprehensive income	(10,192,581)	1,203,095
	81,129,730	86,744,770
Treasury stock, at cost
Common 140,819 shares at June 30, 2022 and December 31, 2021	1,672,492	1,672,492
Total stockholders’ equity	79,457,238	85,072,278
Total liabilities and stockholders’ equity	$876,215,322	$907,027,341
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Consolidated Statements of Income
(Unaudited)
	Six Months Ended June 30,
	2022	2021
Interest and Dividend Income
Loans	$12,436,925	$13,474,450
Securities
Taxable	1,331,990	747,748
Tax-exempt	473,937	503,602
Other	52,195	42,577
Dividends on Federal Home Loan and Federal Reserve Bank stock	54,652	67,455
Deposits with financial institutions	47,463	45,471
Total interest and dividend income	14,397,162	14,881,303
Interest Expense
Deposits	367,915	566,730
Other borrowings	471,602	673,288
Total interest expense	839,517	1,240,018
Net Interest Income	13,557,645	13,641,285
Provision for Loan Losses	(750,000)	600,000
Net Interest Income After Provision for Loan Losses	14,307,645	13,041,285
Noninterest Income
Fiduciary activities	441,533	472,562
Customer service fees	747,863	623,319
Other service charges and fees	1,277,526	1,201,133
Unrealized gains (losses) recognized on equity securities, net	(13,500)	12,625
Mortgage banking income, net	5,289,602	6,261,223
Other	243,487	276,976
Total noninterest income	7,986,511	8,847,838
Noninterest Expense
Salaries and employee benefits	8,485,449	8,998,476
Net occupancy expense	685,592	793,834
Equipment expense	395,214	433,600
Other	3,915,907	4,128,554
Total noninterest expense	13,482,162	14,354,464
Income Before Income Taxes	8,811,994	7,534,659
Provision for Income Taxes	2,279,360	1,913,150
Net Income Available to Common Stockholders	$6,532,634	$5,621,509
Basic Earnings Per Share	$2.30	$1.98
Weighted Average Shares Outstanding	2,842,789	2,844,483
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
	Six Months Ended June 30,
	2022	2021
Net Income	$6,532,634	$7,066,662
Other Comprehensive Income (Loss)
Change in fair value of derivative financial instruments, net of taxes of $279,654 and $(96,354) for 2022 and 2021, respectively	354,796	195,462
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $(5,031,160) and $675,134, for 2022 and 2021, respectively	(11,750,472)	(11,941)
Total Other Comprehensive Income (Loss)	(11,395,676)	183,521
Comprehensive Income (Loss)	$(4,863,042)	$7,250,183
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Consolidated Statements of Stockholders’ Equity
(Unaudited)
	Common Stock — Issued		Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	Shares	Amount
Balance, December 31, 2020	2,983,608	$1,657,560	$10,624,164	$63,219,461	$1,722,016	$(1,503,761)	$75,719,440
Net income	—	—	—	5,621,509	—	—	5,621,509
Other comprehensive income	—	—	—	—	183,521	—	183,521
Dividends on common stock, $0.20 per share	—	—	—	(568,896)	—	—	(568,896)
Stock compensation expense	—	—	34,390	—	—	—	34,390
Balance, June 30, 2021	2,983,608	$1,657,560	$10,658,554	$68,272,074	$1,905,537	$(1,503,761)	$80,989,964
Balance, December 31, 2021	2,983,608	$1,657,560	$10,685,197	$73,198,918	$1,203,095	$(1,672,492)	$85,072,278
Net income	—	—	—	6,532,634	—	—	6,532,634
Other comprehensive income (loss)	—	—	—	—	(11,395,676)	—	(11,395,676)
Dividends on common stock, $0.28 per share	—	—	—	(795,981)	—	—	(795,981)
Stock compensation expense	—	—	43,983	—	—	—	43,983
Balance, June 30, 2022	2,983,608	$1,657,560	$10,729,180	$78,935,571	$(10,192,581)	$(1,672,492)	$79,457,238
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2022	2021
Operating Activities
Net income	$6,532,634	$5,621,509
Items not requiring (providing) cash
Depreciation	585,812	594,204
Provision for loan losses	(750,000)	600,000
Amortization of premiums and discounts on securities	380,157	378,504
Change in fair value of mortgage servicing rights	(1,844,783)	123,297
Unrealized (gains) losses recognized on equity securities	(13,500)	12,625
Gain on sale and write downs of property and equipment	33,881	(2,050)
Gains on loan sales	(1,682,199)	(4,577,094)
Net loss on foreclosed assets	176,133	73,603
Amortization of core deposit intangibles	131,173	131,173
Net amortization of purchase accounting adjustments	70,761	34,344
Stock compensation cost	43,983	34,390
Increase in cash surrender value of life insurance	(198,470)	(194,861)
Loans originated for sale	(53,544,673)	(130,471,362)
Proceeds from sales of loans originated for sale	54,221,267	138,666,824
Changes in
Other assets	165,175	(1,216,264)
Other liabilities	153,966	(2,000,531)
Net cash provided by operating activities	4,461,317	7,808,311
Investing Activities
Net change in interest-bearing time deposits in banks	—	245,000
Purchases of available-for-sale securities	(50,227,377)	(30,892,066)
Proceeds from maturities of available-for-sale securities	8,707,215	15,084,993
Net change in loans	6,979,727	25,304,687
Purchase of premises and equipment	(405,069)	(350,258)
Proceeds from the sale of foreclosed assets	90,649	239,658
Proceeds from sale of property and equipment	286,239	—
Net cash provided by (used in) investing activities	(34,568,616)	9,632,014
Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	(47,815,242)	45,134,193
Net decrease in certificates of deposit	5,745,444	(24,973,371)
Proceeds from other borrowings	6,000,000	—
Repayment of other borrowings	(335,000)	(335,000)
Proceeds from Federal Home Loan Bank advance	27,040,105	6,000,000
Repayment of Federal Home Loan Bank advances	(16,000,000)	(47,425,000)
Dividends paid on common stock	(795,981)	(568,896)
Net cash used in financing activities	(26,160,674)	(22,168,074)
Decrease in Cash and Cash Equivalents	(56,267,973)	(4,727,749)
Cash and Cash Equivalents, Beginning of Year	69,905,840	77,236,790
Cash and Cash Equivalents, End of Period	$13,637,867	$72,509,041
Supplemental Cash Flows Information
Interest paid	$848,539	$1,357,624
Real estate acquired in settlement of loans	$171,709	$165,442
Transfer of loans held for sale to portfolio loans	$642,146	$966,471
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Note 1: Nature of Operations and Summary of Significant Accounting Policies
Basis of Presentation
Town and Country Financial Corporation (“Company”) is a bank holding company, which through its subsidiaries provide a full range of banking and financial services to individuals, organizations, and businesses in central and metro-east areas of Illinois. Additionally, the Company owns one wholly owned subsidiary, Town and Country Bank. The Company is subject to competition from other financial institutions. The Company and its bank subsidiary are subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.
The unaudited consolidated financial statements, including the notes thereto, have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) interim reporting requirements and therefore do not include all information and notes included in the annual consolidated financial statements in conformity with GAAP. These interim unaudited consolidated financial statements and notes thereto should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.
The unaudited consolidated financial statements include all normal, recurring adjustments necessary for a fair presentation of the results for the interim periods. The results for interim periods are not necessarily indicative of results for a full year.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Town and Country Bank (“Bank”) and the Bank’s wholly-owned subsidiary Town and Country Banc Mortgage Services, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairments (OTTI), fair value of financial instruments and goodwill and other intangibles.
Securities
Available-for-sale securities, which include any security for which the Company has no immediate plans to sell but which may be sold in the future, are at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
The Company’s consolidated statements of income reflect the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized as a level yield adjustment over the respective term of the loan.
The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income if accrued in the current year. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.
Premises and Equipment
Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.
The estimated useful lives for each major depreciable classification of premises and equipment are as follows:
Buildings and improvements	35 – 40 years
Leasehold improvements	5 – 10 years
Equipment	3 – 5 years
Long-Lived Asset Impairment
The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.
No asset impairment was recognized during the periods ended June 30, 2022 and December 31, 2021.
Federal Reserve and Federal Home Loan Bank Stock
Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Bank-Owned Life Insurance
The Company has purchased life insurance policies on certain key individuals. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts dues that are probable at settlement.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.
Goodwill
Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. All goodwill is allocated to the banking segment of the business. No impairment was recognized during the periods ended June 30, 2022 and December 31, 2021.
Intangible Assets
Intangible assets with finite lives are being amortized on the straight-line basis over seven years. Such assets are periodically evaluated as to the recoverability of their carrying values.
Derivatives
Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.
Mortgage Servicing Rights
Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer. The Company has elected to initially and subsequently measure the mortgage servicing rights for consumer mortgage loans using the fair value method. Under the fair value method, the servicing rights are carried in the consolidated balance sheet at fair value and the changes in said value are reported in earnings in the period in which the changes occur.
Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change and may have an adverse impact on the value of the mortgage servicing right and may result in a reduction to noninterest income.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.
Treasury Stock
Common stock shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.
Share-Based Compensation
Compensation cost is measured using the fair value of an award on the grant dates and is recognized over the service period, which is usually the vesting period. Compensation cost related to the non-vested portion of awards outstanding is based on the grant-date fair value of those awards. The Company has an incentive restricted stock award plan which is described more fully in Note 11.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Trust Assets and Fees
Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets, since such items are not assets of the Company.
Fees from trust activities are recorded on the cash basis, for the period in which the service is provided. Fees are a function of the market value of assets managed and administered and the volume of transactions and fees for other services rendered, as set forth in the underlying trust agreements. The Company manages or administers trust accounts with assets totaling approximately $155,420,562 and $170,209,012 as of June 30, 2022 and December 31, 2021, respectively.
Income Taxes
The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.
The Company recognizes interest and penalties on income taxes as a component of income tax expense.
The Company files consolidated income tax returns with its subsidiaries.
Earnings Per Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. The restricted stock did not have a material effect on diluted earnings per share. Treasury stock shares are not deemed outstanding for earnings per share calculations.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities, unrealized depreciation on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income and change in derivative financial instruments that qualify for hedge accounting.
Revenue Recognition
Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), establishes a revenue recognition model for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Most of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans and investment securities, and revenue related to mortgage servicing activities, which are subject to other accounting standards. A description of the revenue-generating activities that are within the scope of ASC 606, and included in other non-interest income in the Company’s consolidated statements of income are as follows:
Service charges on deposits.   The Company generates revenue from fees charged for deposit account maintenance, overdrafts, wire transfers, and check fees. The revenue related to deposit fees is recognized at the time the performance obligation is satisfied.
ATM/debit card revenue.   The Company generates revenue through service charges on the use of its ATM machines and interchange income from the use of Company issued credit and debit cards. The revenue is recognized at the time the service is used and the performance obligation is satisfied.
Other non-interest income.   The Company records gains on the sale of loans and the sale of OREO properties after the transactions are complete and transfer of ownership has occurred.
As each of the Company’s facilities is located in markets with similar economies, no disaggregation of revenue is necessary.
Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation without any impact on the reported amounts of net income or stockholders’ equity.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Subsequent Events
In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date the financial statements were available to be issued.
Note 2: Securities
The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities:
June 30, 2022:
U.S. government and agency securities	$55,752,042	$—	$(2,893,499)	$52,858,543
Mortgage-backed securities	88,182,240	90,038	(9,361,458)	78,910,820
State and political subdivisions	41,122,287	34,339	(1,825,707)	39,330,919
Trust preferred securities	5,780,033	—	(473,610)	5,306,423
	$190,836,602	$124,377	$(14,554,274)	$176,406,705
December 31, 2021:
U.S. government and agency securities	$25,869,750	$101,970	$(249,321)	$25,722,399
Mortgage-backed securities	76,429,628	1,397,712	(359,785)	77,467,555
State and political subdivisions	41,591,099	1,639,342	—	43,230,441
Trust preferred securities	5,806,119	845	(524,133)	5,282,831
	$149,696,596	$3,139,869	$(1,133,239)	$151,703,226
The amortized cost and fair value of available-for-sale securities at June 30, 2022, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available-for-sale
	Amortized Cost	Fair Value
Within one year	$2,135,604	$2,123,923
One to five years	57,357,083	55,033,036
Five to ten years	12,966,366	12,202,660
After ten years	24,415,276	22,829,843
	96,874,329	92,189,462
Mortgage-backed securities	88,182,240	78,910,820
Trust preferred securities	5,780,033	5,306,423
Totals	$190,836,602	$176,406,705
The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $44,072,703 at June 30, 2022 and $40,401,405 at December 31, 2021.
Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2022 and December 31, 2021, was $165,361,594 and $66,469,584, which is approximately 94% and 44%, respectively, of the

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Company’s available-for-sale investment portfolio. These declines primarily resulted from recent changes in market interest rates and failure of certain investments to maintain consistent credit quality ratings.
The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2022 and December 31, 2021:
	June 30, 2022
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. government and agency securities	$52,858,543	$(2,893,499)	$—	$—	$52,858,543	$(2,893,499)
Mortgage-backed securities	73,029,033	(9,184,908)	1,124,647	(176,550)	74,153,680	(9,361,458)
State and political subdivisions	33,025,009	(1,825,707)	—	—	33,025,009	(1,825,707)
Trust preferred securities	—	—	5,324,362	(473,610)	5,324,362	(473,610)
Total temporarily impaired securities	$158,912,585	$(13,904,114)	$6,449,009	$(650,160)	$165,361,594	$(14,554,274)
	December 31, 2021
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. government and agency securities	$20,497,925	$(249,321)	$—	$—	$20,497,925	$(249,321)
Mortgage-backed securities	39,454,683	(315,827)	1,319,441	(43,958)	40,774,124	(359,785)
Trust preferred securities	—	—	5,197,535	(524,133)	5,197,535	(524,133)
Total temporarily impaired securities	$59,952,608	$(565,148)	$6,516,976	$(568,091)	$66,469,584	$(1,133,239)
U.S. Government Agencies and Mortgage-backed Securities
The unrealized losses on the Company’s investment in U.S. Government agencies and mortgage-backed securities were caused by changes in interest rates and illiquidity. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and illiquidity, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2022.
Trust Preferred Securities (TruPSs)
The unrealized loss on the TruPSs was primarily caused by the long-term nature of the pooled trust preferred securities, a lack of demand or inactive market for these securities, and concerns regarding the financial institutions that have issued the underlying trust preferred securities. The Company currently expects certain issuing financial institutions to settle the securities at a price less than the amortized cost basis of the investment (that is, the Company expects to recover less than the entire amortized cost basis of the security). Credit losses were calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the securities to the carrying value of the investment. Because the Company does not intend to sell the investment and it is not more likely than not the Company will be

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
required to sell the investment before recovery of its new, lower amortized cost basis, which may be maturity, it does not consider the remainder of the investment in TruPSs to be other-than-temporarily impaired at June 30, 2022.
Other-than-temporary Impairment
Upon acquisition of a security, the Company decides whether it is within the scope of the accounting guidance for beneficial interests in securitized financial assets or will be evaluated for impairment under the accounting guidance for investments in debt and equity securities.
The accounting guidance for beneficial interests in securitized financial assets provides incremental impairment guidance for a subset of the debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Company uses the beneficial interests in securitized financial asset impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Company uses debt and equity securities impairment model.
The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Economic models are used to determine whether an other-than-temporary impairment has occurred on these securities. While all securities are considered, the securities primarily impacted by other-than-temporary impairment testing are pooled trust preferred securities. For each pooled trust preferred security in the investment portfolio (including but not limited to those whose fair value is less than their amortized cost basis), an extensive, regular review is conducted to determine if an other-than-temporary impairment has occurred. Various inputs to the economic models are used to determine if an unrealized loss is other-than-temporary. The most significant inputs are the following:
•
Prepayments

•
Default rates

•
Loss severity

The pooled trust preferred securities relate to trust preferred securities issued by financial institutions throughout the United States. Other inputs may include performance indicators of the underlying financial institutions including profitability, capital ratios, and asset quality.
To determine if the unrealized loss for pooled trust preferred securities is other-than-temporary, the Company projects total estimated defaults of the underlying assets (financial institutions) and multiplies that calculated amount by an estimate of realizable value upon sale in the marketplace (severity) in order to determine the projected collateral loss. If the Company determines that a given pooled trust preferred security position will be subject to a write-down or loss, the Company records the expected credit loss as a charge to earnings.
Credit Losses Recognized on Investments
Certain debt securities have experienced fair value deterioration due to credit losses, as well as due to other market factors, but are not otherwise other-than-temporarily impaired.
The following table provides information about debt securities for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
	Accumulated credit losses
	June 30, 2022	December 31, 2021
Credit losses on debt securities held
Beginning of year	$21,306	$32,417
Reductions due to final settlement	—	—
Reductions due to increases in expected cash flows	(7,820)	(11,111)
End of year	$13,486	$21,306
Note 3: Loans and Allowance for Loan Losses
Classes of loans at June 30, 2022 and December 31, 2021 include:
	June 30, 2022	December 31, 2021
Mortgage loans on real estate
Residential 1 – 4 family	$140,958,014	$140,014,729
Commercial	342,546,445	345,850,734
Construction and land development	40,484,833	41,297,521
Agriculture	8,631,153	9,002,078
Total mortgage loans on real estate	532,620,445	536,165,062
Commercial	82,070,476	85,602,595
Agriculture	7,857,495	7,680,437
Consumer Installment loans	2,728,652	2,631,528
	625,277,068	632,079,622
Less
Allowance for loan losses	9,432,816	10,183,297
Deferred loan fees	10,557	258,932
Net loans	$615,833,695	$621,637,393
The Company purchases loans from other institutions. The outstanding balance of loans purchased from other financial institutions was $49,350,591 and $43,443,538 as June 30, 2022 and December 31, 2021, respectively. The outstanding balance of loans sold to other financial institutions serviced by the Company was $52,472,876 and $52,403,246 as June 30, 2022 and December 31, 2021, respectively.
The loan portfolio includes a concentration of loans secured by commercial real estate properties amounting to $345,546,445 and $345,850,734 as of June 30, 2022 and December 31, 2021, respectively. Generally, these loans are collateralized by assets of the borrower. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrower.
The loan portfolio includes a concentration of loans for construction and land development amounting to $40,484,833 and $41,297,521 as of June 30, 2022 and December 31, 2021, respectively. Generally, these loans are collateralized by building or land being developed. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrower.
The Company maintains lending policies and procedures designed to focus lending efforts on the type, location and duration of loans most appropriate for its business model and markets. The Company’s principal lending activity is the origination of residential and commercial investor real estate loans, commercial

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
loans, agricultural, and consumer loans. The primary lending market is where the Company’s branches are located in central and metro-East areas of Illinois and the surrounding counties. Generally, loans are collateralized by assets of the borrower and guaranteed by the principals of the borrowing entity.
The Board of Directors reviews and approves the Company’s lending policy on an annual basis. Quarterly, the Board of Directors review the allowance for loan losses and reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans.
The Company does not accrue interest on any asset which is maintained on a cash basis because of deterioration in the financial position of the borrower, any asset for which payment in full of interest or principal is not expected, or any asset upon which principal or interest has been in default for a period of ninety days or more unless it is both well secured and in the process of collection. A non-accrual asset may be restored to an accrual status when none of its principal and interest is due and unpaid, or when it otherwise becomes well secured and in the process of collection.
The Company’s third-party loan review conducts periodic independent loan reviews of outstanding loans. The primary objective of the independent loan review function is to ensure the maintenance of a quality loan portfolio and minimize the potential for loan losses. The third-party loan review is performed on sample of existing loans for compliance with internal policies and procedures.
The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of June 30, 2022, June 30, 2021, and December 31, 2021:
	Mortgage Loans on Real Estate
Six Months Ended June 30, 2022	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Unallocated	Total
Allowance for loan losses:
Balance, beginning of year	$2,881,723	$5,025,038	$518,339	$30,408	$704,326	$65,284	$33,276	$924,903	$10,183,297
Provision charged to expense	(552,493)	(124,973)	(112,640)	(1,861)	(126,032)	(11,067)	16,084	162,982	(750,000)
Losses charged off	(46,772)	—	—	—	—	—	(53,022)	—	(99,794)
Recoveries	1,500	—	5,561	3,000	52,658	—	36,594	—	99,313
Ending balance	$2,283,958	$4,900,065	$411,260	$31,547	$630,952	$54,217	$32,932	$1,087,885	$9,432,816
Ending balance: individually evaluated for impairment	$3,815	$—	$17,235	$—	$12,526	$—	$—	$—	$33,576
Ending balance: collectively evaluated for impairment	2,280,143	4,900,065	394,025	31,547	618,426	54,217	32,932	1,087,885	9,399,240
Ending balance	$2,283,958	$4,900,065	$411,260	$31,547	$630,952	$54,217	$32,932	$1,087,885	$9,432,816
Loans:
Ending balance	$140,958,014	$342,546,445	$40,484,833	$8,631,153	$82,070,476	$7,857,495	$2,728,652	$—	$625,277,068
Ending balance: individually evaluated for impairment	$2,529,252	$3,690,452	$657,255	$—	$77,867	$—	$—	$—	$6,954,826
Ending balance: collectively evaluated for impairment	$138,428,762	$338,855,993	$39,827,578	$8,631,153	$81,992,609	$7,857,495	$2,728,652	$—	$618,322,242

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
	Mortgage Loans on Real Estate
Six Months Ended June 30, 2021	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Unallocated	Total
Allowance for loan losses:
Balance, beginning of year	$1,685,428	$4,182,603	$579,114	$132,589	$834,431	$51,201	$30,341	$2,619,490	$10,115,197
Provision charged to expense	979,579	68,111	70,664	10,805	29,022	(4,717)	(17,787)	(535,677)	600,000
Losses charged off	(19,371)	(5,673)	—	—	(20,912)	—	(32,883)	—	(78,839)
Recoveries	107,581	—	5,561	6,918	7,250	—	51,747	—	179,057
Ending balance	$2,753,217	$4,245,041	$655,339	$150,312	$849,791	$46,484	$31,418	$2,083,813	$10,815,415
As of December 31, 2021
Ending balance: individually evaluated for impairment	$11,786	$—	$17,235	$—	$12,526	$—	$—	$—	$41,547
Ending balance: collectively evaluated for impairment	2,869,937	5,025,038	501,104	30,408	691,800	65,284	33,276	924,903	10,141,750
Ending balance	$2,881,723	$5,025,038	$518,339	$30,408	$704,326	$65,284	$33,276	$924,903	$10,183.297
Loans:
Ending balance	$140,014,729	$345,850,734	$41,297,521	$9,002,078	$85,602,595	$7,680,437	$2,631,528	$—	$632,079,622
Ending balance: individually evaluated for impairment	$2,904,264	$3,803,868	$646,839	$—	$78,017	$—	$—	$—	$7,432,988
Ending balance: collectively evaluated for impairment	$137,110,465	$342,046,866	$40,650,682	$9,002,078	$85,524,578	$7,680,437	$2,631,528	$—	$624,646,634
The unallocated amounts in the above tables represent qualitative factors, including local and national economic trends that have not been specifically allocated to the portfolio segments.
Management’s opinion as to the ultimate collectability of loans is subject to estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of the borrowers.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. The analysis is performed on commercial loans at origination. In addition, significant lending relationships, new commercial and commercial real estate loans, and watch list credits are reviewed annually by an independent third party in order to verify risk ratings. The Company uses the following definitions for risk rating.
Pass — Loans classified as pass are well protected by the ability of the borrower to pay or by the value of the asset or underlying collateral.
Special Mention — Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard — Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Doubtful — Loans classified as doubtful have all the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.
Loss — Loans classified as loss are the portion of the loan that is considered uncollectible so that its continuance as an asset is not warranted. The amount of the loss determined will be charged-off.
Risk characteristics applicable to each segment of the loan portfolio are described as follows.
Residential 1 – 4 Family and Equity Lines of Credit Real Estate:   The residential 1 – 4 family and equity lines of credit real estate loans are generally secured by owner-occupied family residences. Repayment is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
Commercial Real Estate:   Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.
Construction and Land Development Real Estate:   Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.
Agricultural and Agricultural Real Estate Loan:   Agricultural loans are generally comprised of seasonal operating lines to grain farmers to plant and harvest corn and soybeans and term loans to fund the purchase of equipment. Agricultural real estate loans are primarily comprised of loans for the purchase of farmland. Specific underwriting standards have been established for agricultural-related loans including the establishment of projections for each operating year based on industry developed estimates of farm input costs and expected commodity yields and prices. Operating lines are typically written for one year and secured by the crop. Loan-to-value ratios on loans secured by farmland generally do not exceed 75% and have amortization periods limited to twenty-five years. Federal government-assistance lending programs through the Farm Service Agency and U.S. Department of Agriculture are used to mitigate the level of credit risk when deemed appropriate.
Commercial:   The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.
Consumer:   The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
The following table presents the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of June 30, 2022 and December 31, 2021:
	Mortgage Loans on Real Estate
June 30, 2022	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Total
Pass	$137,337,155	$322,868,681	$33,801,698	$8,446,621	$81,366,787	$7,842,160	$2,728,652	$594,391,754
Special Mention	1,091,607	15,987,312	6,025,880	184,532	625,822	15,335	—	23,930,488
Substandard	2,353,977	3,025,030	657,255	—	—	—	—	6,036,262
Doubtful	175,275	665,422	—	—	77,867	—	—	918,564
Loss	—	—	—	—	—	—	—	—
Total	$140,958,014	$342,546,445	$40,484,833	$8,631,153	$82,070,476	$7,857,495	$2,728,652	$625,277,068
December 31, 2021	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Total
Pass	$136,005,176	$328,499,896	$40,431,802	$8,812,022	$84,511,951	$7,664,333	$2,631,528	$608,556,708
Special Mention	1,105,289	13,546,970	218,880	190,056	1,012,627	16,104	—	16,089,926
Substandard	2,695,252	3,093,535	646,839	—	150	—	—	6,435,776
Doubtful	175,275	710,333	—	—	77,867	—	—	963,475
Loss	33,737	—	—	—	—	—	—	33,737
Total	$140,014,729	$345,850,734	$41,297,521	$9,002,078	$85,602,595	$7,680,437	$2,631,528	$632,079,622
The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.
The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of June 30, 2022 and December 31, 2021:
June 30, 2022	30 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Greater than 90 Days & Accruing
Mortgage loans on real estate
Residential 1 – 4 family	$409,189	$2,998,547	$3,407,736	$137,550,278	$140,958,014	$2,460,113
Commercial	598,919	928,119	1,527,038	341,019,407	342,546,445	—
Construction and land development	66,081	414,670	480,751	40,004,082	40,484,833	—
Agriculture	—	—	—	8,631,153	8,631,153	—
Commercial	315,952	77,867	393,819	81,676,657	82,070,476	—
Agriculture	—	—	—	7,857,495	7,857,495	—
Consumer	34,144	—	34,144	2,694,508	2,728,652	—
Total	$1,424,285	$4,419,203	$5,843,488	$619,433,580	$625,277,068	$2,460,113

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2021	30 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Greater than 90 Days & Accruing
Mortgage loans on real estate
Residential 1 – 4 family	$1,585,344	$3,240,026	$4,825,370	$135,189,359	$140,014,729	$2,662,981
Commercial	452,519	983,030	1,435,549	344,415,185	345,850,734	—
Construction and land development	—	633,550	633,550	40,663,971	41,297,521	218,880
Agriculture	—	—	—	9,002,078	9,002,078	—
Commercial	—	78,017	78,017	85,524,578	85,602,595	—
Agriculture	—	—	—	7,680,437	7,680,437	—
Consumer	29,224	2,700	31,924	2,599,604	2,631,528	2,700
Total	$2,067,087	$4,937,323	$7,004,410	$625,075,212	$632,079,622	$2,884,561
A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans and loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
The following tables present impaired loans for the years ended June 30, 2022 and December 31, 2021:
June 30, 2022:	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans without a specific valuation allowance
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$2,523,381	$2,763,344	$—	$2,664,958	$16,583	$35,545
Commercial	3,690,452	3,913,455	—	3,747,160	1,829	71,863
Construction and land development	612,019	612,019	—	606,811	16,800	5,712
Agriculture	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Loans with a specific valuation allowance
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$5,871	$5,871	$3,815	$5,871	$—	$149
Commercial	—	—	—	—	—	—
Construction and land development	45,236	45,236	17,235	45,236	1,801	—
Agriculture	—	—	—	—	—	—
Commercial	77,867	77,867	12,526	77,867	2,055	—
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total:
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$2,529,252	$2,769,215	$3,815	$2,670,829	$16,583	$35,694
Commercial	3,690,452	3,913,455	—	3,747,160	1,829	71,863
Construction and land development	657,255	657,255	17,235	652,047	18,601	5,712
Agriculture	—	—	—	—	—	—
Commercial	77,867	77,867	12,526	77,867	2,055	—
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
	$6,954,826	$7,417,792	$33,576	$7,147,903	$39,068	$113,269

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
December 31, 2021:	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
Loans without a specific valuation allowance
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$2,781,573	$2,885,414	$—	$2,880,369	$78,507	$91,433
Commercial	3,803,868	4,026,871	—	3,895,444	31,222	217,659
Construction and land development	601,603	601,603	—	766,762	70,462	19,321
Agriculture	—	—	—	—	—	—
Commercial	150	150	—	150	—	—
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Loans with a specific valuation allowance
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$122,691	$122,691	$11,786	$122,691	$16,154	$—
Commercial	—	—	—	—	—	—
Construction and land development	45,236	45,236	17,235	45,236	—	—
Agriculture	—	—	—	—	—	—
Commercial	77,867	77,867	12,526	80,857	14,502	2,178
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total:
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$2,904,264	$3,008,105	$11,786	$3,003,060	$94,661	$91,433
Commercial	3,803,868	4,026,871	—	3,895,444	31,222	217,659
Construction and land development	646,839	646,839	17,235	811,998	70,462	19,321
Agriculture	—	—	—	—	—	—
Commercial	78,017	78,017	12,526	81,007	14,502	2,178
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
	$7,432,988	$7,759,832	$41,547	$7,791,509	$210,847	$330,591
Interest income recognized on impaired loans includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on non-accruing impaired loans for which the ultimate collectability is not certain.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
The following table presents the Company’s nonaccrual loans at June 30, 2022 and December 31, 2021. This table excludes performing troubled debt restructurings of $11,305 for both periods.
	June 30, 2022	December 31, 2021
Mortgage loans on real estate
Residential 1 – 4 family	$538,434	$577,045
Commercial	928,119	983,030
Construction and land development	414,670	414,670
Agriculture	—	—
Commercial	77,867	78,017
Agriculture	—	—
Consumer	—	—
Total	$1,959,090	$2,052,762
When economic concessions have been granted to borrowers who have experienced financial difficulties, the loan is designated as a troubled debt restructured loan (TDR). These concessions typically result from loss mitigation activities and could include: reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Troubled debt restructured loans are considered impaired at the time of restructuring and typically are returned to accrual status after considering the borrower’s sustained repayment performance, as agreed, for a reasonable period of at least six months or once the granted concessions have ended or are no longer applicable.
The following table presents the recorded balance, at original cost, of troubled debt restructured loans as of June 30, 2022 and December 31, 2021.
	Total Troubled Debt Restructuring	Troubled debt restructurings performing in accordance with modified terms		Troubled debt restructurings not performing in accordance with modified terms
June 30, 2022:		Accruing	Nonaccrual
Mortgage loans on real estate
Residential 1 – 4 family	$251,708	$240,403	$11,305	$—
Commercial	143,551	143,551	—	—
Construction and loan development	—	—	—	—
Agriculture	—	—	—	—
Commercial	—	—	—	—
Agriculture	—	—	—	—
Consumer	—	—	—	—
Total	$395,259	$383,954	$11,305	$—

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
	Total Troubled Debt Restructuring	Troubled debt restructurings performing in accordance with modified terms		Troubled debt restructurings not performing in accordance with modified terms
December 31, 2021:		Accruing	Nonaccrual
Mortgage loans on real estate
Residential 1 – 4 family	$262,243	$250,938	$11,305	$—
Commercial	152,397	152,397	—	—
Construction and loan development	—	—	—	—
Agriculture	—	—	—	—
Commercial	—	—	—	—
Agriculture	—	—	—	—
Consumer	—	—	—	—
Total	$414,640	$403,335	$11,305	$—
At June 30, 2022 and December 31, 2021, six loans, designated as TDR were on accrual status. These loans performed in accordance with modified terms for a period of 6 months or more.
The troubled debt restructures described above had no impact to allowance for loan losses or charge offs during the periods ended June 30, 2022 and December 31, 2021.
Note 4: Premises and Equipment
Major classifications of premises and equipment, stated at cost, are as follows:
	June 30, 2022	December 31, 2021
Land	$6,068,990	$6,226,990
Buildings and improvements	19,680,325	20,180,042
Construction in Process	169,348	—
Equipment	8,961,058	8,945,216
Leasehold improvements	502,648	493,789
	35,382,369	35,846,037
Less accumulated depreciation	15,579,288	15,779,943
Net premises and equipment	$19,803,081	$20,066,094
Note 5: Mortgage Servicing
Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balances of mortgage loans serviced for others were $853,728,153 and $868,965,948 at June 30, 2022 and December 31, 2021, respectively.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
The following summarizes the activity pertaining to mortgage servicing rights measured using the fair value method for the periods ended June 30, 2022 and June 30, 2021:
	June 30, 2022	June 30, 2021
Fair value as of the beginning of the period	$7,550,906	$5,942,270
Additions
Servicing obligations that result from asset transfers	555,322	958,326
Changes in fair value due to changes in valuation inputs or assumptions used in the valuation model*	2,500,000	500,000
Other changes	(655,217)	(623,298)
Fair Value at the end of the period	$9,951,011	$6,777,298

*
Reflects changes in discount rates and prepayment speed assumptions

Note 6: Interest-bearing Deposits
Interest-bearing deposits in denominations of $250,000 or more were $10,192,923 on June 30, 2022 and $10,104,458 on December 31, 2021.
At June 30, 2022, the scheduled maturities of time deposits are as follows:
2022	$56,765,777
2023	26,761,938
2024	8,460,237
2025	3,116,795
2026	1,442,793
Thereafter	1,121,209
$97,668,749
Note 7: Other Borrowings
Other borrowings consisted of the following components:
	June 30, 2022	December 31, 2021
Federal Home Loan Bank advances	$27,248,241	$16,208,136
CIBC Bank USA notes	5,360,000	5,695,000
	$32,608,241	$21,903,136
The Federal Home Loan Bank advances are secured by mortgage loans and investment securities totaling $251,253,692 at June 30, 2022. Advances, at interest rates from 0.00% to 1.63% and maturity dates from July 2022 through May 2029 are subject to restrictions or penalties in event of prepayment.
The CIBC Bank USA (formerly The Private Bank) notes consist of a term note with a balance of $5,360,000 and $5,695,000 as of June 30, 2022 and December 31, 2021, respectively and a line of credit with no balance as of June 30, 2022 and December 31, 2021, respectively. The notes are secured by the Company’s stock in its Bank subsidiary. The notes reprice monthly at 1 month CMT Term SOFR plus 225 basis points with a floor of 2.50%. The rate was 3.28% as of June 30, 2022 and 2.50% as of December 31, 2021. The

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
maturity date is April 2024 for the term note and April 2023 for the line of credit. The Company has debt convent requirements related to total capital to Risk-Weighted Assets, Tier 1 Leverage Capital Ratio, minimum return on assets, and non-performing loans to primary capital.
Aggregate annual maturities of other borrowings at June 30, 2022, are:
2022	$15,335,000
2023	800,000
2024	5,055,000
2025	7,888,000
Thereafter	3,530,241
$32,608,241
Note 8: Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:
	June 30, 2022	December 31, 2021
Net unrealized gain on AFS securities	$(14,422,077)	$2,017,741
Net unrealized loss on derivative used as cash flow hedge	172,543	(323,744)
Net unrealized loss on AFS securities for which a portion of an OTTI has been recognized in income	(7,820)	(11,111)
	(14,257,354)	1,682,886
Tax Effect	(4,064,773)	479,791
Net-of-tax amount	$(10,192,581)	$1,203,095
Note 9: Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.
Quantitative measures established by regulation reporting standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to total risk-weighted assets (as defined), common equity Tier 1 capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2022 and December 31, 2021, that the Bank meets all capital adequacy requirements to which it is subject.
As of June 30, 2022, the most recent notification from the Bank’s regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
equity Tier 1 risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2022
Town and Country Bank
Total capital (to risk-weighted assets)	$103,956	14.9%	$55,988	8.0%	$69,986	10.0%
Tier I capital (to risk-weighted assets)	95,208	13.6	41,991	6.0	55,988	8.0
Common equity Tier I capital (to risk-weighted assets)	95,208	13.6	31,209	4.5	45,080	6.5
Tier I capital (to average assets)	95,208	10.8	34,730	4.0	43,412	5.0
As of December 31, 2021
Town and Country Bank
Total capital (to risk-weighted assets)	$98,853	14.7%	$53,983	8.0%	$67,479	10.0%
Tier I capital (to risk-weighted assets)	90,418	13.4	40,487	6.0	53,983	8.0
Common equity Tier I capital (to risk-weighted assets)	90,418	13.4	30,081	4.5	43,451	6.5
Tier I capital (to average assets)	90,418	10.0	36,046	4.0	45,058	5.0
The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 2.50% at June 30, 2022. The net unrealized gain or loss on available-for-sale securities and derivatives are not included in computing regulatory capital.
The Company and Bank are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.
Note 10: Employee Benefits
The Company has an Employee Stock Ownership Plan (ESOP) to provide retirement benefits for substantially all employees. All full time employees who meet certain age and length of service requirements are eligible to participate in the ESOP. Dividends on allocated shares of common stock are allocated directly to the participant’s account. All shares held by the ESOP have been allocated to the Plan participants and are included in the computation of weighted average common shares outstanding.
The Plan owned 128,089 shares of the Company’s common stock as of June 30, 2022 and December 31, 2021. The market value of those shares totaled $3,394,359 and $3,484,021 as of June 30, 2022 and December 31, 2021, respectively.
In the event a terminated Plan participant desires to sell his or her shares of the Company’s stock, the Company may choose to purchase the shares from the participant at their fair market value as determined by an independent appraiser.
Also, the Company has a non-qualified executive incentive retirement plan (Plan) that covers one member of management. Contributions to the Plan are based upon the Company meeting certain financial performance measures and are deferred until the employee reaches the normal retirement age of 65. Retirement benefits are paid out of the general assets of the Company. The retirement benefit is paid out in

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
monthly installments for a 13 year period and equals the deferral account balance. The liability recorded was $87,817 and $81,955 at June 30, 2022 and December 31, 2021, respectively. The Company’s expense for the plan was $5,862 at June 30, 2022 and $21,165 at December 31, 2021.
Note 11: Stock-Based Compensation
The Company’s Board of Directors adopted the 2015 Stock Compensation Plan (Plan) on June 25, 2015. The purpose of the Plan is to align the interests of the Company and its stockholders to employees, officers and directors. The Plan authorizes up to 100,000 shares of restricted stock to be granted to eligible participants over the life of the Plan. At June 30, 2022, there were 32,750 shares available to be issued under the Plan. From the time employees are granted the restricted shares, those shares are considered issued and the employee is given all rights of ownership including dividend and voting rights.
Year granted	Shares granted	Estimated grant date fair value	Number of shares outstanding	Weighted Average vesting period remaining	Number of shares vested	Shares forfeited	Compensation expense	Additional expense to be incurred
2015	52,500	11.52	—	—	45,000	7,500	—	—
2017	10,000	21.30	—	0	6,250	3,750	10,243	—
2018	9,500	21.20	1,000	0.375	1,000	7,500	4,240	8,480
2019	2,500	20.98	—	—	—	2,500	—	—
2020	10,000	19.50	10,000	2.833	—	—	19,500	133,250
2021	4,000	25.00	4,000	3.813	—	—	10,000	80,000
Note 12: Financial Instruments
In the normal course of business, the Company uses various derivative financial instruments to manage its interest rate risk and market risks so as to accommodate the needs of its customers. These instruments carry varying degrees of credit, interest rate and market or liquidity risks. Derivative instruments are recognized as either assets or liabilities in the accompanying consolidated financial statements and are measured at fair value.
Cash Flow Hedge
As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, the Company has entered into various interest rate swap agreements for portions of its floating rate debt. The agreements provide for the Company to receive interest from the counterparty at three month LIBOR or SOFR and to pay interest to the counterparty at a fixed rate ranging from 2.03% to 2.05% on notional amounts of $12,500,000 at June 30, 2022. Under the agreement, the Company pays or receives the net interest amount monthly, with the monthly settlements included in interest expense.
The effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
Other Derivatives
As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, the Company enters into interest rate swap agreements from time to time. The Company currently has outstanding aggregate interest rate swaps of $69,300,926. The agreements provide for the Company to receive interest from the counterparty at a fixed rate ranging from 3.37% to 5.06% and to

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
pay a variable rate ranging from 67% of one month LIBOR plus 221.1 basis points to one month LIBOR plus 325 basis points. The Company also has agreements with a counterparty whereby the Company receives interest at a rate ranging from 67% of one month LIBOR plus 221.1 basis points to one month LIBOR plus 325 basis points and pays interest to the counterparty at a fixed rate ranging from 3.37% to 5.06%. Under all agreements, the net interest paid or received is included in interest income. The nine interest rate swap agreements are economic hedges and are not considered accounting hedges.
The following table presents the fair value of derivative instruments as of June 30, 2022 and December 31, 2021:
June 30, 2022
Derivative designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other Assets	$157,283	Other Liabilities	$—
Total derivatives		$157,283		$—
June 30, 2022
Derivative not designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other Assets	$1,734,560	Other Liabilities	$1,734,560
Total derivatives		$1,734,560		$1,734,560
December 31, 2021
Derivative designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other Assets	$—	Other Liabilities	$323,744
Total derivatives		$—		$323,744
December 31, 2021
Derivative not designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other Assets	$1,225,851	Other Liabilities	$1,225,851
Total derivatives		$1,225,851		$1,225,851
The following tables present the effect of derivative instruments on the consolidated statements of income for the years ended June 30, 2022 and June 30, 2021:
	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
Fair Value Hedges		June 30,2022	June 30,2021
Interest rate swaps	Interest income — Loans	$(2,960,411)	$(1,537,415)
Interest rate swaps	Interest income — Loans	2,960,411	1,537,415
		$—	$—
Note 13: Disclosures About Fair Value of Assets and Liabilities
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities that the company can access at the measurement date

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3
Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Recurring Measurements
The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2022 and December 31, 2021:
		Fair Value Measurements Using
June 30, 2022	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for sale securities
U.S. government and agencies	$52,858,543	$—	$52,858,543	$—
Mortgage-backed securities	78,910,820	—	78,910,820	—
State and political subdivisions	39,330,919	—	39,330,919	—
Trust preferred securities	5,306,423	—	—	5,306,423
Total available-for sale securities	$176,406,705	$—	$171,100,282	$5,306,423
Equity securities	$51,500	$51,500	$—	$—
Mortgage Servicing Rights	9,951,011	—	—	9,951,011
Hedged Federal Home Loan Bank Advances	(5,000,000)	—	(5,000,000)	—
Interest rate swap agreements	157,283	—	157,283	—
Interest rate swap agreements	1,734,560	—	1,734,560	—
		Fair Value Measurements Using
December 31, 2021	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for sale securities
U.S. government and agencies	$25,722,399	$—	$25,722,399	$—
Mortgage-backed securities	77,467,555	—	77,467,555	—
State and political subdivisions	43,230,441	—	43,230,441	—
Trust preferred securities	5,282,831	—	—	5,282,831
Total available-for sale securities	$151,703,226	$—	$146,420,395	$5,282,831
Equity securities	$65,000	$65,000	$—	$—
Mortgage Servicing Rights	7,550,906	—	—	7,550,906
Hedged Federal Home Loan Bank Advances	(5,000,000)	—	(5,000,000)	—
Interest rate swap agreements	(323,744)	—	(323,744)	—
Interest rate swap agreements	1,225,851	—	1,225,851	—

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the period ended June 30, 2022. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.
Available-for-sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. See the table below for inputs and valuation techniques used for Level 3 securities.
Mortgage Servicing Rights
Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed and default rate. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.
Management measures mortgage servicing rights through the completion of a proprietary model. Inputs to the model are developed by staff and are reviewed by management. The model is tested quarterly using baseline data to check its accuracy. Management obtains fair value calculations from a third party model.
Hedged Federal Home Loan Bank Advances
Certain variable rate Federal Home Loan Bank (FHLB) advances have been converted to fixed rate advances by entering into interest rate swap agreements. The fair value of those variable rate loans is based on discounting the estimated cash flows using interest rates determined by the respective interest rate swap agreement. FHLB estimates are classified within Level 2 of the valuation hierarchy based on the unobservable inputs used.
Interest Rate Swap Agreements
The fair value is estimated using forward-looking interest rate curves and is calculated using discounted cash flows that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.
Level 3 Valuation Process
Fair value determinations for Level 3 measurements of securities are the responsibility of the Chief Financial Officer’s (CFO) office. The CFO’s office, in consultation with an independent firm, generates fair value estimates on a quarterly basis. The CFO’s office challenges the reasonableness of the assumptions used and reviews the methodology to ensure the estimated fair value complies with accounting standards generally accepted in the United States.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Level 3 Reconciliation
The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs:
	Pooled Trust Preferred Securities
	June 30, 2022	June 30, 2021
Beginning balance	$5,282,831	$4,431,491
Total realized and unrealized gains and losses
Included in net income	—	—
Included in other comprehensive income
Unrealized appreciation on available-for-sale securities	49,678	657,937
Settlements	(26,086)	(16,425)
Ending balance	$5,306,423	$5,073,003
Realized and unrealized gains and losses for items reflected in the table above has no effect to net income in the consolidated statements of income for the periods ended June 30, 2022 and June 30, 2021.
The reconciliation of mortgage servicing rights is included in Note 5.
Nonrecurring Measurements
The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2022 and December 31, 2021:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2022
Impaired loans	$96,036	$—	$—	$96,036
December 31, 2021
Impaired loans	$204,247	$—	$—	$204,247
Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.
Collateral-dependent Impaired Loans, Net of ALL
The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.
The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.
Unobservable (Level 3) Inputs
The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.
Unobservable (Level 3) Inputs	Fair Value at June 30, 2022	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Pooled Trust Preferred Securities	$5,306,423	Discounted cash flow	Constant prepayment rate	1% annually
			Probability of default	0.50% for the remaining life
			Loss severity	90% with a 2 year lag
Collateral-dependent impaired loans	96,036	Market comparable properties	Marketability Discount	16% – 59% (25.9)%
Mortgage servicing rights	9,951,011	Discounted cash flow	Discount rate	3.05% – 5.205% (4.942)%
			PSA standard prepayment	109 – 276 (118)
Unobservable (Level 3) Inputs	Fair Value at December 31, 2021	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Pooled Trust Preferred Securities	$5,282,831	Discounted cash flow	Constant prepayment rate	1% annually
			Probability of default	0.50% for the remaining life
			Loss severity	90% with a 2 year lag
Collateral-dependent impaired loans	204,247	Market comparable properties	Marketability Discount	7% – 59% (16.9)%
Mortgage servicing rights	7,550,906	Discounted cash flow	Discount rate	2.25% – 3.262% (3.052)%
			PSA standard prepayment	170 – 308 (174)
Fair Value of Financial Instruments
The following table presents estimated fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2022 and December 31, 2021.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
		Fair Value Measurements Using
June 30, 2022	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and cash equivalents	$13,637,867	$13,637,867	$—	$—
Interest bearing time deposits	249,000	249,000	—	—
Loans held for sale	2,648,345	—	—	2,648,345
Loans, net of allowance for loan losses	615,833,695	—	—	637,373,633
Federal Reserve and Federal Home Loan Bank stock	2,822,160	—	—	2,822,160
Interest receivable	2,789,636	2,789,636	—	—
Financial liabilities
Deposits	737,944,573	640,275,824	97,896,216	—
Junior subordinated debentures	14,162,804	—	—	12,731,585
Other Borrowings	27,608,241	—	—	26,264,942
Interest payable	104,206	104,206	—	—
Unrecognized financial instruments (net of contract amount)	—	—	—	—
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
		Fair Value Measurements Using
December 31, 2021	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and cash equivalents	$69,905,840	$69,905,840	$—	$—
Interest bearing time deposits	249,000	249,000	—	—
Loans held for sale	2,840,208	—	—	2,840,208
Loans, net of allowance for loan losses	621,637,393	—	—	673,670,822
Federal Reserve and Federal Home Loan Bank stock	2,822,160	—	—	2,822,160
Interest receivable	2,714,103	2,714,103	—	—
Financial liabilities
Deposits	780,014,371	688,091,066	92,069,741	—
Junior subordinated debentures	14,136,451	—	—	10,209,651
Other Borrowings	16,903,136	—	—	16,600,999
Interest payable	113,228	113,228	—	—
Unrecognized financial instruments (net of contract amount)	—	—	—	—
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—
The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.
Cash and Cash Equivalents, Interest-bearing Time Deposits, Federal Reserve and Federal Home Loan Bank Stock, Interest Receivable and Interest Payable
The carrying amount approximates fair value.
Loans Held for Sale
For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.
Loans
Fair value is estimated by discounting the future cash flows using the current rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.
Deposits
Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar maturities.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
(Unaudited)
Junior Subordinated Debentures and Other Borrowings
Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.
Commitments to Originate Loans, Letters of Credit and Lines of Credit
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.
Note 14: Future Change in Accounting Principles
Current Expected Credit Loss
The Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.
The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available-for-sales securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple exiting impairment models, which generally require that a loss be incurred before it is recognized.
The CECL model represents a significant change from existing practice and may result in material changes to the Company’s accounting for financial instruments. The Company has selected the WARM (Weighted Average Remaining Maturity) method for their CECL calculation and will be running it parallel to the current allowance for loan losses calculation to evaluate the effect ASU 2016-13 will have on its consolidated financial statements and related disclosures. The impact of the ASU will depend upon the state of the economy and the nature of our portfolios at the date of adoption. The new standard is effective for annual periods beginning after December 15, 2022, and any interim periods within.

Town and Country Financial Corporation
Independent Auditor’s Report
and Consolidated Financial Statements
December 31, 2021 and 2020

Town and Country Financial Corporation
December 31, 2021 and 2020

Independent Auditor’s Report
Board of Directors
Town and Country Financial Corporation
Springfield, Illinois
Opinion
We have audited the consolidated financial statements of Town and Country Financial Corporation and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Town and Country Financial Corporation and its subsidiaries as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our report. We are required to be independent of Town and Country Financial Corporation and its subsidiaries and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Town and Country Financial Corporation and its subsidiaries’ ability to continue as a going concern within one year after the date that these consolidated financial statements are available to be issued or within one year after the date that these consolidated financial statements are issued.
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Town and Country Financial Corporation and its subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Town and Country Financial Corporation and its subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
Decatur, Illinois
March 11, 2022

Town and Country Financial Corporation
Consolidated Balance Sheets
December 31, 2021 and 2020
Assets	2021	2020
Cash and due from banks	$8,347,742	$9,078,771
Interest-bearing demand deposits	61,558,098	68,158,019
Cash and cash equivalents	69,905,840	77,236,790
Interest-bearing time deposit in bank	249,000	494,000
Available-for-sale securities	151,703,226	117,415,852
Loans held for sale	2,840,208	11,659,187
Loans, net of allowance for loan losses of $10,183,297 and $10,115,197 at December 31, 2021 and 2020	621,637,393	630,386,906
Premises and equipment, net of accumulated depreciation of $15,779,943 and $14,667,710 at December 31, 2021 and 2020	20,066,094	20,369,229
Federal Reserve and Federal Home Loan Bank stock	2,822,160	2,822,160
Foreclosed assets held for sale, net	544,764	487,779
Cash surrender value of life insurance	15,752,239	15,357,759
Mortgage servicing rights	7,550,906	5,942,270
Goodwill	6,317,994	6,317,994
Core deposit intangibles	306,071	568,417
Other	7,331,446	8,606,112
Total assets	$907,027,341	$897,664,455
Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$392,483,038	$344,272,959
Interest bearing, savings and money market	295,608,028	258,165,004
Time	91,923,305	124,539,736
Total deposits	780,014,371	726,977,699
Other borrowings	21,903,136	70,608,000
Junior subordinated debt owed to unconsolidated parties	14,136,451	14,083,745
Deferred income taxes	197,570	94,660
Other liabilities	5,703,535	10,180,911
Total liabilities	821,955,063	821,945,015
Stockholders’ Equity
Preferred stock, no par value; $1,000 liquidation value; authorized 1,000,000 shares; issued and outstanding 0 shares	—	—
Common stock, no par value; authorized 5,000,000 shares; issued 2,983,608 shares; outstanding 2,842,789 and 2,844,483 shares at December 31, 2021 and 2020	1,657,560	1,657,560
Additional paid-in capital	10,685,197	10,624,164
Retained earnings	73,198,918	63,219,461
Accumulated other comprehensive income	1,203,095	1,722,016
	86,744,770	77,223,201
Treasury stock, at cost
Common 140,819 and 139,125 shares at December 31, 2021 and 2020	1,672,492	1,503,761
Total stockholders’ equity	85,072,278	75,719,440
Total liabilities and stockholders’ equity	$907,027,341	$897,664,455
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Consolidated Statements of Income
Years Ended December 31, 2021 and 2020
	2021	2020
Interest and Dividend Income
Loans	$26,895,456	$28,207,686
Securities
Taxable	1,577,324	1,736,924
Tax-exempt	984,046	1,088,175
Other	66,803	105,898
Dividends on Federal Home Loan and Federal Reserve Bank stock	124,843	139,252
Deposits with financial institutions	123,515	100,152
Total interest and dividend income	29,771,987	31,378,087
Interest Expense
Deposits	980,940	3,462,665
Other borrowings	1,134,479	1,861,706
Total interest expense	2,115,419	5,324,371
Net Interest Income	27,656,568	26,053,716
Provision for Loan Losses	—	5,000,000
Net Interest Income After Provision for Loan Losses	27,656,568	21,053,716
Noninterest Income
Fiduciary activities	914,535	813,139
Customer service fees	1,357,167	1,318,292
Other service charges and fees	2,467,849	2,261,497
Unrealized gains (losses) recognized on equity securities, net	27,375	(4,260)
Mortgage banking income, net	11,208,707	11,914,904
Other	692,411	1,091,675
Total noninterest income	16,668,044	17,395,247
Noninterest Expense
Salaries and employee benefits	18,050,886	19,042,831
Net occupancy expense	1,529,238	1,485,222
Equipment expense	839,172	759,202
Other	8,822,424	7,999,116
Total noninterest expense	29,241,720	29,286,371
Income Before Income Taxes	15,082,892	9,162,592
Provision for Income Taxes	3,851,700	2,095,930
Net Income Available to Common Stockholders	$11,231,192	$7,066,662
Basic Earnings Per Share	$3.95	$2.48
Weighted Average Shares Outstanding	2,843,645	2,847,820
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2021 and 2020
	2021	2020
Net Income	$11,231,192	$7,066,662
Other Comprehensive Income (Loss)
Change in fair value of derivative financial instruments, net of taxes of $138,162 and $(174,304) for 2021 and 2020, respectively	346,448	(437,074)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $(345,105) and $679,894, for 2021 and 2020, respectively	(865,369)	1,704,867
	(518,921)	1,267,793
Comprehensive Income	$10,712,271	$8,334,455
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2021 and 2020
	Common Stock – Issued		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	Shares	Amount
Balance, January 1, 2020	2,983,608	$1,657,560	$10,624,135	$56,950,304	$454,223	$(1,494,740)	$68,191,482
Net income	—	—	—	7,066,662	—	—	7,066,662
Other comprehensive income	—	—	—	—	1,267,793	—	1,267,793
Dividends on common stock, $0.28 per share	—	—	—	(797,505)	—	—	(797,505)
Stock compensation expense, net of forfeitures	—	—	(8,992)	—	—	—	(8,992)
Stock compensation forfeitures (13,750)	—	—	49,288	—	—	(49,288)	—
Issuance of 10,000 treasury shares to restricted stock plan	—	—	(40,267)	—	—	40,267	—
Balance, December 31, 2020	2,983,608	$1,657,560	$10,624,164	$63,219,461	$1,722,016	$(1,503,761)	$75,719,440
Net income	—	—	—	11,231,192	—	—	11,231,192
Other comprehensive income (loss)	—	—	—	—	(518,921)	—	(518,921)
Dividends on common stock, $0.44 per share	—	—	—	(1,251,735)	—	—	(1,251,735)
Treasury stock purchased (5,694)						(186,478)	(186,478)
Stock compensation expense, net of forfeitures	—	—	78,780	—	—	—	78,780
Issuance of 4,000 treasury shares to restricted stock plan	—	—	(17,747)	—	—	17,747	—
Balance, December 31, 2021	2,983,608	$1,657,560	$10,685,197	$73,198,918	$1,203,095	$(1,672,492)	$85,072,278
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and 2020
	2021	2020
Operating Activities
Net income	$11,231,192	$7,066,662
Items not requiring (providing) cash
Depreciation	1,171,064	1,218,239
Provision for loan losses	—	5,000,000
Amortization of premiums and discounts on securities	761,909	925,823
Change in fair value of mortgage servicing rights	387,340	5,568,664
Deferred income taxes	309,853	(2,009,210)
Unrealized (gains) losses recognized on equity securities	(27,375)	4,260
Gain on sale and write downs of property and equipment	106,450	—
Gains on loan sales	(8,034,279)	(13,696,542)
Net loss on foreclosed assets	95,649	222,077
Amortization of core deposit intangibles	262,346	262,346
Net amortization of purchase accounting adjustments	38,523	29,596
Stock compensation cost	78,780	(8,992)
Increase in cash surrender value of life insurance	(394,480)	(395,849)
Loans originated for sale	(252,192,631)	(436,940,360)
Proceeds from sales of loans originated for sale	234,173,797	431,451,001
Changes in
Other assets	928,419	(567,774)
Other liabilities	(3,588,418)	2,547,630
Net cash provided by (used in) operating activities	(14,691,861)	677,571
Investing Activities
Net change in interest-bearing time deposits in banks	245,000	490,000
Purchases of available-for-sale securities	(61,810,252)	(1,106,489)
Proceeds from maturities of available-for-sale securities	25,550,495	28,771,239
Net change in loans	41,161,166	(37,764,639)
Purchase of premises and equipment	(1,008,655)	(543,380)
Cost from the capitalization of foreclosed assets	—	27,625
Proceeds from the sale of foreclosed assets	326,012	319,914
Purchase of Federal Home Loan Bank Stock	—	(305,760)
Proceeds from sale of property and equipment	3,550	—
Net cash provided by (used in) investing activities	4,467,316	(10,111,490)
Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	85,653,103	156,145,389
Net decrease in certificates of deposit	(32,616,431)	(84,266,019)
Proceeds from other borrowings	—	880,000
Repayment of other borrowings	(670,000)	(1,815,000)
Proceeds from Federal Home Loan Bank advance	12,890,136	79,688,000
Repayment of Federal Home Loan Bank advances	(60,925,000)	(78,970,000)
Purchase of treasury stock	(186,478)	—
Dividends paid on common stock	(1,251,735)	(797,505)
Net cash provided by financing activities	2,893,595	70,864,865
Increase (Decrease) in Cash and Cash Equivalents	(7,330,950)	61,430,946
Cash and Cash Equivalents, Beginning of Year	77,236,790	15,805,844
Cash and Cash Equivalents, End of Year	$69,905,840	$77,236,790
Supplemental Cash Flows Information
Interest paid	$2,262,946	$5,758,500
Income taxes paid (net of refunds)	$2,380,925	$2,352,114
Real estate acquired in settlement of loans	$478,646	$278,894
Transfer of loans held for sale to portfolio loans	$1,024,111	$2,891,177
See Notes to Consolidated Financial Statements

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Note 1: Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Town and Country Financial Corporation (“Company”) is a bank holding company, which through its subsidiaries provide a full range of banking and financial services to individuals, organizations, and businesses in central and metro-east areas of Illinois. Additionally, the Company owns one wholly owned subsidiary, Town and Country Bank. During 2020, the Company ceased operations of Town and Country Risk Management, Inc., a captive insurance corporation, and Town and Country Community Development Corporation. The Company is subject to competition from other financial institutions. The Company and its bank subsidiary are subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Town and Country Bank (“Bank”) and the Bank’s wholly-owned subsidiary Town and Country Banc Mortgage Services, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairments (OTTI), fair value of financial instruments and goodwill and other intangibles.
Cash Equivalents
The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2021 and 2020, cash equivalents consisted primarily of noninterest bearing deposits and interest bearing demand deposits.
At December 31, 2021, the Company had approximately $11,108,000 in cash accounts that exceeded federally insured limits.
Interest-bearing Deposits in Banks
The interest-bearing deposit in bank matures within two years and is carried at cost.
Securities
Available-for-sale securities, which include any security for which the Company has no immediate plans to sell but which may be sold in the future, are at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income (loss).
The Company’s consolidated statements of income reflect the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell and believes that it more likely than not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the noncredit loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.
For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized as a level yield adjustment over the respective term of the loan.
The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past-due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income if accrued in the current year. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.
Premises and Equipment
Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.
The estimated useful lives for each major depreciable classification of premises and equipment are as follows:
Buildings and improvements	35 – 40 years
Leasehold improvements	5 – 10 years
Equipment	3 – 5 years
Long-Lived Asset Impairment
The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.
No asset impairment was recognized during the years ended December 31, 2021 and 2020.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Federal Reserve and Federal Home Loan Bank Stock
Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.
Bank-Owned Life Insurance
The Company has purchased life insurance policies on certain key individuals. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts dues that are probable at settlement.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.
Goodwill
Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. All goodwill is allocated to the banking segment of the business. No impairment was recognized during the years ended December 31, 2021 and 2020.
Intangible Assets
Intangible assets with finite lives are being amortized on the straight-line basis over seven years. Such assets are periodically evaluated as to the recoverability of their carrying values.
Derivatives
Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation.
Mortgage Servicing Rights
Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer. The Company has elected to initially and subsequently measure the mortgage servicing rights for consumer mortgage loans using the fair value method. Under the fair value method, the servicing rights are carried in the consolidated balance sheet at fair value and the changes in said value are reported in earnings in the period in which the changes occur.
Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change and may have an adverse impact on the value of the mortgage servicing right and may result in a reduction to noninterest income.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.
Treasury Stock
Common stock shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.
Share-Based Compensation
Compensation cost is measured using the fair value of an award on the grant dates and is recognized over the service period, which is usually the vesting period. Compensation cost related to the non-vested portion of awards outstanding is based on the grant-date fair value of those awards. The Company has an incentive restricted stock award plan which is described more fully in Note 16.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Trust Assets and Fees
Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets, since such items are not assets of the Company.
Fees from trust activities are recorded on the cash basis, for the period in which the service is provided. Fees are a function of the market value of assets managed and administered and the volume of transactions and fees for other services rendered, as set forth in the underlying trust agreements. The Company manages or administers trust accounts with assets totaling approximately $170,209,012 and $166,775,010 as of December 31, 2021 and 2020, respectively.
Income Taxes
The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.
The Company recognizes interest and penalties on income taxes as a component of income tax expense.
The Company files consolidated income tax returns with its subsidiaries.
Earnings Per Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period. The restricted stock did not have a material effect on diluted earnings per share. Treasury stock shares are not deemed outstanding for earnings per share calculations.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities, unrealized depreciation on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income and change in derivative financial instruments that qualify for hedge accounting.
Revenue Recognition
Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), establishes a revenue recognition model for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Most of the Company’s revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans and investment securities, and revenue related to mortgage servicing activities, which are subject to other accounting standards. A description of the revenue-generating activities that are within the scope of ASC 606, and included in other non-interest income in the Company’s consolidated statements of income are as follows:
Service charges on deposits.   The Company generates revenue from fees charged for deposit account maintenance, overdrafts, wire transfers, and check fees. The revenue related to deposit fees is recognized at the time the performance obligation is satisfied.
ATM/debit card revenue.   The Company generates revenue through service charges on the use of its ATM machines and interchange income from the use of Company issued credit and debit cards. The revenue is recognized at the time the service is used and the performance obligation is satisfied.
Other non-interest income.   The Company records gains on the sale of loans and the sale of OREO properties after the transactions are complete and transfer of ownership has occurred.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
As each of the Company’s facilities is located in markets with similar economies, no disaggregation of revenue is necessary.
Impact of COVID-19 on the Company
In March 2020, the COVID-19 coronavirus was identified as a global pandemic and began affecting the health of large populations around the world. As a result of the spread of COVID-19, economic uncertainties arose which can ultimately affect the financial position, results of operations and cash flows of the Company as well as the Company’s customers. In response to economic concerns over COVID-19, in March 2020 the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was passed into law by Congress. The CARES Act included relief for individual Americans, health care workers, small businesses and certain industries hit hard by the COVID-19 pandemic. The 2021 Consolidated Appropriations Act, passed by Congress in December 2020, extended certain provisions of the CARES Act affecting the Company into 2021.
The CARES Act included several provisions designed to help financial institutions like the Company in working with their customers. Section 4013 of the CARES Act, as extended, allows a financial institution to elect to suspend generally accepted accounting principles and regulatory determinations with respect to qualifying loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (TDR) until January 1, 2022. The Company has taken advantage of this provision to extend certain payment modifications to loan customers in need. Outstanding loans that were modified during 2020 under the CARES Act guidance, that remain on modified terms were $2,841,831 and $47,826,923 as of December 31, 2021 and 2020, respectively.
The CARES Act also approved the Paycheck Protection Program (PPP), administered by the Small Business Administration (SBA) with funding provided by financial institutions. The 2021 Consolidated Appropriations Act approved a new round of PPP loans in 2021. The PPP provides loans to eligible businesses through financial institutions like the Company, with loans being eligible for forgiveness of some or all of the principal amount by the SBA if the borrower meets certain requirements. The SBA guarantees repayment of the loans to the Company if the borrower’s loan is not forgiven and is then not repaid by the customer. The Company earns a 1% interest rate on PPP loans, plus a processing fee from the SBA for processing and originating a loan. The Company originated $22,374,498 in PPP loans during 2021, of which $6,688,118 are still outstanding at December 31, 2021. During 2020, the Company originated $45,671,340 in PPP loans, of which $38,177 are still outstanding at December 31, 2021.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Note 2: Securities
The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities:
December 31, 2021:
U.S. government and agency securities	$25,869,750	$101,970	$(249,321)	$25,722,399
Mortgage-backed securities	76,429,628	1,397,712	(359,785)	77,467,555
State and political subdivisions	41,591,099	1,639,342	—	43,230,441
Trust preferred securities	5,806,119	845	(524,133)	5,282,831
	$149,696,596	$3,139,869	$(1,133,239)	$151,703,226
December 31, 2020:
U.S. government agencies	$5,137,003	$219,714	$—	$5,356,717
Mortgage-backed securities	57,102,503	2,617,787	(10,768)	59,709,522
State and political subdivisions	45,122,840	1,795,282	—	46,918,122
Trust preferred securities	5,836,402	—	(1,404,911)	4,431,491
Corporates	1,000,000	—	—	1,000,000
	$114,198,748	$4,632,783	$(1,415,679)	$117,415,852
The amortized cost and fair value of available-for-sale securities at December 31, 2021, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Available-for-sale
	Amortized Cost	Fair Value
Within one year	$660,000	$661,158
One to five years	25,074,820	25,358,960
Five to ten years	14,697,998	14,836,828
After ten years	27,028,031	28,095,894
	67,460,849	68,952,840
Mortgage-backed securities	76,429,628	77,467,555
Trust preferred securities	5,806,119	5,282,831
Totals	$149,696,596	$151,703,226
The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $40,401,405 at December 31, 2021 and $43,897,193 at December 31, 2020.
There were no sales of available-for-sale securities in 2021 or 2020.
Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2021 and 2020, was $66,469,584 and $6,640,762, which is approximately 44% and 6%, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent changes in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and 2020:
	December 31, 2021
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale securities:
U.S. government and agency securities	$20,497,925	$(249,321)	$—	$—	$20,497,925	$(249,321)
Mortgage-backed securities	39,454,683	(315,827)	1,319,441	(43,958)	40,774,124	(359,785)
Trust preferred securities	—	—	5,197,535	(524,133)	5,197,535	(524,133)
Total temporarily impaired securities	$59,952,608	$(565,148)	$6,516,976	$(568,091)	$66,469,584	$(1,133,239)
	December 31, 2020
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value Losses	Unrealized Losses	Fair Value	Unrealized
Available-for-sale securities:
Mortgage-backed securities	$1,688,879	$(10,473)	$520,392	$(295)	$2,209,271	$(10,768)
Trust preferred securities	—	—	4,431,491	(1,404,911)	4,431,491	(1,404,911)
Total temporarily impaired securities	$1,688,879	$(10,473)	$4,951,883	$(1,405,206)	$6,640,762	$(1,415,679)
U.S. Government Agencies and Mortgage-backed Securities
The unrealized losses on the Company’s investment in U.S. Government agencies and mortgage-backed securities were caused by changes in interest rates and illiquidity. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and illiquidity, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2021.
Trust Preferred Securities (TruPSs)
The unrealized loss on the TruPSs was primarily caused by the long-term nature of the pooled trust preferred securities, a lack of demand or inactive market for these securities, and concerns regarding the financial institutions that have issued the underlying trust preferred securities. The Company currently expects certain issuing financial institutions to settle the securities at a price less than the amortized cost basis of the investment (that is, the Company expects to recover less than the entire amortized cost basis of the security). Credit losses were calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the securities to the carrying value of the investment. Because the Company does not intend to sell the investment and it is not more likely than not the Company will be required to sell the investment before recovery of its new, lower amortized cost basis, which may be maturity, it does not consider the remainder of the investment in TruPSs to be other-than-temporarily impaired at December 31, 2021.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Other-than-temporary Impairment
Upon acquisition of a security, the Company decides whether it is within the scope of the accounting guidance for beneficial interests in securitized financial assets or will be evaluated for impairment under the accounting guidance for investments in debt and equity securities.
The accounting guidance for beneficial interests in securitized financial assets provides incremental impairment guidance for a subset of the debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Company uses the beneficial interests in securitized financial asset impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Company uses debt and equity securities impairment model.
The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Economic models are used to determine whether an other-than-temporary impairment has occurred on these securities. While all securities are considered, the securities primarily impacted by other-than-temporary impairment testing are pooled trust preferred securities. For each pooled trust preferred security in the investment portfolio (including but not limited to those whose fair value is less than their amortized cost basis), an extensive, regular review is conducted to determine if an other-than-temporary impairment has occurred. Various inputs to the economic models are used to determine if an unrealized loss is other-than-temporary. The most significant inputs are the following:
•
Prepayments

•
Default rates

•
Loss severity

The pooled trust preferred securities relate to trust preferred securities issued by financial institutions throughout the United States. Other inputs may include performance indicators of the underlying financial institutions including profitability, capital ratios, and asset quality.
To determine if the unrealized loss for pooled trust preferred securities is other-than-temporary, the Company projects total estimated defaults of the underlying assets (financial institutions) and multiplies that calculated amount by an estimate of realizable value upon sale in the marketplace (severity) in order to determine the projected collateral loss. If the Company determines that a given pooled trust preferred security position will be subject to a write-down or loss, the Company records the expected credit loss as a charge to earnings.
Credit Losses Recognized on Investments
Certain debt securities have experienced fair value deterioration due to credit losses, as well as due to other market factors, but are not otherwise other-than-temporarily impaired.
The following table provides information about debt securities for which only a credit loss was recognized in income and other losses are recorded in other comprehensive income.
	Accumulated credit losses
	2021	2020
Credit losses on debt securities held
Beginning of year	$32,417	$34,903
Reductions due to final settlement	—	—
Reductions due to increases in expected cash flows	(11,111)	(2,486)
End of year	$21,306	$32,417

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Note 3: Loans and Allowance for Loan Losses
Classes of loans at December 31, include:
	2021	2020
Mortgage loans on real estate
Residential 1 – 4 family	$140,014,729	$125,969,006
Commercial	345,850,734	310,367,848
Construction and land development	41,297,521	64,899,480
Agriculture	9,002,078	8,353,933
Total mortgage loans on real estate	536,165,062	509,590,267
Commercial	85,602,595	120,194,025
Agriculture	7,680,437	8,258,165
Consumer Installment loans	2,631,528	3,464,730
	632,079,622	641,507,187
Less
Allowance for loan losses	10,183,297	10,115,197
Deferred loan fees	258,932	1,005,084
Net loans	$621,637,393	$630,386,906
The Company purchases loans from other institutions. The outstanding balance of loans purchased from other financial institutions was $43,443,538 and $52,289,250 as December 31, 2021 and 2020, respectively. The outstanding balance of loans sold to other financial institutions serviced by the Company was $52,403,246 and $67,657,866 as December 31, 2021 and 2020, respectively.
The loan portfolio includes a concentration of loans secured by commercial real estate properties amounting to $345,850,734 and $310,367,848 as of December 31, 2021 and 2020, respectively. Generally, these loans are collateralized by assets of the borrower. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrower.
The loan portfolio includes a concentration of loans for construction and land development amounting to $41,297,521 and $64,899,480 as of December 31, 2021 and 2020, respectively. Generally, these loans are collateralized by building or land being developed. The loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrower.
The Company maintains lending policies and procedures designed to focus lending efforts on the type, location and duration of loans most appropriate for its business model and markets. The Company’s principal lending activity is the origination of residential and commercial investor real estate loans, commercial loans, agricultural, and consumer loans. The primary lending market is where the Company’s branches are located in central and metro-East areas of Illinois and the surrounding counties. Generally, loans are collateralized by assets of the borrower and guaranteed by the principals of the borrowing entity.
The Board of Directors reviews and approves the Company’s lending policy on an annual basis. Quarterly, the Board of Directors review the allowance for loan losses and reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans.
The Company does not accrue interest on any asset which is maintained on a cash basis because of deterioration in the financial position of the borrower, any asset for which payment in full of interest or principal is not expected, or any asset upon which principal or interest has been in default for a period of

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
ninety days or more unless it is both well secured and in the process of collection. A non-accrual asset may be restored to an accrual status when none of its principal and interest is due and unpaid, or when it otherwise becomes well secured and in the process of collection.
The Company’s third party loan review conducts periodic independent loan reviews of outstanding loans. The primary objective of the independent loan review function is to ensure the maintenance of a quality loan portfolio and minimize the potential for loan losses. The third party loan review is performed on sample of existing loans for compliance with internal policies and procedures.
The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2021 and 2020:
	Mortgage Loans on Real Estate
Year Ended December 31, 2021	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Unallocated	Total
Allowance for loan losses:
Balance, beginning of year	$1,685,428	$4,182,603	$579,114	$132,589	$834,431	$51,201	$30,341	$2,619,490	$10,115,197
Provision charged to expense	1,132,403	848,108	(71,928)	(117,099)	(120,405)	14,083	9,425	(1,694,587)	—
Losses charged off	(43,690)	(5,673)	—	—	(20,912)	—	(93,314)	—	(163,589)
Recoveries	107,582	—	11,153	14,918	11,212	—	86,824	—	231,689
Balance, end of year	$2,881,723	$5,025,038	$518,339	$30,408	$704,326	$65,284	$33,276	$924,903	$10,183,297
Ending balance: individually evaluated for impairment	$11,786	$—	$17,235	$—	$12,526	$—	$—	$—	$41,547
Ending balance: collectively evaluated for impairment	2,869,937	5,025,038	501,104	30,408	691,800	65,284	33,276	924,903	10,141,750
Ending balance	$2,881,723	$5,025,038	$518,339	$30,408	$704,326	$65,284	$33,276	$924,903	$10,183,297
Loans:
Ending balance	$140,014,729	$345,850,734	$41,297,521	$9,002,078	$85,602,595	$7,680,437	$2,631,528	$—	$632,079,622
Ending balance: individually evaluated for impairment	$2,904,264	$3,803,868	$646,839	$—	$78,017	$—	$—	$—	$7,432,988
Ending balance: collectively evaluated for impairment	$137,110,465	$342,046,866	$40,650,682	$9,002,078	$85,524,578	$7,680,437	$2,631,528	$—	$624,646,634
	Mortgage Loans on Real Estate
Year Ended December 31, 2020	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Unallocated	Total
Allowance for loan losses:
Balance, beginning of year	$1,147,233	$2,970,891	$387,136	$246,183	$525,087	$48,969	$22,678	$515,563	$5,863,740
Provision charged to expense	773,026	1,276,694	180,538	(39,769)	660,163	2,232	43,189	2,103,927	5,000,000
Losses charged off	(234,996)	(64,982)	—	(94,838)	(364,022)	—	(120,810)	—	(879,648)
Recoveries	165	—	11,440	21,013	13,203	—	85,284	—	131,105
Balance, end of year	$1,685,428	$4,182,603	$579,114	$132,589	$834,431	$51,201	$30,341	$2,619,490	$10,115,197
Ending balance: individually evaluated for impairment	$42,147	$1,218	$17,271	$—	$57,623	$—	$—	$—	$118,259
Ending balance: collectively evaluated for impairment	1,643,281	4,181,385	561,843	132,589	776,808	51,201	30,341	2,619,490	9,996,938
Ending balance	$1,685,428	$4,182,603	$579,114	$132,589	$834,431	$51,201	$30,341	$2,619,490	$10,115,197

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
	Mortgage Loans on Real Estate
Year Ended December 31, 2020	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Unallocated	Total
Loans:
Ending balance	$125,969,006	$310,367,848	$64,899,480	$8,353,933	$120,194,025	$8,258,165	$3,464,730	$—	$641,507,187
Ending balance: individually evaluated for impairment	$665,096	$4,945,744	$899,137	$225,986	$132,307	$—	$—	$—	$6,868,270
Ending balance: collectively evaluated for impairment	$125,303,910	$305,422,104	$64,000,343	$8,127,947	$120,061,718	$8,258,165	$3,464,730	$—	$634,638,917
The unallocated amounts in the above tables represent qualitative factors, including local and national economic trends that have not been specifically allocated to the portfolio segments.
Management’s opinion as to the ultimate collectability of loans is subject to estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral. These estimates are affected by changing economic conditions and the economic prospects of the borrowers.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. The analysis is performed on commercial loans at origination. In addition, significant lending relationships, new commercial and commercial real estate loans, and watch list credits are reviewed annually by an independent third party in order to verify risk ratings. The Company uses the following definitions for risk rating.
Pass — Loans classified as pass are well protected by the ability of the borrower to pay or by the value of the asset or underlying collateral.
Special Mention — Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard — Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful — Loans classified as doubtful have all the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.
Loss — Loans classified as loss are the portion of the loan that is considered uncollectible so that its continuance as an asset is not warranted. The amount of the loss determined will be charged-off.
Risk characteristics applicable to each segment of the loan portfolio are described as follows.
Residential 1-4 Family and Equity Lines of Credit Real Estate:   The residential 1-4 family and equity lines of credit real estate loans are generally secured by owner-occupied family residences. Repayment is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Commercial Real Estate:   Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.
Construction and Land Development Real Estate:   Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.
Agricultural and Agricultural Real Estate Loan:   Agricultural loans are generally comprised of seasonal operating lines to grain farmers to plant and harvest corn and soybeans and term loans to fund the purchase of equipment. Agricultural real estate loans are primarily comprised of loans for the purchase of farmland. Specific underwriting standards have been established for agricultural-related loans including the establishment of projections for each operating year based on industry developed estimates of farm input costs and expected commodity yields and prices. Operating lines are typically written for one year and secured by the crop. Loan-to-value ratios on loans secured by farmland generally do not exceed 75% and have amortization periods limited to twenty five years. Federal government-assistance lending programs through the Farm Service Agency and U.S. Department of Agriculture are used to mitigate the level of credit risk when deemed appropriate.
Commercial:   The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.
Consumer:   The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.
The following table presents the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of December 31, 2021 and 2020:
	Mortgage Loans on Real Estate
	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Total
December 31, 2021
Pass	$136,005,176	$328,499,896	$40,431,802	$8,812,022	$84,511,951	$7,664,333	$2,631,528	$608,556,708
Special Mention	1,105,289	13,546,970	218,880	190,056	1,012,627	16,104	—	16,089,926
Substandard	2,695,252	3,093,535	646,839	—	150	—	—	6,435,776
Doubtful	175,275	710,333	—	—	77,867	—	—	963,475
Loss	33,737	—	—	—	—	—	—	33,737
Total	$140,014,729	$345,850,734	$41,297,521	$9,002,078	$85,602,595	$7,680,437	$2,631,528	$632,079,622

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
	Residential 1 – 4 Family	Commercial	Construction and land development	Agriculture	Commercial	Agriculture	Consumer	Total
December 31, 2020
Pass	$124,394,505	$294,861,444	$64,066,337	$8,127,947	$118,453,930	$8,226,540	$3,464,730	$621,595,433
Special Mention	1,055,522	10,560,661	—	—	1,637,585	31,625	—	13,285,393
Substandard	298,704	3,893,849	833,143	225,986	23,259	—	—	5,274,941
Doubtful	220,275	751,401	—	—	79,251	—	—	1,050,927
Loss	—	300,493	—	—	—	—	—	300,493
Total	$125,969,006	$310,367,848	$64,899,480	$8,353,933	$120,194,025	$8,258,165	$3,464,730	$641,507,187
The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.
The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2021 and 2020:
	30 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Greater than 90 Days & Accruing
December 31, 2021
Mortgage loans on real estate
Residential 1 – 4 family	$1,585,344	$3,240,026	$4,825,370	$135,189,359	$140,014,729	$2,662,981
Commercial	452,519	983,030	1,435,549	344,415,185	345,850,734	—
Construction and land development	—	633,550	633,550	40,663,971	41,297,521	218,880
Agriculture	—	—	—	9,002,078	9,002,078	—
Commercial	—	78,017	78,017	85,524,578	85,602,595	—
Agriculture	—	—	—	7,680,437	7,680,437	—
Consumer	29,224	2,700	31,924	2,599,604	2,631,528	2,700
Total	$2,067,087	$4,937,323	$7,004,410	$625,075,212	$632,079,622	$2,884,561
	30 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Greater than 90 Days & Accruing
December 31, 2020
Mortgage loans on real estate
Residential 1 – 4 family	$1,326,508	$3,949,967	$5,276,475	$120,692,531	$125,969,006	$3,498,898
Commercial	—	1,338,267	1,338,267	309,029,581	310,367,848	—
Construction and land development	185,316	336,636	521,952	64,377,528	64,899,480	—
Agriculture	—	225,986	225,986	8,127,947	8,353,933	—
Commercial	275,454	100,163	375,617	119,818,408	120,194,025	—
Agriculture	—	—	—	8,258,165	8,258,165	—
Consumer	22,647	—	22,647	3,442,083	3,464,730	—
Total	$1,809,925	$5,951,019	$7,760,944	$633,746,243	$641,507,187	$3,498,898
A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans and loans modified in troubled debt restructurings where

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.
The following tables present impaired loans for the years ended December 31, 2021 and 2020:
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
December 31, 2021:
Loans without a specific valuation allowance
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$2,781,573	$2,885,414	$—	$2,880,369	$78,507	$91,433
Commercial	3,803,868	4,026,871	—	3,895,444	31,222	217,659
Construction and land development	601,603	601,603	—	766,762	70,462	19,321
Agriculture	—	—	—	—	—	—
Commercial	150	150	—	150	—	—
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Loans with a specific valuation allowance
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$122,691	$122,691	$11,786	$122,691	$16,154	$—
Commercial	—	—	—	—	—	—
Construction and land development	45,236	45,236	17,235	45,236	—	—
Agriculture	—	—	—	—	—	—
Commercial	77,867	77,867	12,526	80,857	14,502	2,178
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total:
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$2,904,264	$3,008,105	$11,786	$3,003,060	$94,661	$91,433
Commercial	3,803,868	4,026,871	—	3,895,444	31,222	217,659
Construction and land development	646,839	646,839	17,235	811,998	70,462	19,321
Agriculture	—	—	—	—	—	—
Commercial	78,017	78,017	12,526	81,007	14,502	2,178
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
	$7,432,988	$7,759,832	$41,547	$7,791,509	$210,847	$330,591

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis
December 31, 2020:
Loans without a specific valuation allowance
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$486,932	$486,932	$—	$553,422	$15,547	$17,012
Commercial	4,297,841	4,297,841	—	4,432,192	178,101	178,301
Construction and land development	851,501	954,665	—	871,680	34,308	34,295
Agriculture	225,986	225,986	—	233,747	—	—
Commercial	79,832	79,832	—	84,511	3,772	4,002
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Loans with a specific valuation allowance
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$178,164	$178,164	$42,147	$182,063	$5,620	$1,358
Commercial	647,903	647,903	1,218	687,659	39,184	38,485
Construction and land development	47,636	47,636	17,271	55,873	—	—
Agriculture	—	—	—	—	—	—
Commercial	52,475	52,475	57,623	56,509	1,633	1,825
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total:
Mortgage Loans on Real Estate:
Residential 1 – 4 Family	$665,096	$665,096	$42,147	$735,485	$21,167	$18,370
Commercial	4,945,744	4,945,744	1,218	5,119,851	217,285	216,786
Construction and land development	899,137	1,002,301	17,271	927,553	34,308	34,295
Agriculture	225,986	225,986	—	233,747	—	—
Commercial	132,307	132,307	57,623	141,020	5,405	5,827
Agriculture	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
	$6,868,270	$6,971,434	$118,259	$7,157,656	$278,165	$275,278
Interest income recognized on impaired loans includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on non-accruing impaired loans for which the ultimate collectability is not certain.
The following table presents the Company’s nonaccrual loans at December 31, 2021 and 2020. This table excludes performing troubled debt restructurings of $11,305 and $0.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
	2021	2020
Mortgage loans on real estate
Residential 1 – 4 family	$577,045	$451,069
Commercial	983,030	1,338,267
Construction and land development	414,670	336,636
Agriculture	—	225,986
Commercial	78,017	100,163
Agriculture	—	—
Consumer	—	—
Total	$2,052,762	$2,452,121
When economic concessions have been granted to borrowers who have experienced financial difficulties, the loan is designated as a troubled debt restructured loan (TDR). These concessions typically result from loss mitigation activities and could include: reduction in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Troubled debt restructured loans are considered impaired at the time of restructuring and typically are returned to accrual status after considering the borrower’s sustained repayment performance, as agreed, for a reasonable period of at least six months or once the granted concessions have ended or are no longer applicable.
The following table presents the recorded balance, at original cost, of troubled debt restructured loans as of December 31, 2021 and 2020.
	Troubled debt restructurings performing in accordance with modified terms			Troubled debt restructurings not performing in accordance with modified terms
	Total Troubled Debt Restructuring	Accruing	Nonaccrual
December 31, 2021:
Mortgage loans on real estate
Residential 1 – 4 family	$262,243	$250,938	$11,305	$—
Commercial	152,397	152,397	—	—
Construction and loan development	—	—	—	—
Agriculture	—	—	—	—
Commercial	—	—	—	—
Agriculture	—	—	—	—
Consumer	—	—	—	—
Total	$414,640	$403,335	$11,305	$—

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
	Troubled debt restructurings performing in accordance with modified terms			Troubled debt restructurings not performing in accordance with modified terms
	Total Troubled Debt Restructuring	Accruing	Nonaccrual
December 31, 2020:
Mortgage loans on real estate
Residential 1 – 4 family	$280,005	$280,005	$—	$—
Commercial	211,906	211,906	—	—
Construction and loan development	—	—	—	—
Agriculture	—	—	—	—
Commercial	—	—	—	—
Agriculture	—	—	—	—
Consumer	—	—	—	—
Total	$491,911	$491,911	$—	$—
At December 31, 2021 and 2020, six and eight loans, respectively, designated as TDR were on accrual status. These loans performed in accordance with modified terms for a period of 6 months or more.
There were no newly classified troubled debt restructurings in 2021 or 2020 due to the Company adopting Section 4013 of the CARES Act (See Note 1).
The troubled debt restructures described above had no impact to allowance for loan losses or charge offs during the years ended December 31, 2021 and 2020.
There were no troubled debt restructures modified in the past 12 months that subsequently defaulted, in 2021.
No foreclosed residential real estate properties were held as of December 31, 2021. At December 31, 2020, the balance of real estate owned includes $156,342 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2021 and 2020, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process is $1,273,147 and $1,352,765.
Note 4: Premises and Equipment
Major classifications of premises and equipment, stated at cost, are as follows:
	2021	2020
Land	$6,226,990	$6,226,990
Buildings and improvements	20,180,042	20,053,469
Equipment	8,945,216	8,323,278
Leasehold improvements	493,789	433,202
	35,846,037	35,036,939
Less accumulated depreciation	15,779,943	14,667,710
Net premises and equipment	$20,066,094	$20,369,229

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Note 5: Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2021 and 2020 were:
	2021	2020
Balance as of January 1	$6,317,994	$6,317,994
Goodwill acquired during the year	—	—
Balance as of December 31	$6,317,994	$6,317,994
All goodwill is allocated to the banking segment of the business.
Note 6: Other Intangible Assets
The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2021 and 2020, were:
	2021		2020
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposits	$3,487,736	$3,181,665	$3,487,736	$2,919,319
Amortization expense for the years ended December 31, 2021 and 2020, was $262,346 for both years. Estimated amortization expense for each of the following two years is:
2022	262,346
2023	43,725
Note 7: Mortgage Servicing
Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balances of mortgage loans serviced for others were $868,965,948 and $862,943,588 at December 31, 2021 and 2020, respectively.
The following summarizes the activity pertaining to mortgage servicing rights measured using the fair value method for years ended December 31, 2021 and 2020:
	2021	2020
Fair value as of the beginning of the period	$5,942,270	$7,483,329
Additions
Servicing obligations that result from asset transfers	1,995,976	4,027,605
Changes in fair value due to changes in valuation inputs or assumptions used in the valuation model*	850,000	(4,265,000)
Other changes	(1,237,340)	(1,303,664)
Fair Value at the end of the period	$7,550,906	$5,942,270

*
Reflects changes in discount rates and prepayment speed assumptions

Note 8: Interest-bearing Deposits
Interest-bearing deposits in denominations of $250,000 or more were $10,104,458 on December 31, 2021 and $13,714,452 on December 31, 2020.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
At December 31, 2021, the scheduled maturities of time deposits are as follows:
2022	$72,245,015
2023	12,061,384
2024	4,707,859
2025	1,505,553
2026	1,403,494
$91,923,305
Note 9: Junior Subordinated Debentures
The Company has three junior subordinated debt issues owed to individual statutory trusts, each of which are wholly-owned, subsidiaries owned, unconsolidated subsidiaries the details of which are outlined in the table below. The individual statutory trusts were formed to issue cumulative preferred securities.
	Date formed	Call date	Maturity date	Interest rate term	Adjustment periods	Interest rate at December 31, 2021	Balance owed at December 31, 2021	Interest rate at December 31, 2020
Statutory Trust II	3/17/2004	3/17/2009	3/17/2034	Floating 3 mo LIBOR + 279	Adjusts quarterly, each 3/15, 6/15, 9/15, 12/15	3.006%	$4,124,000	3.019%
Statutory Trust III	3/22/2007	3/22/2012	3/22/2037	Fixed until call, then floating 3 mo LIBOR + 168	Adjusts quarterly, each 3/15, 6/15, 9/15, 12/15	1.883%	7,732,000	1.897%
WPI Statutory Trust I(1)	7/7/2007	9/15/2007	6/15/2037	Floating 3 mo LIBOR + 145	Adjusts quarterly, each 3/15, 6/15, 9/15, 12/15	1.653%	3,093,000	1.667%

(1)
Fair value was $2,280,451 and $2,227,745 as of December 31, 2021 and 2020, respectively.

The Company’s obligations with respect to the issuance of the preferred securities constitute a full and unconditional guarantee of the obligations with respect to the preferred securities. Interest on the junior subordinated debentures and distributions on the preferred securities are payable quarterly in arrears. Distributions on the preferred securities are cumulative. The Company has the right, at any time, so long as no events of default has occurred and is continuing, to defer payments of interest on the junior subordinated debentures, which will require deferral of distribution of the preferred securities, for a period not exceeding 20 consecutive quarterly periods, provided that such deferral may not extend beyond the stated maturity of the junior subordinated debentures. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption.
Interest expense on the junior subordinated debt was $370,694 and $458,471 for the years ended December 31, 2021 and 2020, respectively.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Note 10: Other Borrowings
Other borrowings consisted of the following components:
	2021	2020
Federal Home Loan Bank advances	$16,208,136	$64,243,000
CIBC Bank USA notes	5,695,000	6,365,000
	$21,903,136	$70,608,000
The Federal Home Loan Bank advances are secured by mortgage loans and investment securities totaling $279,790,814 at December 31, 2021. Advances, at interest rates from 0.00% to 1.05% and maturity dates from March 2022 through December 2028 are subject to restrictions or penalties in event of prepayment.
The CIBC Bank USA (formerly The Private Bank) notes consist of a term note with a balance of $5,695,000 and $6,365,000 as of December 31, 2021 and 2020, respectively and a line of credit with no balance as of December 31, 2021 and 2020, respectively. The notes are secured by the Company’s stock in its Bank subsidiary. The notes reprice quarterly at 3 month LIBOR plus 215 basis points with a floor of 2.50%. The rate was 2.50% as of December 31, 2021 and 2020. The maturity date is April 2023 for the term note and April 2022 for the line of credit. The Company has debt convent requirements related to total capital to Risk-Weighted Assets, Tier 1 Leverage Capital Ratio, minimum return on assets, and non-performing loans to primary capital.
Aggregate annual maturities of other borrowings at December 31, 2021, are:
2022	$5,670,000
2023	5,155,000
2024	700,000
2025	7,888,000
Thereafter	2,490,136
$21,903,136
Note 11: Income Taxes
The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states. The Company is no longer subject to U.S. Federal or Illinois income tax examinations by tax authorities for years before 2018. During the years ended December 31, 2021 and December 31, 2020, the Company recognized no expense for interest or penalties.
The income tax expense includes these components:
	2021	2020
Taxes currently payable (receivable)	$3,541,847	$4,105,140
Deferred income taxes	309,853	(2,009,210)
Income tax expense	$3,851,700	$2,095,930

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:
	2021	2020
Computed at the statutory rate (21%)	$3,167,407	$1,924,144
Increase (decrease) resulting from
Tax exempt interest	(332,953)	(386,269)
State income taxes	980,218	590,391
Dividends received	(227)	(238)
Cash surrender value of life insurance	(82,841)	(76,360)
Other	120,096	44,262
Actual tax expense	$3,851,700	$2,095,931
The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:
	2021	2020
Deferred tax assets
Allowance for loan losses	$2,989,145	$2,973,229
Loss on other-than-temporary impairment of securities	29,531	29,531
Fair market value on acquired assets	145,011	149,054
Other	905,238	852,379
	4,068,925	$4,004,193
Deferred tax liabilities
Depreciation	(642,545)	(573,274)
Mortgage servicing rights	(2,152,386)	(1,693,844)
Unrealized gains on available-for-sale securities	(572,168)	(917,273)
Fair market value on acquired liabilities	(231,617)	(246,641)
Core Deposit Intangible	(87,246)	(162,027)
Other	(580,533)	(505,794)
	(4,266,495)	(4,098,853)
Net deferred liability	$(197,570)	$(94,660)

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Note 12: Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:
	2021	2020
Net unrealized gain on AFS securities	$2,017,741	$3,219,590
Net unrealized loss on derivative used as cash flow hedge	(323,744)	(808,354)
Net unrealized loss on AFS securities for which a portion of an OTTI has been recognized in income	(11,111)	(2,486)
	1,682,886	2,408,750
Tax Effect	479,791	686,734
Net-of-tax amount	$1,203,095	$1,722,016
Note 13: Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.
Quantitative measures established by regulation reporting standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to total risk-weighted assets (as defined), common equity Tier 1 capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2021 and 2020, that the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2021, the most recent notification from the Bank’s regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier 1 risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2021
Town and Country Bank
Total capital (to risk-weighted assets)	$98,853	14.7%	$53,983	8.0%	$67,479	10.0%
Tier I capital (to risk-weighted assets)	90,418	13.4	40,487	6.0	53,983	8.0
Common equity Tier I capital (to risk-weighted assets)	90,418	13.4	30,081	4.5	43,451	6.5
Tier I capital (to average assets)	90,418	10.0	36,046	4.0	45,058	5.0
As of December 31, 2020
Town and Country Bank
Total capital (to risk-weighted assets)	$91,243	13.5%	$54,193	8.0%	$67,741	10.0%
Tier I capital (to risk-weighted assets)	82,776	12.3	40,645	6.0	54,193	8.0
Common equity Tier I capital (to risk-weighted assets)	82,776	12.3	30,199	4.5	43,621	6.5
Tier I capital (to average assets)	82,776	9.3	35,612	4.0	44,515	5.0
The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was 2.50% at December 31, 2021. The net unrealized gain or loss on available-for-sale securities and derivatives are not included in computing regulatory capital.
The Company and Bank are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.
Basel III Capital Rules
In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for the Bank on January 1, 2015 (subject to a four-year phase-in period).
The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.
Note 14: Related Party Transactions
At December 31, 2021 and 2020, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties), in the amount of $1,496,003 and $1,047,217, respectively.
In management’s opinion, such loans and other extensions of credit were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.
Note 15: Employee Benefits
The Company has an Employee Stock Ownership Plan (ESOP) to provide retirement benefits for substantially all employees. All full time employees who meet certain age and length of service requirements are eligible to participate in the ESOP. Dividends on allocated shares of common stock are allocated directly to the participant’s account. All shares held by the ESOP have been allocated to the Plan participants and are included in the computation of weighted average common shares outstanding.
The Plan owned 128,089 and 125,943 shares of the Company’s common stock as of December 31, 2021 and 2020, respectively. The market value of those shares totaled $3,484,021 and $2,581,832 as of December 31, 2021 and 2020, respectively.
In the event a terminated Plan participant desires to sell his or her shares of the Company’s stock, the Company may choose to purchase the shares from the participant at their fair market value as determined by an independent appraiser.
A portion of the Company’s contributions is based upon the employees’ contributions and another portion of the Company’s contribution is at the discretion of the Board of Directors. Employer contributions charged to expense were $534,739 and $431,528 for years ended December 31, 2021 and 2020, respectively.
Also, the Company has a non-qualified executive incentive retirement plan (Plan) that covers one member of management. Contributions to the Plan are based upon the Company meeting certain financial performance measures and are deferred until the employee reaches the normal retirement age of 65. Retirement benefits are paid out of the general assets of the Company. The retirement benefit is paid out in monthly installments for a 13 year period and equals the deferral account balance. The liability recorded was $81,955 and $60,791 at December 31, 2021 and 2020, respectively. The Company’s expense for the plan was $21,165 and $6,751 for 2021 and 2020, respectively.
Note 16: Stock-Based Compensation
The Company’s Board of Directors adopted the 2015 Stock Compensation Plan (Plan) on June 25, 2015. The purpose of the Plan is to align the interests of the Company and its stockholders to employees, officers and directors. The Plan authorizes up to 100,000 shares of restricted stock to be granted to eligible participants over the life of the Plan. At December 31, 2021, there were 32,750 shares available to be issued under the Plan. From the time employees are granted the restricted shares, those shares are considered issued and the employee is given all rights of ownership including dividend and voting rights.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Year granted	Shares granted	Estimated grant date fair value	Number of shares outstanding	Weighted Average vesting period remaining	Number of shares vested	Shares forfeited	Compensation expense	Additional expense to be incurred
2015	52,500	11.52	—	—	45,000	7,500	—	—
2017	10,000	21.30	2,500	0.25	3,750	3,750	21,300	10,243
2018	9,500	21.20	1,500	0.875	500	7,500	8,480	12,720
2019	2,500	20.98	—	—	—	2,500	—	—
2020	10,000	19.50	10,000	3.333	—	—	39,000	152,750
2021	4,000	25.00	4,000	4.313	—	—	10,000	90,000
Note 17: Operating Leases
The Company has several non-cancellable operating leases, primarily for office space, that expire over the next two years and require the company to pay all executory costs such as maintenance and insurance. Rental expense for this lease and equipment was $160,236 and $120,840 for the years ended December 31, 2021 and 2020, respectively.
All operating leases expire in 2022 with option to renew. Minimum lease payments under operating leases are $60,803 for 2022.
Note 18: Financial Instruments
In the normal course of business, the Company uses various derivative financial instruments to manage its interest rate risk and market risks so as to accommodate the needs of its customers. These instruments carry varying degrees of credit, interest rate and market or liquidity risks. Derivative instruments are recognized as either assets or liabilities in the accompanying consolidated financial statements and are measured at fair value.
Cash Flow Hedge
As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, the Company has entered into various interest rate swap agreements for portions of its floating rate debt. The agreements provide for the Company to receive interest from the counterparty at three month LIBOR or SOFR and to pay interest to the counterparty at a fixed rate ranging from 2.03% to 2.05% on notional amounts of $12,500,000 at December 31, 2021. Under the agreement, the Company pays or receives the net interest amount monthly, with the monthly settlements included in interest expense.
The effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.
Other Derivatives
As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, the Company enters into interest rate swap agreements from time to time. The Company currently has outstanding aggregate interest rate swaps of $93,212,894. The agreements provide for the Company to receive interest from the counterparty at a fixed rate ranging from 3.37% to 5.39% and to pay a variable rate ranging from 67% of one month LIBOR plus 221.1 basis points to one month LIBOR plus 325 basis points. The Company also has agreements with a counterparty whereby the Company receives interest at a rate ranging from 67% of one month LIBOR plus 221.1 basis points to one month LIBOR plus

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
325 basis points and pays interest to the counterparty at a fixed rate ranging from 3.37% to 5.39%. Under all agreements, the net interest paid or received is included in interest income. The nine interest rate swap agreements are economic hedges and are not considered accounting hedges.
The following table presents the fair value of derivative instruments as of December 31, 2021 and 2020:
2021
Derivative designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other Assets	$—	Other Liabilities	$323,744
Total derivatives		$—		$323,744
2021
Derivative not designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other Assets	$1,225,851	Other Liabilities	$1,225,851
Total derivatives		$1,225,851		$1,225,851
2020
Derivative designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other Assets	$—	Other Liabilities	$808,354
Total derivatives		$—		$808,354
2020
Derivative not designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other Assets	$3,369,778	Other Liabilities	$3,369,778
Total derivatives		$3,369,778		$3,369,778
The following tables present the effect of derivative instruments on the consolidated statements of income for the years ended December 31, 2021 and 2020:
	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
Fair Value Hedges		2021	2020
Interest rate swaps	Interest income – Loans	$(2,143,926)	$2,099,104
Interest rate swaps	Interest income – Loans	2,143,926	(2,099,104)
		$—	$—
Note 19: Disclosures About Fair Value of Assets and Liabilities
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities that the company can access at the measurement date

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Level 3
Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Recurring Measurements
The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020:
		Fair Value Measurements Using
December 31, 2021	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for sale securities
U.S. government and agencies	$25,722,399	$—	$25,722,399	$—
Mortgage-backed securities	77,467,555	—	77,467,555	—
State and political subdivisions	43,230,441	—	43,230,441	—
Trust preferred securities	5,282,831	—	—	5,282,831
Total available-for sale securities	$151,703,226	$—	$146,420,395	$5,282,831
Equity securities	$65,000	$65,000	$—	$—
Mortgage Servicing Rights	7,550,906	—	—	7,550,906
Hedged Federal Home Loan Bank Advances	(5,000,000)	—	(5,000,000)	—
Interest rate swap agreements	(323,744)	—	(323,744)	—
Interest rate swap agreements	1,225,851	—	1,225,851	—
		Fair Value Measurements Using
December 31, 2020	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for sale securities
U.S. government agencies	$5,356,717	$—	$5,356,717	$—
Mortgage-backed securities	59,709,522	—	59,709,522	—
State and political subdivisions	46,918,122	—	46,918,122	—
Trust preferred securities	4,431,491	—	—	4,431,491
Corporates	1,000,000	—	1,000,000	—
Total available-for sale securities	$117,415,852	$—	$112,984,361	$4,431,491
Equity securities	$37,625	$37,625	$—	$—
Mortgage Servicing Rights	5,942,270	—	—	5,942,270
Hedged Federal Home Loan Bank Advances	(24,000,000)	—	(24,000,000)	—
Interest rate swap agreements	(808,354)	—	(808,354)	—
Interest rate swap agreements	3,369,778	—	3,369,778	—
Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2021. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.
Available-for-sale Securities
Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. See the table below for inputs and valuation techniques used for Level 3 securities.
Mortgage Servicing Rights
Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed and default rate. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.
Management measures mortgage servicing rights through the completion of a proprietary model. Inputs to the model are developed by staff and are reviewed by management. The model is tested quarterly using baseline data to check its accuracy. Management obtains fair value calculations from a third party model.
Hedged Federal Home Loan Bank Advances
Certain variable rate Federal Home Loan Bank (FHLB) advances have been converted to fixed rate advances by entering into interest rate swap agreements. The fair value of those variable rate loans is based on discounting the estimated cash flows using interest rates determined by the respective interest rate swap agreement. FHLB estimates are classified within Level 2 of the valuation hierarchy based on the unobservable inputs used.
Interest Rate Swap Agreements
The fair value is estimated using forward-looking interest rate curves and is calculated using discounted cash flows that are observable or that can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.
Level 3 Valuation Process
Fair value determinations for Level 3 measurements of securities are the responsibility of the Chief Financial Officer’s (CFO) office. The CFO’s office, in consultation with an independent firm, generates fair value estimates on a quarterly basis. The CFO’s office challenges the reasonableness of the assumptions used and reviews the methodology to ensure the estimated fair value complies with accounting standards generally accepted in the United States.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Level 3 Reconciliation
The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs:
	Pooled Trust Preferred Securities
	2021	2020
Beginning balance January 1	$4,431,491	$4,968,375
Total realized and unrealized gains and losses
Included in net income	—	—
Included in other comprehensive income
Unrealized appreciation on available-for-sale securities	881,623	(509,393)
Settlements	(30,283)	(27,491)
Ending balance, December 31	$5,282,831	$4,431,491
Realized and unrealized gains and losses for items reflected in the table above has no effect to net income in the consolidated statements of income in 2021 or 2020.
The reconciliation of mortgage servicing rights is included in Note 7.
Nonrecurring Measurements
The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020:
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
Impaired loans	$204,247	$—	$—	$204,247
December 31, 2020
Impaired loans	$807,918	$—	$—	$807,918
Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.
Collateral-dependent Impaired Loans, Net of ALL
The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.
The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.
Unobservable (Level 3) Inputs
The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements.
Unobservable (Level 3) Inputs	Fair Value at December 31, 2021	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Pooled Trust Preferred Securities	$5,282,831	Discounted cash flow	Constant prepayment rate	1% annually
			Probability of default	0.50% for the remaining life
			Loss severity	90% with a 2 year lag
Collateral-dependent impaired loans	204,247	Market comparable properties	Marketability Discount	7% – 59% (16.9)%
Mortgage servicing rights	7,550,906	Discounted cash flow	Discount rate	2.25% – 3.262% (3.052)%
			PSA standard prepayment	170 – 308 (174)
Unobservable (Level 3) Inputs	Fair Value at December 31, 2020	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Pooled Trust Preferred Securities	$4,431,491	Discounted cash flow	Constant prepayment rate	1% annually
			Probability of default	0.50% for the remaining life
			Loss severity	90% with a 2 year lag
Collateral-dependent impaired loans	807,918	Market comparable properties	Marketability Discount	0.2% – 110% (12.8)%
Mortgage servicing rights	5,942,270	Discounted cash flow	Discount rate	2.25% – 2.827% (2.671)%
			PSA standard prepayment	199 – 441 (220)
Fair Value of Financial Instruments
The following table presents estimated fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2021 and 2020.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
		Fair Value Measurements Using
December 31, 2021	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and cash equivalents	$69,905,840	$69,905,840	$—	$—
Interest bearing time deposits	249,000	249,000	—	—
Loans held for sale	2,840,208	—	—	2,840,208
Loans, net of allowance for loan losses	621,637,393	—	—	673,670,822
Federal Reserve and Federal Home Loan Bank stock	2,822,160	—	—	2,822,160
Interest receivable	2,714,103	2,714,103	—	—
Financial liabilities
Deposits	780,014,371	688,091,066	92,069,741	—
Junior subordinated debentures	14,136,451	—	—	10,209,651
Other Borrowings	16,903,136	—	—	16,600,999
Interest payable	113,228	113,228	—	—
Unrecognized financial instruments (net of contract amount)	—	—	—	—
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
		Fair Value Measurements Using
December 31, 2020	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets
Cash and cash equivalents	$77,236,790	$77,236,790	$—	$—
Interest bearing time deposits	494,000	494,000	—	—
Loans held for sale	11,659,187	—	—	11,659,187
Loans, net of allowance for loan losses	630,386,906	—	—	669,057,486
Federal Reserve and Federal Home Loan Bank stock	2,822,160	—	—	2,822,160
Interest receivable	2,876,424	2,876,424	—	—
Financial liabilities
Deposits	726,977,699	602,437,963	124,905,428	—
Junior subordinated debentures	14,083,745	—	—	9,550,800
Other Borrowings	46,608,000	—	—	47,025,386
Interest payable	260,755	260,755	—	—
Unrecognized financial instruments (net of contract amount)	—	—	—	—
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—
The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.
Cash and Cash Equivalents, Interest-bearing Time Deposits, Federal Reserve and Federal Home Loan Bank Stock, Interest Receivable and Interest Payable
The carrying amount approximates fair value.
Loans Held For Sale
For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.
Loans
Fair value is estimated by discounting the future cash flows using the current rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.
Deposits
Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar maturities.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
Junior Subordinated Debentures and Other Borrowings
Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.
Commitments to Originate Loans, Letters of Credit and Lines of Credit
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.
Note 20: Significant Estimates and Concentrations
Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the note regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk. Other significant estimates and concentrations not discussed in those notes include:
Investments
The Company invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the accompanying balance sheets.
General Litigation
The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.
Note 21: Commitments and Credit Risk
The Company grants commercial, mortgage and consumer loans and receives deposits from customers primarily located within central and metro-East Illinois. The Company’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors ability to honor their contracts is dependent upon the economic conditions within central and metro-East Illinois.
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.
At December 31, 2021 and 2020, the Company had outstanding commitments to originate loans aggregating approximately $43,174,961 and $35,803,972, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $16,232,961 and $33,556,472 at December 31, 2021 and 2020, respectively, with the remainder at floating market rates.
Standby Letters of Credit
Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Company be obligated to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.
The Company had total outstanding standby letters of credit amounting to $1,022,627 and $918,920, at December 31, 2021 and 2020, respectively, with terms ranging from 1 day to 25 months. At December 31, 2021 and 2020, the Company’s deferred revenue under standby letter of credit agreements was nominal.
Lines of Credit
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.
At December 31, 2021, the Company had granted unused lines of credit to borrowers aggregating approximately $68,102,705 and $33,752,678 for commercial lines and open-end consumer lines, respectively. At December 31, 2020, unused lines of credit to borrowers aggregated approximately $91,831,606 for commercial lines and $34,376,497 for open-end consumer lines.
Note 22: Subsequent Event
Subsequent events have been evaluated through March 11, 2022, which is the date the consolidated financial statements were available to be issued.
Note 23: Future Change in Accounting Principles
Current Expected Credit Loss
The Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU introduces a new credit loss model, the current expected credit loss model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

Town and Country Financial Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2021 and 2020
The CECL model utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to-maturity securities and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. For available-for-sales securities where fair value is less than cost, credit-related impairment, if any, will be recognized in an allowance for credit losses and adjusted each period for changes in expected credit risk. This model replaces the multiple exiting impairment models, which generally require that a loss be incurred before it is recognized.
The CECL model represents a significant change from existing practice and may result in material changes to the Company’s accounting for financial instruments. The Company has selected the WARM (Weighted Average Remaining Maturity) method for their CECL calculation and will be running it parallel to the current allowance for loan losses calculation to evaluate the effect ASU 2016-13 will have on its consolidated financial statements and related disclosures. The impact of the ASU will depend upon the state of the economy and the nature of our portfolios at the date of adoption. The new standard is effective for annual periods beginning after December 15, 2022, and any interim periods within.

Appendix A
AGREEMENT AND PLAN OF MERGER
BETWEEN
HBT FINANCIAL INC.,
HB-TC MERGER, INC.
AND
TOWN AND COUNTRY FINANCIAL CORPORATION
AUGUST 23, 2022

A-i

A-ii

A-iii

EXHIBITS
A-1 List of Parties Entering into Voting and Support Agreements
A-2 Form of Voting and Support Agreement
B-1 List of Parties Entering into Restrictive Covenant Agreements
B-2 Form of Restrictive Covenants Agreement
C Mid-Tier Merger Agreement
D Statutory Bank Merger Agreement

A-iv

INDEX OF DEFINED TERMS
Page
Acquiror	1
Acquiror Bank	70
Acquiror Benefit Plan	70
Acquiror Board	70
Acquiror Bylaws	70
Acquiror Capital Stock	70
Acquiror Capitalization Date	35
Acquiror Certificate of Incorporation	70
Acquiror Common Stock	70
Acquiror Disclosure Schedules	79
Acquiror ERISA Affiliate	71
Acquiror Financial Statements	36
Acquiror Preferred Stock	35
Acquiror SEC Reports	71
Acquiror Stock Issuance	71
Acquisition Proposal	71
Affiliate	71
Agreement	1
Bank	71
Bank Merger	71
Borrowing Affiliate	42
Business Day	72
Call Report	72
Cash Consideration	4
Cash Designated Shares	7
Cash Election	5
Cash Election Shares	6
Certificate of Merger	2
CIC Payment	58
Closing	2
Closing Acquiror Common Stock Price	72
Closing Date	2
Code	72
Company	1
Company 401(k) Plan	50
Company Adverse Recommendation	46
Company Benefit Plan	72
Company Board	72
Company Bylaws	72
Company Capital Stock	72
Company Capitalization Date	12

A-v

Page
Company Certificate of Incorporation	72
Company Common Stock	72
Company Disclosure Schedules	79
Company Employees	43
Company ERISA Affiliate	72
Company ESOP	21
Company Financial Statements	14
Company Investment Securities	32
Company Loans	16
Company Material Contract	27
Company Permitted Exceptions	16
Company Preferred Stock	73
Company Real Estate	73
Company Stock Certificates	8
Company Stockholder Approval	73
Company Stockholders’ Meeting	46
Confidentiality Agreement	40
Constituent Documents	73
Contemplated Transactions	73
Contract	73
Control, Controlling or Controlled	73
Conversion Fund	7
Covered Employees	57
CRA	73
Deposit Insurance Fund	73
Derivative Transactions	73
DGCL	74
Dissenters’ Shares	9
DOL	74
Effective Time	2
Election Deadline	6
Election Form	5
Environment	74
Environmental Laws	74
ERISA	74
ESOP Trust	23
Exchange Act	74
Exchange Agent	5
Exchange Ratio	4
Existing D&O Policy	53
FDIC	74
Federal Reserve	74
GAAP	74

A-vi

Page
Hazardous Materials	74
Holder Representative	5
Immediate Family Member	74
Indemnified Party	53
IRS	74
IRS Guidelines	57
Knowledge	75
Legal Requirement	75
Letter of Transmittal	8
Lien	75
Mailing Date	5
Material Adverse Effect	75
Merger	1
Merger Consideration	4
MergerCo	1
Mid-Tier Merger	1
Mid-Tier Merger Agreement	3
Mixed Consideration	4
Mixed Election	5
Mortgage Agency	76
Mortgage Loan	76
NASDAQ Rules	76
New Plans	58
Non-Election	5
Non-Election Shares	6
Old Plans	58
Order	76
Ordinary Course of Business	76
OREO	76
Outstanding Company Shares	76
Pandemic	76
Pandemic-Related Measures	76
PBGC	77
Person	77
Phase I	48
Phase II	48
Previously Disclosed	79
Proceeding	77
Proxy Statement	77
Registration Statement	77
Regulatory Authority	77
Remediation Cost	77
Representative	77

A-vii

Page
Requisite Regulatory Approvals	77
Restrictive Covenant Agreements	1
Schedules	79
SEC	77
Securities Act	77
Stock Consideration	4
Stock Election	5
Stock Election Shares	6
Subsidiary	78
Superior Proposal	78
Surviving Entity	1
Tax	78
Tax Return	78
Termination Date	64
Termination Fee	65
Third Party Consents	12
Total Payments	59
Transition Date	78
Treasury Regulations	78
U.S.	78
Unaudited Monthly Financial Statements	40
Voting and Support Agreements	1

A-viii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of August 23, 2022, by and among HBT Financial, Inc., a Delaware corporation (“Acquiror”), HB-TC MERGER, INC., a Delaware corporation and wholly-owned subsidiary of Acquiror (“MergerCo”), and Town and Country Financial Corporation, a Delaware corporation (the “Company”).
RECITALS
A.   The boards of directors of the Company, Acquiror and MergerCo have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”) and as a result of such Merger, the Company shall become a wholly owned subsidiary of Acquiror.
B.   Immediately after the effectiveness of the Merger, the Company, as the Surviving Entity of the Merger and a wholly-owned subsidiary of Acquiror following the effectiveness of the Merger, shall merge with and into Acquiror, with the Acquiror as the surviving corporation (the “Mid-Tier Merger”).
C.   The parties intend that the Merger together with the Mid-Tier Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
D.   As an inducement to Acquiror to enter into this Agreement, certain of the directors, executive officers and stockholders of the Company, listed on Exhibit A-1 have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A-2 (the “Voting and Support Agreements”), pursuant to which, among other things, such persons have agreed to vote in favor of the adoption of this Agreement.
E.   As an inducement of Acquiror’s willingness to enter into this Agreement, certain of the Company’s directors and executive officers have, listed on Exhibit B-1 hereto, concurrently with the execution of this Agreement, entered into a confidentiality, non-solicitation and non-competition agreement, the form of which is attached hereto as Exhibit B-2 (the “Restrictive Covenant Agreements”), pursuant to which, among other things, such persons are prohibited from competing with the business conducted by the Acquiror and its Subsidiaries.
F.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1   The Merger.   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, MergerCo shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the DGCL, the separate corporate existence of MergerCo shall cease and the Company will be the Surviving Entity and a wholly-owned subsidiary of Acquiror.
Section 1.2   Effective Time; Closing.
(a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through electronic means or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Vedder Price P.C., located at 222 North LaSalle Street, Chicago, Illinois 60601, at 10:00 a.m., local time, on the later of (i) January 3, 2023 and (ii) the first day of the month immediately following the month during which each of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)   The Company shall file on the Closing Date a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective as of the date and time specified in the Certificate of Merger (the “Effective Time”).
Section 1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects prescribed by applicable law. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4   Organizational Documents, Directors and Officers of the Surviving Entity.   The Company’s Certificate of Incorporation and Company’s Bylaws, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Entity’s certificate of incorporation and bylaws.
Section 1.5   Mid-Tier Merger.   The parties will cooperate and shall take all action necessary or deemed appropriate by Acquiror to cause the Surviving Entity and Acquiror to enter into an agreement and plan of merger, in the form attached hereto as Exhibit D (the “Mid-Tier Merger Agreement”), pursuant to which the Surviving Entity and Acquiror shall undertake the Mid-Tier Merger, with Acquiror being the surviving corporation thereof in accordance with the terms of the Mid-Tier Merger Agreement and the DGCL. At the effective time of the Mid-Tier Merger, the separate existence of the Surviving Entity shall terminate and Acquiror, as the surviving corporation, will continue its existence under the DGCL.
Section 1.6   Bank Merger.   The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger and Mid-Tier Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to the statutory bank merger agreement in the form attached hereto as Exhibit E.
Section 1.7   Alternative Structure.   The parties may mutually agree in writing to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) reduce the amount, or change the kind, of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger or (iii) require submission to or approval of the Company’s stockholders after this Agreement has been adopted by the Company’s stockholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect such change.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1   Consideration.
(a)   At the Effective Time, in each case subject to Section 2.1(d) – (f), Section 2.3, Section 2.5, and Section 5.14(c), by virtue of the Merger and without any action on the part of Acquiror, the Company or holders of Company Common Stock, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by the Company as treasury stock, which shall be cancelled, and Dissenters’ Shares) shall be converted into the right to receive one of the following from the Acquiror:
(i)   1.9010 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Acquiror Common Stock (the “Stock Consideration”);
(ii)   $35.66 in cash, subject to adjustment in Sections 2.1(d) and 2.1(e) (the “Cash Consideration”); or
(iii)   a combination of the Cash Consideration and the Stock Consideration, in such proportions as requested by the holder of Company Common Stock (the “Mixed Consideration”) (with the aggregate of the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”).
(b)   Certain Additional Defined Terms Relating to Merger Consideration. For purposes of this Agreement, the following terms shall have the following meanings:
(i)   “Aggregate Cash Consideration” means $38,000,000.00, subject to adjustment in accordance with Sections 2.1(d) and 2.1(e).
(ii)   “Aggregate Stock Consideration” means 3,378,655 shares of Acquiror Common Stock.
(iii)   “Per Share Merger Consideration” means the amounts of cash and stock obtained by dividing the Merger Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(a)).
(c)   At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to a book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Per Share Merger Consideration.
(d)   If, prior to the Effective Time, the outstanding shares of Company Common Stock, or the outstanding shares of Acquiror Common Stock, shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration, Cash Consideration and Per Share Merger Consideration.
(e)   To the extent the parties to this Agreement reasonably determine that an event or events have occurred between the date of this Agreement and the receipt of all Requisite Regulatory Approvals that have materially adversely affected the value of the Contemplated Transactions to Acquiror, the Aggregate Cash Consideration shall be reduced by an amount agreed to by the parties in writing; provided, however, that and in no event shall any such reduction to the Aggregate Cash Consideration be more than $3,500,000.00.
(f)   In the event the Merger otherwise fails to qualify for the federal income Tax treatment described in Section 7.5, then Acquiror may, in its sole discretion, increase the amount of Stock Consideration and make a corresponding decrease to the Cash Consideration by the minimum amount necessary to enable the Merger to otherwise qualify for the federal income tax treatment described in Section 7.5.
Section 2.2   No Fractional Shares.   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.3   Election and Proration Procedures.
(a)   The parties to this Agreement agree: (i) that Computershare shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) that Acquiror shall execute and deliver to the Exchange Agent the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)   An election form, in such form as Acquiror and the Company shall agree (an “Election Form”), shall be mailed on the Mailing Date (as defined below) to each holder of record of Company Common Stock. Unless another date is agreed to by Acquiror and the Company prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy Statement/Registration Statement is first mailed to holders of Company Common Stock. Acquiror shall make available Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock after the record date for eligibility to vote at the Company Stockholders’ Meeting (as defined herein) and prior to the Election Deadline (as defined herein), and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.
(c)   Each Election Form shall allow the holder of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”) or (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), in such proportion as such holder may specify. If a holder of Company Common Stock fails to make an election or does not properly complete and timely return the Election Form, such failure to make an election is referred to herein as a “Non-Election.” Holders of record of Company Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Company Common Stock held by that Holder Representative for a particular beneficial owner. The shares of Company Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.” The shares of Company Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”
(d)   To be effective, a properly completed Election Form must be received by the Exchange Agent on or prior to the date of the Company Stockholders’ Meeting (or such other date as Acquiror and the Company may mutually agree prior to the Effective Time) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any holder of Company Common Stock may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any holder of Company Common Stock may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Acquiror or the Company that this Agreement has been terminated prior to the Effective Time pursuant to Article 10 of this Agreement. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election

Deadline, the shares of Company Common Stock held by such stockholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.
(e)   Within three (3) Business Days after the Effective Time, Acquiror shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock to receive the Per Share Merger Consideration and to distribute such as follows:
(i)   If the aggregate amount of cash that would be paid upon conversion of the Cash Election Shares and Dissenters’ Shares is greater than the Aggregate Cash Consideration, then:
(A)   all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;
(B)   all Dissenters’ Shares shall be deemed to be converted into the right to receive the Cash Consideration;
(C)   the Exchange Agent shall then select among the Cash Election Shares, by pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the cash consideration to be paid equals as closely as possible the Aggregate Cash Consideration and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and
(D)   the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.
(ii)   If the aggregate amount of cash that would be paid upon conversion of the Cash Election Shares and Dissenters’ Shares is less than the Aggregate Cash Consideration, then:
(A)   all Cash Election Shares shall be converted into the right to receive the Cash Consideration;
(B)   all Dissenters’ Shares shall be deemed to be converted into the right to receive the Cash Consideration;
(C)   the Exchange Agent shall then select among the Non-Election Shares, by a pro rata selection process, a sufficient number of shares such that the Cash Consideration to be paid equals as closely as possible to the Aggregate Cash Consideration and, if necessary, the Exchange Agent shall then select among the Stock Election Shares, a sufficient number of shares such that the Cash Consideration to be paid equals as closely as possible to the Aggregate Cash Consideration (collectively, “Cash Designated Shares”), and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and
(D)   the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Stock Consideration.
Section 2.4   Exchange of Certificates.
(a)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock pursuant to Section 2.1, and (ii) the aggregate Cash Consideration payable (including the amount payable in lieu of fractional shares of Acquiror Common Stock in accordance with Section 2.2). Such amount of aggregate Cash Consideration and aggregate Stock Consideration, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.”
(b)   Within five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company

Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.
(c)   Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.2 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be canceled. No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, (i) the Per Share Merger Consideration; and (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the stockholder has a right to receive pursuant to Section 2.2, in each case, upon the proper surrender of such Certificate in accordance with this Article 2.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.
(e)   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(f)   Any portion of the Conversion Fund that remains unclaimed by the stockholder of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock).
Section 2.5   Dissenters’ Shares.   Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration as set forth in Section 2.1(a). Such stockholders’ shares of Company Common Stock instead shall be cancelled as of the Effective Time and shall be converted into the right to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon surrender in the manner provided in Section 2.4 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair-value rights in accordance with the DGCL.
Section 2.6   Withholding Rights.   Notwithstanding any other provision of this Agreement, the parties to this Agreement and the Exchange Agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (or the transactions contemplated hereby) to another party to this Agreement or to any holder of Company Common Stock such amounts as the party or Exchange Agent is required to deduct and withhold for Taxes with respect to such payment pursuant to the Code or any applicable provision of U.S. federal, state, local, or non-U.S. Legal Requirements relating to Taxes. All amounts so deducted and withheld shall be timely remitted to the appropriate Regulatory Authority. To the extent that such amounts are deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the party or holder of Company Common Stock in respect of whom such deduction and withholding were made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:
Section 3.1   Company Organization.
(a)   The Company: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (ii) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (iii) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.
(b)   Attached to Schedule 3.1 of the Company Disclosure Schedules are copies of the Company Certificate of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and are in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and those entities listed on Schedule 3.1 of the Company Disclosure Schedules. Except as set forth on Schedule 3.1 of the Company Disclosure Schedules: (i) the Company does not directly engage in and has not directly engaged in any business or operations other than owning the equity interests in the Bank, and the Subsidiaries listed on Schedule 3.1 of the Company Disclosure Schedules; (ii) the Company does not directly own any assets other than the equity interests in the Bank and the Subsidiaries listed on Schedule 3.1 of the Company Disclosure Schedules; and (iii) the Company is not a party to any contract relating to the business of any Subsidiary of the Company.

Section 3.2   Company Subsidiary Organizations.
(a)   The Bank is an Illinois state chartered member bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement. Attached to Schedule 3.2 of the Company Disclosure Schedules are copies of the Bank’s and all Subsidiaries’ Constituent Documents and all amendments thereto, each of which are true, complete and correct, and are in full force and effect as of the date of this Agreement.
Section 3.3   Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, and the Mid-Tier Merger, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its stockholders, and that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed that the Merger and Mid-Tier Merger be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4   No Conflict.   Except as set forth in Schedule 3.4 of the Company Disclosure Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject; or (c) contravene, conflict with or result in a violation or breach of any provision of, or the loss of any benefit under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any Lien upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of, or non-objection to, such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation and approval of, or non-objection to, such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of, or non-objection to, such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware; and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents, non-objections, approvals of, notices to, waivers or authorizations by, or applications, filings or registrations with any Regulatory Authority or any other Person except as set forth on Schedule 3.4 of the Company Disclosure Schedules (all consents and approvals, the “Third Party Consents”) are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5   Company Capitalization.
(a)   As of the date of this Agreement (the “Company Capitalization Date”), the authorized capital stock of the Company consists exclusively of 5,000,000 shares of Company Common Stock, of which, 2,842,789 shares were issued and outstanding as of the date of this Agreement, including any unvested shares of restricted stock granted by the Company under the Company Benefit Plans and 1,000,000 shares of Company Preferred Stock, no par value per share (5,000 shares of which have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series A), of which no shares are issued and outstanding. Except as listed in Schedule 3.5 of the Company Disclosure Schedules, the Company does not have outstanding any bonds, debentures, notes or any similar obligations, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth in this Section 3.5, there are no equity-based awards outstanding as of the Company Capitalization Date.
(b)   All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding capital stock of the Company. A true, correct and complete list dated as of the date hereof, of all of the outstanding shares of Company Common Stock, all of which are owned of record by stockholders of the Company, with the domicile addresses and in the respective amounts, is set forth in Schedule 3.5 of the Company Disclosure Schedules and will be updated by the Company as of the Closing Date. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, there are no stockholders agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such stockholders with respect to the voting, disposition or other incidents of ownership of any shares of Company Common Stock, including any agreement that or imposes any limitation or restriction on Company Common Stock, including any restriction on the right of a stockholder to vote, sell or otherwise dispose of such Company Common Stock.
(c)   As of the Company Capitalization Date, there are no issued, reserved for issuance or outstanding: (i) shares of Company Capital Stock or voting securities of the Company other than the Company Common Stock; (ii) securities of the Company convertible into or exchangeable for shares of Company Capital Stock or voting securities of the Company; (iii) options, warrants, units or other securities or rights to acquire from the Company, or other obligation of the Company to issue, any Company Capital Stock, voting securities or securities convertible into or exchangeable for Company Capital Stock or voting securities of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Capital Stock or other securities of, or ownership interests in, the Company. As of the Company Capitalization Date, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any the securities or rights described in this Section 3.5(c). Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, since January 1, 2019 through the date hereof, the Company has not: (1) issued, reserved for issuance, repurchased or redeemed any shares of Company equity securities; or (2) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards.
(d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than as Previously Disclosed, no outstanding subscriptions, agreements, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of the Company.
Section 3.6   Company Subsidiary Capitalization.   Except as set forth in Schedule 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.7   Financial Statements and Reports; Regulatory Filings.
(a)   True and complete copies of the following financial statements have been made available to Acquiror: (i) the consolidated audited financial statements of the Company and its Subsidiaries (including any related notes and schedules thereto and the signed, unqualified opinion of FORVIS, LLP, formerly known as BKD, LLP, its independent auditor) for the years ended as of December 31, 2019, 2020 and 2021; (ii) the consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders’ equity for the six (6) month period ended June 30, 2022; (iii) Call Reports for the Bank as of and for the years ended December 31, 2019, 2020 and 2021; and (iv) Call Report for the Bank as of and for the period ended June 30, 2022 (collectively, the “Company Financial Statements”).
(b)   The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations, cash flows, changes in stockholders’ equity and consolidated financial position, as applicable, of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements. Except for (i) those liabilities that are set forth on the Company Financial Statements; and (ii) liabilities incurred since December 31, 2021 in the Ordinary Course of Business and that are not, individually or in the aggregate, material to Company or its Subsidiaries, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on in the Company Financial Statements if it had existed on or before December 31, 2021.
(c)   Since January 1, 2019, neither the Company nor any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company has received or has otherwise had or obtained, to the Company’s Knowledge, any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any Subsidiary of the Company or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.
(d)   The Company and each of its Subsidiaries have filed all forms, reports and documents required to be filed since January 1, 2019, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(e)   There has not been any event or occurrence since January 1, 2019 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. Part 303.2(r). Except for normal examinations conducted by a Regulatory Authority in the ordinary course of the business of the Company and its Subsidiaries, there is no pending proceeding before, or to the Knowledge of the Company, examination or investigation by, any Regulatory Authority into the business or operations of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any Subsidiary of the Company or the Bank is, or has ever been, subject to any reporting obligation (whether active or suspended) pursuant to Section 13(a) or Section 15(d) of the Exchange Act or subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the Exchange Act.
Section 3.8   Books and Records.   The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9   Properties.
(a)   Schedule 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no Liens of any kind except: (i) as noted in the most recent Company Financial Statements or as set forth in Schedule 3.9 of the Company Disclosure Schedules; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business and set forth on Schedule 3.9 of the Company Disclosure Schedules; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; and (viii) liens on property required by Regulation W promulgated by the Federal Reserve (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Since December 31, 2021, none of the Company’s or its Subsidiaries’ real property, whether owned or leased, has been taken by eminent domain (or to the Knowledge of the Company is the subject of a pending or contemplated taking which has not been consummated).
Section 3.10   Loans; Loan Loss Reserve.
(a)   Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedules, each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is true, genuine, customary and legally sufficient in all material respects and (i) to the extent relating to a secured obligation, is secured by valid liens which have been perfected (including, if applicable, by the timely filing of financing statements (and, if applicable, extensions thereof) pursuant to the applicable Uniform Commercial Code in effect or timely recording of deeds of trust), and the collateral for such Company Loan to the extent collateral is required to be insured, the collateral is so insured and (ii) constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines. The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable Legal Requirements at the time of origination or purchase by the Company and are complete and correct in all material respects.
(b)   All Company Loans originated or purchased by the Bank were made or purchased (i) in accordance with the policies of the board of directors of the Bank, subject to certain customary Bank policy exceptions, which policy exceptions are recorded in the Bank’s loan files, and (ii) in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any Lien and the Bank has complied in all respects with all Legal Requirements relating to such Company Loans, except where the failure to so comply would not have a Material Adverse Effect on the Company. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c)   Schedule 3.10(c) of the Company Disclosure Schedules lists, as of July 31, 2022, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank;

(iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that, to the Knowledge of the Company, has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director; (vii) for which, to the Knowledge of the Company, the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Company Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (other than loan modifications made in connection with the COVID-19 pandemic that have returned to previously agreed upon payments and for which all deferred payment of both principal and interest have been fully repaid); (viii) a specific reserve allocation existed in connection therewith; (ix) to the Knowledge of the Company had past due Taxes associated therewith; (x) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40; or (xi) was a high-volatility commercial real estate loan.
(d)   The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was and is adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged off, on outstanding Company Loans. Since December 31, 2020, the Bank has not been notified by any Regulatory Authority that: (i) its allowance for loan and lease losses is inadequate or inconsistent with the Bank’s historical loss experience; or (ii) the practices and policies of the Bank in establishing its allowance for loan and lease losses and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements.
(e)   (i) To the Knowledge of the Company none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)   All Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable law in all material respects. Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedules, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by contract or otherwise that would result in recourse liability under applicable federal and state law.
(g)   All Company Loans to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries are and were originated in compliance in all material respects with all applicable Legal Requirements.
Section 3.11   Taxes.
(a)   The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed and were prepared in substantial compliance with all applicable Legal Requirements. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not shown on any Tax Return) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements. Neither the Company nor any of its Subsidiaries has ever received written notice of any claim by a Regulatory Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax or Tax Return filing requirements in that jurisdiction.
(b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any material Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company Financial Statements) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. Except as set forth in Schedule 3.11(a) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.
(c)   The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all (i) Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries and (ii) all examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries, in each case with respect to the last three (3) fiscal years.
(d)   The Company and each of its Subsidiaries have collected or withheld and paid over to the appropriate Regulatory Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Legal Requirements in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
(e)   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period preceding the Closing Date.
(f)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise.
(g)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 965 of the Code; or (vii) election pursuant to Code Section 108(i) (or any corresponding or similar provision of foreign, state or local law).
(h)   To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
Section 3.12   Employee Benefits.
(a)   Schedule 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual; (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents, including the following documents related to each Company Benefit Plan:
(i)   all material contracts with third-party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii)   all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the three (3) years preceding the date of this Agreement;
(iii)   all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the three (3) years preceding the date of this Agreement; and
(iv)   with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)   Except as set forth in Schedule 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.12(b) of the Company Disclosure Schedules, no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being nondeductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
(c)   Neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in

Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA, and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(d)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related trust is tax exempt under Section 501(a) of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust or increase costs related thereto. No Company Benefit Plan, other than the Town and Country Financial Corporation Employee Stock Ownership Plan (the “Company ESOP”), owns or holds Company Common Stock.
(e)   Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(g)   No Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(h)   No Company Benefit Plan or Company Benefit Plan fiduciary has engaged in any transaction involving Company Capital Stock with respect to which a selling stockholder has made an election under Code Section 1042 and the Company has consented under Code Section 1042 to the application of Code Sections 4978 and 4979A.
(i)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(j)   Except as set forth in Schedule 3.12(j) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(k)   To the Company’s Knowledge, no condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plans.

(l)   Neither the Company nor any of its Subsidiaries has any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.
(m)   Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.
(n)   With respect to the Company ESOP:
(i)   The Company has the authority to take all actions and provide such direction as contemplated by this Agreement.
(ii)   There is no existing indebtedness of the Company ESOP or the Company relating to the Company ESOP.
(iii)   No purchase of shares of Company Common Stock by the Company ESOP has adversely affected the tax qualification of the Company ESOP or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. All shares of Company Common Stock purchased by the Company ESOP were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA, as determined on the basis of a stock valuation prepared by an “independent appraiser” (as this term is defined in Section 401(a)(28)(C) of the Code) satisfying all requirements of Sections 3(18) and 408(e) of ERISA and applicable DOL regulations. Schedule 3.12(n) of the Company Disclosure Schedules lists the (A) date, (B) dollar amount and/or number of shares, the aggregate value and price per share, and (C) basis upon which such value or purchase price was determined with respect to each contribution of Company Common Stock to, and purchase of, Company Common Stock by the ESOP Trust (as defined below) and each purchase of Company Common Stock by the Company or its Affiliates (whether or not the shares purchased had been or were held by the Company ESOP) since January 1, 2019.
(iv)   The Company ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7). The trust maintained to fund the Company ESOP (the “ESOP Trust”) is a trust duly formed in accordance with applicable state law and is, and at all times has been, a trust described in Code Section 501(a). The trustee of the ESOP Trust has been duly and properly appointed and granted full authority to act as trustee of the Company ESOP and exercise trust powers thereunder.
Section 3.13   Compliance with Legal Requirements.   The Company and each of its Subsidiaries hold all material licenses, certificates, registrations, permits, franchises, rights and other authorizations from all appropriate Regulatory Authorities or other third parties necessary for the lawful conduct of their respective businesses. Each of the Company and each of its Subsidiaries is, and at all times since January 1, 2019, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14   Legal Proceedings; Orders.
(a)   Except as set forth in Schedule 3.14(a) of the Company Disclosure Schedules, or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.
(b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest, or relates to, or limits in any manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2015, none of the foregoing has been threatened by any Regulatory Authority, and to the Company’s Knowledge, no Regulatory Authority is considering issuing any the foregoing or has threatened the commencement of any regulatory investigation.
(c)   None of the Company, any Subsidiary of the Company or the Bank, or, to the Company’s Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of the Company or any Subsidiary of the Company for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of the Company or any Subsidiary of the Company; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any Subsidiary of the Company; (v) made any fraudulent entry on the books or records of the Company or any Subsidiary of the Company; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any Subsidiary of the Company or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any Subsidiary of the Company, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
(d)   Schedule 3.14 of the Company Disclosure Schedules lists each Proceeding which is pending on the date of this Agreement, or that has been settled in the past three (3) years against the Company or any Subsidiary of the Company, or any present or former officer, director or employee of the Company or any Subsidiary of the Company (relating to their capacity as such).
Section 3.15   Absence of Certain Changes and Events.   Except as set forth in Schedule 3.15 of the Company Disclosure Schedules or as otherwise expressly permitted pursuant to this Agreement, (i) since December 31, 2021, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (ii) without limiting the foregoing with respect to each, since December 31, 2021, there has not been any:
(a)   change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;
(b)   amendment to their certificate of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;

(c)   payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)   damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $100,000 or is otherwise a Company Material Contract;
(f)   entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one (1) year or that involves the payment by the Bank of more than $100,000 in the aggregate;
(h)   Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;
(i)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss” or “other loans specially mentioned,” or listed as a “potential problem loan”;
(j)   incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;
(k)   sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any Lien upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;
(l)   cancellation or waiver by them of any claims or rights with a value in excess of $100,000;
(m)   investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $100,000;
(n)   except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(o)   transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(p)   material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;

(q)   change or revocation of any material Tax election, filing of any amended Tax Return, entry into any closing agreement, settlement of any material Tax claim or assessment, surrender of any right to claim a material refund of Taxes, change of any method of accounting for Tax purposes, waiver or extension of any statute of limitations with respect to Taxes;
(r)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;
(s)   discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;
(t)   entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $100,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;
(u)   purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;
(v)   hiring of any employee with an annual salary in excess of $125,000;
(w)   agreement, whether oral or written, by it to do any of the foregoing;
(x)   failure to maintain in full force and effect any insurance policy in effect as of December 31, 2021, in each case, on substantially the same terms as in effect on December 31, 2021; or
(y)   event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.16   Material Contracts.   Except for Contracts evidencing Company Loans made or otherwise acquired by the Bank in the Ordinary Course of Business, Schedule 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)   each lease of real property to which the Company or any of its direct and indirect Subsidiaries is a party;
(b)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $250,000, or guaranteed by the Company or any of its direct and indirect Subsidiaries, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;
(c)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $100,000 (other than Contracts for the sale of loans);
(d)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $100,000;
(e)   each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its direct and indirect Subsidiaries;
(f)   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $100,000);

(g)   each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(i)   each joint venture, partnership, stockholder, limited liability company, investor rights and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(j)   each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person including from soliciting customers, clients or employee of any Person, or provides a right of first offer, right of first refusal, option or similar right to the Company or any Subsidiary or any other Person or that would limit or purport to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, including any (i) exclusive dealing obligation; (ii) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; or (iii) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries;
(k)   each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $100,000;
(l)   that is (i) an employment, consultancy, non-competition, non-solicitation, deferred compensation, retention, bonus, severance, retirement or other similar Contract (including any amendment to any such existing agreement or arrangement); or (ii) relating to bank-owned life insurance, in each case with any director, officer, employee or independent contractor of or consultant to, or stockholder of, the Company or any direct and indirect Subsidiary of the Company;
(m)   that is with an Affiliate of the Company or any of its Subsidiaries other than loans in the Ordinary Course of Business;
(n)   each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;
(o)   the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
(p)   each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000;
(q)   each Contract that may not be terminated without payment or penalty equal to or greater than $25,000 upon notice of thirty (30) days or less (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software);
(r)   that is a settlement agreement, other than releases immaterial in nature or amount entered into in the Ordinary Course of Business with the former employees of the Company or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;
(s)   each Company Benefit Plan; and
(t)   each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17   No Defaults.   Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and, to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Schedule 3.10(c) of the Company Disclosure Schedules or where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2019, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Except as set forth in Schedule 3.17 of the Company Disclosure Schedules, or other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18   Insurance.   Schedule 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective businesses, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies, each of which has been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its direct and indirect Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its direct and indirect Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Schedule 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years prior to the date of this Agreement that individually or in the aggregate exceed $50,000 and the current status of such claims. No such pending claim has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. None of the Company or any of its direct and indirect Subsidiaries has had any insurance policy or bond canceled or nonrenewed by the issuer of the policy or bond within the past three (3) years.
Section 3.19   Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its direct and indirect Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its direct and indirect Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its direct and indirect Subsidiaries is the owner of any interest in real estate, other than OREO, on which the Company or any of its Subsidiaries has caused or allowed any substances to have been generated, used, stored, deposited, treated, recycled or disposed of, which substances, if known to be present on, at or under such property, would require notification to any Regulatory Authority, cleanup, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each direct and indirect Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 3.20   Transactions with Affiliates.   Except as set forth in Schedule 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, no action or failure to take action by any present or former director, officer, employee or agent of the Company or any Subsidiary of the Company has occurred which would give rise to a material claim by any such individual for indemnification from the Company or any Subsidiary of the Company.
Section 3.21   Voting Requirements.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting or an adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.
Section 3.22   Brokerage Commissions.   Except for fees payable to Keefe, Bruyette & Woods, Inc. pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 3.23   Approval Delays.   To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the CRA is “satisfactory” or better.
Section 3.24   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.25   Intellectual Property.   Except as set forth in Schedule 3.25 of the Company Disclosure Schedules, each of the Company and its Subsidiaries has the unrestricted right and authority, and the

Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person. To the extent the Company has designated any of its information, materials, or processes a trade secret, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them. Neither the Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any intellectual property rights of any third party.
Section 3.26   Investments.
(a)   Schedule 3.26(a) of the Company Disclosure Schedules includes a complete and correct list and description, as of July 31, 2022, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any Liens except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity) and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.27   Fiduciary Accounts.   The Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, guardian, conservator, personal representative, or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. The Bank has not committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
Section 3.28   Deposits.   All of the deposits held by the Bank (including the records and documentation pertaining to such deposits) have been established and are held in material compliance with applicable Legal Requirements and in all material respects with all applicable policies, practices and procedures of the Bank. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of the Company, has any such termination or revocation been threatened. account.
Section 3.29   Customer Information Security.   Since December 31, 2019, to the Knowledge of the Company, there has been no unauthorized disclosure of, or unauthorized access to, or suspected unauthorized disclosure of, or unauthorized access to, any nonpublic personal information of a customer in the possession of the Company or any of its Subsidiaries that could result in substantial harm to such customer.
Section 3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, in the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1   Acquiror Organization.   Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Certificate of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and are in full force and effect as of the date of this Agreement. Acquiror has no Subsidiary other than the Subsidiaries listed on Exhibit 21.1 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Section 4.2   Acquiror Subsidiary Organizations.   Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. MergerCo is a wholly-owned subsidiary of Acquiror and was newly-formed for the purpose of engaging in the Merger and has not held any assets or conducted any business except as has been necessary to consummate the

Contemplated Transactions. Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which is true, complete and correct and in full force and effect as of the date of this Agreement.
Section 4.3   Authorization; Enforceability.   Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and the transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject. Except for the Third Party Consents no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5   Acquiror Capitalization.   As of the date of this Agreement (the “Acquiror Capitalization Date”), the authorized capital stock of Acquiror consists exclusively of: (i) 125,000,000 shares of Acquiror Common Stock, of which 28,774,325 shares were issued and outstanding, and 480,015 shares were held in the treasury of Acquiror; and (ii) 25,000,000 shares of Acquiror’s preferred stock, par value of $0.01 per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 212,404 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Benefit Plans; and (ii) 1,555,427 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Benefit Plans.
Section 4.6   Acquiror Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6 of the Acquiror Disclosure Schedules.
Section 4.7   Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof, RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.
(c)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2018, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(d)   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2019 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. Part 303.2(r).
Section 4.8   Taxes.
(a)   Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of the Acquiror, threatened against Acquiror and its Subsidiaries for any material Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Acquiror Financial Statements) upon any of Acquiror’s or its Subsidiaries’ assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)   Acquiror and each of its Subsidiaries have collected or withheld and paid over to the appropriate Regulatory Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Legal Requirements in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
Section 4.9   Books and Records.   The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 4.10   Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof reflected as an asset on any of the Acquiror Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Acquiror, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   All Acquiror Loans originated or purchased by Acquiror Bank were made or purchased in accordance with the policies of the board of directors of Acquiror Bank and in the Ordinary Course of Business of Acquiror Bank. Acquiror Bank’s interest in all Acquiror Loans is free and clear of any security interest, lien, encumbrance or other charge, and, Acquiror Bank has complied in all material respects with all Legal Requirements relating to such Acquiror Loans, except where the failure to so comply would not have a Material Adverse Effect on the Acquiror. There has been no default on, or forgiveness or waiver of, in whole or in part, any Acquiror Loan made to an executive officer or director of the Acquiror or Acquiror Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
Section 4.11   Absence of Certain Changes and Events.   Since December 31, 2021, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.12   Brokerage Commissions.   Except for fees payable to Piper Sandler & Co. pursuant to an engagement letter that has been Previously Disclosed, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.13   Approval Delays.   To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.14   Financial Capability.   Acquiror has sufficient funds to pay the cash component of the Merger Consideration and to perform its other obligations contemplated by this Agreement.
Section 4.15   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, in the negotiation of this Agreement or in the course of the Contemplated Transactions.
(b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. The Company and the Bank shall permit Acquiror to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and the Bank with the Company’s and the Bank’s management and employees, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and the Bank, to the extent allowable by applicable Legal Requirements. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representative attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror for such purposes (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) would relate to pending or threatened litigation or investigations, if disclosure would affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries, in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.9).
(d)   From and after the date hereof, the Company shall provide Acquiror within ten (10) Business Days of the end of such month or fiscal quarter, as applicable, with (i) an unaudited unconsolidated balance sheet of the Company’s Subsidiaries as of the end of each calendar month, and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each calendar quarter; (ii) an unaudited unconsolidated balance sheet of the Company as of the end of each calendar month; (iii) the unaudited AOCI of the Company as of the end of each fiscal quarter; and (iv) the unaudited general ledger of the Company as of the end of each calendar month (collectively, the “Unaudited Monthly Financial Statements”). The Unaudited Monthly Financial Statements shall (A) be prepared from, and in accordance with, the books and records of the Company and its Subsidiaries; (B) be prepared in accordance with GAAP (other than such exceptions as described in Schedule 3.7(b) of the Company Disclosure Schedules); and (C) with respect to the foregoing clauses (i) and (ii), fairly present in all material respects the consolidated results of operations, and consolidated financial position of the Company and the Company’s Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject to recurring year-end audit adjustments normal in nature and amount).
(e)   The Company shall cooperate with Acquiror in connection with the preparation of financial statements, if any, of the Company and pro forma financial statements that Acquiror may file with the SEC.
(f)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Confidentiality and Nondisclosure Agreement dated as of May 9, 2022, between Acquiror and the Company (the “Confidentiality Agreement”).
Section 5.2   Operation of the Company and Company Subsidiaries.
(a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or any Company Material Contract, or with the prior written consent of Acquiror, and except as is otherwise consistent with the Ordinary Course of Business, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, keep available the services of its present employees, and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or any Subsidiary of the Company; (iii) perform under each of the Company Material Contracts; (iv) maintain and keep their properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear; (v) comply in all material respects with all applicable Legal Requirements; and (vi) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or any Company Material Contract, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)   (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Capital Stock;
(ii)   (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock outside of past practice (other than quarterly dividends not exceeding $0.14 per share made in the Ordinary Course of Business and, for the avoidance of doubt, except for regular distributions on outstanding trust preferred securities or from its wholly owned Subsidiaries to it); provided, however, that the Company may alter the record and payment dates for quarterly dividends on Company Common Stock to the extent reasonably necessary to ensure that holders of Company Common Stock will be paid one quarterly dividend in each calendar quarter that commences on or prior to the Effective Time, unless holders of the shares comprising the Stock Consideration would reasonably be expected to receive at least one regularly quarterly dividend from Acquiror during such calendar quarter; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of Company Capital Stock;
(iii)   amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of, assign or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument representing indebtedness of the Company;
(iv)   other than in the Ordinary Course of Business, enter into loan transactions that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(v)   (A) other than in the Ordinary Course of Business, extend credit or enter into any contracts binding the Bank to extend or acquire any credit except in accordance with the lending policies of such Bank as disclosed to Acquiror, and the Bank will not extend or acquire any credit or enter into any Contracts binding it to extend or acquire any credit (1) in an amount in excess of $1,000,000 with respect to any loan, commitment or Contract that is unsecured or partially unsecured; (2) in an amount in excess of $1,000,000 with respect to any borrowers with loans, commitments or Contracts listed on the Bank’s “watch list” or similar internal report of the Bank; or (3) in an amount in excess of $2,000,000 with respect to any loan, commitment or Contract, in each case, without first providing Acquiror (at least three Business Days prior to extending such credit or entering into any contract binding such Bank to do so) with a copy of the loan underwriting analysis and credit memorandum of such Bank and the basis of the credit decision of such Bank; (B) other than in the Ordinary Course of Business, sell, assign or otherwise transfer any participation in any loan in accordance with the existing lending policies of the Bank; or (C) extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or the Bank which constitutes a nonaccrual loan or against any part of such indebtedness for which the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged off by the Company or the Bank;
(vi)   maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(vii)   fail to: (A) charge off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on nonaccrual any Company Loans or leases that are past due greater than ninety (90) days;
(viii)   other than as disclosed on Schedule 5.2(b)(viii) of the Company Disclosure Schedules, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(ix)   acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(x)   amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;
(xi)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xii)   not buy or sell any security held, or intended to be held, for investment other than in the Ordinary Course of Business, and provided that such restriction shall not affect the buying and selling by the Bank of federal funds or the reinvestment of dividends paid on any securities owned by the Bank as of the date of this Agreement;
(xiii)   except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of, or pay any bonus or grant any other benefit or perquisite to, any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than bonus payments or increases in the Ordinary Course of Business and other than to those Company Employees, and with timing, metrics and amounts, as set forth in Schedule 5.2(b)(xiii) of the Company Disclosure Schedules; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xiv)   incur or guarantee any indebtedness for borrowed money, including any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(xv)   establish any new Subsidiary of the Company or any Affiliate of the Company, enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xvi)   settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an actions, suits, claims or proceedings that are settled in an amount and for consideration not in excess of $100,000, in aggregate, and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be adverse to it or its Subsidiaries;
(xvii)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xviii)   make or change any material Tax elections, change or consent to any material change in its or any of its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with prior practice, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any material amended Tax Return or fail to timely file any Tax Return that becomes due;
(xix)   hire or terminate (other than for cause) any employee with an annual salary in excess of $125,000;
(xx)   materially increase or decrease the rate of interest paid on deposit accounts, except in the Ordinary Course of Business and in a manner consistent with safe and sound banking practices;
(xxi)   (A) implement or adopt any material change in its interest rate or fee pricing or its risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (C) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, except in each case (A) through (C) as required by any Regulatory Authority or otherwise in the Ordinary Course of Business;
(xxii)   foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $1,000,000 prior to obtaining a recent Phase I environmental review thereof;
(xxiii)   make any capital expenditure in excess of $200,000 in the aggregate without consulting with Acquiror, except pursuant to commitments made prior to the date of this Agreement;
(xxiv)   take any action that is intended or is reasonably likely to result in (A) any of the conditions to the Merger set forth in this Agreement not being satisfied; or (B) a material violation of any provision of this Agreement; or

(xxv)   agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).
(c)   For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to Fred L. Drake, Chairman and Chief Executive Officer of Acquiror, and J. Lance Carter, President and Chief Operating Officer of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b), and Acquiror has failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request.
Section 5.3   Notice of Changes.   The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8. The Company shall promptly advise Acquiror of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. The Company shall promptly notify Acquiror of any notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.
Section 5.4   Stockholders’ Meeting.   Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote in favor of this Agreement, and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5   Information Provided to Acquiror.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.6   Operating Functions.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 5.7   Resignations; Termination of Agreements.   The Company shall cause each director and those officers of the Company and each of its Subsidiaries, as may be requested by the Acquiror, to execute and tender to Acquiror a resignation, from all director positions in a form reasonably acceptable to Acquiror in its sole discretion; provided that no such resignation shall be required to be effective prior to the Effective Time.
Section 5.8   Company Benefit Plans.
(a)   At the written request of Acquiror delivered at least twenty (20) days prior to the Closing Date, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan, provided, however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due, or any vesting of equity awards, under any Company Benefit Plan, including without limitation any change-of-control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.
Section 5.9   Acquisition Proposals.
(a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within one (1) Business Day advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.
(b)   The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith and consistent with the advice of outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under the DGCL, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.9 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

Section 5.10   Third Party Consents.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 5.11   Conforming Accounting Entries.   If requested by Acquiror, the Company shall, and shall cause the Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Acquiror may reasonably request in order to conform the accounting records of the Company and the Bank to the accounting policies and practices of Acquiror. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or the Bank of any adverse circumstances for purposes of determining whether the conditions to Acquiror’s obligations under this Agreement have been satisfied. No adjustment required by Acquiror shall: (i) require any prior filing with any Regulatory Authority; or (ii) violate any applicable Legal Requirement.
Section 5.12   Environmental Investigation.
(a)   Acquiror may, in its discretion and at its sole expense, within thirty (30) days of the date of this Agreement, require the Company to obtain a Phase I environmental site assessment (“Phase I”) for each parcel of Company Real Estate conducted by an independent professional consultant reasonably acceptable to both Acquiror and the Company to determine if any such parcel of Company Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If a Phase I report discloses any materially adverse environmental conditions, or reports a reasonable suspicion thereof, then, at Company’s sole expense, the Company shall promptly obtain and provide to Acquiror a Phase II environmental site assessment (“Phase II”) with respect to any affected property, which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable Legal Requirements. Acquiror shall have no duty to act upon any information produced by any Phase I or Phase II report or for the benefit of the Company, the Bank or any other Person.
(b)   Upon receipt of the estimate of the costs of all follow up work to any Phase I or Phase II report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by any Phase I or Phase II environmental report, that includes an estimate of any Remediation Cost.
(c)   If any past or present events, conditions or circumstances require further investigation, remedial or cleanup action under Environmental Laws at its properties involving an expenditure (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) reasonably expected to exceed $200,000 based on estimates prepared by the consultant conducting the Phase I or Phase II assessment, then (i) to the extent the aggregate expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to be equal to or less than $1,000,000, the Aggregate Cash Consideration shall be reduced at the Closing by the difference between $200,000 and the estimated amount of such expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs); or (ii) to the extent the aggregate expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to exceed $1,000,000, Acquiror may, at its sole option, elect by written notice to the Company to (A) cause the Aggregate Cash Consideration to be reduced at the Closing by the difference between $200,000 and the estimated amount of such expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs); or (B) terminate this Agreement. To the extent Acquiror elects to cause the aggregate Per Share Merger Consideration to be reduced under Section 5.12(c) by an amount equal to or greater than $2,500,000, the Company may at its sole discretion terminate this Agreement.
Section 5.13   Title and Survey to Real Estate.
(a)   As soon as practical after the date hereof, but in any event no later than forty-five (45) days after the date hereof, the Company shall obtain at its own expense and deliver to Acquiror as soon as practicable prior to the Closing, with respect to the Company Real Estate, other than property carried as OREO, a commitment for an ALTA 2006 Owner’s Policy of Title Insurance covering a date subsequent to the date hereof, issued by a title insurance company selected by the Company, showing fee simple title in the Company, Bank or any current or past Subsidiary of the Company or Bank, in such Company Real Estate with coverage over all standard exceptions and subject to no Liens of any kind except for any Company Permitted Exceptions. With respect to the property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and its Subsidiaries of such OREO property.
(b)   At the Closing, the Company shall obtain at its own expense and deliver to Acquiror, with respect to all Company Real Estate, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy to Acquiror at no expense, dated as of the later of the Closing Date or the actual date of recording of the deed for the Company Real Estate, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to the Company Real Estate, other than property carried as OREO, issued by a title insurance company selected by the Acquiror, containing any endorsements reasonably required by the Company, insuring the fee simple estate of the Bank in the Company Real Estate, other than property carried as OREO, in amount not less than the greater of (i) the appraised value of the Company Real Estate and (ii) the value at which the Company or the Bank currently carries the Company Real Estate on its books, subject only to the Company Permitted Exceptions.
(c)   Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide, at the Company’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.
Section 5.14   Termination of Company ESOP and Company 401(k) Plan.
(a)   The Company shall make or cause to be made timely contributions to the Company ESOP between the date hereof and the Effective Time consistent with the terms of the Company ESOP and past practices.
(b)   On or before the Effective Time, Company shall direct the ESOP Trustee to (i) provide to the Company ESOP participants similar notices and materials provided to other Company shareholders with respect to those matters requiring a vote or election of the shareholders under this Agreement; (ii) obtain direction from the Company ESOP participants as to how to vote those shares of Company Common Stock allocated to the accounts of the Company ESOP participants with respect to those matters for which shareholder vote is required, and elections permitted, under this Agreement; (iii) vote, and make elections as to, those shares of Company Common Stock in accordance with the direction of the Company ESOP participants and in accordance with the Company ESOP; and (iv) vote, and make election as to, the shares of Company Common Stock for which no voting or election direction has been timely received.
(c)   Prior to the Effective Time, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate the Company ESOP, and adopt corresponding amendments to the Company ESOP documents (which amendments shall be in form and substance acceptable to Acquiror) effective as of the Effective Time. Such amendments to the Company ESOP shall provide that, upon the consummation of the transactions contemplated hereby, the Company ESOP, (i) shall be terminated, each account thereunder shall be fully vested and the assets distributed to the Company ESOP participants and beneficiaries, (ii) the respective accounts of each Company ESOP participant or beneficiary shall be credited with the Stock Consideration and/or Cash Consideration for each share of Company Common Stock allocated to such account, and references to “Company Stock” shall be references to Acquiror Common Stock; (iii) no further acquisitions of Company Stock or other employer securities shall be made by the Company and the ESOP Trustee shall invest the Cash Consideration and any other cash credited to accounts in cash or cash equivalents until such amounts are distributed; and (iv) distributions of accounts to participants or beneficiaries shall be made in a single lump sum, consisting of the number of shares of Acquiror Company Stock allocated to the account plus cash for the remainder of the amounts allocated to the account. As soon as reasonably practicable after the Effective Time, Acquiror will submit an application through legal counsel to the appropriate district director of the IRS requesting a favorable determination with respect to the termination of the Company ESOP and such amendments. Other than distributions in the ordinary course of administration of the Company ESOP, no distributions shall be made from the ESOP until the IRS issues the favorable determination described above.
(d)   The Company shall make or cause to be made timely contributions to the Town and Country Financial Corporation Savings Investment Plan (the “Company 401(k) Plan”) between the date hereof and the Effective Time consistent with the terms of the Company 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those Company 401(k) Plan participants who are employed by the Company or its Subsidiaries.
(e)   Prior to the Effective Time and to the extent requested by the Acquiror, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate the Company 401(k) Plan, and adopt corresponding amendments to the Company 401(k) Plan document (which amendments shall be in form and substance acceptable to Acquiror) effective as of the Effective Time. Such amendments to the Company 401(k) Plan shall provide that, upon the consummation of the transactions contemplated hereby, the Company 401(k) Plan, (i) shall be terminated, each account thereunder shall be fully vested and the assets distributed to the participants and beneficiaries, and (ii) shall eliminate installment distributions and provide for the entire balance of a participant’s account to be distributable only in a single lump sum. As soon as reasonably practicable after the Effective Time, Acquiror shall submit an application through legal counsel to the appropriate district director of the IRS requesting a favorable determination with respect to the Company 401(k) Plan termination and such amendments. Other than distributions in the ordinary course of administration of the Company 401(k) Plan, no distributions shall be made from the Company 401(k) Plan until the IRS issues the favorable determination described above.
(f)   Acquiror shall permit the Acquiror’s tax-qualified defined contribution plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to employees of the Company and the Company Subsidiaries from the Company 401(k) Plan. The term “eligible rollover distribution” shall include (i) the amount of any unpaid balance of any loan made to an employee of the Company or a Subsidiary under the Company 401(k) Plan and (ii) the promissory note evidencing such loan.
(g)   The Company shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to the Company as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Company 401(k) Plan.
Section 5.15   Dissolution of Certain Company Subsidiaries.   To the extent requested by Acquiror, the Company shall use commercially reasonable efforts and cooperate with Acquiror to wind-up and dissolve its Subsidiaries (excluding the Bank, Town and Country Statutory Trust II, Town and Country Statutory Trust III and West Plains Investors Statutory Trust I); provided, however, any such request for dissolution of any Company Subsidiary shall be provided by the Acquiror within thirty (30) days from the date hereof.
ARTICLE 6
ACQUIROR’S COVENANTS
Section 6.1   Operation of Acquiror and Acquiror Subsidiaries.   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (i) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (ii) amend the Acquiror Certificate of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would adversely affect the benefits of the Merger to the stockholders of the Company; (iii) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Acquiror Capital Stock, in each case in amount or frequency outside of past practice, unless the record date for such dividend or distribution outside of past practice is after the Effective Time or (iv) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of any of the actions prohibited by this Section 6.1. Acquiror shall keep the Company informed of the record and payment dates for dividends on Acquiror Common Stock, so as to enable the Company to coordinate the timing of its quarterly dividend payments, as contemplated by Section 5.2(b)(ii).
Section 6.2   Information Provided to the Company.   Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or the Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.3   Operating Functions.   Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 6.4   Notice of Changes.   Acquiror will give prompt notice to the Company of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Acquiror; or (b) would cause or constitute a material breach of any of the Acquiror’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9.
Section 6.5   Indemnification.
(a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

(b)   Any Indemnified Party wishing to claim indemnification under Section 6.5(a), upon learning of any claim for indemnification pursuant thereto, shall promptly notify Acquiror thereof; provided, however, that failure to so notify will not affect the obligations of the Surviving Entity under Section 6.5(a) unless and to the extent that the Surviving Entity is actually prejudiced as a consequence. In the event of any such legal action (whether arising before or after the Effective Time): (i) the Surviving Entity shall have the right to assume the defense thereof and the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Entity elects in writing not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and the Surviving Entity shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that in such instance the Surviving Entity shall be obligated pursuant to this Section 6.5(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except where a conflict of interest would limit or preclude the retention of one firm of counsel; (ii) Indemnified Parties will cooperate in the defense of any such claim for indemnification; and (iii) the Surviving Entity shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Entity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 6.5(a) is prohibited by applicable Legal Requirements.
(c)   Prior to the Effective Time, the Company shall obtain and Acquiror shall fully pay the premium for the extension of the Company’s directors’ and officers’ liability insurance policies set forth on Schedule 6.5 of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than two hundred-fifty percent (250%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy, which annual premium is set forth on Schedule 6.5 of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(c) would exceed such two hundred-fifty percent (250%) amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such two hundred fifty percent (250%) amount.
(d)   The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.6   Authorization and Reservation of Acquiror Common Stock.   The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.
Section 6.7   Stock Exchange Listing.   Acquiror shall cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Select Market prior to the Closing Date.
Section 6.8   Supplemental Indentures.   At or before the Effective Time, the Company and Acquiror will execute and deliver, or cause to be executed and delivered, by or on behalf of the Company and Acquiror, one or more supplemental indentures and other instruments, and take or cause to be taken all such other action, required for the due assumption of the Company’s outstanding debt, trust preferred securities, guarantees, securities, and (to the extent Previously Disclosed by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1   Regulatory Approvals.   Acquiror and the Company and their respective Subsidiaries shall (i) cooperate and use all reasonable best efforts to as promptly as possible, but in no event later than thirty

(30) days following the date hereof, prepare and file, applications or other filings reasonably necessary to obtain all Requisite Regulatory Approvals, (ii) take, or cause to be taken, and assist and cooperate with the other parties in taking, all other actions necessary, proper or advisable to obtain all Requisite Regulatory Approvals and to comply promptly with all Legal Requirements with respect to the Contemplated Transactions, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the Contemplated Transactions, and (iii) without limiting the foregoing, cooperate and use all reasonable best efforts to resolve any objections that may be asserted by any governmental authority with respect to this Agreement or the Contemplated Transactions. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all public, non-confidential substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2   SEC Registration.   As soon as practicable following the date of this Agreement, but in no event later than forty-five (45) days following the date hereof, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Acquiror’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as Merger Consideration pursuant to Section 2.1(a).
Section 7.3   Publicity.   Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.
Section 7.4   Reasonable Best Efforts; Cooperation.   Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts, and shall cause their Subsidiaries to use reasonable best efforts, to satisfy the various covenants and conditions to the Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5   Tax-Free Reorganization.
(a)   The parties intend that the Merger together with the Mid-Tier Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its reasonable best efforts, and shall cause their Subsidiaries to use reasonable best efforts, to cause the Merger together with the Mid-Tier Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger together with the Mid-Tier Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger together with the Mid-Tier Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time or, if earlier, January 15 of the year following the calendar year in which the Effective Time occurred, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger together with the Mid-Tier Merger as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions, additions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)   As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.9. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.
Section 7.6   Employees and Employee Benefits.
(a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).
(b)   For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), provided that the following is (i) permitted by the terms of the applicable New Plan, or Acquiror can reasonably amend the terms of such plan to permit such recognition; and (ii) permitted by applicable Legal Requirements, then each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use reasonable best efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all preexisting condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)   The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies, if any, immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Company Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Company Employee eligible to receive severance benefits or other payment (excluding, for the avoidance of doubt, any accelerated vesting of restricted stock, as to which this sentence shall not apply) triggered by the Merger under any employment, change in control, severance, or other agreement (a “CIC Payment”) shall be entitled to participate in the severance policy applicable to Company Employees terminated within six months of the Effective Time. Any Company Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)   Any Company Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company will take all reasonable measures within its control to ensure that in the event that the amount of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
Section 7.7   Takeover Laws.   If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.
Section 7.8   Stockholder Litigation.   Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1   Accuracy of Representations and Warranties.   For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Section 3.1(a), Section 3.3 and Section 3.5(a) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount and effect); and (ii) set forth in this Agreement (other than those specified in clause (i)) disregarding any exception or qualification as to materiality or Material

Adverse Effect shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 8.2   Performance by the Company.   The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained.
Section 8.4   No Proceedings, Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of any Order preventing, delaying or, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 8.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, or compensation or fee arrangements of the Surviving Entity or its Subsidiaries.
Section 8.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7   Officers’ Certificate.   Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.
Section 8.8   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.
Section 8.9   Tax Opinion.   Acquiror shall have received a written opinion of Vedder Price P.C., tax counsel to Acquiror, or other counsel having a generally recognized national tax practice, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that: (a) the Merger together with the Mid-Tier Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except (i) gain (but not loss) will be recognized with respect to the cash portion of the Per Share Merger Consideration received by a holder of Company Common Stock who receives both Acquiror Common Stock and cash in exchange for its shares of Company Common Stock, and (ii) gain or loss will be recognized with respect to any cash received in lieu of fractional shares of Acquiror Common Stock, and (d) gain or loss will be recognized by holders of Company Common Stock who receive solely cash in exchange for their shares of Company Common Stock.

Section 8.10   Dissenting Shares.   The total number of outstanding shares of Company Common Stock with respect to which the holders thereof have duly exercised their dissenters’ rights under the DGCL shall not exceed 5% of the outstanding shares of Company Common Stock.
Section 8.11   Certain Agreements.   The Voting and Support Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.
Section 8.12   Dissolution of Certain Company Subsidiaries.   To the extent timely requested by Acquiror under Section 5.15, the Company shall have taken, prior to the Closing, all actions necessary to wind-up and dissolve the applicable Subsidiaries (other than, for the avoidance of doubt, the Bank, Town and Country Statutory Trust II, Town and Country Statutory Trust III and West Plains Investors Statutory Trust I).
Section 8.13   Other Documents.   The Company shall have delivered to Acquiror all other instruments and documents that Acquiror or its counsel may reasonably request to effectuate the Contemplated Transactions.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1   Accuracy of Representations and Warranties.   For purposes of this Section 9.1, the accuracy of the representations and warranties of the Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Section 4.1, Section 4.3 and Section 4.5 shall be true and correct in all respects (except for inaccuracies that are de minimis in amount and effect) and (ii) set forth in this Agreement (other than those referred to in clause (i)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 9.2   Performance by Acquiror.   Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained.
Section 9.4   No Proceedings; No Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenges to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 9.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approvals shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Entity.
Section 9.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7   Officers’ Certificate.   The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Section 9.1 and Section 9.2.
Section 9.8   Tax Opinion.   The Company shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to the Company, or other counsel having a generally recognized national tax practice in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that: (a) the Merger together with the Mid-Tier Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except (i) gain (but not loss) will be recognized with respect to the cash portion of the Per Share Merger Consideration received by a holder of Company Common Stock who receives both Acquiror Common Stock and cash in exchange for its shares of Company Common Stock, and (ii) gain or loss will be recognized with respect to any cash received in lieu of fractional shares of Acquiror Common Stock, and (d) gain or loss will be recognized by holders of Company Common Stock who receive solely cash in exchange for their shares of Company Common Stock.
Section 9.9   FIRPTA Certificate.   The Company shall have delivered to Acquiror a properly executed statement from the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date in a form and substance reasonably to Acquiror.
Section 9.10   Stock Exchange Listing.   Acquiror shall have filed with the NASDAQ Global Select Market a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Global Select Market shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.11   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror or any of its Subsidiaries.
Section 9.12   Other Documents.   Acquiror shall have delivered to the Company all other instruments and documents that the Company or its counsel may reasonably request to effectuate the Contemplated Transactions.
ARTICLE 10
TERMINATION
Section 10.1   Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:
(a)   by mutual consent of the Acquiror Board and the Company Board, each evidenced by appropriate written resolutions;
(b)   by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.9, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days (or, in the case of the Company’s obligations under Section 1.2, five (5) days) following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform; provided that neither Acquiror nor MergerCo shall then have breached or failed to perform in a manner that would permit the Company to terminate this Agreement pursuant to Section 10.1(c);
(c)   by the Company if Acquiror or MergerCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days (or, in the case of Acquiror’s and MergerCo’s obligations under Section 1.2, five (5) days)) following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform, provided that the Company shall not then have breached or failed to perform in a manner that would permit Acquiror to terminate this Agreement pursuant to Section 10.1(b);
(d)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and non-appealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been permanently withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) the Company Stockholder Approval is not obtained following the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;
(e)   by Acquiror or the Company if the Effective Time shall not have occurred at or before March 31, 2023 (the “Termination Date”); provided, however, that the Termination Date shall be extended to June 30, 2023 if as of January 31, 2023 any of the Requisite Regulatory Approvals shall not have been obtained; provided, further, the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date and such failure constitutes a material breach of this Agreement;
(f)   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and non-appealable;
(g)   by the Company pursuant to Section 5.9; or
(h)   by Acquiror if the Company makes a Company Adverse Recommendation.
Section 10.2   Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement, in which case the breaching party shall remain liable to the non-breaching party for damages.

Section 10.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be borne by Acquiror.
(b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $3,800,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally, or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company, and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach and (ii) within twelve (12) months after such termination the Company shall have entered into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, “Acquisition Proposal” has the meaning ascribed thereto in Section 12.1(k), except that references in that Section to “15%” shall be replaced by “50%.”
(d)   All payments made pursuant to this Section 10.3 shall constitute liquidated damages and, except as provided in Section 10.2 in the case of fraud or willful and material breach of this Agreement, and except for a party’s rights pursuant to Section 11.10, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. Further, neither the Company nor Acquiror shall be required to pay the Termination Fee on more than one occasion.
ARTICLE 11
MISCELLANEOUS
Section 11.1   Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2   Governing Law; Venue; Waiver of Jury Trial.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY

CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3   Assignments, Successors and No Third-Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.4   Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company’s stockholders, any amendment of this Agreement that requires further stockholder approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6   Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) or electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Acquiror, to:
HBT Financial, Inc.
401 N. Hershey Road
Bloomington, Illinois 61704
Telephone:
(309) 664-8902

Attention:
J. Lance Carter, President

E-Mail:
lcarter@hbtbank.com

with copies, which shall not constitute notice, to:
Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Telephone:
(312) 609-7533

Attention:
James M. Kane

E-Mail:
jkane@vedderprice.com

If to the Company, to:
Town and Country Financial Corporation
3601 Wabash Avenue
Springfield, Illinois 62711
Telephone:
(217) 321-3402

Attention:
Micah R. Bartlett, President and Chief Executive Officer

E-Mail:
mbartlett@townandcountrybank.com

with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison St.
Suite 3900
Chicago, IL 60606
Telephone:
(312) 847-3000

Attention:
Bill Fay
Nicholas M. Brenckman

Email:
bill.fay@bfkn.com
nick.brenckman@bfkn.com

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, three (3) Business Days after deposit with the U.S. Postal Service; and (d) if delivered by facsimile or electronic mail, on the next Business Day.
Section 11.7   Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9   Further Assurances.   The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10   Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.
Section 11.11   Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
ARTICLE 12
DEFINITIONS
Section 12.1   Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)   “Acquiror Bank” means Heartland Bank and Trust Company, an Illinois state chartered bank headquartered in Bloomington, Illinois, and a wholly-owned subsidiary of Acquiror.
(b)   “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(c)   “Acquiror Board” means the board of directors of Acquiror.
(d)   “Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror, as amended.
(e)   “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

(f)   “Acquiror Certificate of Incorporation” means the Restated Certificate of Incorporation of Acquiror.
(g)   “Acquiror Common Stock” means the common stock, $0.01 par value per share, of Acquiror.
(h)   “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(i)   “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act or the regulations thereunder, since January 1, 2021.
(j)   “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.
(k)   “Acquisition Proposal” means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(l)   “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(m)   “Applicable Mortgage Business Requirements” as of the time of reference, (A) all applicable Laws applicable to the origination and servicing of Mortgage Loans (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing and/or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan or Mortgage Loan servicing rights at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (C) all requirements set forth in any servicing agreements, and (D) all legal obligations to, or agreements with, any insurer, investor or regulatory agency, government sponsored enterprise or similar organization or authority, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any insurer, investor, regulatory agency, government sponsored enterprise or similar organization or authority, applicable to any Mortgage Loan or Mortgage Loan servicing rights.
(n)   “Bank” means Town and Country Bank, an Illinois state chartered and member bank headquartered in Springfield, Illinois, and a wholly owned subsidiary of the Company.
(o)   “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(p)   “Business Day” means any day except Saturday, Sunday and any day on which banks in Bloomington, Illinois are authorized or required by law or other government action to close.
(q)   “Call Report” shall mean the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.
(r)   “Closing Acquiror Common Stock Price” means the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the Closing Date.
(s)   “Code” means the Internal Revenue Code of 1986, as amended.
(t)   “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change-in-control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.
(u)   “Company Board” means the board of directors of the Company.
(v)   “Company Bylaws” means the Bylaws of the Company, as amended.
(w)   “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(x)   “Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.
(y)   “Company Common Stock” means the common stock, no par value per share, of the Company.
(z)   “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.
(aa)   “Company Preferred Stock” means the preferred stock, no par value per share, of the Company.
(bb)   “Company Real Estate” means all interests in real property owned by the Company and the Bank, including OREO listed on Schedule 12.1(aa) of the Company Disclosure Schedules.
(cc)   “Company Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with the DGCL and the Company Certificate of Incorporation.
(dd)   “Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.
(ee)   “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger, (ii) the Mid-Tier Merger, (iii) the Bank Merger; (iv) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (v) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.
(ff)   “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied): (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(gg)   “Control,” “Controlling” or “Controlled,” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(hh)   “CRA” means the Community Reinvestment Act, as amended.

(ii)   “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(jj)   “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(kk)   “DGCL” means the General Corporation Law of the State of Delaware, as amended.
(ll)   “DOL” means the U.S. Department of Labor.
(mm)   “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(nn)   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(oo)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(pp)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(qq)   “FDIC” means the Federal Deposit Insurance Corporation.
(rr)   “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(ss)   “GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(tt)   “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(uu)   “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(vv)   “IRS” means the U.S. Internal Revenue Service.
(ww)   “Knowledge” means the actual knowledge of those individuals set forth in Schedule 12.1(ww) of the Company Disclosure Schedules, with respect to the Company, and Schedule 12.1(ww) of the Acquiror Disclosure Schedules, with respect to Acquiror. For purposes of this definition, the individuals set forth in such schedule shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such individual in the course of the management reporting practices of the Company or Acquiror, as applicable.
(xx)   “Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, charge, security interest, encumbrance, covenant, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(yy)   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty or interpretation of any of the foregoing, or any other request or requirement of any Governmental Authority.
(zz)   “Material Adverse Effect” means, with respect to the Company or Acquiror, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (i) is or would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Acquiror and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B), (C), (D) or (E), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other laws of general applicability or changes in the interpretation thereof by governmental authorities, (B) changes in GAAP, SEC, or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in the credit markets, prevailing interest rates, rates of inflation or other general economic or business conditions generally affecting banking organizations operating in the United States or any state therein, (D) changes in global, national or regional political conditions (including war or acts of terrorism), (E) volcanoes, tsunamis, Pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of a party to this Agreement that are expressly required or expressly permitted by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, or (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; or (ii) would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger, or materially impair the ability of the party to perform its obligations under this Agreement.
(aaa)   “Mortgage Agency” means the Federal National Mortgage Corporation, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the Veterans Administration, Government National Mortgage Association and any insurer, investor or other regulatory agency, government sponsored enterprise or similar organization or authority.
(bbb)   “Mortgage Loan” means any United States individual one-to-four family residential mortgage loan or other extension of credit for a personal, family, or household use secured by a Lien on United States residential real property of a borrower.
(ccc)   “NASDAQ Rules” means the listing rules of the NASDAQ Global Select Market.
(ddd)   “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(eee)   “Ordinary Course of Business” shall include any action or omission taken by a Person only if such action or omission is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal operations of such Person, or otherwise commercially reasonable in nature and magnitude. For purposes of this Agreement, “Ordinary Course of Business” shall take into account the commercially reasonable actions taken by such party in response to the Pandemic and the Pandemic-Related Measures, or in response to the credit markets, or prevailing interest rates, rates of inflation or other general economic or business conditions generally affecting banking organizations operating in the United States or any state therein.
(fff)   “OREO” means real estate owned by a Person and designated as “other real estate owned.”
(ggg)   “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(hhh)   “Pandemic” means any epidemics or pandemics related to SARS-CoV-2 or COVID-19, or any variants, evolutions, or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.
(iii)   “Pandemic-Related Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any governmental authority, including a Regulatory Authority, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.
(jjj)   “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(kkk)   “Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(lll)   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(mmm)   “Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.
(nnn)   “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(ooo)   “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority, or any Mortgage Agency that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(ppp)   “Remediation Cost” means, the estimated total cost for completing all necessary work plans or removal or remediation actions with respect to any Phase I or Phase II report with respect to real property in which the Company or the Bank holds any interest.
(qqq)   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(rrr)   “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.
(sss)   “SEC” means the Securities and Exchange Commission.
(ttt)   “Securities Act” means the Securities Act of 1933, as amended.
(uuu)   “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(vvv)   “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Keefe, Bruyette & Woods, Inc. or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(www)   “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(xxx)   “Tax Return” means any return (including any information return and any amended return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
(yyy)   “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(zzz)   “Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of the Treasury.
(aaaa)   “U.S.” means the United States of America.
Section 12.2   Principles of Construction.
(a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or the Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a Section of this Agreement shall be deemed to qualify (A) any other Section of this Agreement specifically referenced or cross-referenced and (B) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. The Company shall be permitted to modify, amend and supplement the Company Disclosure Schedules from time to time to the extent reasonably necessary or appropriate to reflect any fact, circumstance, change, event or effect arising or existing on or after the date of this Agreement, in each case by notifying Acquiror in writing thereof; provided that the information contained in any such modification, amendment or supplement shall not be deemed to have modified any of the representations and warranties of the Company contained in this Agreement or be considered Previously Disclosed (defined below) unless it is expressly accepted as such in writing by the other party. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules.
(c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
ACQUIROR:	COMPANY:
HBT FINANCIAL, INC.	TOWN AND COUNTRY FINANCIAL CORPORATION
By:	By:
Name:	Name:
Title:	Title:
MERGERCO:
HB-TC MERGER, INC.
By:
Name:
Title:
[Signature Page to Agreement and Plan of Merger]

Appendix B
August 22, 2022
The Board of Directors
Town and Country Financial Corporation
3601 West Wabash Avenue
Springfield, IL 62711
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Town and Country Financial Corporation (“TWCF”) of the Merger Consideration (as defined below) in the proposed merger of HB-TC Merger, Inc. (“Merger Sub”), a newly-formed wholly-owned subsidiary of HBT Financial, Inc. (“HBT”), with and into TWCF (the “Merger”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among TWCF, HBT and Merger Sub. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of HBT, TWCF or holders of the common stock, no par value per share, of TWCF (“TWCF Common Stock”), each share of TWCF Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of TWCF Common Stock owned by TWCF as treasury stock and Dissenters’ Shares (as defined in the Agreement)) shall be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), one of the following: (i) 1.9010 shares of common stock, $0.01 par value per share, of HBT (“HBT Common Stock” and, such number of shares of HBT Common Stock, the “Stock Consideration”), (ii) $35.66 in cash (the “Cash Consideration”) or (iii) a combination of the Cash Consideration and the Stock Consideration in such proportions as requested by the holder of TWCF Common Stock; provided that, in the aggregate, the cash consideration to be paid in the Merger will equal as closely as possible $38,000,000 (the “Aggregate Cash Consideration”). The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement also provides that (i) the parties will take all action necessary or deemed appropriate by HBT to cause TWCF (as the surviving entity of the Merger and a wholly-owned subsidiary of HBT following the effectiveness of the Merger) and HBT to enter into an agreement and plan of merger pursuant to which, immediately after the effectiveness of the Merger, TWCF will merge with and into HBT (the “Mid-Tier Merger”), and (ii) the parties will use their reasonable best efforts to effect, at a time to be determined following the Merger and the Mid-Tier Merger, the merger of Town and Country Bank, a wholly-owned subsidiary of TWCF, with and into Heartland Bank and Trust Company, a wholly-owned subsidiary of HBT, pursuant to a separate bank merger agreement (the “Bank Merger”).
KBW has acted as financial advisor to TWCF and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between (i) KBW and HBT and (ii) a KBW broker-dealer affiliate and each of TWCF and HBT), may from time to time purchase securities from, and sell securities to, TWCF and HBT. KBW currently acts as broker for HBT’s stock repurchase plan. In addition, as
Keefe, Bruyette & Woods, A Stifel Company
www.kbw.com

market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of TWCF or HBT for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of TWCF (the “Board”) in rendering this opinion and will receive a fee from TWCF for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, TWCF has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to TWCF. In the past two years, KBW has not provided investment banking or financial advisory services to HBT. We may in the future provide investment banking and financial advisory services to TWCF or HBT and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of TWCF and HBT and bearing upon the Merger, including among other things, the following: (i) the execution version of the Agreement dated as of August 23, 2022 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2021 of TWCF; (iii) the unaudited quarterly financial statements for the quarters ended March 31, 2022 and June 30, 2022 of TWCF; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of HBT; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022 of HBT; (vi) certain regulatory filings of TWCF and HBT and their respective subsidiaries, including, as applicable, the quarterly reports on Form Y-9C or semi-annual reports on Form FR Y-9SP and the quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2021 as well as the quarters ended March 31, 2022 and June 30, 2022; (vii) certain other interim reports and other communications of TWCF and HBT provided to their respective stockholders; and (viii) other financial information concerning the businesses and operations of TWCF and HBT furnished to us by TWCF and HBT or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of TWCF and HBT; (ii) the assets and liabilities of TWCF and HBT; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for TWCF and HBT with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of TWCF that were prepared by TWCF management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of HBT, as well as December 31, 2022 balance sheet estimates and assumed long-term growth rates for HBT provided to us by HBT management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of TWCF management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on HBT (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by HBT management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of TWCF management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of TWCF and HBT regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of TWCF as to the reasonableness and achievability of the financial and operating forecasts and projections of TWCF referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of TWCF, upon HBT management as to the reasonableness and achievability of the publicly available consensus “street estimates” of HBT, the December 31, 2022 balance sheet estimates of HBT, the assumed HBT long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on HBT (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of HBT management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of TWCF and HBT that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of HBT referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of TWCF and HBT and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on TWCF and HBT. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either TWCF or HBT since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of TWCF and HBT are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of TWCF or HBT, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of TWCF or HBT under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Mid-Tier Merger and the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution version reviewed by us and referred to above), with no adjustments to the Merger Consideration (including the allocation between cash and stock) and no other consideration or payments in respect of TWCF Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of TWCF, HBT or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of TWCF that TWCF has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to TWCF, HBT, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Merger to the holders of TWCF Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Mid-Tier Merger, the Bank Merger and the actions relating to the Town and Country Financial Corporation Employee Stock Ownership Plan to be taken on or before the Effective Time), including without limitation, the form or structure of the Merger or any such related transaction (including the form of the Merger Consideration or the allocation thereof between cash and stock), the treatment of Non-Election Shares (as defined in the Agreement) in the Merger, any consequences of the Merger or any such related transactions to TWCF, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, restrictive covenants, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of TWCF to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by TWCF or the Board; (iii) the fairness of the amount or nature of any compensation to any of TWCF’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of TWCF Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of TWCF (other than the holders of TWCF Common Stock, solely with respect to the Merger Consideration (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of HBT or any other party to any transaction contemplated by the Agreement; (v) any election by holders of TWCF Common Stock to receive the Cash Consideration or the Stock Consideration or any combination thereof, or the actual allocation among such holders between cash and HBT Common Stock (including, without limitation, any reallocation thereof as a result of proration or otherwise pursuant to the Agreement) or the relative fairness of the Cash Consideration, the Stock Consideration or any combination thereof, (vi) any adjustment (as provided in the Agreement) to the Aggregate Cash Consideration assumed for purposes of our opinion (whether relating to future expenditures for environmental investigation, remedial or cleanup action or otherwise); (vii) whether HBT has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Aggregate Cash Consideration to the holders of TWCF Common Stock at the closing of the Merger; (viii) the actual value of HBT Common Stock to be issued in the Merger; (ix) the prices, trading range or volume at which TWCF Common Stock or HBT Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which HBT Common Stock will trade following the consummation of the Merger; (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (xi) any legal, regulatory, accounting, tax or similar matters relating to TWCF, HBT, their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Mid-Tier Merger and the Bank Merger), including whether or not the Merger together with the Mid-Tier Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of TWCF Common Stock or any stockholder of any other entity as to how to vote or act in connection with the Merger or any other matter (including what election any holder of TWCF Common Stock should make with respect to the Cash Consideration, the Stock Consideration or a combination thereof), nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, support, restrictive covenants, stockholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of TWCF Common Stock.
Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX C
§ 262. Appraisal rights.
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2)   If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)   Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e)   Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f)   Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g)   At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k)   From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l)   The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.